As filed with the Securities and Exchange Commission on May 19, 2025

Registration No. 333-287005

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	13-3326724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1510 Cotner Avenue

Los Angeles, California 90025

(310) 445-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard G. Berger, M.D.

President and Chief Executive Officer

RadNet, Inc.

1510 Cotner Avenue

Los Angeles, California 90025

(310) 445-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Moore	Dana Brown	Jeffrey Baumel
Jonathan S. Schulman	Chief Executive Officer	Ilan Katz
Christopher Wassman	iCAD, Inc.	Ira L. Kotel
Perkins Coie LLP	2 Townsend West, Suite 6	Dentons US LLP
1201 Third Avenue, Suite 4800	Nashua, New Hampshire 03063	1221 Avenue of the Americas
Seattle, Washington 98101	(603) 882-5200	New York, New York, 10020
(206) 359-8000		(212) 768-6700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger of Trio Merger Sub, Inc., a wholly-owned subsidiary of RadNet, Inc., with and into iCAD, Inc.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and " emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The attached proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 19, 2025

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of iCAD, Inc.:

On April 15, 2025, iCAD, Inc. (“iCAD”), RadNet, Inc. (“RadNet”) and Trio Merger Sub, Inc., a wholly-owned subsidiary of RadNet (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), under which, upon the terms and subject to the conditions set forth therein, if the Merger is completed, Merger Sub will merge with and into iCAD (the “Merger”), with iCAD surviving as a wholly-owned subsidiary of RadNet.

If the Merger is completed, each issued and outstanding share of common stock of iCAD, par value $0.01 per share (“iCAD Common Stock”) (excluding shares held by iCAD as treasury stock or owned by RadNet or Merger Sub or any of their respective subsidiaries, in each case, immediately prior to the effective time of the Merger), will be converted into the right to receive 0.0677 shares (the “Exchange Ratio”) of common stock of RadNet, par value $0.0001 per share (“RadNet Common Stock”), and, if applicable, cash in lieu of fractional shares without interest. This Exchange Ratio is fixed and will not be adjusted for changes in the market price of either iCAD Common Stock or RadNet Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. Because the share price of RadNet Common Stock will fluctuate between the date of signing of the Merger Agreement and the completion of the Merger, and because the Exchange Ratio is fixed and will not be adjusted to reflect changes in the share price of RadNet Common Stock or iCAD Common Stock, the value of the shares of RadNet Common Stock to be received by iCAD stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of the proxy statement/prospectus. Based on the closing price of RadNet Common Stock on April 14, 2025, the trading day before the public announcement of the signing of the Merger Agreement, the Exchange Ratio would represent approximately $3.61 in implied value for each share of iCAD Common Stock on a fully diluted basis. Based on the closing price of RadNet Common Stock on [ ], 2025, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the Exchange Ratio would represent approximately $[ ] in implied value for each share of iCAD Common Stock on a fully diluted basis. We urge you to obtain current share price quotations for RadNet Common Stock and iCAD Common Stock. The iCAD Common Stock is listed on The Nasdaq Capital Market under the symbol “ICAD.” The RadNet Common Stock is listed on The Nasdaq Global Market under the symbol “RDNT.”

The Merger cannot be completed without adoption of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding shares of iCAD Common Stock entitled to vote thereon. Because of this, iCAD is holding a virtual special meeting of its stockholders on July 14, 2025 (the “Special Meeting”) to vote on the proposal necessary to complete the Merger. Information about the Special Meeting, the Merger, the Merger Agreement, and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. The iCAD board of directors (the “iCAD Board”) has fixed the close of business on May 16, 2025 as the record date for the determination of iCAD stockholders entitled to notice of, and to vote at, the Special Meeting. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the section titled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

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The iCAD Board has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, determined that the Merger Agreement and the consummation of the transactions contemplated thereby, (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at a special meeting of such stockholders. The iCAD Board unanimously recommends that iCAD stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to iCAD’s named executive officers that is based on or otherwise related to the Merger and “FOR” the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Your vote is very important regardless of the number of shares of iCAD Common Stock that you own.

Whether or not you plan to attend the Special Meeting virtually, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically in person. iCAD believes that a virtual stockholder meeting provides greater access to those who may wish to attend the meeting while improving efficiency and reducing costs.

Thank you for your continued support of iCAD.

Very truly yours,

Dana Brown

Chief Executive Officer, President and Chairman

iCAD, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [ ], 2025, and, together with the enclosed form of proxy card, is first being mailed to stockholders of iCAD on or about [ ], 2025.

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ADDITIONAL INFORMATION

The accompanying document is the proxy statement of iCAD for the Special Meeting and the prospectus of RadNet for the shares of RadNet Common Stock to be issued to iCAD stockholders as consideration in the Merger. The accompanying proxy statement/prospectus incorporates by reference important business and financial information about iCAD and RadNet from documents that are not included in or delivered with the accompanying proxy statement/prospectus. You can obtain the documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents), without charge, by requesting them in writing or by telephone from iCAD or RadNet at the following addresses and telephone numbers, or through the Securities and Exchange Commission’s website at www.sec.gov:

iCAD, Inc.	RadNet, Inc.
2 Townsend West, Suite 6	1510 Cotner Avenue
Nashua, New Hampshire 03063	Los Angeles, California 90025
Attention: Investor Relations	Attention: Investor Relations
(603) 882-5200	(310) 445-2800
icad@imsinvestorrelations.com	investorrelations@radnet.com

In addition, if you have any questions concerning the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement, or the accompanying proxy statement/prospectus, or if you would like additional copies of this proxy statement/prospectus or documents incorporated by reference herein, or if you need help voting your shares of iCAD Common Stock, please contact iCAD’s proxy solicitor:

Campaign Management
15 West 38th Street, Suite #747,
New York, New York 10018
North American Toll-Free Phone: 1-844-394-4517
Email: info@campaign-mgmt.com
Call Collect Outside North America: +1 (212) 632-8422

If you would like to request documents, please do so no later than five business days before the date of the Special Meeting (which date is July 7, 2025).

We are not incorporating the contents of the website of the Securities and Exchange Commission, iCAD, or RadNet or any other entity into the proxy statement/prospectus. We are providing information about how to obtain certain documents that are incorporated by reference into this proxy statement/prospectus for your convenience only.

See the section titled “Where You Can Find More Information” beginning on page 125 of the accompanying proxy statement/prospectus for further information.

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iCAD, Inc.
2 Townsend West, Suite 6
Nashua, New Hampshire 03063

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 14, 2025

To our Stockholders:

You are hereby notified that a virtual Special Meeting of Stockholders of iCAD, Inc., a Delaware corporation (“iCAD”), will be held virtually at www.cstproxy.com/icad/sm2025 at 9:00 a.m., Eastern Time (the “Special Meeting”), on July 14, 2025 for the following purposes:

1.	to vote on a proposal to adopt the Agreement and Plan of Merger, dated April 15, 2025, by and among RadNet, Inc., a Delaware corporation (“RadNet”), Trio Merger Sub, Inc., a wholly-owned subsidiary of RadNet and a Delaware corporation (“Merger Sub”), and iCAD (as it may be amended from time to time, the “Merger Agreement”), under which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into iCAD (the “Merger”), with iCAD surviving as a wholly-owned subsidiary of RadNet, which is further described in the section titled “The Merger Agreement” beginning on page 79 of this proxy statement/prospectus, and a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice forms a part (the “Merger Agreement Proposal”);

2.	to hold a non-binding advisory vote to approve the compensation that may be paid or become payable to iCAD’s named executive officers that is based on or otherwise related to the Merger (the “Advisory Compensation Proposal”); and

3.	to vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

iCAD will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof by or at the direction of the iCAD board of directors (the “iCAD Board”). Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Special Meeting.

Only stockholders of record as of May 16, 2025 are entitled to notice of, and to vote at, the Special Meeting. The Special Meeting will be a virtual only meeting conducted exclusively via live webcast at www.cstproxy.com/icad/sm2025 starting at 9:00 a.m., Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time), on July 14, 2025.

If your shares are registered in your name with Continental Stock Transfer & Trust Company (“Continental”), iCAD’s transfer agent, and you wish to attend the online-only virtual Special Meeting, go to www.cstproxy.com/icad/sm2025, enter the control number you received on your proxy card or notice of the Special Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Special Meeting you will need to log back into the Special Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to attend the online-only virtual Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting. After contacting Continental a beneficial holder will receive an e-mail prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the Special Meeting.

A list of stockholders of record will be available for inspection at iCAD’s principal executive offices located at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, during ordinary business hours during the 10-day period before the Special Meeting.

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Stockholders attending the Special Meeting will be in a listen-only mode and will not be able to speak during the webcast. However, stockholders have multiple opportunities to submit questions to iCAD for the virtual Special Meeting. Stockholders who wish to submit a question in advance may do so at https://www.cstproxy.com/icad/sm2025. Stockholders may also submit questions online during the meeting at https://www.cstproxy.com/icad/sm2025. Given time constraints, some questions may not be addressed during the Special Meeting. Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the Special Meeting starts.

Completion of the Merger is conditioned on adoption of the Merger Agreement by iCAD stockholders, which requires the affirmative vote of the holders of a majority of all outstanding shares of iCAD Common Stock entitled to vote thereon. Completion of the Merger is not conditioned on approval of the Advisory Compensation Proposal nor the Adjournment Proposal.

The iCAD Board has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, determined that the Merger Agreement and the consummation of the transactions contemplated thereby, (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at a special meeting of such stockholders. The iCAD Board unanimously recommends that iCAD stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is very important regardless of the number of shares of iCAD Common Stock that you own. If you plan to attend the Special Meeting virtually, please follow the instructions as outlined in this proxy statement/prospectus. Whether or not you expect to attend the Special Meeting virtually, we urge you to submit your vote in advance of the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of iCAD Common Stock may vote virtually at the Special Meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the Merger and the Merger Agreement and the other matters to be considered at the Special Meeting. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 26 in this proxy statement/prospectus.

If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of iCAD Common Stock, please contact iCAD’s proxy solicitor:

Campaign Management
15 West 38th Street, Suite #747,
New York, New York 10018
North American Toll-Free Phone: 1-844-394-4517
Email: info@campaign-mgmt.com
Call Collect Outside North America: +1 (212) 632-8422

By order of the Board of Directors,

Dana Brown

Chief Executive Officer, President and Chairman

iCAD, Inc.

Nashua, New Hampshire

[ ], 2025

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by RadNet, constitutes a prospectus of RadNet under the Securities Act with respect to RadNet Common Stock to be issued to iCAD stockholders in connection with the Merger. This proxy statement/prospectus also constitutes a proxy statement of iCAD under the Exchange Act. This proxy statement/prospectus also constitutes a notice of meeting with respect to the Special Meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement. The complete registration statement, including any amendments, schedules and exhibits, is available at the SEC’s website, www.sec.gov, free of charge.

Information contained or incorporated by reference in this proxy statement/prospectus regarding RadNet or Merger Sub has been provided by RadNet and information contained or incorporated by reference in this proxy statement/prospectus regarding iCAD has been provided by iCAD. RadNet and iCAD have both contributed to the information related to the Merger contained in this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. RadNet and iCAD have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus unless otherwise specifically provided herein. You should also assume that the information incorporated by reference in this proxy statement/prospectus is accurate only as of the date of the incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to iCAD stockholders nor the issuance by RadNet of RadNet Common Stock in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this proxy statement/prospectus:

•	“2005 iCAD Plan” means iCAD’s 2005 Stock Incentive Plan, as amended or restated from time to time.

•	“2012 iCAD Plan” means iCAD’s 2012 Stock Incentive Plan, as amended or restated from time to time.

•	“2016 iCAD Plan” means iCAD’s 2016 Stock Incentive Plan, as amended or restated from time to time.

•	“2024 iCAD Plan” means iCAD’s 2024 Omnibus Equity Incentive Plan, as amended or restated from time to time.

•	“Adjournment Proposal” refers to a proposal for iCAD stockholders to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

•	“Advisory Compensation Proposal” refers to a proposal for iCAD stockholders to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to iCAD’s named executive officers that is based on or otherwise related to the Merger.

•	“Closing” refers to the closing of the Merger.

•	“Closing Date” refers to the date of the closing of the Merger.

•	“Code” refers to the Internal Revenue Code of 1986, as amended.

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•	“Continental” refers to Continental Stock Transfer & Trust Company, iCAD’s transfer agent.

•	“Dentons” refers to Dentons US LLP.

•	“DGCL” refers to the General Corporation Law of the State of Delaware.

•	“Effective Time” refers to the date and time when the Merger becomes effective under the DGCL.

•	“Eligible iCAD Option” refers to each iCAD Option (whether or not vested or exercisable) that (i) has been validly granted under any iCAD Stock Incentive Plans with an exercise price per share of iCAD Common Stock that is less than $7.20 and (ii) is outstanding and unexercised as of immediately prior to the Effective Time.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“Exchange Ratio” refers to an amount equal to 0.0677 shares of RadNet Common Stock for each issued and outstanding share of iCAD Common Stock (other than Excluded Shares).

•	“Excluded Shares” refers to shares of iCAD Common Stock (i) held in the treasury of iCAD or (ii) owned by RadNet or Merger Sub or any of their respective subsidiaries, in each case, immediately prior to the Effective Time, which are to be automatically cancelled and retired and cease to exist, and no consideration will be delivered in exchange therefor, at the Effective Time.

•	“GAAP” refers to United States generally accepted accounting principles.

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	“iCAD” refers to iCAD, Inc., a Delaware corporation.

•	“iCAD Board” refers to the board of directors of iCAD.

•	“iCAD Book-Entry Shares” refers to book-entry shares representing shares of iCAD common stock.

•	“iCAD Bylaws” refers to the amended and restated by-laws of iCAD, as amended and/or restated to date.

•	“iCAD Certificate of Incorporation” refers to the certificate of incorporation of iCAD, as amended and/or restated to date.

•	“iCAD Certificates” refers to certificates representing shares of iCAD Common Stock.

•	“iCAD Common Stock” refers to shares of common stock, par value $0.01 per share, of iCAD.

•	“iCAD ESPP” refers to iCAD’s 2019 Employee Stock Purchase Plan, as it may be amended from time to time.

•	“iCAD Option” refers to an option to purchase shares of iCAD Common Stock granted under any equity incentive plan, program or agreement maintained by iCAD or to which iCAD is a party, including any of the iCAD Stock Incentive Plans.

•	“iCAD Record Date” refers May 16, 2025, the record date for the Special Meeting.

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•	“iCAD Stock Incentive Plans” refers to collectively, (i) the 2005 iCAD Plan, (ii) the 2012 iCAD Plan, (iii) the 2016 iCAD Plan, (iv) the 2024 iCAD Plan and (v) the iCAD ESPP.

•	“iCAD Stockholder Approval” refers to the approval by iCAD stockholders of the Merger Agreement Proposal;”

•	“Merger” refers to the merger of Merger Sub with and into iCAD, with iCAD surviving as a wholly-owned subsidiary of RadNet, as contemplated by, subject to and in accordance with the terms of the Merger Agreement.

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of April 15, 2025, as it may be amended from time to time, by and among, RadNet, Merger Sub and iCAD, a copy of which is attached to this proxy statement/prospectus as Annex A.

•	“Merger Agreement Proposal” refers to the proposal for iCAD stockholders to adopt the Merger Agreement.

•	“Merger Consideration” refers to the right to receive the Exchange Ratio (and, if applicable, cash in lieu of fractional shares of iCAD Common Stock payable in accordance with the Merger Agreement).

•	“Merger Sub” refers to Trio Merger Sub, Inc., a wholly-owned subsidiary of RadNet, and a Delaware corporation.

•	“Outside Date” refers to September 30, 2025 (or December 31, 2025, if such date is automatically extended in accordance with the terms of the Merger Agreement).

•	“Piper Sandler” refers to Piper Sandler & Co., financial advisor to iCAD in connection with the Merger.

•	“Perkins Coie” refers to Perkins Coie LLP.

•	“RadNet” refers to RadNet, Inc., a Delaware corporation.

•	“RadNet Board” refers to the board of directors of RadNet.

•	“RadNet Bylaws” refers to the amended and restated bylaws of RadNet, as amended and/or restated to date.

•	“RadNet Certificate of Incorporation” refers to the certificate of incorporation of RadNet, as amended and/or restated to date.

•	“RadNet Common Stock” refers to common stock, par value $0.0001 per share, of RadNet.

•	“Representatives” refers to, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•	“Special Meeting” refers to the virtual special meeting of iCAD stockholders to vote on the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

•	“Surviving Corporation” refers to iCAD, the surviving corporation in the Merger.

•	“Voting and Support Agreement Stockholders” refers to each of the members of the iCAD Board.

•	“Voting and Support Agreements” refers to the voting and support agreements, dated as of April 15, 2025, entered into by and among RadNet, Merger Sub and each of the Voting and Support Agreement Stockholders.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of iCAD, may have regarding the Merger and other matters being considered at the Special Meeting, and brief answers to those questions. To better understand these matters, and for a description of the legal terms governing the Merger, iCAD urges you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	RadNet, Merger Sub and iCAD have entered into the Merger Agreement, providing for the Merger of Merger Sub with and into iCAD, with iCAD surviving the Merger as a wholly-owned subsidiary of RadNet. In order to complete the Merger, iCAD stockholders must approve the proposal to adopt the Merger Agreement and all other conditions to the Merger must be satisfied or waived.

iCAD will hold the Special Meeting to obtain the iCAD Stockholder Approval and approvals with respect to certain other related matters. This proxy statement/prospectus, which you should read carefully, contains important information about the Merger and other matters being considered at the Special Meeting.

This document is being delivered to you as both a proxy statement of iCAD and a prospectus of RadNet in connection with the Merger. It is the proxy statement by which the iCAD Board is soliciting proxies from iCAD stockholders to vote at the Special Meeting, or at any adjournment or postponement of the Special Meeting, on the approval of each of the (i) Merger Agreement Proposal, (ii) Advisory Compensation Proposal and (iii) Adjournment Proposal, each as described more fully herein. In addition, this document is the prospectus by which RadNet will issue shares of RadNet Common Stock to iCAD stockholders in the Merger in accordance with the Merger Agreement.

Your vote is important regardless of the amount of shares of iCAD Common Stock that you own. We encourage you to vote as soon as possible.

Q:	What is the purpose of the Special Meeting?

A:	At the Special Meeting, holders of iCAD Common Stock will act upon all the matters outlined in the Notice of Special Meeting of Stockholders. These include:

1.	Merger Agreement Proposal: a proposal to adopt the Merger Agreement;

2.	Advisory Compensation Proposal: a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to iCAD’s named executive officers that is based on or otherwise related to the Merger; and

3.	Adjournment Proposal: a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

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Q:	What is a proxy and how does it work?

A:	The iCAD Board is asking for your proxy. A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this proxy statement/prospectus, you authorize them to vote your shares of iCAD Common Stock at the Special Meeting in the manner you direct. You may cast votes “FOR,” “AGAINST” or “ABSTAIN” with respect to both, either or neither of the matters we are submitting to a vote of holders of iCAD Common Stock at the Special Meeting.

If you complete and submit your proxy in one of the manners described below, but do not specify how to vote, the proxy holders will vote your shares “FOR” each of the proposals described below.

Q:	What will iCAD stockholders receive for their shares of iCAD Common Stock in the Merger?

A:	At the Effective Time, each share of iCAD Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 0.0677 shares of RadNet Common Stock. No fractional shares of RadNet Common Stock will be delivered to any holder of shares of iCAD Common Stock upon completion of the Merger. Instead, all fractional shares of RadNet Common Stock that a holder of shares of iCAD Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and, if a fractional share results from such aggregation, such holder will be entitled to receive the cash proceeds from the sale of such fractional share by the exchange agent for the account of such holder, without interest, in accordance with the Merger Agreement.

This Exchange Ratio is fixed and will not be adjusted for changes in the market price of either iCAD Common Stock or RadNet Common Stock between the date of signing of the Merger Agreement and the Effective Time. As a result, the value of the shares of RadNet Common Stock to be received by iCAD stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of the proxy statement/prospectus. Based on the closing price of RadNet Common Stock on April 14, 2025, the trading day before the public announcement of the signing of the Merger Agreement, the Exchange Ratio would represent approximately $3.61 in implied value for each share of iCAD Common Stock on a fully diluted basis. Based on the closing price of RadNet Common Stock on [ ], 2025, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the Exchange Ratio would represent approximately $[ ] in implied value for each share of iCAD Common Stock on a fully diluted basis. The market price of RadNet Common Stock when iCAD stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of shares of RadNet Common Stock on such date, the date of this proxy statement/prospectus or at the time of the Special Meeting.

Q:	What will holders of iCAD Options receive in the Merger?

A:	In general, at the Effective Time, each Eligible iCAD Option will be assumed by RadNet and converted into an option (A) to purchase that number of shares of RadNet Common Stock equal to the product of (1) the number of shares of iCAD Common Stock subject to such Eligible iCAD Option immediately prior to the Effective Time and (2) the Exchange Ratio, rounded down to the nearest whole number of shares, and (B) with an exercise price per share equal to (1) the exercise price per share of iCAD Common Stock of such Eligible iCAD Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Option”). Each Assumed Option will continue to have, and will be subject to, the same terms and conditions (including the vesting and exercisability conditions (including any acceleration provisions) and expiration date) that applied to the corresponding Eligible iCAD Option as in effect immediately prior to the Effective Time, other than any terms that become inoperative by reason of the transactions contemplated pursuant to the Merger Agreement. Each iCAD Option that is not an Eligible iCAD Option will not be assumed or otherwise substituted by RadNet and will automatically terminate and cease to be outstanding as of the Effective Time. See the section titled “The Merger Agreement—Treatment of iCAD Options” beginning on page 82 of this proxy statement/prospectus.

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Q:	If I am a holder of iCAD Common Stock, how will I receive the Merger Consideration to which I am entitled?

A:	If, at the Effective Time, you hold your shares of iCAD Common Stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of iCAD Common Stock for shares of RadNet Common Stock and, if applicable, cash consideration in lieu of any fractional shares. Such shares will, following the Effective Time, be automatically exchanged for shares of RadNet Common Stock (in book-entry form) and cash in lieu of any fractional shares of RadNet Common Stock to which you are entitled. If, at the Effective Time, you instead hold your shares of iCAD Common Stock in certificated form, then, after receiving the proper documentation from you following the Effective Time, the exchange agent will deliver to you the shares of RadNet Common Stock (in book-entry form) and cash in lieu of any fractional shares of RadNet Common Stock to which you are entitled. See the section titled “The Merger Agreement—Procedures for Surrendering iCAD Stock Certificates” beginning on page 80 of this proxy statement/prospectus.

Q:	Who will own RadNet Common Stock immediately following the transactions?

A:

Under the terms of the agreement, iCAD stockholders will receive 0.0677 shares of RadNet Common Stock for each share of iCAD Common Stock they hold at the Effective Time. Based on (i) the Exchange Ratio of 0.0677 and (ii) the number of shares of iCAD Common Stock and Eligible iCAD Options outstanding as of the iCAD Record Date, RadNet estimates that it will issue approximately 2,024,584 shares of RadNet Common Stock pursuant to the Merger Agreement, provided that if additional iCAD equity awards are granted to certain iCAD employees as permitted under the Merger Agreement, RadNet may be required to reserve additional shares of RadNet Common Stock for issuance (see the section titled “The Merger Agreement—Treatment of iCAD Options”). Based upon the foregoing and the estimated number of shares of common stock of each of iCAD and RadNet that are expected to be outstanding immediately prior to the consummation of the Merger, RadNet and iCAD estimate that, as of immediately following completion of the Merger, holders of RadNet Common Stock as of immediately prior to the Merger will hold approximately 97.4% and holders of iCAD Common Stock as of immediately prior to the Merger will hold approximately 2.6% of the outstanding shares of RadNet Common Stock on a fully diluted basis.

Because the Exchange Ratio is fixed, the relative ownership interests of RadNet stockholders and former iCAD stockholders immediately following the Merger will depend on the number of shares of RadNet Common Stock and iCAD Common Stock issued and outstanding immediately prior to the Merger.

Q:	How important is my vote?

A:	Your vote “FOR” each proposal presented at the Special Meeting is very important regardless of the number of shares of iCAD Common Stock that you own, and you are encouraged to submit a proxy or proxies as soon as possible.

Q:	What vote is required to approve each proposal at the Special Meeting?

A:	Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of iCAD Common Stock entitled to vote on the Merger Agreement Proposal. Any abstention by a holder of iCAD Common Stock, broker non-votes (described in more detail below in “—If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?” beginning on page 8 of this proxy statement/prospectus), or the failure of any holder of iCAD Common Stock to submit a vote will have the same effect as voting “AGAINST” the Merger Agreement Proposal.

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote on such proposal. Any abstention by a holder of iCAD Common Stock or the failure of any holder of iCAD Common Stock to submit a vote will have the same effect as voting “AGAINST” the Advisory Compensation Proposal. Broker non-votes will have no effect on the outcome of the Advisory Compensation Proposal. Because the Advisory Compensation Proposal is non-binding, if the Merger Agreement is adopted by iCAD stockholders and the Merger is completed, the compensation that is the subject of the Advisory Compensation Proposal, including amounts iCAD is contractually obligated to pay, would still be paid regardless of the outcome of the non-binding advisory vote.

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Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote on such proposal. Any abstention by a holder of iCAD Common Stock or the failure of any holder of iCAD Common Stock to submit a vote will have the same effect as voting “AGAINST” the Advisory Compensation Proposal. Broker non-votes will have no effect on the outcome of the Adjournment Proposal.

See the section titled “The iCAD Special Meeting—Vote Required” beginning on page 39 of this proxy statement/prospectus.

Q:	How does the iCAD Board recommend that I vote?

A:	At a meeting held on April 15, 2025, the iCAD Board unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and (iv) directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at the Special Meeting.

Accordingly, the iCAD Board unanimously recommends that holders of iCAD Common Stock vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	Are there any iCAD stockholders who have already committed to voting in favor of the proposals at the Special Meeting?

A:	Yes. Pursuant to the Voting and Support Agreements, each Voting and Support Agreement Stockholder (who collectively beneficially own, in the aggregate, approximately 5.5% of the issued and outstanding shares of iCAD Common Stock as of the iCAD Record Date) has agreed to vote the shares of iCAD Common Stock beneficially owned by such Voting and Support Agreement Stockholder in favor of, among other things, the Merger Agreement Proposal.

See the section titled “The Merger—Voting and Support Agreements” beginning on page 45 of this proxy statement/prospectus.

Q:	Are RadNet stockholders voting on the Merger?

A:	No. No vote of RadNet’s stockholders is required to complete the Merger.

Q:	Will RadNet Common Stock received at the time of completion of the Merger be traded on an exchange?

A:	Yes. It is a condition to the consummation of the Merger that the shares of RadNet Common Stock to be issued to iCAD stockholders in connection with the Merger be authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

Q:	How will RadNet stockholders be affected by the Merger?

A:	Upon completion of the Merger, each RadNet stockholder will hold the same number of shares of RadNet stock that such stockholder held immediately prior to completion of the Merger. As a result of the Merger, RadNet stockholders will own shares in a larger consolidated company with more assets. However, because RadNet will be issuing additional shares of RadNet Common Stock to iCAD stockholders in exchange for their shares of iCAD Common Stock in connection with the Merger, each outstanding share of RadNet Common Stock, as of immediately prior to the Merger, will represent a smaller percentage of the aggregate number of shares of RadNet Common Stock outstanding after the Merger.

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Q:	What are the material U.S. federal income tax consequences of the Merger to holders of iCAD Common Stock?

A:	Material U.S. federal income tax consequences that may be relevant to you in respect of the Merger are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of this proxy statement/prospectus. The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all the U.S. federal income tax considerations that are applicable to you in respect of the Merger, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When do RadNet and iCAD expect to complete the Merger?

A:	RadNet and iCAD currently expect to complete the Merger in the second or third quarter of 2025, subject to timing of satisfaction of closing conditions to the Merger. However, neither RadNet nor iCAD can predict the actual date on which the Merger will be completed, nor can the parties provide any assurance that the Merger will be completed. See the sections titled “Risk Factors,” and “The Merger Agreement—Conditions to Completion of the Merger” beginning on pages 26 and 82, respectively, of this proxy statement/prospectus.

Q:	Is the completion of the Merger subject to any conditions?

A:	Yes. RadNet, Merger Sub and iCAD are not required to complete the Merger unless certain conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include, among others, the adoption of the Merger Agreement by holders of a majority of iCAD Common Stock. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Merger, see the section titled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 82 of this proxy statement/prospectus.

Q:	What happens if the Merger is not completed?

A:	In the event that the Merger Agreement is not adopted by iCAD’s stockholders at the Special Meeting or the Merger is not completed for any other reason, iCAD’s stockholders will not receive any consideration for shares of iCAD stock they own. Instead, it is expected that iCAD will remain an independent public company, iCAD Common Stock will continue to be listed and traded on The Nasdaq Capital Market and registered under the Exchange Act, and iCAD will continue to file periodic reports with the SEC on account of the iCAD Common Stock. If the Merger is not completed for any reason, including as a result of iCAD stockholders failing to approve the Merger Agreement Proposal, the ongoing businesses of iCAD may be adversely affected, and the anticipated benefits of having completed the Merger will not be realized. See the section titled “Risk Factors—Failure to complete the Merger could negatively impact the stock price and the future business and financial results of iCAD” beginning on page 31 of this proxy statement/prospectus.

Under specified circumstances, iCAD may be required to pay a termination fee upon termination of the Merger Agreement, as described under the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 97 of this proxy statement/prospectus.

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Q:	When and where is the Special Meeting?

A:	The Special Meeting will be a virtual only meeting conducted exclusively via live webcast at www.cstproxy.com/icad/sm2025 starting at 9:00 a.m., Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time), on July 14, 2025. If your shares are registered in your name with Continental, and you wish to attend the online-only virtual Special Meeting, go to www.cstproxy.com/icad/sm2025, enter the control number you received on your proxy card or notice of the Special Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Special Meeting you will need to log back into the Special Meeting site using your control number. Pre-registration is recommended but is not required in order to attend. Beneficial stockholders who wish to attend the online-only virtual Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting. After contacting Continental a beneficial holder will receive an e-mail prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the Special Meeting.

Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the Special Meeting in person.

Q:	Who can vote at, and what is the record date of, the Special Meeting?

A:	All iCAD stockholders who hold shares of iCAD Common Stock of record at the close of business on the iCAD Record Date, are entitled to receive notice of, and to vote, at the Special Meeting.

Q:	How many votes may I cast?

A:	Each issued and outstanding share of iCAD Common Stock entitles its holder of record to one vote on each matter to be considered at the Special Meeting. As of the iCAD Record Date, there were 27,470,869 shares of iCAD Common Stock outstanding. The iCAD stockholders of record on the iCAD Record Date are the only iCAD stockholders that are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

Q:	What constitutes a quorum at the Special Meeting?

A:	In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum at the Special Meeting requires the presence of the holders of a majority of the total issued and outstanding shares of iCAD Common Stock entitled to vote, present virtually or represented by proxy, at the Special Meeting.

Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Since all of the proposals currently expected to be voted on at the Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposal.

Q:	What do I need to do now?

A:	After you have carefully read and considered the information contained in or incorporated by reference into this proxy statement/prospectus, please submit your proxy via the internet or by telephone in accordance with the instructions set forth on the enclosed proxy card or voting instruction form you received, or complete, sign, date and return the enclosed proxy card or voting instruction form in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the Special Meeting.

Additional information on voting procedures can be found under the section titled “The iCAD Special Meeting” beginning on page 36 of this proxy statement/prospectus.

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Q:	How will my proxy be voted?

A:	If you submit your proxy via the internet, by telephone or by completing, signing, dating and returning the enclosed proxy card or voting instruction form, your proxy will be voted in accordance with your instructions. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy card will be voted in accordance with the recommendation of the iCAD Board.

Additional information on voting procedures can be found under the section titled “The iCAD Special Meeting” beginning on page 36 of this proxy statement/prospectus.

Q:	Who will count the votes?

A:	A representative of Continental will tabulate the votes and may act as inspector of elections.

Q:	How do I vote my shares if I am a stockholder of record?

A:	iCAD stockholders of record at the close of business on May 16, 2025 may vote in one of the following ways:

•	Internet: iCAD stockholders of record may submit their proxy over the internet by following the instructions on the proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on July 13, 2025. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. iCAD stockholders who submit a proxy this way need not send in their proxy card.

•	Telephone: iCAD stockholders of record may submit their proxy by calling 1-(866)-894-0536. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on July 13, 2025. Voice prompts will guide stockholders through the voting and allow them to confirm that their instructions have been properly recorded. iCAD stockholders who submit a proxy this way need not send in their proxy card.

•	Mail: iCAD stockholders of record may submit their proxy by properly completing, signing, dating and mailing their proxy card or voting instruction form in the self-addressed, stamped envelope (if mailed in the United States) included with this proxy statement/prospectus. iCAD stockholders who vote this way should mail the proxy card early enough so that it is received prior to the closing of the polls at the Special Meeting.

•	Online During the Virtual Special Meeting: iCAD stockholders of record may attend the virtual Special Meeting by entering his, her or its unique control number and vote online; attendance at the virtual Special Meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

If you are a beneficial holder of iCAD Common Stock, you must obtain a legal proxy by contacting your account representative at the bank, broker, or other nominee that holds your shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting. After contacting Continental, you will receive an e-mail prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting. You should contact Continental at least five business days prior to the Special Meeting.

Q:	How can I vote during the Special Meeting?

A:	All stockholders of record may vote online during the Special Meeting using the unique control number found on your proxy card or notice of the Special Meeting. Street name holders may vote online during the Special Meeting if they have been issued a meeting control number. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number.

Whether you plan to attend the Special Meeting or not, we encourage you to vote by proxy as soon as possible.

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Q:	How can I submit a question at the Special Meeting?

A:

Stockholders attending the Special Meeting will be in a listen-only mode and will not be able to speak during the webcast. However, stockholders have multiple opportunities to submit questions to iCAD for the Special Meeting. Stockholders who wish to submit a question in advance may do so at https://www.cstproxy.com/icad/sm2025. Stockholders may also submit questions online during the meeting at https://www.cstproxy.com/icad/sm2025. Given time constraints, some questions may not be addressed during the Special Meeting.

Q:	Who do I contact if I am encountering difficulties attending the Special Meeting online?

A:

If you encounter any difficulties during the check-in process or during the Special Meeting, please call (917) 262-2373, and a technician will be ready to assist you starting at 8:45 a.m., Eastern Time, and until the Special Meeting has finished. Please give yourself sufficient time to log-in and ensure you can hear the streaming audio before the Special Meeting starts.

Q:	What should I do if I receive more than one set of voting materials for the Special Meeting?

A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of iCAD Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record of iCAD Common Stock and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:	What’s the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:	If your shares of iCAD Common Stock are registered directly in your name with iCAD’s transfer agent, Continental, you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, then this proxy statement/prospectus and your proxy card have been sent directly to you by iCAD.

If your shares of iCAD Common Stock are held through a bank, broker or other nominee, you are considered the beneficial owner of shares of iCAD Common Stock held in “street name.” In that case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you obtain a legal proxy by contacting your account representative at the bank, broker, or other nominee that holds your shares and e-mailing a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of the Internet or telephonic voting will depend on your broker’s, bank’s or other nominee’s voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

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You should instruct your broker, bank or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee has discretionary authority to vote on proposals that are considered routine but does not have discretionary authority to vote your shares on proposals that are considered non-routine, and each of the proposals to be voted on at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares at the Special Meeting without receiving instructions from you, and, hence, we do not expect any broker non-votes at the Special Meeting. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee on how you wish to vote your shares of iCAD Common Stock. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

Therefore, if you are an iCAD stockholder whose shares of iCAD Common Stock are held in street name and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Merger Agreement Proposal, which will have the same effect as a vote “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the Advisory Compensation Proposal, which will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may not vote your shares on the Adjournment Proposal, which will have no effect on the vote count for such proposal.

A quorum at the Special Meeting requires the presence of the holders of a majority of the total issued and outstanding shares of iCAD Common Stock entitled to vote, present virtually or represented by proxy, at the Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Since all of the proposals currently expected to be voted on at the Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposal.

Additional information on voting procedures can be found under the section titled “The iCAD Special Meeting” beginning on page 36 of this proxy statement/prospectus.

Q:	What do I do if I am an iCAD stockholder and I want to revoke my proxy?

A:	iCAD stockholders of record may revoke their proxies at any time before their shares of iCAD Common Stock are voted at the Special Meeting in any of the following ways:

•	delivering written notice of revocation of the proxy to iCAD’s corporate secretary at iCAD’s principal executive offices at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, by no later than 11:59 p.m., Eastern Time, on July 13, 2025;

•	delivering another proxy with a later date to iCAD’s corporate secretary at iCAD’s principal executive offices at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, by no later than 11:59 p.m., Eastern Time, on July 13, 2025 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on July 13, 2025 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Special Meeting virtually, using his, her or its unique control number and voting their shares online during the Special Meeting; attendance at the virtual Special Meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the iCAD corporate secretary before the proxy is exercised or unless you vote your shares online during the Special Meeting.

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If an iCAD stockholder holds shares through a bank, broker or other nominee, such stockholder may change or revoke his, her or its voting instructions before the Special Meeting by providing instructions again through the means specified on his, her or its voting instruction form (with most having the option to do so by internet, telephone or mail), which must be received before 11:59 p.m., Eastern Time, on July 13, 2025. Alternatively, an iCAD stockholder may also revoke their proxy by attending the Special Meeting virtually, using his, her or its unique control number and voting his, her or its shares online during the Special Meeting.

Additional information can be found under the section titled “The iCAD Special Meeting” beginning on page 36 of this proxy statement/prospectus.

Q:	What happens if I sell or otherwise transfer my shares of iCAD Common Stock before the Special Meeting?

A:	The iCAD Record Date is prior to the date of the Special Meeting. If you sell or otherwise transfer your shares of iCAD Common Stock after the iCAD Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of iCAD Common Stock, you will retain your right to vote such shares at the Special Meeting but will otherwise transfer ownership of and the economic interest in your shares of iCAD Common Stock.

Q:	What happens if I sell or otherwise transfer my shares of iCAD Common Stock before the completion of the Merger?

A:	Only holders of shares of iCAD Common Stock at the Effective Time will become entitled to receive the Merger Consideration. If you sell your shares of iCAD Common Stock prior to the completion of the Merger, you will not be entitled to receive the Merger Consideration by virtue of the Merger.

Q:	Do any of the directors or executive officers of iCAD have interests in the Merger that may differ from or be in addition to my interests as an iCAD stockholder?

A:	In considering the recommendation of the iCAD Board that iCAD stockholders vote to approve each of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, iCAD stockholders should be aware that iCAD’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of iCAD stockholders generally. These interests may include, among others:

•	rights to continued indemnification and insurance coverage;

•	payment to iCAD non-employee directors of the unpaid portion of their full annual cash retainer under iCAD’s non-employee director compensation program for the service year in which the closing of the Merger occurs;

•	issuance of options to receive shares of RadNet Common Stock in exchange for Eligible iCAD Options;

•	acceleration of vesting of unvested Eligible iCAD Options held by directors and executive officers;

•	extension of the exercise period applicable to certain iCAD Options held by directors and executive officers;

•	cash bonuses payable to iCAD’s Chief Executive Officer and Chief Financial Officer upon closing of the Merger; and

•	severance payments and benefits.

The iCAD Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the transactions contemplated thereby, in approving the Merger and in recommending the adoption of the Merger Agreement, the approval of the Advisory Compensation Proposal and the approval of the Adjournment Proposal.

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For more information and quantification of these interests, see the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger” beginning on page 18 of this proxy statement/prospectus.

Q:	Where can I find voting results of the Special Meeting?

A:	iCAD intends to announce preliminary voting results at the Special Meeting and publish the final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that iCAD and RadNet file with the SEC are publicly available when filed. See the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus.

Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Merger and the other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please read carefully the detailed description of the risks described in the section titled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

Q:	Do iCAD stockholders have dissenters’ or appraisal rights?

A:	iCAD stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger. See the section titled “The Merger—No Dissenters’ or Appraisal Rights” beginning on page 78 of this proxy statement/prospectus.

Q:	How can I find more information about RadNet and iCAD?

A:	You can find more information about RadNet and iCAD from various sources described in the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The iCAD Board is soliciting your proxy and iCAD will pay for the proxy solicitation costs related to the Special Meeting. In addition to sending and making available these materials, some of iCAD’s directors, officers and other employees may solicit proxies by contacting iCAD’s stockholders by telephone, by mail, by e-mail or online. iCAD stockholders may also be solicited by, among others, news releases issued by iCAD and/or RadNet, postings on iCAD’s or RadNet’s websites and social media accounts and advertisements in periodicals. None of iCAD’s directors, officers or employees will receive any extra compensation for their solicitation services. iCAD has also retained Campaign Management as its proxy solicitor to assist in the solicitation of proxies. For these proxy solicitation services, Campaign Management will receive an estimated fee of approximately $13,000, plus reasonable out-of-pocket expenses and fees for any additional services. iCAD will also reimburse banks, brokers, and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of shares of iCAD Common Stock and obtaining their proxies.

Q:	Who can answer any questions I may have about the Special Meeting, the Merger or the transactions contemplated by the Merger Agreement?

A:	If you have any questions about the Special Meeting, the Merger or the other transactions contemplated by the Merger Agreement or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact iCAD or iCAD’s proxy solicitor:

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iCAD, Inc.

2 Townsend West, Suite 6
Nashua, New Hampshire 03063
Attention: Investor Relations
(603) 882-5200

or

Campaign Management
15 West 38th Street, Suite #747,
New York, New York 10018
North American Toll-Free Phone: 1-844-394-4517
Email: info@campaign-mgmt.com
Call Collect Outside North America: +1 (212) 632-8422

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus in order to fully understand the Merger Agreement and the Merger. See the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (see page 35)

RadNet, Inc.

RadNet, Inc., which is referred to in this proxy statement/prospectus as RadNet, is a leading national provider of diagnostic imaging services in the United States based on number of locations and annual imaging revenue. RadNet has been in business since 1985. RadNet’s principal business segment is the provision of diagnostic imaging services. As of December 31, 2024, RadNet operated, directly or indirectly through joint ventures with hospitals, 398 imaging centers located in Arizona, California, Delaware, Florida, Maryland, New Jersey, Texas and New York.

RadNet Common Stock is traded on The Nasdaq Global Market under the symbol “RDNT.”

The principal executive offices of RadNet are located at 1510 Cotner Avenue, Los Angeles, California 90025, its telephone number is (310) 445-2800 and its website is www.radnet.com.

This proxy statement/prospectus incorporates important business and financial information about RadNet from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus.

iCAD, Inc.

iCAD, Inc., which is referred to in this proxy statement/prospectus as iCAD, is a global leader in AI-powered cancer detection whose mission is to create a world where cancer can’t hide. iCAD’s ProFound Breast Health Suite enables medical providers and professionals to accurately and reliably identify where cancer may be hiding, and because cancer may be found earlier, it is likely more easily eliminated. The ProFound Breast Health Suite currently offers solutions for breast cancer detection, breast density assessment, and one- or two-year breast cancer risk evaluation. Additionally, iCAD is in the early stages of development of a product that can identify breast arterial calcification from mammogram images.

iCAD Common Stock is traded on The Nasdaq Capital Market under the symbol “ICAD.” Following the Merger, iCAD Common Stock will be delisted from The Nasdaq Capital Market.

The principal executive offices of iCAD are located at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, its telephone number is (603) 882-5200 and its website is www.icadmed.com.

Additional information about iCAD and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus.

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Trio Merger Sub, Inc.

Trio Merger Sub, Inc., which is referred to in this proxy statement/prospectus as Merger Sub, is a wholly-owned subsidiary of RadNet and a Delaware corporation. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub was formed in the State of Delaware on April 11, 2025. The principal executive offices of Merger Sub are located at 1510 Cotner Avenue, Los Angeles, California 90025, and its telephone number is (310) 445-2800.

The Merger (see page 43)

RadNet, Merger Sub and iCAD have entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with applicable law, in the Merger, Merger Sub will be merged with and into iCAD, with iCAD continuing as the Surviving Corporation. Following completion of the Merger, iCAD will be a wholly-owned subsidiary of RadNet. In connection with the Merger, iCAD stock will be delisted from The Nasdaq Capital Market and deregistered under the Exchange Act.

A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You should read the Merger Agreement carefully because it is the legal document that governs the Merger.

The iCAD Special Meeting (see page 36)

Date, Time and Location. The Special Meeting will be a virtual only meeting conducted exclusively via live webcast at www.cstproxy.com/icad/sm 2025 starting at 9:00 a.m., Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time), on July 14, 2025. If your shares are registered in your name with Continental, iCAD’s transfer agent, and you wish to attend the online-only virtual Special Meeting, go to www.cstproxy.com/icad/sm2025, enter the control number you received on your proxy card or notice of the Special Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Special Meeting you will need to log back into the Special Meeting site using your control number. Pre-registration is recommended but is not required in order to attend. Beneficial stockholders who wish to attend the online-only virtual Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting. After contacting Continental a beneficial holder will receive an e-mail prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the Special Meeting. Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the Special Meeting in person.

Purposes of the Special Meeting. The Special Meeting is being held to consider and vote upon the following proposals:

•	Proposal 1—the Merger Agreement Proposal: to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and the material provisions of which are summarized in the section titled “The Merger Agreement” beginning on page 79 of this proxy statement/prospectus, pursuant to which, among other things, Merger Sub will merge with and into iCAD and each outstanding share of iCAD Common Stock will be converted into the right to receive a number of shares of RadNet Common Stock equal to the Exchange Ratio, as determined in accordance with the Merger Agreement and described herein.

•	Proposal 2—the Advisory Compensation Proposal: to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to iCAD’s named executive officers that is based on or otherwise related to the Merger, the estimated value of which is disclosed in the table in the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to iCAD’s Named Executive Officers” beginning on page 110 of this proxy statement/prospectus.

•	Proposal 3—the Adjournment Proposal: to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

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iCAD Record Date; Stockholders Entitled to Vote. The record date for the determination of iCAD stockholders entitled to notice of, and to vote at, the Special Meeting is the close of business on May 16, 2025. Only iCAD stockholders who held iCAD Common Stock of record on the iCAD Record Date are entitled to vote at the Special Meeting or any adjournments or postponements of the Special Meeting. Each issued and outstanding share of iCAD Common Stock as of the iCAD Record Date entitles its holder of record to one vote on each matter to be considered at the Special Meeting. As of the iCAD Record Date, there were 27,470,869 shares of iCAD Common Stock outstanding.

Quorum. In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum at the Special Meeting requires the presence of the holders of a majority of the total issued and outstanding shares of iCAD Common Stock entitled to vote, present virtually or represented by proxy, at the Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. Since all of the proposals currently expected to be voted on at the Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposal.

Required Vote; Treatment of Abstentions and Failure to Vote. The votes required for each proposal are as follows:

•	Proposal 1—the Merger Agreement Proposal. The affirmative vote of the holders of a majority of all outstanding shares of iCAD Common Stock on the iCAD Record Date and entitled to vote thereon is required to approve the Merger Agreement Proposal. The required vote on Proposal 1 is based on the number of outstanding shares—not the number of shares actually voted. The failure of any iCAD stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Special Meeting) and any abstention from voting by an iCAD stockholder will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Because the Merger Agreement Proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Merger Agreement Proposal, and will not be able to vote on the Merger Agreement Proposal absent instructions from the beneficial owner of any iCAD shares held of record by them. As a result, a broker non-vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

•	Proposal 2—the Advisory Compensation Proposal. The affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Advisory Compensation Proposal. Any shares not present virtually or represented by proxy (including due to the failure of an stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Advisory Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Advisory Compensation Proposal will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Advisory Compensation Proposal. While the iCAD Board intends to consider the vote resulting from the Advisory Compensation Proposal, the vote is advisory only and therefore not binding on iCAD, and, if the proposed Merger is approved by iCAD stockholders and consummated, the compensation that is the subject of the Advisory Compensation Proposal, including amounts iCAD is contractually obligated to pay, will be payable even if the Advisory Compensation Proposal is not approved.

•	Proposal 3—the Adjournment Proposal. The affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Adjournment Proposal. Any shares not present virtually or represented by proxy (including due to the failure of an stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

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You should instruct your broker, bank or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee has discretionary authority to vote on proposals that are considered routine but does not have discretionary authority to vote your shares on proposals that are considered non-routine, and each of the proposals to be voted on at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares at the Special Meeting without receiving instructions from you, and, hence, we do not expect any broker non-votes at the Special Meeting. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee on how you wish to vote your shares of iCAD Common Stock. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote.

Share Ownership; Voting by iCAD’s Directors and Executive Officers. As of the iCAD Record Date, iCAD’s directors and executive officers had the right to vote approximately 1,513,609 shares of the then-outstanding iCAD Common Stock, collectively representing approximately 5.5% of the iCAD Common Stock outstanding and entitled to vote on that date. We currently expect that iCAD’s executive officers will vote their shares “FOR” Proposal 1 (the Merger Agreement Proposal), “FOR” Proposal 2 (the Advisory Compensation Proposal) and “FOR” Proposal 3 (the Adjournment Proposal), although no executive officer has entered into any agreement obligating him or her to do so. Please see the section titled “The Merger—The Voting and Support Agreements” on page 45 of this proxy statement/prospectus for information on the Voting and Support Agreements that iCAD’s directors have entered into with RadNet and Merger Sub.

What iCAD Stockholders Will Receive in the Merger (see page 80)

At the Effective Time, each share of iCAD Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 0.0677 shares of RadNet Common Stock.

No fractional shares of RadNet Common Stock will be delivered to any holder of shares of iCAD Common Stock upon completion of the Merger. Instead, all fractional shares of RadNet Common Stock that a holder of shares of iCAD Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and, if a fractional share results from such aggregation, such holder will be entitled to receive the cash proceeds from the sale of such fractional share by the exchange agent for the account of such holder, without interest, in accordance with the Merger Agreement. Example: If you own 110 shares of iCAD Common Stock at the time the Merger is completed, you will be entitled to receive 7 shares of RadNet Common Stock. In addition, you will be entitled to receive the cash proceeds from the sale of .447 of a share of RadNet Common Stock by the exchange agent.

This Exchange Ratio is fixed and will not be adjusted for changes in the market price of either iCAD Common Stock or RadNet Common Stock between the date of signing of the Merger Agreement and the Effective Time. Based on the closing price of RadNet Common Stock on April 14, 2025, the trading day before the public announcement of the signing of the Merger Agreement, the Exchange Ratio would represent approximately $3.61 in implied value for each share of iCAD Common Stock on a fully diluted basis. Based on the closing price of RadNet Common Stock on May [ ], 2025, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the Exchange Ratio would represent approximately $[ ] in implied value for each share of iCAD Common Stock on a fully diluted basis. The market price of RadNet Common Stock when iCAD stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of shares of RadNet Common Stock on such date, the date of this proxy statement/prospectus or at the time of the Special Meeting.

Because the share price of RadNet Common Stock will fluctuate between the date of signing of the Merger Agreement and the completion of the Merger, and because the Exchange Ratio is fixed and will not be adjusted to reflect changes in the share price of RadNet Common Stock or iCAD Common Stock, the value of the shares of RadNet Common Stock to be received by iCAD stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of the proxy statement/prospectus. We urge you to obtain current share price quotations for RadNet Common Stock and iCAD Common Stock.

No Dissenters’ or Appraisal Rights (see page 78)

iCAD stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger.

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Treatment of iCAD Options (see page 82)

At the Effective Time, each Eligible iCAD Option will automatically and without any action on the part of the holder thereof, be assumed by RadNet and converted into an option (A) to purchase that number of shares of RadNet Common Stock equal to the product of (1) the number of shares of iCAD Common Stock subject to such Eligible iCAD Option immediately prior to the Effective Time and (2) the Exchange Ratio, rounded down to the nearest whole number of shares, and (B) with an exercise price per share equal to (1) the exercise price per share of iCAD Common Stock of such Eligible iCAD Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Option”). Each Assumed Option will continue to have, and will be subject to, the same terms and conditions (including the vesting and exercisability conditions (including any acceleration provisions) and expiration date) that applied to the corresponding Eligible iCAD Option as in effect immediately prior to the Effective Time, other than any terms that become inoperative by reason of the transactions contemplated pursuant to the Merger Agreement. Each iCAD Option that is not an Eligible iCAD Option will not be assumed or otherwise substituted by RadNet and will automatically terminate and cease to be outstanding as of the Effective Time.

Recommendation of the iCAD Board of Directors (see page 54)

The iCAD Board unanimously recommends that iCAD stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

In the course of reaching its decision for iCAD to enter into the Merger Agreement and effect the Merger, the iCAD Board considered a number of factors in its deliberations. For a more complete discussion of these factors, see the section titled “The Merger—Recommendation of the iCAD Board of Directors and Reasons for the Merger” beginning on page 54 of this proxy statement/prospectus.

Opinion of iCAD’s Financial Advisor (see page 66 and Annex B)

On April 15, 2025, Piper Sandler rendered its oral opinion to the iCAD Board, which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated April 15, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of iCAD Common Stock who will receive RadNet Common Stock in the Merger. Piper Sandler’s opinion was directed to the iCAD Board, and addressed solely the fairness, from a financial point of view, to the holders of iCAD Common Stock of the Exchange Ratio and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. The summary of Piper Sandler’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, a recommendation to any iCAD stockholder as to how such stockholder should act or vote with respect to the Merger or any other matter. For more information, see Annex B to this proxy statement/prospectus and the section titled “The Merger—Opinion of iCAD’s Financial Advisor” beginning on page 66 of this proxy statement/prospectus.

Ownership of Shares of RadNet Common Stock After the Merger

Under the terms of the agreement, iCAD stockholders will receive 0.0677 shares of RadNet Common Stock for each share of iCAD Common Stock they hold at the Effective Time. Based on (i) the Exchange Ratio of 0.0677 and (ii) the number of shares of iCAD Common Stock and Eligible iCAD Options outstanding as of the iCAD Record Date, RadNet estimates that it will issue approximately 2,024,584 shares of RadNet Common Stock pursuant to the Merger Agreement, provided that if additional iCAD equity awards are granted to certain iCAD employees as permitted under the Merger Agreement, RadNet may be required to reserve additional shares of RadNet Common Stock for issuance (see the section titled “The Merger Agreement—Treatment of iCAD Options” beginning on page 82 of this proxy statement/prospectus). Based upon the foregoing and the estimated number of shares of common stock that are expected to be outstanding immediately prior to the consummation of the Merger, RadNet and iCAD estimate that, as of immediately following completion of the Merger, holders of RadNet Common Stock as of immediately prior to the Merger will hold approximately 97.4% and holders of iCAD Common Stock as of immediately prior to the Merger will hold approximately 2.6% of the outstanding shares of RadNet Common Stock on a fully diluted basis.

Because the Exchange Ratio is fixed, the relative ownership interests of RadNet stockholders and former iCAD stockholders immediately following the Merger will depend on the number of shares of RadNet Common Stock and iCAD Common Stock issued and outstanding immediately prior to the Merger.

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Interests of iCAD’s Directors and Executive Officers in the Merger (see page 105)

Directors and executive officers of iCAD have interests in the Merger that may be different from, or in addition to, the interests of iCAD stockholders generally. These interests may include, among others, rights to continued indemnification and insurance coverage, payment to iCAD non-employee directors of the unpaid portion of their full annual cash retainer under iCAD’s non-employee director compensation program for the service year in which the closing of the Merger occurs, issuance of options to receive shares of RadNet Common Stock in exchange for Eligible iCAD Options, acceleration of vesting of unvested Eligible iCAD Options held by directors and executive officers, extension of the exercise period applicable to certain iCAD Options held by directors and executive officers; cash bonuses payable to iCAD’s Chief Executive Officer and Chief Financial Officer upon closing of the Merger, and severance payments and benefits. The iCAD Board was aware of and considered those interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of each of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. See the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger” beginning on page 105 of this proxy statement/prospectus for a more detailed description of these interests.

The Voting and Support Agreements (see page 45)

In connection with the Merger Agreement, RadNet and Merger entered into the Voting and Support Agreements with each of the Voting and Support Agreement Stockholders. The Voting and Support Agreement Stockholders together beneficially own, in the aggregate, approximately 5.5% of the issued and outstanding shares of iCAD Common Stock as of the iCAD Record Date.

The Voting and Support Agreement Stockholders have separately agreed, pursuant to their respective Voting and Support Agreements, among other things, to vote all shares of iCAD beneficially owned as of April 15, 2025 and any additional shares of iCAD Common Stock acquired between April 15, 2025 and the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time:

•	in favor of (i) the Merger Agreement Proposal; (ii) the Adjournment Proposal and any other matters necessary to effect the Merger; (iii) each of the other transactions contemplated by the Merger Agreement; and (iv) any other transaction pursuant to which RadNet or any subsidiary thereof proposes to acquire iCAD in which iCAD stockholders would receive aggregate consideration per share equal to or greater than the consideration to be received by stockholders of iCAD in the Merger;

•	against any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger or such Voting and Support Agreement, including (i) any other extraordinary corporate transaction, including any proposal of any person (other than RadNet and Merger Sub) to acquire iCAD or all or substantially all of the assets thereof, (ii) any amendment to iCAD Certificate of Incorporation or iCAD Bylaws, (iii) any material change to the capitalization of iCAD, (iv) any change in a majority of the directors of the iCAD Board and (v) any action, proposal, or agreement that would reasonably be expected to result in the any breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or such Voting and Support Agreement; and

•	against any Alternative Transaction (as defined in the section titled “The Merger Agreement—No Solicitation” beginning on page 89 of this proxy statement/prospectus) and any action in furtherance of any Alternative Transaction.

Listing of Shares of RadNet Common Stock and Delisting and Registration of iCAD Common Stock (see page 82)

RadNet will use its reasonable best efforts to cause the shares of RadNet Common Stock to be issued in connection with the Merger to be listed on The Nasdaq Global Market, where shares of RadNet Common Stock are currently traded. If the Merger is completed, shares of iCAD stock will no longer be listed on The Nasdaq Capital Market and will be deregistered under the Exchange Act.

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Completion of the Merger is Subject to Certain Conditions (see page 82)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the respective obligation of each of RadNet, iCAD and Merger Sub to complete the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law) of the following conditions:

•	the obtainment of the iCAD Stockholder Approval;

•	the expiration or termination of any applicable waiting period (including extensions) under the HSR Act relating to the Merger or the transactions contemplated by the Merger Agreement;

•	the absence of any injunction or order or applicable law preventing or making illegal the consummation of the Merger;

•	the registration statement of which this proxy statement/prospectus is a part being declared effective under the Securities Act and the absence of any stop order suspending the effectiveness of the registration statement; and

•	the shares of RadNet Common Stock to be issued in the Merger having been approved for listing on The Nasdaq Global Market, subject to official notice of issuance.

In addition, RadNet’s obligation to complete the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law, waiver) of the following conditions:

•	accuracy of the representations and warranties made in the Merger Agreement by iCAD as of the date of the Merger Agreement and as of the Closing Date, subject to certain materiality qualifiers;

•	performance in all material respects by iCAD of the obligations required to be performed by it at or prior to the Closing Date;

•	the absence since the date of the Merger Agreement of a Material Adverse Effect (as defined in the section titled “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 85 of this proxy statement/prospectus) on iCAD;

•	receipt of an officer’s certificate from iCAD as to the satisfaction of the conditions in the three preceding bullet points; and

•	the absence of (i) pending or threatened action by any governmental entity, or (ii) any statute, rule, regulation or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition in effect, in either case: (1) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by the Merger Agreement, or seeking to obtain any damages in connection therewith; or (2) seeking to prohibit or impose any limitations on RadNet or the Surviving Corporation’s ownership or operation of all or any portion of iCAD’s business or assets or to compel RadNet or any of its affiliates to dispose of or hold separate all or any material portion of the assets of iCAD as a result of the consummation of the Merger or other transactions contemplated by the Merger Agreement.

In addition, iCAD’s obligation to complete the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law, waiver) of the following conditions:

•	accuracy of the representations and warranties made in the Merger Agreement by RadNet as of the Closing Date, subject to certain materiality thresholds;

•	performance in all material respects by RadNet of the obligations required to be performed by it at or prior to the Closing Date; and

•	receipt of an officer’s certificate from RadNet as to the satisfaction of the conditions in the two preceding bullet points.

RadNet and iCAD cannot be certain when, or if, the conditions to the Merger will be satisfied (or, to the extent permitted by law, waived), or that the Merger will be completed.

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Regulatory Approvals (see page 77)

Under the Merger Agreement, the Merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or been terminated.

No Solicitation; Obligation to Recommend Approval of the Merger Agreement Proposal (see pages 89 and 91)

Subject to certain exceptions, iCAD has agreed that it will not, and it will cause its affiliates and its and their respective Representatives not to, directly or indirectly, (i)(A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate any Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than RadNet or Merger Sub and their Representatives); (ii) participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any Alternative Transaction; or (iii) amend or grant any waiver of any standstill or similar agreement, subject to certain exceptions.

The Merger Agreement includes certain exceptions to the non-solicitation covenant such that, if, prior to obtaining the iCAD Stockholder Approval, iCAD receives a bona fide written proposal that did not result from a breach of the non-solicitation covenant the consummation of which would constitute an Alternative Transaction and the iCAD Board determines in good faith (after consultation with its outside counsel and financial advisor) that such proposal constitutes a Superior Offer (as defined in the section titled “The Merger Agreement—No Solicitation” beginning on page 89 of this proxy statement/prospectus), subject to compliance with certain procedures set forth in the Merger Agreement and summarized in the section titled “The Merger Agreement—No Solicitation” beginning on page 89 of this proxy statement/prospectus, iCAD and its Representatives may furnish certain information to the person (or group of persons) making such proposal (and its Representatives) and participate in discussions and negotiations regarding such proposal.

Also, the iCAD Board may, subject to complying with certain specified procedures set forth in the Merger Agreement and summarized in the section titled “The Merger Agreement—Obligation to Recommend Approval of the Merger Agreement Proposal” beginning on page 91 of this proxy statement/prospectus, including providing RadNet with a good faith opportunity to negotiate, make an iCAD Recommendation Change (as defined in the section titled “The Merger Agreement—Obligation to Recommend Approval of the Merger Agreement Proposal” beginning on page 91 of this proxy statement/prospectus) in response to an unsolicited Superior Offer or an “Intervening Event” (as defined in the section titled “The Merger Agreement—Obligation to Recommend Approval of the Merger Agreement Proposal” beginning on page 91 of this proxy statement/prospectus) that becomes known after the date of the Merger Agreement but prior to obtaining the iCAD Stockholder Approval, in each case, to the extent failure to do so would be inconsistent with the iCAD Board’s fiduciary duties under applicable law.

Notwithstanding the foregoing, iCAD’s obligation to hold the Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to iCAD or any other person of any Alternative Transaction or an iCAD Recommendation Change.

Termination of the Merger Agreement (see page 97)

The Merger Agreement may be terminated at any time prior to the Effective Time, and whether before or (except, with respect to iCAD as set forth in the case of the fourth sub-bullet of the second bullet below) after receipt of the iCAD Stockholder Approval:

•	by the mutual written consent of iCAD and RadNet;

•	by either iCAD or RadNet if:

o	the Merger has not been consummated by the Outside Date; provided that if the Closing has not occurred by such date but on that date any of the conditions that relate to any approvals or injunctions or restraints are not satisfied or waived but all other conditions have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date will automatically be extended to December 31, 2025, and such date will be the “Outside Date” under the Merger Agreement; provided, further, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party if a material breach by such party of any of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

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o	the iCAD Stockholder Approval has not been obtained at the Special Meeting or at any adjournment or postponement thereof;

o	prior to the Effective Time, any governmental entity of competent jurisdiction has issued or entered any order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such order has become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet will not be available to a party if a material breach by such party of any of its obligations under the relevant obligations under the Merger Agreement has been the principal cause of or principally resulted in the issuance of such order or the denial of such expiration, termination, authorization or consent;

o	the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition of the terminating party’s obligations to complete the Merger and (ii) is incapable of being cured by such breaching party or is not cured by the earlier of the Outside Date and 30 days after receiving written notice thereof; provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of an applicable condition of the other party’s obligations to complete the Merger.

•	by iCAD at any time prior to obtaining the iCAD Stockholder Approval, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer has not resulted from any breach of the Merger Agreement with respect to such Superior Offer, (ii) the iCAD Board, after satisfying all of the requirements set forth in the Merger Agreement, has authorized iCAD to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) and (iii) iCAD has paid the Termination Fee (as defined below), and has entered into the Specified Agreement, substantially concurrently with the termination of the Merger Agreement; and

•	by RadNet, at any time prior to the Special Meeting, if the iCAD Board or any committee thereof has made an iCAD Recommendation Change.

If the Merger Agreement is terminated, the Merger Agreement will become void, without liability or obligation on the part of any of the parties, except in the case of a willful breach of the Merger Agreement. The provisions of the Merger Agreement relating to information provided or made pursuant to the Merger Agreement which is governed by the confidentiality agreement between iCAD and RadNet, fees and expenses, effect of termination and certain general provisions will continue in effect notwithstanding termination of the Merger Agreement and no such termination will relieve any party from any liability or obligation under such provisions.

The Merger Agreement provides that iCAD will pay RadNet a termination fee equal to (i) $1,000,000, plus (ii) the amount of all documented fees and expenses of RadNet and its affiliates incurred in connection with the negotiation and performance of the Merger Agreement and the transactions contemplated thereby, up to an amount of $2,000,000 (the “Termination Fee”) if the Merger Agreement is terminated:

•	by RadNet in response to an iCAD Recommendation Change;

•	by either RadNet or iCAD because the iCAD Stockholder Approval is not obtained at the Special Meeting or any adjournment or postponement thereof and, immediately prior to the Special Meeting, RadNet would have been entitled to terminate the Merger Agreement in response an iCAD Recommendation Change;

•	by iCAD at any time prior to obtaining the iCAD Stockholder Approval, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, subject to the conditions set forth in the Merger Agreement; or

•	by either RadNet or iCAD as a result of (i) the Outside Date having passed or (ii) the iCAD Stockholder Approval not having been obtained at the Special Meeting or any adjournment or postponement thereof, and, in each case, (A) at or prior to the Special Meeting in the case of a termination as a result of clause (ii) of this bullet or, at or prior to the time of such termination, in the case of a termination as a result of clause (i) of this bullet, there has been publicly made to the stockholders of iCAD generally or has otherwise become publicly known, or any person has publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Alternative Transaction, and (B) iCAD enters into a definitive agreement with respect to any Alternative Transaction or consummates an Alternative Transaction within 12 months of such termination.

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For purposes of the foregoing, the term “Alternative Transaction” will have the meaning as described in the section titled “The Merger Agreement—No Solicitation” beginning on page 89 of this proxy statement/prospectus, except that all references to “20%” will be replaced with “50%.”

The Termination Fee will be payable in immediately available funds no later than the applicable date set forth in the Merger Agreement. If iCAD fails to promptly pay the Termination Fee, iCAD will pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

Specific Enforcement (see page 99)

Under the Merger Agreement, each of RadNet and iCAD is entitled to an injunction (even if monetary damages are available) to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which that party may be entitled at law or in equity.

Material U.S. Federal Income Tax Consequences of the Merger (see page 100)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and iCAD and RadNet intend to report the Merger consistent with such qualification. iCAD has received a tax opinion from Dentons to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion from Dentons is based on customary assumptions and representations, covenants and undertakings of iCAD, RadNet and Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or otherwise is violated, the validity of the tax opinion from Dentons may be affected and the U.S. federal income tax consequences of the Merger could differ materially from those described in this proxy statement/prospectus. The receipt of a tax opinion from counsel is not a condition to either party’s obligation to complete the Merger. iCAD and RadNet have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, there can be no assurance that the IRS will agree with the tax opinion from Dentons or would not assert, or that a court would not sustain, a position contrary to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Assuming the Merger qualifies as a “reorganization,” a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of this proxy statement/prospectus) of iCAD Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of iCAD Common Stock for RadNet Common Stock in the Merger, except with respect to cash received by such holder in lieu of fractional shares of RadNet Common Stock. If the Merger does not so qualify, the exchange of iCAD Common Stock for RadNet Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes.

See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 100 of this proxy statement/prospectus, for a more complete description of the material U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the consequences if the Merger were to fail to qualify as a “reorganization.”

Accounting Treatment (see page 78)

The Merger will be accounted for as an acquisition of a business. RadNet will record the net tangible and identifiable intangible assets acquired and liabilities assumed from iCAD at their respective fair values, unless prohibited by GAAP, as of the Closing Date of the Merger. Any excess of the purchase price over the net assets acquired will be recorded as goodwill. The purchase price will be based on the Closing Date fair value of consideration paid by RadNet, primarily the RadNet Common Stock to be issued to iCAD stockholders, in connection with the Merger.

Rights of iCAD Stockholders Will Change As a Result of the Merger (see page 117)

iCAD stockholders, whose rights are currently governed by the iCAD Certificate of Incorporation, the iCAD Bylaws and Delaware law, will, upon completion of the Merger, become stockholders of RadNet and their rights will be governed by the RadNet Certificate of Incorporation, the RadNet Bylaws and Delaware law. As a result, iCAD stockholders will have different rights once they become RadNet stockholders due to differences between the governing documents of iCAD and RadNet. These differences are described in detail in the section titled “Comparison of Stockholder Rights” beginning on page 117 of this proxy statement/prospectus.

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Risk Factors (see page 26)

You should also carefully consider the risks that are described in the section titled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

Risks Relating to the Merger

•	The Exchange Ratio is fixed and will not be adjusted in the event of any change in either RadNet’s or iCAD’s stock price. Therefore, iCAD stockholders cannot be sure of the value of the Merger Consideration they will receive.

•	The market price of RadNet Common Stock after the Merger may be affected by factors different from those affecting the market price of iCAD Common Stock.

•	After completion of the Merger, RadNet may fail to realize the anticipated benefits of the Merger.

•	iCAD may have difficulty attracting, motivating and retaining employees in light of the Merger.

•	Completion of the Merger is subject to certain conditions and if these conditions are not satisfied, waived or fulfilled in a timely manner, the Merger may be delayed or not completed.

•	If the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, iCAD stockholders may be required to pay substantial U.S. federal income taxes.

•	The financial forecasts are based on various assumptions that may not be realized.

•	The opinion of iCAD’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

•	RadNet’s and iCAD’s business relationships may be subject to disruption due to uncertainty associated with the Merger.

•	iCAD or RadNet may waive one or more of the closing conditions without re-soliciting stockholder approval.

•	Completion of the Merger may trigger change in control or other provisions in certain agreements to which iCAD is a party.

•	iCAD’s directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder of iCAD or as a stockholder of RadNet.

•	The Merger Agreement limits iCAD’s ability to pursue alternatives to the Merger and may discourage other companies from trying to acquire iCAD for greater consideration than what RadNet has agreed to pay pursuant to the Merger Agreement.

•	Failure to complete the Merger could negatively impact the stock price and the future business and financial results of iCAD.

•	The shares of RadNet Common Stock to be received by iCAD stockholders upon completion of the Merger will have different rights from shares of iCAD Common Stock.

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•	After the Merger, iCAD stockholders, as a group, will have a significantly lower ownership and voting interest in RadNet than they currently have in iCAD and will exercise less influence over management.

•	iCAD stockholders are not entitled to appraisal rights in connection with the Merger.

•	Potential litigation against RadNet and iCAD could result in substantial costs, an injunction preventing the completion of the Merger and/or a judgment resulting in the payment of damages.

•	RadNet and iCAD will incur significant transaction and Merger-related costs in connection with the Merger.

•	iCAD may not have discovered certain liabilities or other matters related to RadNet and RadNet may not have discovered certain liabilities or other matters related to iCAD, which may adversely affect the future financial performance of RadNet following the Merger.

•	The failure or delay by Former iCAD stockholders to surrender necessary documents, duly executed and on a timely basis, to the exchange agent in order to receive their shares of RadNet Common Stock or their cash in lieu of fractional shares.

Risks Relating to RadNet and iCAD

•	See the section titled “Where You Can Find More Information” beginning on page 125 of this proxy statement/prospectus for a listing of documents incorporated by reference into this proxy statement/prospectus containing applicable risks to the businesses of each of RadNet and iCAD.

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COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth the closing price per share of RadNet Common Stock and per share of iCAD Common Stock as reported on The Nasdaq Global Market and The Nasdaq Capital Market, respectively, on April 14, 2025, the trading day prior to the date the Merger Agreement was publicly announced, and on [ ], 2025, the most recent practicable trading day prior to the date of this proxy statement/prospectus for which this information was available. The table also shows the implied value of the consideration for each share of iCAD Common Stock as of the same dates. These implied values were calculated by multiplying the closing price of a share of RadNet Common Stock on the relevant date by the assumed Exchange Ratio.

	RadNet Common Stock		iCAD Common Stock		Implied Per Share Merger Consideration
April 14, 2025		$53.36		$1.82		$3.61
[ ], 2025	$	[ ]	$	[ ]	$	[ ]

The market prices of shares of RadNet Common Stock and iCAD Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Special Meeting and the date the Merger is completed. No assurance can be given concerning the market prices of shares of RadNet Common Stock and shares of iCAD Common Stock before completion of the Merger or shares of RadNet Common Stock after completion of the Merger. The Exchange Ratio is fixed, and therefore the value of the Merger Consideration when received by iCAD stockholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, iCAD stockholders are advised to obtain current market quotations for shares of RadNet Common Stock and shares of iCAD Common Stock in deciding whether to vote for adoption of the Merger Agreement.

Dividends

RadNet has never declared or paid cash dividends on its capital stock and does not expect to pay any dividends in the foreseeable future. RadNet currently intends to retain future earnings, if any, to finance the growth and development of its business. RadNet’s current credit facilities place restrictions on our ability to issue dividends. Payment of future dividends, if any, will be at the discretion of the RadNet Board and will depend on RadNet’s financial condition, results of operations, capital requirements and such other factors as the RadNet Board deems relevant.

iCAD has not paid any cash dividends on its common stock to date, and does not expect to pay cash dividends in the foreseeable future. Future dividend policy will depend on iCAD’s earnings, capital requirements, financial condition, and other factors considered relevant by the iCAD Board. The terms of the Merger Agreement limit iCAD’s ability to declare or pay additional dividends. For more information, see the section titled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 86 of this proxy statement/prospectus.

After completion of the Merger, any former iCAD stockholder who holds RadNet Common Stock into which shares of iCAD Common Stock have been converted in connection with the Merger will receive whatever dividends are declared and paid on RadNet Common Stock , if any. However, no dividend or other distribution having a record date after completion of the Merger will actually be paid with respect to any shares of RadNet Common Stock into which shares of iCAD Common Stock have been converted in connection with the Merger until the iCAD Certificates have been surrendered (or the iCAD Book-Entry Shares have been transferred), at which time any accrued dividends and other distributions on those shares of RadNet Common Stock with a payment date prior to such date will be paid without interest. Any future dividends by RadNet will be made at the discretion of the RadNet Board. Subject to the limitations set forth in the Merger Agreement, any future dividends by iCAD will be made at the discretion of the iCAD Board. There can be no assurance that any future dividends will be declared or paid by RadNet or iCAD or as to the amount or timing of those dividends, if any.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement/prospectus, the following risk factors should be considered carefully in determining whether to vote for the adoption of the Merger Agreement. You should also read and consider the risk factors associated with each of the businesses of RadNet and iCAD because these risk factors may affect the operations and financial results of RadNet following the Merger. These risk factors may be found under Part I, Item 1A, “Risk Factors” in each of RadNet’s and iCAD’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 3, 2025 and March 31, 2025, respectively, and in RadNet’s and iCAD’s subsequent filings with the SEC, in each case, which are incorporated by reference into this proxy statement/prospectus. For information on where you can obtain copies of this information, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

Risks Relating to the Merger

The Exchange Ratio is fixed and will not be adjusted in the event of any change in either RadNet’s or iCAD’s stock price. Therefore, iCAD stockholders cannot be sure of the value of the Merger Consideration they will receive.

If the Merger is completed, each share of iCAD Common Stock outstanding immediately prior to the Merger (except for the Excluded Shares) will automatically be converted into the right to receive 0.0677 shares of RadNet Common Stock, with any cash proceeds from the sale of fractional shares. This Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either RadNet Common Stock or iCAD Common Stock. Any change in the market price of RadNet Common Stock prior to completion of the Merger could affect the value of the consideration that iCAD stockholders will receive upon completion of the Merger.

It is impossible to accurately predict the market price of RadNet Common Stock at the completion of the Merger and, therefore, impossible to accurately predict the market value of the shares of RadNet Common Stock that iCAD stockholders will receive in the Merger. The market price for RadNet Common Stock has fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Special Meeting and the date the Merger is completed and thereafter. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in RadNet’s and iCAD’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, the timing of the Merger and regulatory considerations, the public’s response to press releases or other public announcements by RadNet, iCAD or third parties, announcements relating to litigation and investor perceptions of the investment opportunity associated with shares of RadNet Common Stock and shares of iCAD Common Stock relative to other investment alternatives. Many of these factors are beyond RadNet’s and iCAD’s control and neither iCAD nor RadNet are permitted to terminate the Merger Agreement solely due to a decline in the market price. As a result, the market value represented by the Exchange Ratio will also vary. Accordingly, at the time of the Special Meeting, iCAD stockholders will not know or be able to determine the market value of the Merger Consideration they would be entitled to receive upon completion of the Merger. You are urged to obtain current market quotations for each of the RadNet Common Stock and the iCAD Common Stock traded on The Nasdaq Global Market and The Nasdaq Capital Market, respectively (trading symbols “RDNT” and “ICAD”, respectively).

The market price of RadNet Common Stock after the Merger may be affected by factors different from those affecting the market price of iCAD Common Stock.

Upon completion of the Merger, holders of shares of iCAD Common Stock will become holders of shares of RadNet Common Stock. The businesses of RadNet differ from those of iCAD in important respects, and, accordingly, the results of operations of RadNet after the Merger, as well as the market price of RadNet Common Stock , may be affected by factors different from those currently affecting the results of operations of iCAD. For further information on the respective businesses of RadNet and iCAD and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

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In addition, the market price of the RadNet Common Stock may decline as a result of the Merger if, among other things, RadNet is unable to achieve the expected benefits and synergies of the Merger, if the Merger is not completed within the anticipated timeframe, or if the transaction costs related to the Merger are greater than expected. The market price of RadNet Common Stock also may decline if RadNet does not achieve the perceived benefits and expected synergies of the Merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Merger on RadNet’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Additionally, the market price of RadNet Common Stock may fluctuate significantly following completion of the Merger. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, RadNet Common Stock, regardless of RadNet’s actual operating performance.

After completion of the Merger, RadNet may fail to realize the anticipated benefits of the Merger.

If RadNet is not able to successfully combine the businesses of RadNet and iCAD within the anticipated time frame, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected. In addition, RadNet may not perform as expected and the value of RadNet Common Stock (including the Merger Consideration to be received by holders of iCAD Common Stock) may be adversely affected.

RadNet and iCAD have operated and, until completion of the Merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key iCAD employees and expertise, the loss of clients, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating iCAD in order to realize the anticipated benefits of the Merger so that RadNet performs as expected:

•	integrating the companies’ physical assets and technologies, including DeepHealth’s SmartMammo™ solution suite with iCAD’s complementary products;

•	coordinating sales, distribution and marketing efforts;

•	integrating and achieving anticipated synergies;

•	succeeding in applying RadNet’s technologies to iCAD’s assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with commercial counterparties and avoiding delays in entering into new agreements with prospective commercial counterparties;

•	identifying and eliminating redundant and underperforming functions and assets;

•	combining certain of the companies’ operations, financial, reporting and corporate functions;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	managing the movement of certain businesses and positions to different locations; and

•	coordinating geographically dispersed organizations.

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In addition, at times, the attention of certain members of either company’s or both companies’ business or management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies following the completion of the Merger and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of RadNet following the Merger.

iCAD may have difficulty attracting motivating and retaining employees in light of the Merger.

Uncertainty about the effect of the Merger on iCAD employees may impair iCAD’s ability to attract, retain and motivate personnel prior to and following the Merger. Employee retention may be particularly challenging during the pendency of the Merger, as employees of iCAD may experience uncertainty about their future roles. In addition, pursuant to certain change-in-control provisions set forth in employment-related agreements with iCAD, each executive officer and certain other key employees of iCAD are eligible to receive cash severance and continued health benefits and, under certain agreements, accelerated vesting of all unvested Eligible iCAD Options and any other equity awards assumed by RadNet in the Merger, in each case, in the event the employee resigns for “good reason” (as such term is defined in the applicable agreement) within a certain period of time following the Merger. In general, such employees potentially could resign for “good reason” as a result of certain changes to their job titles and/or a material diminution in their position, authority, duties and/or responsibilities following the Merger if iCAD does not remedy the “good reason” condition pursuant to a process set forth in their agreements. See the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger” for a further discussion of the interests of iCAD’s executive officers in the Merger. If employees of iCAD depart, the integration of iCAD may be more difficult and RadNet’s business following the Merger may be harmed. Furthermore, RadNet may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of RadNet or iCAD, and RadNet’s ability to realize the anticipated benefits of the Merger may be adversely affected. In addition, there could otherwise be disruptions to or distractions for the workforce and management associated with integrating employees into RadNet.

Completion of the Merger is subject to certain conditions and if these conditions are not satisfied, waived or fulfilled in a timely manner, the Merger may be delayed or not completed.

The obligation of each of RadNet, iCAD and Merger Sub to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, as set forth in the section titled “The Merger Agreement—Conditions to Completion of the Merger” of this proxy statement/prospectus.

Many of the conditions to completion of the Merger are not within either iCAD’s or RadNet’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the Outside Date, it is possible that the Merger Agreement may be terminated. Although iCAD and RadNet have agreed in the Merger Agreement to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, these and other conditions to the completion of the Merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the Merger may take longer, and could cost more, than iCAD and RadNet expect.

Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Merger for a significant period of time or prevent the Merger from occurring. Any delay in completing the Merger may adversely affect the cost savings and other benefits that iCAD and RadNet expect to achieve if the Merger and the integration of the companies’ respective businesses are not completed within the expected time frame.

There can be no assurance that the conditions to the Closing of the Merger will be satisfied, waived or fulfilled in a timely fashion or that the Merger will be completed. See “—Failure to complete the Merger could negatively impact the stock price and the future business and financial results of iCAD.”

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If the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, iCAD stockholders may be required to pay substantial U.S. federal income taxes.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and iCAD and RadNet intend to report the Merger consistent with such qualification. iCAD has received a tax opinion from Dentons to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion from Dentons is based on customary assumptions and representations, covenants and undertakings of iCAD, RadNet and Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or otherwise is violated, the validity of the tax opinion from Dentons may be affected and the U.S. federal income tax consequences of the Merger could differ materially from those described in this proxy statement/prospectus. The receipt of a tax opinion from counsel is not a condition to either party’s obligation to complete the Merger. iCAD and RadNet have not sought, and do not intend to seek, any ruling from the IRS regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, there can be no assurance that the IRS will agree with the tax opinion from Dentons or would not assert, or that a court would not sustain, a position contrary to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus) of iCAD Common Stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of iCAD Common Stock for RadNet Common Stock in the Merger.

See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the consequences if the Merger were to fail to qualify as a “reorganization.”

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the section titled “The Merger—Certain iCAD Unaudited Prospective Financial Information” were based on assumptions of, and information available to, iCAD’s management, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond iCAD’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under the section titled “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining RadNet’s future results. As a result of these contingencies, actual future results may vary materially from iCAD’s estimates. Although, in the view of iCAD’s management, the financial estimates set forth in the forecasts included under the section titled “The Merger—Certain iCAD Unaudited Prospective Financial Information” were prepared on a reasonable basis and reflected the best estimates and judgments available to iCAD’s management, in view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

iCAD’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and iCAD does not undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The opinion of iCAD’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

iCAD has received an opinion from its financial advisor in connection with the signing of the Merger Agreement as to the fairness of the Exchange Ratio from a financial point of view, to the holders of iCAD Common Stock who will receive RadNet Common Stock in the Merger, as more fully described in the section titled “The Merger—Opinion of iCAD’s Financial Advisor”, but has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of RadNet or iCAD, general market and economic conditions and other factors that may be beyond the control of RadNet or iCAD, and on which iCAD’s financial advisor’s opinion was based, may significantly alter the value of RadNet or iCAD or the prices of the shares of RadNet Common Stock or iCAD Common Stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. The iCAD Board’s recommendation that iCAD stockholders vote “FOR” approval of the Merger Agreement Proposal, “FOR” approval of the Advisory Compensation Proposal and “FOR” approval of the Adjournment Proposal, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that iCAD received from its financial advisor, see the section titled “The Merger—Opinion of iCAD’s Financial Advisor” of this proxy statement/prospectus. A copy of the opinion of Piper Sandler is attached as Annex B to this proxy statement/prospectus.

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RadNet’s and iCAD’s business relationships may be subject to disruption due to uncertainty associated with the Merger.

Parties with which RadNet or iCAD does business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with RadNet or iCAD. RadNet’s and iCAD’s business relationships may be subject to disruption as parties with which RadNet or iCAD does business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than RadNet or iCAD. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of RadNet, including an adverse effect on RadNet’s ability to realize the anticipated benefits of the Merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

iCAD or RadNet may waive one or more of the closing conditions without re-soliciting stockholder approval.

iCAD or RadNet may determine to waive, in whole or part, one or more of the conditions to Closing prior to being obligated to consummate the Merger. Any determination whether to waive any conditions to Closing, or to re-solicit stockholder approval or to amend or supplement this proxy statement/prospectus as a result of such a waiver, will be made by iCAD or RadNet, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which iCAD is a party.

iCAD is a party to certain commercial agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements. Under some such agreements, the Merger may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the Closing of the Merger. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available and/or requiring payment of substantial financial penalties. Under the terms of the Merger Agreement, iCAD has agreed to use commercially reasonable efforts to obtain all third-party consents or approvals, and provide all notices to third-parties, in each case to the extent reasonably requested by RadNet in writing and required in connection with the Merger.

iCAD’s directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder of iCAD or as a stockholder of RadNet.

In considering the recommendation of the iCAD Board to vote for the adoption of the Merger Agreement, iCAD stockholders should be aware that the directors and executive officers of iCAD have interests in the Merger that may be different from, or in addition to, the interests of iCAD stockholders generally. In connection with the Merger, shares of iCAD Common Stock owned by the directors and executive officers of iCAD will be converted into the right to receive a number of shares of RadNet Common Stock, and RadNet will assume Eligible iCAD Options held by each of the directors and executive officers of iCAD at the time of the Merger. In addition, all unvested outstanding Eligible iCAD Options held by each member of the iCAD Board immediately prior to the Effective Time will accelerate and automatically vest and become exercisable as of immediately prior to the Effective Time, iCAD non-employee directors may receive the unpaid portion of their full annual cash retainer under iCAD’s non-employee director compensation program for the service year in which the closing of the Merger occurs, regardless of the time during such service year that such closing actually occurs, and certain cash bonuses will become payable to iCAD’s Chief Executive Officer and Chief Financial Officer upon closing of the Merger. Moreover, pursuant to certain change-in-control provisions set forth in an employment-related agreement with iCAD, each executive officer of iCAD is eligible to receive cash severance, continued health benefits and accelerated vesting of all unvested stock options and any other equity awards assumed by RadNet in the Merger in the event such executive officer’s employment is terminated without “cause” by iCAD or the executive officer resigns for “good reason” (as such terms are defined in the applicable agreement), as applicable, within a certain period of time following the Merger. The Merger Agreement also generally provides that, no later than 10 business days prior to the Effective Time, the iCAD Board may approve an amendment to the exercise provisions applicable to certain iCAD Options, including certain iCAD Options held by the directors and executive officers of iCAD, such that, effective as of immediately prior to the Effective Time, the portion of all such iCAD Options that is vested and exercisable will be exercisable for a period of the greater of (a) one year following the Closing Date and (b) the exercise period set forth in the applicable award agreement (after giving effect to any applicable acceleration provisions), subject to certain limitations and exceptions (the “iCAD Option Extension Amendments”). On May 16, 2025, the iCAD Board approved the iCAD Option Extension Amendments relating to an aggregate of 1,828,124 iCAD Options that each have an exercise price per share of iCAD Common Stock that is less than $7.20, which included an aggregate of 1,478,124 iCAD Options held by iCAD directors and executive officers. The iCAD Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger, and in making its recommendation that iCAD stockholders vote to adopt the Merger Agreement.

For more information, see the sections titled “Interests of iCAD’s Directors and Executive Officers in the Merger” and “Certain Beneficial Owners of iCAD Common Stock” of this proxy statement/prospectus.

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The Merger Agreement limits iCAD’s ability to pursue alternatives to the Merger and may discourage other companies from trying to acquire iCAD for greater consideration than what RadNet has agreed to pay pursuant to the Merger Agreement.

The Merger Agreement contains provisions that make it more difficult for iCAD to be acquired by, or enter into certain alternative transactions with, a third party. The Merger Agreement contains certain provisions that restrict iCAD’s ability to, among other things, solicit, directly or indirectly, solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, or cooperate in any way with any person, with respect to any Alternative Transaction or amend or grant any waiver of any standstill or similar agreement. In addition, following receipt by iCAD of any Alternative Transaction proposal that constitutes a Superior Offer, RadNet will have an opportunity to offer to modify the terms of the Merger Agreement before the iCAD Board may effect an iCAD Recommendation Change, as described further under the section titled “The Merger Agreement—Obligation to Recommend Approval of the Merger Agreement Proposal” of this proxy statement/prospectus. These provisions could discourage a potential third-party acquiror, strategic transaction partner or business combination partner that might have an interest in acquiring or combining with all or a significant portion of iCAD or pursuing an Alternative Transaction from considering or proposing such a transaction.

If the Merger Agreement is terminated and either RadNet or iCAD determines to seek another business combination transaction, RadNet or iCAD may not be able to successfully negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of iCAD.

If the Merger is not completed for any reason, including as a result of iCAD stockholders failing to adopt the Merger Agreement or any other condition not being satisfied or waived, the ongoing businesses of iCAD may be adversely affected, and, without realizing any of the benefits of having completed the Merger iCAD would be subject to a number of risks, including the following:

•	iCAD may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	iCAD may experience negative reactions from its customers, vendors and other business partners, regulators and employees;

•	iCAD will be required to pay certain costs relating to the Merger, such as legal, accounting, financial advisor and printing fees, whether or not the Merger is completed;

•	the Merger Agreement places certain restrictions on the conduct of iCAD’s businesses prior to completion of the Merger, and such restrictions, the waiver of which is subject to the written consent of RadNet, and subject to certain exceptions and qualifications, may prevent iCAD from taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger that iCAD would have made, taken or pursued if these restrictions were not in place (see the section titled “The Merger Agreement—Conduct of Business Pending the Merger” of this proxy statement/prospectus for a description of the restrictive covenants applicable to iCAD);

•	matters relating to the Merger will require substantial commitments of time and resources by iCAD management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to iCAD as an independent company;

•	in the event of a termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, iCAD may be required to pay a termination fee to RadNet of $1,000,000, plus up to $2,000,000 of all documented fees and expenses of RadNet incurred in connection with the negotiation and performance of the Merger Agreement and the transactions contemplated thereby; and

•	litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against iCAD or RadNet preventing the performance of their respective obligations pursuant to the Merger Agreement.

There can be no assurance that the risks described above will not materialize. If the Merger is not completed, these risks may materialize and may materially and adversely affect iCAD’s businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

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The shares of RadNet Common Stock to be received by iCAD stockholders upon completion of the Merger will have different rights from shares of iCAD Common Stock.

Upon completion of the Merger, iCAD stockholders will no longer be stockholders of iCAD, but will instead become stockholders of RadNet, and their rights as stockholders will be governed by the RadNet Certificate of Incorporation and the RadNet Bylaws. The terms of the RadNet Certificate of Incorporation and the RadNet Bylaws may be materially different than the terms of the iCAD Certificate of Incorporation and the iCAD Bylaws, which currently govern the rights of iCAD stockholders. See the section titled “Comparison of Stockholder Rights” of this proxy statement/prospectus for a discussion of the different rights associated with RadNet Common Stock .

After the Merger, iCAD stockholders, as a group, will have a significantly lower ownership and voting interest in RadNet than they currently have in iCAD and will exercise less influence over management.

Under the terms of the agreement, iCAD stockholders will receive 0.0677 shares of RadNet Common Stock for each share of iCAD Common Stock they hold at the Effective Time. Based on (i) the Exchange Ratio of 0.0677 and (ii) the number of shares of iCAD Common Stock and Eligible iCAD Options outstanding as of the iCAD Record Date, RadNet estimates that it will issue approximately 2,024,584 shares of RadNet Common Stock pursuant to the Merger Agreement, provided that if additional iCAD equity awards are granted to certain iCAD employees as permitted under the Merger Agreement, RadNet may be required to reserve additional shares of RadNet Common Stock for issuance (see the section titled “The Merger Agreement—Treatment of iCAD Options” of this proxy statement/prospectus). RadNet has a significantly larger market capitalization than iCAD. Based upon the foregoing and the estimated number of shares of iCAD Common Stock that are expected to be outstanding immediately prior to the consummation of the Merger, RadNet and iCAD estimate that, as of immediately following completion of the Merger, holders of RadNet Common Stock as of immediately prior to the Merger will hold approximately 97.4%, and holders of iCAD Common Stock as of immediately prior to the Merger will hold approximately 2.6%, of the outstanding shares of RadNet Common Stock on a fully diluted basis. Consequently, former iCAD stockholders, as a group, will have materially less influence over the management and policies of RadNet than they currently have over the management and policies of iCAD.

iCAD stockholders are not entitled to appraisal rights in connection with the Merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under Delaware law, holders of shares of iCAD Common Stock will not have rights to an appraisal of the fair value of their shares in connection with the Merger. See the section titled “The Merger—No Dissenters’ or Appraisal Rights” of this proxy statement/prospectus.

Potential litigation against RadNet and iCAD could result in substantial costs, an injunction preventing the completion of the Merger and/or a judgment resulting in the payment of damages.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such lawsuits are unsuccessful, defending against them can result in substantial costs.

Stockholders of iCAD may file lawsuits against RadNet, iCAD and/or the directors and officers of either company in connection with the Merger. These lawsuits could prevent or delay the completion of the Merger and result in significant costs to iCAD and/or RadNet, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.

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RadNet and iCAD will incur significant transaction and Merger-related costs in connection with the Merger.

RadNet and iCAD expect to incur a number of non-recurring costs associated with the Merger and combining the operations of the two companies. The significant, non-recurring costs associated with the Merger include, among others, fees and expenses of financial, legal, accounting and other advisors and representatives, certain employment-related costs relating to employees of iCAD (which are described in the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger”) and filing fees and printing and mailing costs for this proxy statement/prospectus. Some of these costs have already been incurred or may be incurred regardless of whether the Merger is completed, including a portion of the fees and expenses of financial advisors and other advisors and representatives and filing fees for this proxy statement/prospectus. RadNet also will incur transaction fees and costs related to formulating and implementing integration plans with respect to the two companies, including facilities and systems consolidation costs. RadNet continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of the two companies’ businesses.

iCAD may not have discovered certain liabilities or other matters related to RadNet and RadNet may not have discovered certain liabilities or other matters related to iCAD, which may adversely affect the future financial performance of RadNet following the Merger.

In the course of the due diligence review that each of RadNet and iCAD conducted prior to the execution of the Merger Agreement, RadNet and iCAD may not have discovered, or may have been unable to properly quantify, certain liabilities of the other party or other factors that may have an adverse effect on the business, results of operations, financial condition and cash flows of RadNet following the Merger or on the market price of RadNet Common Stock issued pursuant to the Merger Agreement after the consummation of the Merger, and neither RadNet stockholders nor iCAD stockholders will be indemnified or otherwise compensated for any of these liabilities or other adverse effects resulting from other factors.

Former iCAD stockholders may be required to surrender necessary documents, duly executed and on a timely basis, to the exchange agent in order to receive their shares of RadNet Common Stock or their cash in lieu of fractional shares, if any, and if such iCAD stockholders fail to surrender all necessary documents, duly executed and on a timely basis, to the exchange agent, such former iCAD stockholders may experience a delay in receiving RadNet Common Stock or their cash in lieu of fractional shares, if any.

Former iCAD stockholders that hold their iCAD Common Stock as iCAD Certificates, or as iCAD Book-Entry Shares but not through The Depository Trust Company, are required to surrender necessary documents, duly executed and on a timely basis, to the exchange agent in order to receive their RadNet Common Stock, or their cash in lieu of fractional shares, if any. Former iCAD stockholders who are required to surrender all necessary documents, duly executed and on a timely basis, to the exchange agent and who fail to do so may experience a delay prior to receiving their RadNet Common Stock, or their cash in lieu of fractional shares, if any. Until the distribution of RadNet Common Stock to the individual stockholder has been completed, the relevant holder of RadNet Common Stock will not be able to sell its RadNet Common Stock. Consequently, in case the market price for RadNet Common Stock should decrease during that period, the relevant stockholder would not be able to stop any losses by selling RadNet Common Stock. Similarly, the relevant former iCAD stockholder who is entitled to receive cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant stockholder has been completed, and they will not receive any interest payments for this time period.

Risks Relating to RadNet and iCAD

RadNet and iCAD are, and following completion of the Merger RadNet will continue to be, subject to the risks described in (i) Part I, Item 1A, “Risk Factors” in RadNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 28, 2025, (ii) Part I, Item 1A, “Risk Factors” in iCAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2025, and (iii) RadNet’s and iCAD’s subsequent filings with the SEC, in each case, which are incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4 of which this proxy statement/prospectus forms a part contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “seek, “should,” “target,” “will” or “would,” the negative of these words, and similar references to future periods. Examples of forward-looking statements include statements regarding the anticipated benefits of the proposed transaction, the impact of the proposed transaction on RadNet’s and iCAD’s business and future financial and operating results and prospects, the amount and timing of synergies from the proposed transaction and the closing date for the proposed transaction are based on the current estimates, assumptions and projections of RadNet and iCAD, and are qualified by the inherent risks and uncertainties surrounding future expectations generally, all of which are subject to change. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties, many of which are beyond RadNet’s and iCAD’s control. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations and assumptions regarding the future of RadNet’s and iCAD’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of RadNet’s and iCAD’s control. RadNet’s and iCAD’s actual results and financial condition following the proposed transaction may differ materially from those indicated in the forward-looking statements as a result of various factors. None of RadNet, iCAD or any of their respective directors, executive officers, or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur, or if any of them do occur, what impact they will have on the business, results of operations or financial condition of RadNet or iCAD. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on RadNet’s and iCAD’s businesses, the proposed transaction and the ability to successfully complete the proposed transaction and realize its expected benefits. Risks and uncertainties that could cause results to differ from expectations include, but are not limited to: (1) the termination of or occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the inability to complete the proposed transaction on the anticipated terms and timetable, (2) the inability to complete the proposed transaction due to the failure to obtain approval of the stockholders of iCAD or to satisfy any other condition to closing in a timely manner or at all, or the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, (3) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, the ability of RadNet or iCAD to maintain relationships with its customers, patients, payers, physicians, and providers and retain its management and key employees, (4) the ability of RadNet following the proposed transaction to achieve the synergies contemplated by the proposed transaction or such synergies taking longer to realize than expected, (5) costs related to the proposed transaction, (6) the ability of RadNet following the proposed transaction to execute successfully its strategic plans, (7) the ability of RadNet following the proposed transaction to promptly and effectively integrate iCAD into its business, (8) the risk of litigation related to the proposed transaction, (9) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters, (10) the risk of legislative, regulatory, economic, competitive, and technological changes, (11) risks relating to the value of RadNet’s securities to be issued in the Merger, and (12) the effect of the announcement, pendency or completion of the proposed transactions on the market price of the RadNet Common Stock and iCAD Common Stock. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks, uncertainties and assumptions are described in the section titled “Risk Factors” and in RadNet’s and iCAD’s respective filings with the SEC, including the risk factors discussed in RadNet’s and iCAD’s most recent Annual Reports on Form 10-K, as amended, as updated by their respective Quarterly Reports on Form 10-Q and future filings with the SEC. Forward-looking statements included herein are made only as of the date hereof and, except as required by applicable law, neither RadNet nor iCAD undertakes any obligation to update any forward-looking statements, or any other information in this Current Report on Form 8-K, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent. All forward-looking statements in this registration statement on Form S-4 of which this proxy statement/prospectus forms a part are qualified in their entirety by this cautionary statement.

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THE COMPANIES

RadNet, Inc.

RadNet, Inc., which is referred to in this proxy statement/prospectus as RadNet, is a leading national provider of diagnostic imaging services in the United States based on number of locations and annual imaging revenue. RadNet has been in business since 1985. RadNet’s principal business segment is the provision of diagnostic imaging services. As of December 31, 2024, RadNet operated, directly or indirectly through joint ventures with hospitals, 398 imaging centers located in Arizona, California, Delaware, Florida, Maryland, New Jersey, Texas and New York.

RadNet Common Stock is traded on The Nasdaq Global Market under the symbol “RDNT.”

The principal executive offices of RadNet are located at 1510 Cotner Avenue, Los Angeles, California 90025, its telephone number is (310) 445-2800 and its website is www.radnet.com.

This proxy statement/prospectus incorporates important business and financial information about RadNet from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

iCAD, Inc.

iCAD, Inc., which is referred to in this proxy statement/prospectus as iCAD, is a global leader in AI-powered cancer detection whose mission is to create a world where cancer can’t hide. iCAD’s ProFound Breast Health Suite enables medical providers and professionals to accurately and reliably identify where cancer may be hiding, and because cancer may be found earlier, it is likely more easily eliminated. The ProFound Breast Health Suite currently offers solutions for breast cancer detection, breast density assessment, and one- or two-year breast cancer risk evaluation. Additionally, iCAD is in the early stages of development of a product that can identify breast arterial calcification from mammogram images.

iCAD Common Stock is traded on The Nasdaq Capital Market under the symbol “ICAD.” Following the Merger, iCAD Common Stock will be delisted from The Nasdaq Capital Market.

The principal executive offices of iCAD are located at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, its telephone number is (603) 882-5200 and its website is www.icadmed.com.

Additional information about iCAD and its subsidiaries are included in documents incorporated by reference into this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

Trio Merger Sub, Inc.

Trio Merger Sub, Inc., which is referred to in this proxy statement/prospectus as Merger Sub, is a wholly-owned subsidiary of RadNet. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub was formed in the State of Delaware on April 11, 2025. The principal executive offices of Merger Sub are located at 1510 Cotner Avenue, Los Angeles, California 90025, and its telephone number is (310) 445-2800.

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THE iCAD SPECIAL MEETING

General

This proxy statement/prospectus is being provided to iCAD stockholders as part of a solicitation of proxies by the iCAD Board for use at the Special Meeting and at any adjournments or postponements of such Special Meeting. This proxy statement/prospectus provides iCAD stockholders with important information about the Special Meeting and should be read carefully in its entirety. In addition, this proxy statement/prospectus constitutes a prospectus for RadNet in connection with the issuance by RadNet of shares of RadNet Common Stock pursuant to the Merger Agreement.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual only meeting conducted exclusively via live webcast at www.cstproxy.com/icad/sm2025 starting at 9:00 a.m., Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time), on July 14, 2025.

If your shares are registered in your name with Continental, iCAD’s transfer agent, and you wish to attend the online-only virtual Special Meeting, go to www.cstproxy.com/icad/sm2025, enter the control number you received on your proxy card or notice of the Special Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the Special Meeting you will need to log back into the Special Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to attend the online-only virtual Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting. After contacting Continental a beneficial holder will receive an e-mail prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the Special Meeting.

Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the Special Meeting in person.

Purposes of the Special Meeting

The Special Meeting is being held to consider and vote upon the following proposals:

•	Proposal 1—the Merger Agreement Proposal: to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and the material provisions of which are summarized in the section titled “The Merger Agreement” of this proxy statement/prospectus, pursuant to which, among other things, Merger Sub will merge with and into iCAD and each outstanding share of iCAD Common Stock will be converted into the right to receive a number of shares of RadNet Common Stock equal to the Exchange Ratio, as determined in accordance with the Merger Agreement and described herein.

•	Proposal 2—the Advisory Compensation Proposal: to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to iCAD’s named executive officers that is based on or otherwise related to the Merger, the estimated value of which is disclosed in the table in the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to iCAD’s Named Executive Officers” of this proxy statement/prospectus.

•	Proposal 3—the Adjournment Proposal: to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

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Recommendation of the iCAD Board

At a meeting held on April 15, 2025, the iCAD Board unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and (iv) directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at the Special Meeting. The iCAD Board unanimously recommends that the iCAD stockholders vote:

•	Proposal 1: “FOR” the Merger Agreement Proposal;

•	Proposal 2: “FOR” the Advisory Compensation Proposal; and

•	Proposal 3: “FOR” the Adjournment Proposal.

This proxy statement/prospectus contains important information regarding these proposals and factors that iCAD stockholders should consider when deciding how to cast their votes. iCAD stockholders are encouraged to read carefully this proxy statement/prospectus in its entirety, including the annexes to this proxy statement/prospectus and documents incorporated by reference into this proxy statement/prospectus, for more detailed information regarding the Merger Agreement and the Merger.

Voting by Directors and Executive Officers

As of the iCAD Record Date, iCAD directors and executive officers, as a group, beneficially owned and were entitled to vote 1,513,609 shares of iCAD Common Stock, or approximately 5.5% of the issued and outstanding shares of iCAD Common Stock. We currently expect that iCAD’s executive officers will vote their shares “FOR” Proposal 1 (the Merger Agreement Proposal), “FOR” Proposal 2 (the Advisory Compensation Proposal) and “FOR” Proposal 3 (the Adjournment Proposal), although no executive officer has entered into any agreement obligating him or her to do so. Please see the section titled “The Merger—Voting and Support Agreements” of this proxy statement/prospectus for information on the Voting and Support Agreements that iCAD’s directors have entered into with RadNet and Merger Sub.

Attendance at the Special Meeting

Only iCAD stockholders of record on the iCAD Record Date, beneficial owners of iCAD Common Stock on the iCAD Record Date and holders of valid proxies for the Special Meeting may attend the virtual Special Meeting.

Submitting Questions for the Virtual Special Meeting

iCAD stockholders attending the virtual Special Meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual Special Meeting, stockholders who wish to submit a question in advance may do so at https://www.cstproxy.com/icad/sm2025. Stockholders may also submit questions online during the meeting at https://www.cstproxy.com/icad/sm2025. Given time constraints, some questions may not be addressed during the virtual Special Meeting.

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Limitations on Submitting Questions for the Virtual Special Meeting

iCAD will answer questions during the Special Meeting that are relevant to meeting matters, comply with the meeting rules of conduct and have been submitted prior to the start of the Special Meeting, subject to time constraints. However, iCAD reserves the right to exclude questions that are not pertinent to meeting matters or to edit profanity or other inappropriate language. Each stockholder is limited to a total of one question that must be related to the business of the Special Meeting. Each question should cover only one topic and be as succinct as possible. If iCAD receives substantially similar questions, iCAD will group such questions together and provide a single response to avoid repetition. The questions of all iCAD stockholders are welcome. However, the purpose of the Special Meeting must be observed and questions that are not directly related to the business of iCAD or are not otherwise in good taste, related to personal grievances or otherwise inappropriate (as determined by the chairman of the meeting) will not be answered.

Record Date

The iCAD Board has fixed the close of business on May 16, 2025 as the iCAD Record Date for the determination of the iCAD stockholders entitled to receive notice of, and to vote at, the Special Meeting. The iCAD stockholders of record on the iCAD Record Date are the only iCAD stockholders that are entitled to receive notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting.

Outstanding Shares and Voting Rights of iCAD Stockholders

On the iCAD Record Date, there were 27,470,869 shares of iCAD Common Stock issued and outstanding, held by 88 holders of record. Each issued and outstanding share of iCAD Common Stock entitles its holder of record to one vote at the Special Meeting.

Stockholder List

A complete list of registered iCAD stockholders entitled to vote at the Special Meeting will be available for inspection at iCAD’s principal executive offices at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, during ordinary business hours, for a period of no less than 10 days before the Special Meeting. If an iCAD stockholder wants to inspect the stockholder list, such stockholder should call the iCAD corporate secretary at (603) 882-5200 to schedule an appointment or request access.

Quorum; Abstentions and Broker Non-Votes

In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum at the Special Meeting requires the presence of the holders of a majority of the total issued and outstanding shares of iCAD Common Stock entitled to vote, present virtually or represented by proxy, at the Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting. An abstention also occurs when a stockholder does not attend the Special Meeting virtually and instead submits a proxy with an “abstain” instruction. In accordance with applicable rules, brokers, banks and other nominees who hold shares of iCAD Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Agreement Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. We do not expect any broker non-votes at the Special Meeting.

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Adjournment

If a quorum is present at the Special Meeting but there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, then iCAD stockholders may be asked to vote on the Adjournment Proposal.

If a quorum is not present or if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, iCAD expects that the Special Meeting will be adjourned by the chair of the Special Meeting to solicit additional proxies. In addition, the holders of a majority of the voting power of all shares of iCAD Common Stock entitled to vote at the Special Meeting who are present online or by proxy at the Special Meeting have the power to adjourn such Special Meeting, whether or not a quorum is present.

No notice of the reconvened Special Meeting is required to be given if the date, time and place (including the means of remote communication) are announced at the Special Meeting or displayed, during the time scheduled for the Special Meeting, on the same electronic network used to enable iCAD stockholders and proxy holders to participate in the Special Meeting by means of remote communication, unless (i) the reconvened Special Meeting is more than 30 days after the date for which notice was originally given or (ii) after the adjournment the iCAD Board fixes a new record date for the reconvened meeting. At any reconvened Special Meeting at which a quorum is present, (i) any business may be transacted that may have been transacted at the Special Meeting had a quorum been present and (ii) all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required

The votes required for each proposal are as follows:

•	Proposal 1—the Merger Agreement Proposal. The affirmative vote of the holders of a majority of all outstanding shares of iCAD Common Stock on the iCAD Record Date and entitled to vote thereon is required to approve the Merger Agreement Proposal. The required vote on Proposal 1 is based on the number of outstanding shares—not the number of shares actually voted. The failure of any iCAD stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Special Meeting) and any abstention from voting by an iCAD stockholder will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Because the Merger Agreement Proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Merger Agreement Proposal, and will not be able to vote on the Merger Agreement Proposal absent instructions from the beneficial owner of any iCAD shares held of record by them. As a result, a broker non-vote will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

•	Proposal 2—the Advisory Compensation Proposal. The affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Advisory Compensation Proposal. Any shares not present virtually or represented by proxy (including due to the failure of an stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Advisory Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Advisory Compensation Proposal will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Advisory Compensation Proposal. While the iCAD Board intends to consider the vote resulting from the Advisory Compensation Proposal, the vote is advisory only and therefore not binding on iCAD, and, if the proposed Merger is approved by iCAD stockholders and consummated, the compensation that is the subject of the Advisory Compensation Proposal, including amounts iCAD is contractually obligated to pay, will be payable even if the Advisory Compensation Proposal is not approved.

•	Proposal 3—the Adjournment Proposal. The affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Adjournment Proposal. Any shares not present virtually or represented by proxy (including due to the failure of an stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

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How to Vote

iCAD stockholders of record and beneficial owners of iCAD Common Stock on the iCAD Record Date may vote their shares of iCAD Common Stock by submitting a proxy or may vote virtually online at the Special Meeting by following the instructions provided on the proxy card or voting instruction form received. iCAD recommends that iCAD stockholders entitled to vote submit a proxy prior to the Special Meeting even if they plan to attend the virtual Special Meeting.

iCAD stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Special Meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the iCAD Board.

Record Holders

iCAD stockholders of record may vote in one of the following ways:

•	Internet: iCAD stockholders of record may submit their proxy over the internet by following the instructions on the proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on July 13, 2025. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. iCAD stockholders who submit a proxy this way need not send in their proxy card.

•	Telephone: iCAD stockholders of record may submit their proxy by calling 1-(866)-894-0536. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on July 13, 2025. Easy-to-follow voice prompts will guide stockholders through the voting and allow them to confirm that their instructions have been properly recorded. iCAD stockholders who submit a proxy this way need not send in their proxy card.

•	Mail: iCAD stockholders of record may submit their proxy by properly completing, signing, dating and mailing their proxy card or voting instruction form in the self-addressed, stamped envelope (if mailed in the United States) included with this proxy statement/prospectus. iCAD stockholders who vote this way should mail the proxy card early enough so that it is received prior to the closing of the polls at the Special Meeting.

•	Online During the Virtual Special Meeting: iCAD stockholders of record may attend the virtual Special Meeting by entering his, her or its unique control number and vote online; attendance at the virtual Special Meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

Beneficial Owners

iCAD stockholders who hold their shares of iCAD Common Stock beneficially in “street name” and wish to submit a proxy must provide instructions to the bank, broker or other nominee that holds their shares of record as to how to vote their shares with respect to the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Most beneficial owners will have a choice of voting before the Special Meeting by proxy over the internet, by telephone or by using a voting instruction form. Each beneficial owner of iCAD Common Stock should refer to the voting instruction form received to see what options are available and how to use them. iCAD stockholders who hold their shares of iCAD Common Stock beneficially and wish to vote virtually at the Special Meeting may do so by obtaining a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only virtual Special Meeting. After contacting Continental a beneficial holder will receive an e-mail prior to the Special Meeting with a link and instructions for entering the virtual Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the Special Meeting. However, attendance at the virtual Special Meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy.

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In accordance with applicable rules, brokers, banks and other nominees who hold shares of iCAD Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Agreement Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and, assuming a quorum is present, will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal. We do not expect any broker non-votes at the Special Meeting. Thus, for shares of iCAD Common Stock held in “street name,” only shares of iCAD Common Stock affirmatively voted “FOR” the Merger Agreement Proposal will be counted as a vote in favor of such proposal.

Proxies and Revocation

iCAD stockholders of record may revoke their proxies at any time before their shares of iCAD Common Stock are voted at the Special Meeting in any of the following ways:

•	delivering written notice of revocation of the proxy to iCAD’s corporate secretary at iCAD’s principal executive offices at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, by no later than 11:59 p.m., Eastern Time, on July 13, 2025;

•	delivering another proxy with a later date to iCAD’s corporate secretary at iCAD’s principal executive offices at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, by no later than 11:59 p.m., Eastern Time, on July 13, 2025 (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting another proxy again via the internet or by telephone at a later date, by no later than 11:59 p.m., Eastern Time, on July 13, 2025 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Special Meeting virtually, using his, her or its unique control number and voting their shares online during the Special Meeting; attendance at the virtual Special Meeting will not, in and of itself, revoke a valid proxy that was previously delivered unless you give written notice of revocation to the iCAD corporate secretary before the proxy is exercised or unless you vote your shares online during the Special Meeting

If an iCAD stockholder holds shares through a bank, broker or other nominee, such stockholder may change or revoke his, her or its voting instructions before the Special Meeting by providing instructions again through the means specified on his, her or its voting instruction form (with most having the option to do so by internet, telephone or mail), which must be received before 11:59 p.m., Eastern Time, on July 13, 2025. Alternatively, an iCAD stockholder may also revoke their proxy by attending the Special Meeting virtually, using his, her or its unique control number and voting his, her or its shares online during the Special Meeting.

Inspector of Elections; Tabulation of Votes

A representative of Continental will tabulate the votes and may act as inspector of elections.

Solicitation of Proxies

iCAD will pay for the proxy solicitation costs related to the Special Meeting. In addition to sending and making available these materials, some of iCAD’s directors, officers and other employees may solicit proxies by contacting iCAD’s stockholders by telephone, by mail, by e-mail or online. iCAD stockholders may also be solicited by, among others, news releases issued by iCAD and/or RadNet, postings on iCAD’s or RadNet’s websites and social media accounts and advertisements in periodicals. None of iCAD’s directors, officers or employees will receive any extra compensation for their solicitation services. iCAD has also retained Campaign Management as its proxy solicitor to assist in the solicitation of proxies. For these proxy solicitation services, Campaign Management will receive an estimated fee of approximately $13,000, plus reasonable out-of-pocket expenses and fees for any additional services. iCAD will also reimburse banks, brokers, and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of shares of iCAD Common Stock and obtaining their proxies.

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Other Matters

At this time, iCAD knows of no other matters to be submitted at the Special Meeting other than those listed in the notice.

Householding of Proxy Statement/Prospectus

One copy of this proxy statement/prospectus will be sent to stockholders who share an address, unless they have notified iCAD that they want to continue receiving multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a household mailing and you would like to have additional copies of this proxy statement/prospectus mailed to you or you would like to opt out of this practice for future mailings, iCAD will promptly deliver such additional copies to you if you submit your request in writing to Corporate Secretary, 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, or call (603) 882-5200.

iCAD stockholders who hold shares in street name may contact their broker, bank or other nominee to request information about householding.

Questions and Additional Information

iCAD stockholders may contact iCAD’s proxy solicitor with any questions about the Merger Agreement Proposal, the Advisory Compensation Proposal or the Adjournment Proposal or how to vote or to request additional copies of any materials at:

Campaign Management
15 West 38th Street, Suite #747,
New York, New York 10018
North American Toll-Free Phone: 1-844-394-4517
Email: info@campaign-mgmt.com
Call Collect Outside North America: +1 (212) 632-8422

iCAD stockholders should not return their stock certificates or send documents representing iCAD Common Stock with the enclosed proxy card. If the Merger is completed, the exchange agent for the Merger will send to iCAD stockholders a letter of transmittal and related materials and instructions for exchanging shares of iCAD Common Stock.

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THE MERGER

General

This proxy statement/prospectus is being provided to holders of iCAD Common Stock in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. At the Special Meeting, iCAD will ask iCAD stockholders to consider and vote on each of the (i) Merger Agreement Proposal, (ii) Advisory Compensation Proposal and (iii) Adjournment Proposal.

The Merger Agreement provides for, among other things, the merger of Merger Sub with and into iCAD, with iCAD continuing as the Surviving Corporation and a wholly-owned subsidiary of RadNet. The Merger will not be completed unless iCAD stockholders adopt the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger, see the section titled “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” of this proxy statement/prospectus.

At the Effective Time, each share of iCAD Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 0.0677 shares of RadNet Common Stock.

No fractional shares of RadNet Common Stock will be delivered to any holder of shares of iCAD Common Stock upon completion of the Merger. Instead, all fractional shares of RadNet Common Stock that a holder of shares of iCAD Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and, if a fractional share results from such aggregation, such holder will be entitled to receive the cash proceeds from the sale of such fractional share by the exchange agent for the account of such holder, without interest, in accordance with the Merger Agreement.

This Exchange Ratio is fixed and will not be adjusted for changes in the market price of either iCAD Common Stock or RadNet Common Stock between the date of signing of the Merger Agreement and the Effective Time. Based on the closing price of RadNet Common Stock on April 14, 2025, the trading day before the public announcement of the signing of the Merger Agreement, the Exchange Ratio would represent approximately $3.61 in implied value for each share of iCAD Common Stock on a fully diluted basis. Based on the closing price of RadNet Common Stock on [ ], 2025, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the Exchange Ratio would represent approximately $[ ] in implied value for each share of iCAD Common Stock on a fully diluted basis. The market price of RadNet Common Stock when iCAD stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of shares of RadNet Common Stock on such date, the date of this proxy statement/prospectus or at the time of the Special Meeting.

Because the share price of RadNet Common Stock will fluctuate between the date of signing of the Merger Agreement and the completion of the Merger, and because the Exchange Ratio is fixed and will not be adjusted to reflect changes in the share price of RadNet Common Stock or iCAD Common Stock, the value of the shares of RadNet Common Stock to be received by iCAD stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of the proxy statement/prospectus. As a result, the value of shares of RadNet Common Stock that iCAD stockholders will receive in the Merger will not be known at the time that iCAD stockholders vote to adopt the Merger Agreement Proposal. We urge you to obtain current share price quotations for RadNet Common Stock and iCAD Common Stock.

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The Parties

RadNet, Inc.

RadNet, Inc., which is referred to in this proxy statement/prospectus as RadNet, is a leading national provider of diagnostic imaging services in the United States based on number of locations and annual imaging revenue. RadNet has been in business since 1985. RadNet’s principal business segment is the provision of diagnostic imaging services. As of December 31, 2024, RadNet operated, directly or indirectly through joint ventures with hospitals, 398 imaging centers located in Arizona, California, Delaware, Florida, Maryland, New Jersey, Texas and New York.

RadNet Common Stock is traded on The Nasdaq Global Market under the symbol “RDNT.”

The principal executive offices of RadNet are located at 1510 Cotner Avenue, Los Angeles, California 90025, its telephone number is (310) 445-2800 and its website is www.radnet.com.

This proxy statement/prospectus incorporates important business and financial information about RadNet from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

iCAD, Inc.

iCAD, Inc., which is referred to in this proxy statement/prospectus as iCAD, is a global leader in AI-powered cancer detection whose mission is to create a world where cancer can’t hide. iCAD’s ProFound Breast Health Suite enables medical providers and professionals to accurately and reliably identify where cancer may be hiding, and because cancer may be found earlier, it is likely more easily eliminated. The ProFound Breast Health Suite currently offers solutions for breast cancer detection, breast density assessment, and one- or two-year breast cancer risk evaluation. Additionally, iCAD is in the early stages of development of a product that can identify breast arterial calcification from mammogram images.

iCAD Common Stock is traded on The Nasdaq Capital Market under the symbol “ICAD.” Following the Merger, iCAD Common Stock will be delisted from The Nasdaq Capital Market.

The principal executive offices of iCAD are located at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063, its telephone number is (603) 882-5200 and its website is www.icadmed.com.

Additional information about iCAD and its subsidiaries are included in documents incorporated by reference into this proxy statement/prospectus. For a list of the documents that are incorporated by reference in this proxy statement/prospectus, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

Trio Merger Sub, Inc.

Trio Merger Sub, Inc., which is referred to in this proxy statement/prospectus as Merger Sub, is a wholly-owned subsidiary of RadNet and a Delaware corporation. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub was formed in the State of Delaware on April 11, 2025. The principal executive offices of Merger Sub are located at 1510 Cotner Avenue, Los Angeles, California 90025, and its telephone number is (310) 445-2800.

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Voting and Support Agreements

In connection with the Merger Agreement, RadNet and Merger entered into the Voting and Support Agreements with each of the Voting and Support Agreement Stockholders. The Voting and Support Agreement Stockholders together beneficially own, in the aggregate, approximately 5.5% of the issued and outstanding shares of iCAD Common Stock as of the iCAD Record Date.

The Voting and Support Agreement Stockholders have separately agreed, pursuant to their respective Voting and Support Agreements, among other things, to vote all shares of iCAD beneficially owned as of April 15, 2025 and any additional shares of iCAD Common Stock acquired between April 15, 2025 and the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time:

•	in favor of (i) the Merger Agreement Proposal; (ii) the Adjournment Proposal and any other matters necessary to effect the Merger; (iii) each of the other transactions contemplated by the Merger Agreement; and (iv) any other transaction pursuant to which RadNet or any subsidiary thereof proposes to acquire iCAD in which iCAD stockholders would receive aggregate consideration per share equal to or greater than the consideration to be received by stockholders of iCAD in the Merger;

•	against any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger or such Voting and Support Agreement, including (i) any other extraordinary corporate transaction, including any proposal of any person (other than RadNet and Merger Sub) to acquire iCAD or all or substantially all of the assets thereof, (ii) any amendment to iCAD Certificate of Incorporation or iCAD Bylaws, (iii) any material change to the capitalization of iCAD, (iv) any change in a majority of the directors of the iCAD Board and (v) any action, proposal, or agreement that would reasonably be expected to result in the any breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or such Voting and Support Agreement; and

•	against any Alternative Transaction and any action in furtherance of any Alternative Transaction.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation among the iCAD Board, the RadNet Board, their respective representatives, or other parties.

The iCAD Board and iCAD’s senior management, with the assistance of iCAD’s advisors, periodically review and evaluate strategic alternatives, including acquisitions, dispositions, and other strategic transactions, as part of ongoing efforts to enhance stockholder value. Among other things, these reviews and discussions focus on the opportunities and risks associated with iCAD’s products and product candidates, financial condition and its strategic relationships and potential long-term strategic options. These reviews have included consideration of purchases and sales of assets and businesses, proposed capital raises and other transactions with third parties that would further iCAD’s strategic objectives and ability to create stockholder value.

As a result of this periodic strategic review, in October 2023, iCAD sold substantially all of the assets and liabilities primarily related to its Xoft business to allow iCAD to focus on artificial intelligence powered software-centric cancer detection solutions as a part of iCAD’s Profound AI Breast Health suite of solutions and related products and proposed products. As a result of the Xoft sale, iCAD positioned itself to succeed as either a standalone company focused on the innovation and growth of AI technologies and cancer detection or as a strategic partner with a company looking to grow and integrate iCAD Profound AI and related products into an existing cancer detection platform.

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On April 17, 2023, iCAD Board member Mike Klein and iCAD’s Chief Executive Officer and Chairman of the iCAD Board, Dana Brown, had a conference call with Howard G. Berger, M.D., RadNet’s President and Chief Executive Officer and the Chairman of the RadNet Board, and Greg Sorensen, M.D., RadNet’s Chief Science Officer, a member of the RadNet Board, and Chief Executive Officer of DeepHealth, Inc., a subsidiary of RadNet that is focused on using AI and deep learning methods to advance medical care with a special emphasis on breast cancer imaging (“DeepHealth”), to discuss a potential strategic transaction. This conversation was a follow-on to earlier discussions that Mr. Klein and Dr. Sorensen had in 2021 about possible ways that iCAD, RadNet, and DeepHealth might work together, including, but not limited to, a strategic transaction in 2021; those 2021 discussions concluded with a mutual agreement to stay in touch. During this April 2023 conversation, the representatives of iCAD and RadNet agreed to continue discussions with respect to a potential strategic transaction.

On April 19, 2023, iCAD and RadNet executed a mutual nondisclosure agreement (the “Non-Disclosure Agreement”) that contained customary confidentiality provisions and appropriate acknowledgments that restricted either party from using material non-public information to affect any trading of any securities of the other party. The initial term of the Non-Disclosure Agreement was two years. Between April 19, 2023, and December 2, 2024, representatives of iCAD and RadNet engaged in a number of high-level discussions regarding a potential acquisition of iCAD by RadNet.

In October of 2024, in light of the continued interest expressed by RadNet and the potential for a strategic transaction involving iCAD, and in order to create an efficient committee of the iCAD Board that would be well-positioned to respond to potential transaction developments, the iCAD Board formed a strategic committee consisting of Ms. Brown and iCAD Board members Andrew H. Sassine and Michael J. Doyle (the “Strategic Committee”) to further evaluate strategic alternatives and, if appropriate, negotiate the terms of a potential transaction with RadNet to be considered for approval by the iCAD Board.

On October 11, 2024, Dr. Sorensen contacted Ms. Brown over email to schedule a meeting at the Radiological Society of North America annual meeting that was scheduled to take place in Chicago, Illinois on December 2, 2024.

Between November 2024 and January 2025, iCAD engaged in conversations with a privately held third party regarding a number of potential strategic transactions between iCAD and such third party (such party, the “Private Party”).

On December 2, 2024, Ms. Brown, Dr. Berger and Dr. Sorensen met in person at the Radiological Society of North America annual meeting to discuss if iCAD was open to a merger transaction and, if so, the willingness to consider a stock-for-stock merger transaction with RadNet. Ms. Brown indicated interest in engaging in further conversations regarding a transaction with RadNet and that Ms. Brown would discuss with the iCAD Board.

On December 5, 2024, during a telephone discussion with the other members of the Strategic Committee (Mr. Sassine and Mr. Doyle), Ms. Brown recapped her earlier discussions with Dr. Berger and Dr. Sorensen during the Radiological Society of North America annual meeting. During this discussion, Mr. Sassine and Mr. Doyle expressed a willingness to continue discussions with RadNet and asked Ms. Brown to seek additional information regarding the proposed transaction.

On December 9, 2024, Ms. Brown emailed the entire iCAD Board to update them on the status of discussions with RadNet.

On December 11, 2024, Ms. Brown notified Dr. Berger and Dr. Sorensen via email that the iCAD Strategic Committee was supportive of continuing discussions regarding a potential acquisition by RadNet and the broader iCAD Board had been updated on the current status of discussions.

On December 13, 2024, RadNet sent a proposed non-binding letter of intent (the “RadNet December 13 LOI”) and a proposed exclusivity letter agreement, each drafted by representatives of Perkins Coie, to iCAD. This proposal outlined the terms pursuant to which iCAD would be merged with a subsidiary of RadNet in an all-stock transaction that valued iCAD at $80 million, but did not specify if the exchange ratio would be calculated on a floating or fixed basis. The RadNet December 13 LOI also included a number of conditions, including, among others, a requirement that certain to-be-determined iCAD employees agree to execute employment and non-competition agreements. The proposed exclusivity letter required iCAD to agree to exclusive negotiations with RadNet for a period of 120 days. The RadNet December 13 LOI was shared by Ms. Brown with the iCAD Board on December 14, 2024.

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On December 14, 2024, a special meeting of the Strategic Committee was held. During this meeting, the Strategic Committee determined that in light of receipt of the RadNet December 13 LOI, that it would be prudent to interview potential financial advisors to assist the Company in its evaluation of strategic alternatives, including the indication of interest received from RadNet.

In connection with ongoing, high-level discussions with the Private Party between November 2024 and January 2025 regarding a potential strategic transaction, on December 18, 2024, iCAD received a non-binding proposal from the Private Party (the “Private Party December 18 LOI”) outlining a potential 10% minority investment in iCAD and an option to purchase up to another 10% of iCAD Common Stock. The proposal also contemplated a strategic collaboration between iCAD and the Private Party with the stipulation that the Private Party could direct use of the investment funds for such collaboration. Ultimately, the iCAD Board elected to pursue a transaction with RadNet instead of negotiating a strategic agreement with the Private Party.

On December 19, 2024, a special meeting of the iCAD Board was held with representatives of Dentons in attendance. Ms. Brown provided a report on her discussions with representatives of RadNet and the Private Party and the iCAD Board discussed the RadNet December 13 LOI as well as the Private Party December 18 LOI. During this discussion, the iCAD Board evaluated the opportunities and challenges associated with each potential transaction. The iCAD Board then discussed the interviews the members of the Strategic Committee had conducted with different financial advisors, and following a review of preliminary proposals received from such potential financial advisors and confirmation that Piper Sandler was not conflicted due to any existing or prior relationship with RadNet, the Strategic Committee recommended the engagement of Piper Sandler. The iCAD Board then unanimously approved the engagement of Piper Sandler as its financial advisor. The iCAD Board selected Piper Sandler to serve as its financial advisor due to Piper Sandler’s qualifications, expertise, reputation, extensive knowledge of the industry and its participants, and its knowledge of iCAD’s business and financial profile. Representatives of Dentons then led a presentation regarding the role and obligations of the iCAD Board in connection with the consideration of a strategic transaction. The presentation covered fiduciary duties, and the standards of review Delaware courts may apply upon review of applicable transactions. Following this presentation, representatives of Piper Sandler joined the meeting at the invitation of the iCAD Board and discussed next steps, including a selective initial outreach to specified parties who may be interested in engaging in a strategic transaction with iCAD. The iCAD Board discussed who should be included in this initial outreach given prior conversations and the desire to be discrete, and subsequently authorized Piper Sandler to reach out to nine strategic parties.

Later that day, Ms. Brown sent an email to Dr. Berger and Dr. Sorensen advising them that iCAD had engaged Piper Sandler as its financial advisor and that Piper Sandler would work with iCAD to evaluate and negotiate the RadNet offer with the understanding that iCAD would defer entry into an exclusivity letter until after Piper Sandler competed its initial analysis and iCAD and RadNet reached an agreement on the valuation of iCAD.

Between December 19, 2024 and December 27, 2024, iCAD and Piper Sandler finalized an engagement letter to effect the engagement of Piper Sandler as iCAD’s financial advisor, which was executed on December 27, 2024.

On January 6, 2025, representatives of iCAD, RadNet and Piper Sandler held an in-person meeting at Piper Sandler’s offices in Boston that was scheduled following discussions between Ms. Brown and Dr. Sorensen. Ms. Brown and Michelle Strong, iCAD’s Chief Operating Officer, attended the meeting on behalf of iCAD, and Dr. Sorensen and Sanjog Misra, Chief Commercial Officer of Digital Health, attended on behalf of RadNet. During this meeting the parties discussed iCAD’s growth projections and potential synergies with RadNet among other topics. Prior to the meeting, iCAD provided RadNet with copies of certain preliminary non-public financial projections relating to iCAD’s business prepared by management of iCAD for use in RadNet’s evaluation of the potential transaction.

From October 2024 to January 2025, iCAD engaged in high-level and preliminary conversations with two privately held third parties regarding the potential acquisition by iCAD of such third parties. These conversations did not result in the entry into any letters of intent or term sheets.

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On January 17, 2025, the iCAD Board held a regularly scheduled meeting with representatives of Dentons and Piper Sandler in attendance. In addition to covering operational agenda items, the iCAD Board discussed the recent discussions with RadNet and the Private Party, as well as other potential strategic initiatives. At this meeting, representatives of Piper Sandler discussed their preliminary financial analysis regarding iCAD as well as the results of their strategic outreach to the nine selected companies to determine their interest in discussing a strategic transaction with iCAD. This outreach yielded no indications of interest from any of the nine selected parties regarding discussions to pursue a strategic transaction with iCAD.

During January 2025, representatives of iCAD, RadNet and Piper Sandler engaged in a number of discussions regarding the proposed transaction with RadNet and their views as to iCAD’s implied equity value in any stock-for-stock merger transaction. At the request of the Strategic Committee on January 15, 2025, representatives of Piper Sandler proposed during a telephone call an implied iCAD equity value of $120 million to RadNet.

On January 20, 2025, Dr. Sorensen and Ms. Brown discussed the valuation via telephone, during which Dr. Sorensen communicated that RadNet would be willing to move forward with the proposed stock-for-stock transaction at an implied iCAD equity value of $96 million. During this same time period, management of iCAD kept the Strategic Committee and the iCAD Board informed regarding the conversations with RadNet and the valuations proposed by iCAD and RadNet.

On January 23, 2025, a special meeting of the Strategic Committee was held. During this meeting, the Strategic Committee considered the implied valuation of iCAD contemplated by RadNet’s recent proposal and discussed whether it was an appropriate basis upon which to advance discussions.

On January 27, 2025, Mr. Sassine and Ms. Brown participated in a video conference meeting with Dr. Berger and Dr. Sorensen regarding the proposed implied valuation of iCAD. During this meeting, Dr. Berger reiterated RadNet’s interest in the transaction and asked representatives of iCAD to advise on the implied valuation that would be needed to move forward with a transaction. The parties agreed that an implied equity value of $105 million was an appropriate basis upon which to move the transaction forward on a non-binding basis.

On January 29, 2025, RadNet submitted an updated non-binding letter of interest to acquire 100% of iCAD’s equity for a total purchase price of $105 million. The proposal was otherwise the same as the RadNet December 13 LOI. RadNet also delivered an updated exclusivity letter agreement, which again proposed a 120-day exclusivity period. During email and text correspondence over the course of the same day, RadNet conveyed that it believed the 120-day period was necessary and appropriate for this type of transaction.

Later that day, the Strategic Committee met telephonically with representatives of Piper Sandler and Dentons to discuss the updated proposal.

On January 30, 2025, after working with Piper Sandler and Dentons to incorporate revised terms in the drafts, Ms. Brown e-mailed revised drafts of the non-binding proposal and exclusivity letter to Dr. Sorensen, which drafts reflected a number of changes, including proposing that the $105 million would be a minimum implied equity value and that the exchange ratio would be based on a floating exchange ratio based on the lower of the price of the RadNet Common Stock on the date of announcement and the price of RadNet Common Stock on the day prior to closing. The iCAD proposal also eliminated certain conditions relating to new employee non-competition and employment agreements and revised the deal protections to provide for lower fee reimbursement and expanded fiduciary protections for the iCAD Board. The revised exclusivity letter proposed a 30-day exclusivity period and added certain exceptions to the general prohibitions to allow iCAD to raise up to $5 million in aggregate proceeds through the sale of equity pursuant to the terms of its existing at-the-market equity facility and to allow iCAD to continue discussions with respect to potential strategic acquisitions by iCAD, subject to certain parameters.

On January 31, 2025, a continuation of the January 17, 2025, iCAD Board meeting was held with representatives of Dentons in attendance. At this meeting, Ms. Brown updated the iCAD Board on the strategic transactions discussed at the January 17, 2025, iCAD Board meeting, including the updated proposal from RadNet, and the iCAD Board discussed in additional detail the presentation made by representatives of Piper Sandler at the January 17, 2025, iCAD Board meeting.

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On February 3, 2025, RadNet submitted an updated non-binding letter of interest to acquire 100% of iCAD’s equity based on an aggregate implied equity value of $105 million, which would be reduced by an amount equal to 50% of iCAD’s incurred transaction expenses. The updated non-binding proposal provided that the exchange ratio would be determined on a floating basis to be finalized based on the five-day RadNet average share price for the period ending two days prior to closing. The revised proposal reversed iCAD’s proposed change to reduce the deal protection reimbursement fee and proposed that RadNet would have matching rights before iCAD could terminate a definitive agreement with RadNet to execute a superior agreement. RadNet also delivered an updated exclusivity letter agreement that proposed a 60-day exclusivity period and added notice rights with respect to any alternative proposals to be received by iCAD during the exclusivity period.

Following receipt of the RadNet updated February 3, 2025 proposed letter of interest, the Strategic Committee met later that day with representatives of Piper Sandler and Dentons to discuss the terms of the proposal. The Strategic Committee and the advisors discussed a number of changes to the February 3, 2025 proposal and, on February 4, 2025, Ms. Brown emailed Dr. Sorensen a revised proposal. In iCAD’s revised proposal, iCAD removed the provision providing for a reduction to the valuation for 50% of iCAD’s transaction expenses and proposed that the exchange ratio would include a mechanism to ensure that the final exchange ratio would be in an agreed upon range. iCAD revised the exclusivity letter to eliminate any notice of alternative proposals and to reduce the initial exclusivity period to 30 days with an automatic 30-day extension if RadNet delivered a draft merger agreement with terms consistent with the non-binding letter of interest during the initial 30-day period.

On February 7, 2025, RadNet submitted a further revised non-binding letter of interest, which reflected the terms of the prior February 5, 2025 revised non-binding letter of interest proposed by iCAD, including a $105 million implied equity value for iCAD. RadNet proposed revisions to make any exchange ratio price collar provisions symmetrical and added a note to indicate that iCAD’s transaction expenses would be assessed during the 30-day period after the signing of the non-binding letter of interest. RadNet included the proposed exclusivity letter without any changes from the last draft prepared by iCAD. Following receipt of the RadNet updated proposed letter of interest, the Strategic Committee met with representatives of Piper Sandler and Dentons later that same day to discuss the terms of the updated proposal. During these discussions, the Strategic Committee agreed that the updated non-binding proposal from RadNet was generally acceptable and agreed to update the full iCAD Board and propose that the iCAD Board approve the entry into the non-binding letter of interest and the exclusivity letter.

Between February 7, 2025 and February 8, 2025, Ms. Brown had discussions with all of the members of the iCAD Board.

On February 8, 2025, the iCAD Board, following a recommendation from the Strategic Committee, executed a unanimous written consent authorizing Ms. Brown to execute the non-binding letter of interest and the exclusivity letter.

On February 9, 2025, Dr. Sorensen delivered a countersigned copy to Ms. Brown of the non-binding letter of interest and the exclusivity letter, and on February 10, 2025, Dr. Sorensen sent Ms. Brown a preliminary due diligence request list, which was updated on February 12, 2025.

Between February 10, 2025 and February 16, 2025, representatives of iCAD, Dentons and Piper Sandler held a number of telephonic and Zoom meetings to discuss the preparation and organization of a virtual data room containing due diligence information and the process for furnishing access to such data room to RadNet and Perkins Coie.

On February 11, 2025, representatives of Perkins Coie delivered a request for legal due diligence materials to Piper Sandler, via representatives of RadNet.

On February 13, 2025, RadNet and its legal and accounting advisors were provided access to the virtual data room.

On February 17, 2025, representatives of iCAD, RadNet and their advisors took part in a call to discuss the status of the virtual data room, the diligence tracker being used to confirm that all diligence was being provided or addressed and next steps in the process.

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On February 21, 2025, representatives of Dentons and Perkins Coie held an introductory call to discuss the general timeline of the transaction and certain high-level deal questions addressed in part in the non-binding letter of interest delivered on February 7, 2025.

Over the course of February 2025 and March 2025, RadNet and its advisors and representatives conducted due diligence with the assistance of members of iCAD management and representatives of Piper Sandler and Dentons, which included multiple due diligence meetings and responses to several additional due diligence requests. These meetings covered topics that included financial and tax matters, legal matters, product strategy, marketing, human resources, technology and information security.

On March 8, 2025, representatives of Perkins Coie delivered an initial draft of the merger agreement to representatives of Dentons. The draft was generally consistent with the terms of the non-binding letter of interest and provided for an implied iCAD equity value of $105 million and a floating exchange ratio. The draft did not include any price collars or adjustment provisions.

On March 10, 2025, representatives of Dentons, Piper Sandler and the Strategic Committee discussed the draft merger agreement and agreed to propose a limited number of changes to clarify and correct certain representations and warranties, provide that the floating exchange ratio would be calculated using the treasury stock method calculation and to add a termination right to execute a potential superior offer.

On March 12, 2025, Dentons shared a proposed revised draft of the merger agreement with the Strategic Committee.

On March 14, 2025, representatives of Dentons held a call with iCAD to discuss the shared markup of the draft merger agreement that it intended to deliver to Perkins Coie. Later that day, representatives of Dentons delivered to representatives of Perkins Coie a revised draft of the merger agreement following feedback from iCAD management and representatives of Piper Sandler. The markup reflected the changes discussed with the Strategic Committee and Piper Sandler.

On March 17, 2025, representatives of Dentons held a call with iCAD to discuss the preparation of the disclosure letter relating to the draft merger agreement.

Between March 18, 2025 and March 25, 2025, representatives of iCAD, RadNet, Dentons and Perkins Coie held various calls to discuss certain intellectual property, data privacy and healthcare regulatory matters related to the proposed transaction and continued to attend to other supplementary due diligence requests and questions received.

On March 27, 2025, representatives of Perkins Coie delivered to representatives of Dentons a revised draft of the merger agreement. The revised draft excluded changes proposed by Dentons with respect to the calculation of the exchange ratio and the inclusion of a termination right to execute a superior offer. On March 31, 2025, representatives of Dentons and Perkins Coie held a call to discuss certain open issues in the Merger Agreement.

On April 1, 2025, representatives of Dentons delivered to representatives of Perkins Coie a revised draft of the merger agreement, which again proposed to calculate the floating exchange ratio using the treasury stock method. Also on April 1, 2025, representatives of Dentons delivered to representatives of Perkins Coie an initial draft of the iCAD disclosure letter relating to the draft merger agreement.

On April 2, 2025, Piper Sandler delivered a customary relationship disclosure letter regarding its lack of relationship with RadNet to representatives of iCAD and Dentons.

On April 4, 2025, representatives of RadNet discussed with representatives of iCAD updates to the potential timeline for the execution and announcement of the transaction.

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Between April 4, 2025 and April 7, 2025, representatives of Piper Sandler and, iCAD and RadNet engaged in a number of discussions regarding the material open issues regarding the calculation of the exchange ratio and the timeline for execution of the proposed transaction.

On April 7, 2025, Dr. Sorensen, along with Kees Wesdorp, Chief Executive Officer of DeepHealth, held a videoconference with Ms. Brown and a representative of Piper Sandler to discuss the potential transaction. During this call, Dr. Sorensen and Mr. Wesdorp discussed the increase in the transaction’s implied premium resulting from RadNet’s recent stock price decline and general market tensions and proposed that the terms be revised to provide for a fixed exchange ratio at an implied equity value for iCAD of $105 million as of February 9, 2025, which would mean a then-current implied equity value of closer to $85 million. During the call, the parties also discussed a potential all cash offer of $75 million. Following this discussion, representatives of Piper Sandler and Dentons discussed the revised proposal and a proposed response.

Following discussions among representatives of RadNet, iCAD, the Strategic Committee and Piper Sandler over the course of April 7, 2025 to April 11, 2025, RadNet confirmed on April 9, 2025, a revised proposal at an implied equity value of $105 million based on a fixed exchange ratio determined using the closing price of RadNet’s common stock as of April 9, 2025.

On April 9, 2025, representatives of Perkins Coie delivered to representatives of Dentons a revised draft of the merger agreement, which included the fixed exchange ratio previously discussed, but contemplated that this exchange ratio would be determined based on the fully-diluted capital stock of iCAD, rather than the treasury stock method. In addition, representatives of Perkins Coie shared an initial draft of the voting and support agreement to be delivered by each director of iCAD concurrently with the execution of the merger agreement. The draft voting and support agreement contained customary terms for an agreement of this nature, including transfer restrictions between signing and closing and agreement to vote in favor of the proposed transaction.

On April 10, 2025, representatives of Dentons delivered to representatives of Perkins Coie a further revised draft of the merger agreement. Among other things, the draft provided for a fixed exchange ratio calculated based on the treasury stock method, rather than a fully-diluted share count, and the assumption by RadNet of all outstanding iCAD options, including options that were then-currently out-of-the-money. The draft also contemplated that RadNet would assume and honor the terms of iCAD’s severance guidelines for any U.S. continuing employee that experienced a qualifying termination of employment within four months following the closing of the proposed transaction.

On April 10, 2025, representatives of Perkins Coie delivered to representatives of Dentons an exclusivity extension letter, which would amend the expiration of the exclusivity period under the existing exclusivity letter to expire on April 16, 2025.

Later on April 10, 2025, a special meeting of the Strategic Committee was held. During this meeting, the members of the Strategic Committee discussed the revised draft merger agreement that was shared by representatives of Dentons with representatives of Perkins Coie on April 10, 2025 and the open issues contained in the draft merger agreement, including calculating the fixed exchange ratio using the treasury stock method and the treatment of iCAD options. The Strategic Committee also discussed proposed the extension of exclusivity to April 11, 2025 and agreed that it would be prudent to extend exclusivity in light of the current status of negotiations.

On April 11, 2025, the exclusivity extension letter was executed by iCAD and RadNet.

On April 11, 2025, a representative of Piper Sandler and Dr. Berger engaged in a conversion regarding the methodology for calculating the exchange ratio and how in-the-money options and out-of-the money options would be treated for purposes of calculating the exchange ratio.

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Also on April 11, 2025, a special meeting was held with the iCAD Board and representatives of Dentons and Piper Sandler. At this meeting, representatives of Piper Sandler led a brief discussion on the status of negotiations and confirmed that the parties were aligned on all major business and economic points, other than the process for calculating the exchange ratio and the treatment of iCAD options. Following robust discussion by the iCAD Board, the iCAD Board directed representatives of Dentons to continue to push for changes to the draft merger agreement that would result in a longer exercise period for the iCAD options to be assumed by RadNet to create potential upside for the out-of-the-money option holders. Following discussions on the merger agreement, representatives of Dentons reviewed with the members of iCAD Board their fiduciary duties and the applicable standards of review applied under Delaware law. Representatives of Dentons then provided an overview of the transaction timeline and the process for filing a proxy statement/registration statement on Form S-4 with the SEC. Following this discussion, representatives of Piper Sandler then reviewed and discussed Piper Sandler’s preliminary financial analyses of the proposed transaction.

On April 11, 2025 and April 12, 2025, representatives of Perkins Coie and representatives of Dentons shared several drafts of (i) the form of voting and support agreement to be executed by iCAD directors concurrently with the execution of the merger agreement, (ii) the disclosure schedules accompanying the merger agreement, (iii) a joint press release announcing the execution of the merger agreement, (iv) each of the parties’ current reports on Form 8-K and (v) draft communications materials.

Between April 11, 2025, and April 14, 2025, representatives of iCAD, RadNet, Piper Sandler, Dentons and Perkins Coie engaged in a number of conversations regarding the final open issues, including the final exchange ratio, confirmation of certain stay bonuses proposed by iCAD, the treatment of unvested iCAD Board options and iCAD’s ability to extend the exercise period of certain non-qualified stock options.

On April 12, 2025, representatives of Perkins Coie shared with representatives of Dentons a further revised draft of the merger agreement. Among other things, the revised draft provided for the assumption by RadNet of iCAD options with an exercise price less than $7.20 and the cancellation of all other outstanding options immediately prior to the effective time of the proposed merger. The draft merger agreement also provided for a to-be-agreed-upon fixed exchange ratio that would not be adjusted between signing and closing.

Later on April 12, 2025, representatives of Dentons shared with representatives of Perkins Coie a further revised draft of the merger agreement, which, among other things, provided for (i) a one-year exercise period for the eligible iCAD options, subject to certain exceptions and limitations, (ii) an “outside date” with respect to the closing of the proposed transaction of September 30, 2025, and (iii) subject to the terms and conditions under the severance guidelines referenced in the merger agreement and set forth in the confidential disclosure schedules thereto, RadNet honoring iCAD’s severance guidelines for any continuing U.S. employee that experiences a qualifying termination of employment within 90 days following the closing of the proposed transaction.

Later on April 12, 2025, representatives of Perkins Coie delivered a further revised draft of the merger agreement, which eliminated the one-year exercise period for the eligible iCAD options and preservation of the severance guidelines as outlined above.

Over the course of April 13, 2025 and April 14, 2025, representatives of Perkins Coie and Dentons continued to trade drafts of the disclosure schedules, voting and support agreement, press release, Form 8-Ks, communications materials and other transaction documents.

On April 14, 2025, Dr. Sorensen and Ms. Brown engaged in a conversation with respect to all remaining open issues. During this conversation, Dr. Sorensen and Ms. Brown agreed that the exchange ratio would be fixed at 0.0677 and resolved the remaining open issues related to stay-bonus payments and treatment of the exercise period for certain non-qualified options.

On April 14, 2025, representatives of Perkins Coie shared with representatives of Dentons updates to the potential timeline for the execution and announcement of the transaction and conference calls with RadNet and iCAD stockholders.

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Also on April 14, 2025, representatives of Dentons delivered a further revised draft of the merger agreement, which contemplated (i) a one-year exercise period for the eligible iCAD options that were non-qualified stock options, subject to certain exceptions and limitations, and (ii) subject to the terms and conditions under the severance guidelines referenced in the merger agreement and set forth in the confidential disclosure schedules thereto, preservation of such severance guidelines for any eligible continuing U.S. employee that experienced a qualifying termination of employment within 60 days following the closing of the proposed transaction.

On April 15, 2025, representatives of Perkins Coie confirmed that the revised draft delivered by Dentons on the previous day was materially complete and final.

Later on April 15, 2025, the iCAD Board held a special meeting, with representatives from Dentons and Piper Sandler in attendance, to consider the proposed transaction. At this meeting, representatives of Dentons recapped their prior discussion with the members of the iCAD Board on their fiduciary duties. Representatives of Dentons then summarized the principal terms and conditions of the Merger Agreement, as well as certain related transaction agreements.

At the request of the iCAD Board, representatives of Piper Sandler then reviewed and discussed Piper Sandler’s financial analyses relating to the proposed transaction. Thereafter, at the request of the iCAD Board, representatives of Piper Sandler rendered an oral opinion of Piper Sandler to the iCAD Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the iCAD Board dated April 15, 2025), to the effect that, as of such date and based on and subject to various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Piper Sandler in connection with the preparation of its opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of iCAD Common Stock who would receive RadNet Common Stock in the Merger. Following discussion and recommendation of the Strategic Committee, the iCAD Board unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and (iv) directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at the Special Meeting. For the basis of the iCAD Board’s determination in this regard, please see “— Recommendation of the iCAD Board of Directors and Reasons for the Merger.”

Later that day on April 15, 2025, the Merger Agreement was executed by iCAD and RadNet. Following the closing of trading on the U.S. public stock markets, RadNet and iCAD issued a joint press release announcing the execution of the Merger Agreement.

On April 17, 2025, iCAD and RadNet amended the Non-Disclosure Agreement to extend the term to April 19, 2026.

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Recommendation of the iCAD Board of Directors and Reasons for the Merger

At a meeting held on April 15, 2025, the iCAD Board unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and the transactions contemplated thereby, (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and (iv) directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at the Special Meeting. Accordingly, the iCAD Board unanimously recommends that holders of iCAD Common Stock vote “FOR” the Merger Agreement Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the iCAD Board consulted with its senior management and legal and financial advisor, and considered and analyzed a range of factors. In the course of reaching its determination to approve the terms of the Merger Agreement and the Merger and to recommend that stockholders approve the terms of the Merger Agreement and the Merger, the iCAD Board considered numerous factors, including the following material factors and benefits, each of which the iCAD Board of Directors believed supported its unanimous determination and recommendation:

•	Value of Consideration Received. The value of the consideration to be received by iCAD stockholders as a result of the Merger, including the fact that:

o	the fixed Exchange Ratio provides certainty to iCAD stockholders as to the number of shares of RadNet Common Stock to be issued to iCAD stockholders in the Merger;

o	the stock consideration offers iCAD stockholders the opportunity to participate in any potential value accretion of RadNet following the consummation of the Merger, as well as any additional premium that may be realized in the event RadNet is sold to a third party in the future;

o	the fact that the Exchange Ratio represents an approximately 98% premium to iCAD stockholders based on iCAD’s closing stock price on Monday, April 14, 2025, the trading day immediately prior to the announcement of the Merger Agreement; and

o	the fact that the Merger will provide the iCAD stockholders with shares of RadNet Common Stock that are more widely held and actively traded, which could provide greater liquidity and marketability for iCAD stockholders who wish to sell their shares.

•	Business, Financial Condition, Prospects and Execution Risks. The iCAD Board considered iCAD’s then-current and historical operating and financial performance, as well as its prospects and risks if it were to remain an independent company. The iCAD Board also considered iCAD management’s business plans and strategies, including the potential opportunities that these plans and strategies presented against, among other things, various execution and other risks to achieving these business plans, including:

o	whether these business plans could be achieved in the face of operational and execution risks in the short and long term;

o	the impact of market, industry, regulatory and competitive trends on iCAD’s business; and

o	market volatility and the general risks related to market conditions that could reduce the price of the iCAD Common Stock. Among the potential risks identified by the iCAD Board were: (i) its prospects and competitive position as an independent company; (ii) its size, as well as its financial resources and access to capital on a cost-effective basis, relative to those of its competitors; (iii) the evolving regulatory and care standards that characterize the industry that iCAD operates in; (iv) its ability to continue to drive adoption of iCAD’s product offerings and AI-driven solutions, as well as demographic and epidemiologic trends that may affect the market for its products; and (v) the scale, efficiencies and performance of its sales operations, including relative to its larger competitors, and its ability to execute ongoing and planned operational initiatives.

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•	Acceleration of Long-Term Vision and Strategy. Integrating iCAD’s ProFound Breast Health Suite solutions with RadNet’s product, engineering and commercial capabilities is expected to better position iCAD to (i) create a comprehensive portfolio of breast screening AI, integrated viewing and reporting tools that complement RadNet’s portfolio of AI-powered cancer detection and screening tools, (ii) scale and boost commercial and R&D capabilities, (iii) provide its customers with access to a broader suite of viewing and reporting and end-to-end screening solutions, and (iv) expand its customer reach.

•	Risks of Continuing as a Stand-Alone Company. The iCAD Board considered the risks of continuing to execute iCAD’s AI-driven cancer detection and screening tools as a stand-alone company, including (i) challenges associated with effectively commercializing iCAD’s cancer detection and screening tools; (ii) macroeconomic risks, including uncertainty in the AI industry and challenges associated with broad market acceptance of AI-driven products; (iii) the fact that iCAD’s standalone business plan entailed years of negative cash flow and the substantial funding necessary for iCAD’s operation and growth strategy, including the potential that iCAD may need to raise additional capital in the future in order to fund its operations prior to achieving positive cash flow; (iv) the fact that iCAD has paused sales of its ProFound AI Risk product pending regulatory clearance from the U.S. Food and Drug Administration (the “FDA”); (v) increasing competition from both existing competitors and potential entry by large, well-capitalized technology and AI-driven platforms; (vi) the ongoing costs associated with maintaining iCAD’s status as an independent public company and (vii) the other risk factors related to iCAD’s business and prospects as set forth in iCAD’s Annual Report on Form 10-K filed with the SEC on March 31, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2025.

•	Operating and Financial Performance. iCAD’s operating and financial performance and its prospects, including certain prospective forecasts for iCAD prepared by iCAD’s senior management, which reflect an application of various assumptions of senior management, and the inherent uncertainty of achieving iCAD’s prospective forecasts, as set forth below under the section titled “—Certain iCAD Unaudited Prospective Financial Information”, and that, as a result, iCAD’s actual financial results in future periods could differ materially from senior management’s forecasts.

•	Attractive Value. The iCAD Board considered the fact that the Exchange Ratio represented compelling value for the shares of iCAD Common Stock and believed that the Exchange Ratio represented the best value reasonably available for iCAD stockholders, including compared to iCAD continuing to operate as a stand-alone company. The iCAD Board reviewed historical market prices, volatility and trading information with respect to the shares of iCAD Common Stock, including the fact that the Exchange Ratio represents: (i) an approximately 98% premium to iCAD stockholders based on iCAD’s closing stock price on Monday, April 14, 2025, the trading day immediately prior to the announcement of the Merger Agreement, and (ii) an approximately 103% premium to iCAD stockholders based on iCAD’s average closing stock price over the four-week period immediately prior to the execution of the Merger Agreement.

•	Tax-Free Reorganization. The fact that the Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus.

•	Consideration of RadNet’s Business Plan. The iCAD Board further considered the business of RadNet, including RadNet’s plans to accelerate the growth and delivery of transformative, AI-driven healthcare solutions and commitment to increased investment in R&D and integration of iCAD’s technology and solutions.

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•	Negotiation Process. The iCAD Board considered the fact that the terms of the Merger, including the Exchange Ratio, were the result of robust, arm’s length negotiations conducted by iCAD at the direction of the iCAD Board, and with the assistance of an independent financial advisor and outside legal counsel. The iCAD Board believed that the Exchange Ratio represented the best value that iCAD could reasonably obtain from RadNet for the shares of iCAD Common Stock, taking into account (i) RadNet’s statements, including that this price was RadNet’s final offer; (ii) the iCAD Board assessment, after consultation with its financial advisor, that other parties did not have the interest in, or capability to, acquire iCAD at a higher price; and (iii) the iCAD Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities, and general financial condition of iCAD on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to iCAD’s business plan and growth targets. The iCAD Board believed, after consultation with representatives of Piper Sandler, that further negotiations would have created a risk of causing RadNet to abandon the proposed transaction altogether or materially delaying the entry into definitive transaction agreements with respect to the proposed transaction, that it was unlikely that any other potential acquiror would be willing and able to acquire iCAD at a price in excess of the Exchange Ratio, which as of April 14, 2025 represented an implied value of $3.61 per share of iCAD Common Stock, even if iCAD were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a transaction with iCAD that iCAD’s Board would view as more value-maximizing for iCAD stockholders than the Merger.

•	Strategic Alternatives. The iCAD Board considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives, including the continuation of iCAD’s business plan as an independent public company. After a review of strategic alternatives and discussions with management and iCAD’s financial and legal advisors, the iCAD Board determined that the Exchange Ratio is more favorable to iCAD stockholders than the potential value that might result from other potentially available strategic options.

•	Receipt of Opinion from Piper Sandler. The written opinion of Piper Sandler was delivered to the iCAD Board on April 15, 2025, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler, as described in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of iCAD Common Stock who will receive RadNet Common Stock in the Merger, as more fully described below under the section titled “The Merger—Opinion of iCAD’s Financial Advisor”, which full text of the written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus in its entirety.

•	Timing and Likelihood of Consummation. The iCAD Board considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

o	the limited conditions to RadNet’s obligation to consummate the Merger as provided by the Merger Agreement;

o	the absence of anticipated substantive issues expected in connection with obtaining the termination or expiration of the applicable waiting period under the HSR Act; and

o	the business reputation, capabilities and financial condition of RadNet.

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•	Other Terms of the Merger Agreement. The iCAD Board considered other terms of the Merger Agreement, as more fully described under the section titled “The Merger Agreement” of this proxy statement/prospectus, including:

o	the provisions of the Merger Agreement that permit iCAD, in response to certain unsolicited written acquisition proposals, to furnish information to and participate in discussions and negotiations with third parties prior to receipt of iCAD stockholder approval under certain circumstances and, under certain conditions, to accept a Superior Offer, and the corresponding right to terminate the Merger Agreement (subject to the payment by iCAD to RadNet of $1,000,000, plus up to $2,000,000 of all documented fees and expenses of RadNet incurred in connection with the negotiation and performance of the Merger Agreement and the transactions contemplated thereby), and that the amount of the termination fee payable by iCAD is reasonable, would not likely deter competing bids and would not likely be required to be paid unless iCAD entered into a more favorable transaction;

o	the remedies available to iCAD under the Merger Agreement including the rights of iCAD to specific enforcement;

o	the scope of the representations, warranties, and covenants being made by iCAD and RadNet; and

o	the terms of the Merger Agreement provide iCAD with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•	Opportunity of iCAD Stockholders to Vote. The iCAD Board considered the fact that the Merger would be subject to the approval of iCAD stockholders, and that iCAD stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Agreement Proposal at the iCAD Special Meeting.

•	No Management Arrangements. The iCAD Board considered the fact that RadNet did not require any member of iCAD management to enter into an employment or other agreement or arrangement as a condition to entering into the Merger Agreement, which avoided potential conflicts of interest in the negotiations and additional barriers to reaching an agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the iCAD Board, in consultation with iCAD’s senior management, outside legal counsel, and financial advisor, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily exhaustive or presented in order of relative importance):

•	No Ongoing Equity Interest in iCAD. The iCAD Board considered the fact that iCAD’s public stockholders will have no ongoing equity interest in the Surviving Corporation following the Merger, meaning that iCAD stockholders will cease to participate in iCAD’s potential future earnings or growth and will not benefit from any future increase in the value of iCAD following completion of the Merger, other than indirectly through their equity interest in RadNet.

•	Fixed Exchange Ratio. The iCAD Board considered that because the Merger Consideration is based on a fixed Exchange Ratio, iCAD stockholders bear the risk that the market value of the shares of RadNet Common Stock may decline before the Effective Time, reducing the value of the Merger Consideration to be received by iCAD stockholders.

•	Termination Fee and Expense Reimbursement. The iCAD Board considered the fact that iCAD may be required to pay a termination fee to RadNet of $1,000,000, plus up to $2,000,000 of all documented fees and expenses of RadNet incurred in connection with the negotiation and performance of the Merger Agreement and the transactions contemplated thereby, under certain circumstances.

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•	Effect of Announcement. The iCAD Board considered the potential effect of the public announcement of the Merger Agreement on iCAD’s employees, operations and business partners, as well as its ability to attract and retain key personnel while the Merger is pending.

•	Interim Operating Covenants. The iCAD Board considered the fact that the Merger Agreement imposes restrictions on the conduct of iCAD’s business prior to the consummation of the Merger, requiring iCAD to conduct its business according to its ordinary course of business consistent with past practice and refrain from taking certain specified actions without RadNet’s prior written consent. The iCAD Board considered that such restrictions may potentially delay or prevent iCAD from pursuing business strategies or opportunities that may arise while the Merger is pending.

•	Risks That the Merger May Not Be Approved by iCAD Stockholders. The iCAD Board considered the possibility that the Merger Agreement Proposal will not be approved by iCAD stockholders.

•	Risks That the Merger Might Be Delayed or Not Be Completed at All. The iCAD Board considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. Furthermore, the iCAD Board considered the risks and costs to iCAD if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of iCAD’s management and employees’ attention; potential employee attrition; the potential effect on vendors, partners and others that do business with iCAD; and the potential effect on the trading price of the shares of iCAD common stock.

•	Risks Related to Integration. The iCAD Board considered the potential challenges and uncertainties inherent in integrating the operations of iCAD and RadNet, including the risk that the integration may be more complex, time-consuming, or costly than anticipated. The iCAD Board also considered the possibility that the cost savings and operational synergies anticipated to result from the Merger may not be fully realized or may take longer to realize than expected, and that the integration process could divert management’s attention and resources from ongoing business operations, thereby adversely impacting RadNet’s business and financial results.

•	Transaction Costs. The iCAD Board considered the fact that significant costs have been and will continue to be incurred in connection with the Merger, and that substantial time and effort of iCAD’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of iCAD’s business. If the Merger is not consummated, iCAD will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of iCAD common stock.

•	Potential Conflicts of Interest. The iCAD Board considered the potential conflicts of interest created by the fact that iCAD’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section titled “The Merger - Interests of iCAD’s Directors and Executive Officers in the Merger” of this proxy statement/prospectus.

•	Regulatory Approval Risks. The iCAD Board considered the fact that the completion of the Merger requires termination or expiration of the applicable waiting period under the HSR Act, which could subject the Merger to unforeseen delays and risk.

•	Risks of Pending Actions. The iCAD Board considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein.

The iCAD Board believed that, overall, the potential benefits of the Merger to iCAD stockholders substantially outweighed the risks and uncertainties of the Merger.

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The foregoing discussion of factors considered by the iCAD Board contains the material factors considered by the iCAD Board, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the iCAD Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the iCAD Board applied his or her own business judgment to the process and may have given different weight to different factors. The iCAD Board did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, the iCAD Board based its recommendation on the totality of the information presented.

RadNet’s Reasons for the Merger

After careful consideration, the RadNet Board unanimously determined that the Merger and the related transactions contemplated thereby were advisable and in the best interests of RadNet and its stockholders.

In making its determination, the RadNet Board held a number of meetings, consulted with RadNet’s senior management and its outside legal advisors, Perkins Coie, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of RadNet and iCAD. The RadNet Board considered a number of factors, including the following (not necessarily presented in order of relative importance to the RadNet Board):

Strategic and Financial Factors. The RadNet Board believes that the Merger presents, and is expected to provide, a number of significant strategic and financial opportunities and benefits to RadNet and its stockholders, including the following:

•	the expectation that the complementary nature of RadNet’s existing clinical infrastructure and AI technology and iCAD’s AI tools will create greater growth potential across geographies and customers;

•	the belief that the Merger will enhance RadNet’s leadership position in the diagnostic imaging services industry and that RadNet’s and iCAD’s complementary focus on AI-powered breast health solutions will enable RadNet to offer a more comprehensive suite of solutions, better leverage data and accelerate its growth trajectory through its DeepHealth subsidiary;

•	the expectation that RadNet will, following the Merger, have enhanced commercial, product, research and development and innovation capabilities and resources, which should allow RadNet, through its DeepHealth subsidiary, to improve patient outcomes, accelerate growth, better serve customers, accelerate innovation and sustain investment in rapid product innovation and introduction;

•	the expectation of a stronger combined team by joining the significant strengths and quality of the workforce across both companies;

•	the expectation that iCAD will have sufficient financial resources and flexibility as a result of the Merger, even after taking into account transaction-related expenses, to realize the full potential of its products, to engage in additional product development, and to invest in other business development opportunities for sustainable long-term growth;

•	the expectation that the Merger will result in meaningful synergies by combining key assets, personnel, capabilities, intellectual property, access to customers, and that the Merger is expected to create significant value opportunity for all stockholders; and

•	the expectation that RadNet will successfully integrate iCAD into the DeepHealth business, and enhance RadNet’s future opportunity and flexibility.

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Other Factors. In addition to considering the strategic and financial factors described above, the RadNet Board considered the following additional factors, all of which it viewed as supporting its decision to approve the Merger:

•	the fact that the Exchange Ratio was the result of a series of robust arm’s length negotiations between the parties with the assistance of independent financial advisors and outside legal counsels;

•	that, based on (i) the Exchange Ratio of 0.0677, (ii) the number of shares of iCAD Common Stock and Eligible iCAD Options outstanding as of the iCAD Record Date, and the number of shares of RadNet Common Stock outstanding as of the iCAD Record Date, RadNet and iCAD estimate that, as of immediately following completion of the Merger, holders of RadNet Common Stock as of immediately prior to the Merger will hold approximately 97.4% of the outstanding shares of RadNet Common Stock on a fully diluted basis and, as a result, RadNet’s stockholders prior to the Merger will continue to own a significant portion of RadNet following the Merger, giving them the opportunity to meaningfully benefit from the expected synergies of the Merger;

•	historical information concerning RadNet’s and iCAD’s respective businesses, financial condition, results of operations, earnings, trading prices, competitive positions and prospects on a stand-alone basis and post-Merger basis;

•	the Outside Date under the Merger Agreement, taking into account the ability of the parties to extend the initial Outside Date in specified circumstances to (as more fully described in the section titled “The Merger Agreement—Termination of the Merger Agreement”), which is expected to allow for sufficient time to complete the Merger;

•	the results of the due diligence review of iCAD and its business, including with respect to legal, regulatory, intellectual property, accounting, tax and human resources matters, conducted by RadNet and its advisors;

•	the current and prospective business environment in which RadNet and iCAD operate, including global and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on RadNet;

•	the recommendation of RadNet’s senior management in favor of the Merger;

•	the fact that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with the result that U.S. holders of iCAD Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of the Merger Consideration, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus;

•	the review by the RadNet Board with its advisors of the structure of the Merger and the financial and other terms of the Merger Agreement, including the likelihood of consummation of the proposed transactions contemplated by the Merger Agreement and the evaluation of the RadNet Board of the likely time period necessary to complete the Merger; and

•	the increased likelihood of obtaining the iCAD Stockholder Approval due to the fact that the Voting and Support Agreement Stockholders (who collectively beneficially own, in the aggregate, approximately 5.5% of the issued and outstanding shares of iCAD Common Stock as of the iCAD Record Date) have agreed to vote the shares of iCAD Common Stock beneficially owned by them in favor of, among other things, the Merger Agreement Proposal, and not to transfer, or enter into an agreement to transfer, their shares of iCAD Common Stock, with certain limited exceptions.

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The RadNet Board also considered the following specific aspects of the Merger Agreement:

•	that the Exchange Ratio is fixed, with no adjustment in the Merger Consideration to be received by iCAD stockholders as a result of possible increases or decreases in the trading price of RadNet’s stock following the announcement of the Merger, which creates certainty as to the number of shares of RadNet Common Stock to be issued in the Merger as well as the fact that the Merger Agreement does not provide iCAD with a collar or a value-based termination right;

•	the nature of the closing conditions included in the Merger Agreement as well as the likelihood of satisfaction of all conditions to completion of the transactions contemplated by the Merger Agreement;

•	that the representations and warranties of each of RadNet and iCAD, respectively, as well as the interim operating covenants in the Merger Agreement requiring iCAD to conduct its business in the ordinary course prior to consummation of the Merger, subject to specific limitations, are reasonable under the circumstances; and

•	the restrictions in the Merger Agreement on iCAD’s ability to respond to and negotiate certain alternative transaction proposals from third parties, subject to certain exceptions, and the requirement that iCAD pays RadNet the Termination Fee if the Merger Agreement is terminated under certain circumstances.

The RadNet Board weighed these advantages and opportunities against a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including (not necessarily presented in order of relative importance to the RadNet Board):

•	the dilution to existing RadNet stockholders as a result of the Merger and the potential dilution associated with the acceleration or assumption of certain outstanding iCAD equity awards;

•	the risk that iCAD’s financial performance may not meet RadNet’s expectations;

•	the fact that projections of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not being able to realize all of the anticipated benefits of the Merger, including the synergies, cost savings, growth opportunities or cash flows between RadNet and iCAD, or that such benefits may take longer than expected to be realized, if at all;

•	the difficulties and management challenges inherent in completing the Merger and integrating the businesses, operations and workforce of two businesses of the size and scope of RadNet and iCAD and the possibility of encountering difficulties in achieving expected growth and cost savings;

•	the current and prospective business climate in RadNet’s industry;

•	the costs, fees and expenses associated with completing the Merger and the other transactions contemplated by the Merger Agreement, including those incurred regardless of whether the Merger is consummated;

•	the risks and costs to RadNet in connection with the Merger (including if the Merger is not completed), either during the pendency of the Merger or following the consummation of the Merger, including the risks and costs associated with the potential diversion of management and employee attention, potential management and employee attrition and the potential negative effect on RadNet’s and iCAD’s respective relationships with employees, customers and suppliers;

•	the risk that the Merger may not be completed despite the combined efforts of RadNet and iCAD or that completion may be unduly delayed, even if the iCAD Stockholder Approval is obtained at the Special Meeting;

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•	the potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•	the risk that iCAD stockholders may vote down the Merger Agreement Proposal at the Special Meeting;

•	the fact that the Merger Agreement permits iCAD, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals prior to the time that the iCAD Stockholder Approval is obtained;

•	the fact that the Merger Agreement permits the iCAD Board, subject to certain conditions, to make an iCAD Recommendation Change to the recommendation to iCAD stockholders that they approve the Merger Agreement Proposal if it would be inconsistent with the iCAD Board’s fiduciary duties to its stockholders under applicable laws to fail to do so;

•	the risk that the Termination Fee to which RadNet may be entitled, subject to the terms and conditions of the Merger Agreement, in the event the Merger Agreement is terminated in certain circumstances may not be sufficient to compensate RadNet for the harm it might suffer as a result of such termination;

•	the fact that the Merger Agreement contains restrictions on RadNet’s conduct of business prior to the completion of the Merger, which could delay or prevent RadNet from undertaking business opportunities that may arise, or taking other actions with respect to the operations and strategy of RadNet that the RadNet Board and RadNet’s management might otherwise believe were appropriate or desirable;

•	iCAD’s ability to specifically enforce RadNet’s obligations under the Merger Agreement; and

•	the risks of the type and nature described in the section titled “Risk Factors” and the matters described in the section titled “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement/prospectus.

The RadNet Board considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the Merger Agreement.

The foregoing discussion of the information and factors that the RadNet Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the RadNet Board considered. The RadNet Board collectively reached the conclusion to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the RadNet Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the RadNet Board considered in connection with its evaluation of the Merger, the RadNet Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the RadNet Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of RadNet’s consideration of the factors supporting the Merger is forward-looking in nature. This information should be read in light of the factors discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” of this proxy statement/prospectus.

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Certain iCAD Unaudited Prospective Financial Information

iCAD does not as a matter of course publicly disclose long term projections as to future performance, operating income or other financial results. However, iCAD’s management prepared projections for the years ending December 31, 2025 through December 31, 2029 (the “Projections”) that were utilized in connection with the Merger. The Projections are included in this proxy statement/prospectus only because (1) portions of the Projections through the year ending December 31, 2029 were made available to RadNet in connection with RadNet’s due diligence review of iCAD; (2) the Projections were made available to the RadNet Board in connection with its consideration of the Merger; and (3) the Projections were made available to Piper Sandler, iCAD’s financial advisor, as more fully described below in the section titled “— Opinion of iCAD’s Financial Advisor.” The Projections are not included in this proxy statement/prospectus to influence any stockholder to make any investment decision with respect to the Merger.

The Projections are forward-looking statements. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” of this proxy statement/prospectus. Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by iCAD with respect to industry performance, general business, economic, regulatory, market and financial conditions, geographical expansion and other future events, as well as matters specific to iCAD’s business, all of which are difficult or impossible to predict accurately and many of which are beyond iCAD’s control. The Projections reflect assumptions as to certain potential business decisions that are subject to change. For example, the Projections take into account the impact of iCAD’s previously disclosed partnership with Google Health, and the transition of iCAD’s business to a platform-based Software-as-a-Service (SaaS) company. The Projections also reflect assumptions regarding the completion of, and receipt of approval from the FDA for, iCAD’s AI-driven Breast Arterial Calcifications (BAC) algorithm.

The Projections cover a number of years and such information by its nature becomes less reliable with each successive year. The Projections were prepared on a standalone basis without giving effect to the Merger. Furthermore, the Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.

In the view of iCAD’s management, the information in the Projections was prepared on a reasonable basis and reflected the best estimates and judgments available to iCAD’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The Projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the risk that the proposed transaction may not be completed in a timely basis or at all, that iCAD may be adversely affected by other economic, business and/or competitive factors, and risks related to iCAD’s financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” in iCAD’s annual report for the year ended December 31, 2024, as filed with the SEC on March 31, 2025 and incorporated by reference in this proxy statement/prospectus. Moreover, iCAD operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for iCAD’s management to predict all risks, nor can iCAD assess the effect of all factors on iCAD’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements iCAD may make. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. In addition, the Projections will be affected by iCAD’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

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The Projections were not prepared with a view toward public disclosure nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The inclusion of the Projections should not be regarded as an indication that iCAD, Piper Sandler, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by iCAD that it views such Projections as material information. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that the Projections will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by iCAD or any other person regarding the Projections or iCAD’s ultimate performance compared to such information. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about iCAD contained in its public filings with the SEC. For additional information, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus. In light of the foregoing factors, and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

The Projections included in this document have been prepared by, and are solely the responsibility of, iCAD’s management. Neither iCAD’s independent auditor, BDO USA, P.C., nor any other independent accountant has compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The report of BDO USA, P.C. incorporated by reference relates solely to iCAD’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.

Some of the Projections are “non-GAAP financial measures,” such as EBITDA and EBITDA Margin (as defined below), which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or GAAP. iCAD uses these non-GAAP financial measures to evaluate operating performance and believes that these non-GAAP financial measures are useful to enable investors and other external parties to understand iCAD’s projected performance. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure were not provided to or relied upon by the iCAD Board, Piper Sandler, RadNet or the RadNet Board.

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The following table presents a summary of the Projections (in millions):

($ in thousands)	CY2025E	CY2026E	CY2027E	CY2028E	CY2029E

Revenue	$21,671	$23,440	$30,957	$41,463	$50,926
Cost of Goods Sold	3,783	3,599	4,356	5,372	6,148

Gross Profit	$17,889	$19,840	$26,601	$36,090	$44,778

Engineering & Product Development	8,484	8,812	8,453	8,639	8,830
Marketing & Sales	7,432	8,242	9,080	9,704	10,549
General & Administration	7,260	7,378	7,572	7,794	8,023
Depreciation & Amortization	339	346	353	360	367

Total Operating Expenses	23,515	24,778	25,458	26,497	27,769

Operating Income (loss)	$(5,626)	$(4,937)	$1,143	$9,594	$17,008

Depreciation & Amortization[1]	906	906	906	906	906

EBITDA[2]	$(4,721)	$(4,032)	$2,048	$10,499	$17,914

Unlevered Free Cash Flow[3]	$(2,777)	$(4,912)	$82	$5,806	$11,187

Notes:

(1): Includes depreciations and amortization expenses from cost of goods sold and operating expenses.

(2): EBITDA is a non-GAAP financial measure and is defined as GAAP earnings before interest, taxes, depreciation and amortization . The figures presented reflect stock based compensation as a cash expense.

(3): At the direction of iCAD management, Unlevered Free Cash Flow was calculated by Piper Sandler using the prospective financial information included in the Projections and other financial information provided by iCAD management, which calculation was reviewed and approved by iCAD management. Unlevered Free Cash Flow is a non-GAAP financial measure and is defined as earnings before interest and taxes, less taxes, plus depreciation and amortization, less increases in net working capital and capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of iCAD’s operating performance. The Unlevered Free Cash Flow figures presented in the column “CY2025E” are for the 9 months ending December 31, 2025 only.

Except as required by applicable law, iCAD does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such forecast are no longer appropriate.

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Opinion of iCAD’s Financial Advisor

On April 15, 2025, Piper Sandler rendered its oral opinion to the iCAD Board, which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated April 15, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of iCAD Common Stock who will receive RadNet Common Stock in the Merger.

The full text of Piper Sandler’s written opinion dated April 15, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of iCAD Common Stock, of the Exchange Ratio and does not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Sandler’s opinion was directed to the iCAD Board in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any iCAD stockholder as to how such stockholder should act or vote with respect to the Merger or any other matter. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the financial terms of a draft labeled “Execution Copy” of the Merger Agreement;

•	reviewed and analyzed certain financial and other data with respect to iCAD and RadNet which was publicly available;

•	reviewed and analyzed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of iCAD that were furnished to Piper Sandler by iCAD (see the section titled “—Certain iCAD Unaudited Prospective Financial Information”);

•	conducted discussions with members of senior management and representatives of iCAD and RadNet concerning the two immediately preceding matters, as well as their respective businesses and prospects of iCAD and RadNet before and after giving effect to the Merger;

•	reviewed the current and historical reported prices and trading activity of iCAD Common Stock and RadNet Common Stock;

•	compared the financial performance of iCAD with that of certain other publicly-traded companies that Piper Sandler deemed relevant; and

•	reviewed the financial terms, to the extent available to Piper Sandler, of certain business combination transactions that Piper Sandler deemed relevant.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the iCAD Board at a meeting held on April 15, 2025.

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This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Sandler or the iCAD Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 14, 2025, and is not necessarily indicative of current market conditions.

Unless the context indicates otherwise, for purposes of the financial analyses described below, Piper Sandler calculated enterprise value (“EV”); defined as the relevant company’s common equity value, plus book value of preferred stock, plus debt, plus capital and operating leases, less cash and cash equivalents, and less short and long term investments (“net debt”), plus, where applicable, book value of non-controlling interests).

Specifically, Piper Sandler calculated (a) EV for each publicly traded company included in the selected public companies analysis, based on (i) the market value of the relevant company’s common equity, using closing stock prices on April 14, 2025, and (ii) the relevant company’s net debt as of such company’s most recently reported quarter end, and (b) EV for each target company included in the selected M&A transactions analysis, based on (i) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies), or otherwise (ii) the publicly announced EV for the target company at the time of announcement of the relevant M&A transaction.

References to (a) “LTM” or “last twelve months” historical financial information are references to (i) for each publicly traded company included in the selected public companies analysis (including iCAD), the last twelve-month period for which financial information was publicly available as of April 14, 2025, based on such publicly available information, and (ii) for each target company included in the selected M&A transactions, the last twelve-month period for which financial information was (x) publicly available as of immediately prior to the announcement of the relevant M&A transaction, based on such publicly available information, or (y) available to Piper Sandler as of immediately prior to the announcement of the relevant M&A transaction, based on such internal non-public transaction information, (b) “FTM” or “forward twelve months” projected financial information are references to (i) for each target company included in the selected M&A transactions analysis, the twelve-month period immediately following the LTM period, based on Wall Street consensus research estimates (“Consensus Estimates”), disclosure by such target company or otherwise available to Piper Sandler, at the time of announcement of the relevant transaction, and (ii) for iCAD, the twelve-month period immediately following the LTM period, based on estimates provided to Piper Sandler by management of iCAD, and (c) “EBITDA” mean GAAP earnings before interest, taxes, depreciation and amortization. For iCAD, diluted shares were calculated using the treasury stock method as of March 31, 2025. For all other publicly traded companies, diluted shares were calculated using the treasury stock method and financial information that was publicly available as of April 14, 2025.

For purposes of certain analyses described below, the term “Implied Per Share Merger Consideration” refers to the implied per share value of the merger consideration of $3.61, based on the Exchange Ratio of 0.0677 shares of RadNet Common Stock per share of iCAD Common Stock and the closing price per share of RadNet Common Stock on April 14, 2025 of $53.36 (the “RadNet Closing Stock Price”).

Selected Public Companies Analysis

Select Unprofitable Growth Medical Technology Companies

Piper Sandler reviewed, among other things, historical 2024 financial information for iCAD, as well as projected financial data for iCAD prepared by iCAD management for the years ending December 31, 2025 and 2026 (see the section titled “—Certain iCAD Unaudited Prospective Financial Information”), and compared such data to corresponding historical financial information and Consensus Estimates for the public companies that Piper Sandler considered to be U.S. listed companies in the medical technology industry with (i) LTM revenue less than or equal to $500 million, (ii) projected revenue growth in 2026 between 5% to 20%, (iii) LTM gross margin greater than or equal to 65%, and (iv) LTM EBITDA less than $0.

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Piper Sandler selected the following companies:

•	AtriCure, Inc.

•	Neuronetics, Inc.

•	NeuroPace, Inc.

•	OrthoPediatrics Corp.

•	Pulmonx Corporation

•	Sanara MedTech Inc.

•	SI-BONE, Inc.

•	Sight Sciences, Inc.

•	Treace Medical Concepts, Inc.

For this selected medical technology public companies analysis, Piper Sandler compared, among other things, the implied (i) EV/revenue multiple for each of 2024, 2025 and 2026 for iCAD and (ii) EV/gross profit multiple for each of 2024, 2025 and 2026 for iCAD, based on the Implied Per Share Merger Consideration, to the corresponding multiple for the selected unprofitable growth medical technology public companies. The historical 2024 revenue and gross profit financial information for each of iCAD and the selected public companies was based on historical financial information as described above, and the projected 2025 and 2026 revenue and gross profit financial information for each of iCAD and the selected medical technology public companies, was (i) for iCAD, based on estimates provided to Piper Sandler by iCAD management (see the section titled “—Certain iCAD Unaudited Prospective Financial Information”) and (ii) for the selected medical technology public companies, based on Consensus Estimates publicly available as of April 14, 2025.

This analysis indicated the following implied multiples:

	EV/ Revenue			EV/ Gross Profit
	2024	2025	2026	2024	2025	2026
Maximum	4.9x	4.2x	3.6x	6.7x	5.7x	4.8x
75th Percentile	4.0x	2.9x	2.7x	5.5x	4.2x	3.7x
Mean	3.0x	2.4x	2.1x	3.9x	3.3x	2.9x
Median	3.0x	2.3x	2.1x	3.7x	3.2x	2.9x
25th Percentile	2.2x	2.0x	1.7x	2.8x	2.5x	2.2x
Minimum	0.6x	0.6x	0.6x	0.6x	0.7x	0.6x

iCAD at Implied Per Share Merger Consideration	4.3x	3.9x	3.6x	5.0x	4.7x	4.2x

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Piper Sandler then applied such multiples to iCAD’s (i) 2024 historical revenue and 2025 and 2026 projected revenue and (ii) 2024 historical gross profit and 2025 and 2026 projected gross profit in order to derive implied enterprise values for iCAD, after which Piper Sandler derived implied per share values using the balance sheet data and diluted share information described above. Piper Sandler did not take into account the net present value of current and estimated future net operating losses (“NOLs”) available to iCAD in performing this analysis. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for iCAD Common Stock, as compared to the Implied Per Share Merger Consideration, were as follows:

Implied Per-Share Value of iCAD Common Stock
EV/2024 Revenue	$2.78—$2.78
EV/2025 Revenue	$2.48—$2.56
EV/2026 Revenue	$2.45—$2.48
EV/2024 Gross Profit	$2.87—$2.99
EV/2025 Gross Profit	$2.70—$2.76
EV/2026 Gross Profit	$2.71—$2.71

Implied Per Share Merger Consideration	$3.61

Based on the per share value reference ranges for iCAD Common Stock described above, Piper Sandler then converted each of the mean and median per share values implied by the selected public companies analysis to the corresponding implied exchange ratios derived from the RadNet Closing Stock Price. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied exchange ratios, as compared to the Exchange Ratio, were as follows:

Implied Exchange Ratio
EV/2024 Revenue	0.0520—0.0521
EV/2025 Revenue	0.0464—0.0480
EV/2026 Revenue	0.0459—0.0465
EV/2024 Gross Profit	0.0538—0.0560
EV/2025 Gross Profit	0.0506—0.0517
EV/2026 Gross Profit	0.0508—0.0508

Exchange Ratio	0.0677

Selected M&A Transactions Analysis

Select Unprofitable Growth Medical Technology Companies

Piper Sandler reviewed M&A transactions announced since January 1, 2014 involving those public and private target businesses for which Piper Sandler had access to sufficient financial information and that Piper Sandler considered to be in the medical technology industry with (i) LTM revenue less than or equal to $500 million, (ii) projected FTM revenue growth between 5% and 20%, (iii) LTM gross margin greater than or equal to 65%, and (iv) LTM EBITDA less than $0.

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Based on these criteria, the following 11 transactions were selected:

Target	Acquiror	Date of Transaction Announcement
Paragon 28, Inc.	Zimmer Biomet Holdings, Inc.	January 28, 2025
Silk Road Medical, Inc.	Boston Scientific Corporation	June 18, 2024
Cardiovascular Systems, Inc.	Abbott Laboratories	February 8, 2023
Misonix, Inc.	Bioventus Inc.	July 29, 2021
Integra LifeSciences Holdings Corporation – Extremity Orthopaedics Business	Smith & Nephew plc	September 29, 2020
K2M Group Holdings Inc.	Stryker Corp.	August 30, 2018
The Spectranetics Corporation	Koninklijke Philips N.V. (Royal Philips)	June 28, 2017
LDR Holding Corporation	Zimmer Biomet Holdings, Inc.	June 7, 2016
Uroplasty, Inc.	Vision-Sciences, Inc.	December 22, 2014
Small Bone Innovations, Inc.	Stryker Corporation	June 30, 2014
AngioScore, Inc.	The Spectranetics Corporation	May 27, 2014
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For this selected medical technology M&A transactions analysis, Piper Sandler compared, among other things, the implied (i) EV/revenue multiple for each of LTM and FTM and (ii) EV/gross profit multiple for each of LTM and FTM for iCAD, to the corresponding multiples for each selected M&A transaction. Piper Sandler compared multiples for iCAD to the corresponding multiple for each selected M&A transaction, based on the Implied Per Share Merger Consideration.

This analysis indicated the following implied multiples:

	EV/ LTM Revenue	EV/ FTM Revenue	EV/ LTM Gross Profit	EV/ FTM Gross Profit

Maximum	7.8x	7.1x	10.5x	9.6x
75th Percentile	7.2x	6.6x	10.0x	8.9x
Mean	5.4x	4.8x	7.3x	6.4x
Median	5.1x	4.7x	7.5x	6.6x
25th Percentile	3.1x	2.7x	4.4x	3.8x
Minimum	2.8x	2.5x	3.2x	2.8x

iCAD at Implied Per Share Merger Consideration	4.3x	3.9x	5.0x	4.7x

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Piper Sandler then applied such multiples to iCAD’s LTM revenue, FTM revenue, LTM gross profit and FTM gross profit in order to derive implied enterprise values for iCAD, after which Piper Sandler derived implied per share values using the balance sheet data and diluted share information described above. Piper Sandler did not take into account the net present value of current and estimated future NOLs available to iCAD in performing this analysis. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for iCAD Common Stock, based on each of (i) all selected unprofitable growth medical technology M&A transactions (since 2014), and (ii) selected unprofitable growth medical technology M&A transactions since 2020, as compared to the Implied Per Share Merger Consideration, were as follows:

All Selected Unprofitable Growth Medical Technology M&A Transactions

Implied Per-Share Value of iCAD Common Stock
EV/LTM Revenue	$4.18—$4.34
EV/FTM Revenue	$4.26—$4.29
EV/ LTM Gross Profit	$4.87—$4.98
EV/FTM Gross Profit	$4.68—$4.79

Implied Per Share Merger Consideration	$3.61

Selected Unprofitable Growth Medical Technology M&A Transactions Since 2020

Implied Per-Share Value of iCAD Common Stock
EV/LTM Revenue	$3.96—$4.02
EV/FTM Revenue	$3.77—$3.98
EV/ LTM Gross Profit	$4.35—$4.57
EV/FTM Gross Profit	$3.95—$4.39

Implied Per Share Merger Consideration	$3.61

Based on the per share value reference ranges for iCAD Common Stock described above, Piper Sandler then converted each of the mean and median per share values implied by each of (i) all selected unprofitable growth medical technology M&A transactions analysis (since 2014) and (ii) selected unprofitable growth medical technology M&A transactions since 2020 analysis, to the corresponding implied exchange ratios derived from the RadNet Closing Stock Price. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied exchange ratios, as compared to the Exchange Ratio, were as follows:

All Selected Unprofitable Growth Medical Technology Transactions

Implied Exchange Ratio
EV/LTM Revenue	0.0784—0.0813
EV/FTM Revenue	0.0798—0.0803
EV/ LTM Gross Profit	0.0912—0.0934
EV/FTM Gross Profit	0.0877—0.0897

Exchange Ratio	0.0677

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Selected Unprofitable Growth Medical Technology Transactions Since 2020

Implied Exchange Ratio
EV/LTM Revenue	0.0741—0.0754
EV/FTM Revenue	0.0706—0.0745
EV/ LTM Gross Profit	0.0815—0.0857
EV/FTM Gross Profit	0.0740—0.0823

Exchange Ratio	0.0677

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Sandler calculated an estimated range of theoretical enterprise values for iCAD based on the net present value of (i) projected unlevered after tax free cash flows from April 1, 2025 to December 31, 2029 (which included the present value impact of current and estimated future NOLs usage available to iCAD through December 31, 2036 of approximately $10 million), discounted back to March 31, 2025, and (ii) a projected terminal value at December 31, 2029 calculated using a terminal year revenue multiple ranging from 2.5x to 4.0x, discounted back to March 31, 2025. The after-tax free cash flows for each year were calculated based on estimates provided to Piper Sandler by iCAD management (see the section titled “—Certain iCAD Unaudited Prospective Financial Information”). Piper Sandler calculated the range of net present values for unlevered free cash flows for such periods, as well as the terminal value, based on a range of discount rates of 19.6% to 20.4%, based on its estimation of iCAD’s weighted average cost of capital using the capital asset pricing model, together with a size premium, in order to derive a range of implied enterprise values for iCAD. Piper Sandler then derived a range of implied per share values for iCAD Common Stock using the balance sheet data and diluted share information described above. Piper Sandler observed that based on the mean and median, the range of implied per share values for iCAD Common Stock, was $2.97—$4.15, as compared to the Implied Per Share Merger Consideration of $3.61. Based on these per share value reference ranges for iCAD Common Stock, Piper Sandler then converted each of the mean and median per share values implied by the discounted cash flow analysis to the corresponding implied exchange ratios derived from the RadNet Closing Stock Price. Piper Sandler observed that based on the mean and median for the discounted cash flow analysis, the ranges of implied exchange ratios, was 0.0557—0.0778, as compared to the Implied Exchange Ratio of 0.0677.

Other Information

Piper Sandler also noted for the iCAD Board, among other things, the following additional information that was not relied upon in rendering its opinion but was provided for informational purposes.

•	Growth Men’s and Women’s Health. Piper Sandler reviewed M&A transactions announced since January 1, 2014 involving those public and private target businesses for which Piper Sandler had access to sufficient financial information and that Piper Sandler considered to be in the medical technology industry with (i) LTM revenue less than or equal to $500 million, (ii) projected FTM revenue growth between 5% and 20%, and (iii) LTM gross margin greater than or equal to 65%. Based on these criteria, Piper Sandler reviewed five M&A transactions and compared, among other things, the implied (i) EV/revenue multiple for each of LTM and FTM and (ii) EV/gross profit multiple for each of LTM and FTM for iCAD, to the corresponding multiples for each selected M&A transaction. Piper Sandler compared multiples for iCAD to the corresponding multiple for each selected M&A transaction, based on the Implied Per Share Merger Consideration.

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This analysis indicated the following implied multiples:

	EV/ LTM Revenue	EV/ FTM Revenue	EV/ LTM Gross Profit	EV/ FTM Gross Profit
Maximum	7.2x	6.2x	10.2x	8.9x
75th Percentile	6.7x	5.8x	8.8x	7.8x
Mean	5.1x	4.4x	6.7x	6.0x
Median	4.8x	4.1x	7.2x	6.3x
25th Percentile	3.5x	3.1x	4.4x	4.1x
Minimum	2.8x	2.5x	3.2x	2.8x

iCAD at Implied Per Share Merger Consideration	4.3x	3.9x	5.0x	4.7x

Piper Sandler then applied such multiples to iCAD’s LTM revenue, FTM revenue, LTM gross profit and FTM gross profit in order to derive implied enterprise values for iCAD, after which Piper Sandler derived implied per share values using the balance sheet data and diluted share information described above. Piper Sandler did not take into account the net present value of current and estimated future NOLs available to iCAD in performing this analysis. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for iCAD Common Stock, as compared to the Implied Per Share Merger Consideration, were as follows:

Implied Per-Share Value of iCAD Common Stock
EV/LTM Revenue	$3.97—$4.13
EV/FTM Revenue	$3.82—$4.00
EV/ LTM Gross Profit	$4.56—$4.83
EV/FTM Gross Profit	$4.41—$4.58

Implied Per Share Merger Consideration	$3.61

Based on the per share value reference ranges for iCAD Common Stock described above, Piper Sandler then converted each of the mean and median per share values implied by the selected growth men’s and women’s health M&A transactions analysis to the corresponding implied exchange ratios derived from the RadNet Closing Stock Price. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied exchange ratios, as compared to the Exchange Ratio, were as follows:

Implied Exchange Ratio
EV/LTM Revenue	0.0745—0.0775
EV/FTM Revenue	0.0716—0.0749
EV/ LTM Gross Profit	0.0854—0.0906
EV/FTM Gross Profit	0.0827—0.0858

Exchange Ratio	0.0677

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•	Premiums Paid Analysis. Piper Sandler reviewed publicly available information for selected completed M&A transactions to determine the implied premiums paid in such M&A transactions over recent trading prices of the relevant target companies at certain dates immediately prior to announcement of the relevant transaction. Piper Sandler selected M&A transactions announced since January 1, 2014 involving those public target companies with EVs less than or equal to $250 million that Piper Sandler considered to be in the medical technology industry. Based on these criteria, Piper Sandler reviewed 12 M&A transactions in the medical technology industry and compared, among other things, the implied premiums paid in those selected M&A transactions over certain time periods to the premium that would be paid to the holders of iCAD Common Stock based on the Implied Per Share Merger Consideration. Such range of implied premiums based on the dates one day and four weeks prior to announcement of the relevant transaction indicated the following implied premiums:

	Premium 1-Day Prior (to announcement of M&A Transaction)	Premium 4-Weeks Prior (to announcement of M&A Transaction)
Maximum	89%	111%
75th Percentile	70%	74%
Mean	46%	60%
Median	41%	51%
25th Percentile	27%	38%
Minimum	14%	23%

iCAD at Implied Per Share Merger Consideration	103%	55%

Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for iCAD Common Stock, as compared to the Implied Per Share Merger Consideration, were as follows:

Implied Per-Share Value of iCAD Common Stock
Premium 1 day prior (to announcement of Merger)	$2.50—$2.60
Premium 4 weeks prior (to announcement of Merger)	$3.51—$3.73

Implied Per Share Merger Consideration	$3.61

Based on the per share value reference ranges for iCAD Common Stock described above, Piper Sandler then converted each of the mean and median per share values implied by the premiums paid analysis to the corresponding implied exchange ratios derived from the RadNet Closing Stock Price. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied exchange ratios, as compared to the Exchange Ratio, were as follows:

Implied Exchange Ratio
Premium 1 day prior (to announcement of Merger)	0.0469—0.0488
Premium 4 weeks prior (to announcement of Merger)	0.0657—0.0698

Exchange Ratio	0.0677

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•	Historical Trading Analysis—iCAD. Piper Sandler reviewed, among other things, the historical closing prices and trading volumes for iCAD Common Stock over the fifty-two week period ended April 14, 2025, which reflected low and high closing prices during such periods ranging from $1.19 to $3.70 as compared to the closing price of iCAD Common Stock on April 14, 2025 of $1.82 and the Implied Per Share Merger Consideration of $3.61.

•	Historical Trading Analysis—RadNet. Piper Sandler reviewed, among other things, the historical closing prices and trading volumes for RadNet Common Stock over the fifty-two week period ended April 14, 2025, which reflected low and high closing prices during such periods ranging from $45.92 to $86.38, as compared to the closing price of RadNet Common Stock on April 14, 2025 of $53.36.

•	Historical Trading Analysis—Exchange Ratio. Piper Sandler reviewed the implied exchange ratio (calculated as the closing price of iCAD Common Stock divided by the closing price of RadNet Common Stock on a certain date) over the fifty-two week period ended April 14, 2025, which reflected low and high exchange ratios during such periods ranging from 0.0188 to 0.0577, as compared to the Exchange Ratio of 0.0677.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the iCAD Board. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in Piper Sandler’s opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of iCAD.

None of the selected companies or transactions used in the analyses above is directly comparable to iCAD or the Merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target businesses in the selected transactions and other factors that could affect the public trading values of such companies or transaction values of such businesses.

Piper Sandler performed its analyses for purposes of providing its opinion to the iCAD Board. Certain of the analyses performed by Piper Sandler were based upon the Projections furnished to Piper Sandler by iCAD management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Sandler does not assume responsibility if future results are materially different from projected financial results.

Piper Sandler’s opinion was one of many factors taken into consideration by the iCAD Board in making the determination to approve the Merger Agreement. While Piper Sandler provided advice to the iCAD Board during iCAD’s negotiations with RadNet, Piper Sandler did not recommend any specific amount or type of consideration.

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Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of iCAD management that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that iCAD management was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of iCAD management as to the expected future results of operations and financial condition of iCAD to which such financial forecasts, estimates or forward-looking information relate. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler relied, with consent of the iCAD Board, on advice of the outside counsel and the independent accountants to iCAD, and on the assumptions of iCAD management, as to all accounting, legal, tax and financial reporting matters with respect to iCAD, RadNet and the Merger Agreement.

In arriving at its opinion, Piper Sandler assumed that the executed Merger Agreement would be in all material respects identical to the last draft of the Merger Agreement reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect iCAD, RadNet or the contemplated benefits of the Merger.

In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of iCAD or RadNet, and was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of iCAD or RadNet under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of iCAD, RadNet or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which iCAD, RadNet or any of their affiliates is a party or may be subject, and at the direction of iCAD and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither iCAD nor RadNet is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of Piper Sandler’s opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler expressed no opinion as to the price at which shares of iCAD Common Stock or RadNet Common Stock may trade following announcement of the Merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion. As the iCAD Board was aware, the credit, financial and stock markets have been experiencing unusual volatility and Piper Sandler expressed no opinion or view as to any potential effects of such volatility on iCAD, RadNet or the Merger.

Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of iCAD Common Stock of the Exchange Ratio set forth in the Merger Agreement and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to iCAD or any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditors or other constituency of iCAD. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the RadNet Common Stock to be received by the holders of iCAD Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

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Information about Piper Sandler

As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in the medical manufacturing, medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The iCAD Board selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the Merger on the basis of such experience and its familiarity with iCAD. See the section titled “– Background of the Merger” of this proxy statement/prospectus.

Piper Sandler acted as financial advisor to iCAD in connection with the Merger and will receive a fee, currently estimated to be approximately $3.0 million, from iCAD, which is contingent upon the consummation of the Merger, except for $750,000 of such fee which became payable to Piper Sandler for rendering its fairness opinion and is creditable against the total fee. The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in Piper Sandler’s opinion. iCAD has also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with its services. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of iCAD and RadNet for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to iCAD, RadNet or entities that are affiliated with iCAD or RadNet, for which Piper Sandler would expect to receive compensation.

Regulatory Approvals

Under the Merger Agreement, the Merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or been terminated. SEC Clearance of Registration Statement

The completion of the Merger is conditioned on the registration statement of which this proxy statement/prospectus is a part being declared effective and the absence of any stop order suspending the effectiveness of the registration statement.

Nasdaq Global Market Listing

Pursuant to the Merger Agreement, the shares of RadNet Common Stock to be issued in the Merger must have been approved for listing on The Nasdaq Global Market, subject to official notice of issuance prior to the completion of the Merger.

Other Governmental Approvals

RadNet and iCAD are not aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. If any such additional governmental approvals or actions are required, RadNet and iCAD will use their respective reasonable best efforts, subject to certain limitations, to obtain any such approvals or actions from any governmental authority that are required under applicable law in order to consummate the transactions contemplated by the Merger Agreement. There can be no assurance, however, that any additional approvals or actions will be obtained.

Timing

Subject to certain conditions, either RadNet or iCAD may terminate the Merger Agreement if the Merger is not completed on or before the Outside Date (September 30, 2025) in certain circumstances, provided that such date may be automatically extended to December 31, 2025, as described under the section titled “The Merger Agreement—Termination of the Merger Agreement” of this proxy statement/prospectus.

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No Dissenters’ or Appraisal Rights

In accordance with Section 262 of the DGCL, iCAD stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the consequences if the Merger were to fail to qualify as a “reorganization.”

Accounting Treatment

The Merger will be accounted for as an acquisition of a business. RadNet will record the net tangible and identifiable intangible assets acquired and liabilities assumed from iCAD at their respective fair values, unless prohibited by GAAP, as of the Closing Date of the Merger. Any excess of the purchase price over the net assets acquired will be recorded as goodwill. The purchase price will be based on the Closing Date fair value of consideration paid by RadNet, primarily the RadNet Common Stock to be issued to iCAD stockholders, in connection with the Merger.

The financial condition and results of operations of RadNet after completion of the Merger will reflect iCAD’s balances and results after completion of the transaction, but will not be restated retroactively to reflect the historical financial condition or results of operations of iCAD. The earnings of RadNet following the completion of the Merger will include the effect of changes in the carrying value of assets and liabilities. Goodwill and intangible assets with indefinite useful lives will not be amortized, but will be tested for impairment at least annually, and all assets (including goodwill) will be tested for impairment when certain indicators are present. If, in the future, RadNet determines that tangible or intangible assets (including goodwill) are impaired, RadNet would record an impairment charge at that time.

Delisting and Deregistration of Shares of iCAD Common Stock

If the Merger is completed, shares of iCAD stock will no longer be listed on The Nasdaq Capital Market and will be deregistered under the Exchange Act.

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THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Explanatory Note

The Merger Agreement and the summary of its terms and conditions in this proxy statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The Merger Agreement and the summary of its terms and conditions are not intended to provide any other factual information about RadNet, Merger Sub, iCAD or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement: were made by RadNet, Merger Sub and iCAD only for purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of RadNet, Merger Sub, iCAD or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in RadNet’s or iCAD’s public disclosures.

For the foregoing reasons, the representations, warranties, covenants and agreements in the Merger Agreement and any description of those provisions in this proxy statement/prospectus should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

Structure of the Merger

The Merger Agreement provides for a transaction in which Merger Sub will merge with and into iCAD, upon the terms and subject to the conditions set forth in the Merger Agreement. iCAD will be the Surviving Corporation in the Merger and will, following completion of the Merger, be a wholly-owned subsidiary of RadNet.

At the Effective Time, the iCAD Certificate of Incorporation will be amended and restated as set forth in Exhibit A to the Merger Agreement and the iCAD Bylaws will be amended and restated as set forth in Exhibit B to the Merger Agreement, in each case, until amended in accordance with the DGCL and such documents.

Completion and Effectiveness of the Merger

The Closing of the Merger is required to take place on the second business day after satisfaction or waiver of the conditions to Closing set forth in the section titled “—Conditions to Completion of the Merger” (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or such other date as may be mutually agreed upon in writing by RadNet and iCAD.

The Merger will become effective at the time the certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as agreed by the parties and specified in the certificate of merger.

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Merger Consideration

At the Effective Time, each share of iCAD Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 0.0677 fully paid and nonassessable shares of RadNet Common Stock.

No fractional shares of RadNet Common Stock will be delivered to any holder of shares of iCAD Common Stock upon completion of the Merger. Instead, all fractional shares of RadNet Common Stock that a holder of shares of iCAD Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and, if a fractional share results from such aggregation, such holder will be entitled to receive the cash proceeds from the sale of such fractional share by the exchange agent for the account of such holder, without interest, in accordance with the Merger Agreement.

Governance Matters Following Completion of the Merger

After the Effective Time, the directors and officers of Merger Sub immediately prior the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in accordance with the charter and bylaws of the Surviving Corporation and the DGCL, as applicable.

Procedures for Surrendering iCAD Stock Certificates

Prior to the Closing, RadNet is required to enter into an exchange agreement with the transfer agent of RadNet, the transfer agent of iCAD or another nationally recognized financial institution or trust company designated by RadNet and, in each case, reasonably acceptable to iCAD, for the payment of the Merger Consideration. At or promptly following the Effective Time, RadNet is required to deposit or cause to be deposited with the exchange agent, for exchange in accordance with the Merger Agreement through the exchange agent, book-entry shares representing the full number of whole shares of RadNet Common Stock to be issued as Merger Consideration pursuant to the Merger Agreement and RadNet will, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the exchange agent any dividends or other distributions payable on such shares of RadNet Common Stock pursuant to the Merger Agreement (such shares of RadNet Common Stock provided to the exchange agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

As promptly as practicable following the Effective Time, and in no event later than the third business day thereafter, RadNet will cause the exchange agent to mail a letter of transmittal to each holder of record of an iCAD Certificate that immediately prior to the completion of the Merger represented outstanding shares of iCAD Common Stock. The letter of transmittal will specify that delivery of iCAD Certificates will be effected and risk of loss and title to such iCAD Certificates will pass only upon proper delivery of such iCAD Certificates (or affidavits of loss in lieu of such certificates) to the exchange agent and will be in the form and have such other provisions as are reasonably acceptable to RadNet and iCAD. The letter of transmittal will be accompanied by instructions (in the form and having such provisions as are reasonably acceptable to RadNet and iCAD) for use in effecting the surrender of the iCAD Certificates in exchange for (A) the number of shares of RadNet Common Stock (which will be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such iCAD Certificates pursuant to the Merger Agreement, (B) any dividends or other distributions payable pursuant to the Merger Agreement and (C) cash in lieu of fractional shares of RadNet Common Stock payable pursuant to the Merger Agreement, collectively referred to as the “Exchange Payment.” Upon surrender of an iCAD Certificate (or affidavit of loss in lieu thereof) for cancellation to the exchange agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such iCAD Certificate will be entitled to receive in exchange the Exchange Payment.

No holder of record of an iCAD Book-Entry Share will be required to deliver an iCAD Certificate or letter of transmittal or surrender such iCAD Book-Entry Shares to the exchange agent, and in lieu thereof, upon receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request), each holder of an iCAD Book-Entry Share will be entitled, upon or following the Effective Time, to receive the Exchange Payment. No interest will be paid or accrued for the benefit of holders of iCAD Certificates or iCAD Book-Entry Shares on the Merger Consideration or any cash payable pursuant to the Merger Agreement.

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As of the completion of the Merger, shares of iCAD Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist. As of the completion of the Merger, each holder of an iCAD Certificate or iCAD Book-Entry Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration as described above and subject to the terms and conditions set forth in the Merger Agreement.

Subject to applicable law, the holders of RadNet Common Stock issued in exchange for iCAD Certificates or iCAD Book-Entry Shares as described above will receive, without interest, (i) at the time of delivery of such RadNet Common Stock by the exchange agent pursuant to the Merger Agreement, the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of RadNet Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but before the delivery of RadNet Common Stock by the exchange agent pursuant to the Merger Agreement, and a payment date subsequent to such delivery of such RadNet Common Stock by the exchange agent pursuant to the Merger Agreement, payable with respect to such shares of RadNet Common Stock.

Each of iCAD, RadNet, Merger Sub, the Surviving Corporation and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable or issuable pursuant to the Merger Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable law. Any amounts so deducted and withheld will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

All shares of RadNet Common Stock issued pursuant to the Merger Agreement will be issued in book-entry form.

No fractional share of RadNet Common Stock (or certificate or scrip representing the same) will be issued upon the conversion or surrender for exchange of iCAD Certificates or iCAD Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to any RadNet Common Stock or to vote or to any other rights of a holder of RadNet Common Stock. Each holder of shares of iCAD Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of RadNet Common Stock (after taking into account all iCAD Certificates and iCAD Book-Entry Shares delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this paragraph. As promptly as practicable following the Effective Time, the exchange agent will determine the excess of (i) the number of full shares of RadNet Common Stock delivered to the exchange agent by RadNet for issuance to holders of iCAD Certificates or iCAD Book-Entry Shares over (ii) the aggregate number of full shares of RadNet Common Stock to be distributed to holders of iCAD Certificates or iCAD Book-Entry Shares (such excess being referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the exchange agent will sell the Excess Shares at then prevailing prices on The Nasdaq Global Market. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of iCAD Certificates or iCAD Book-Entry Shares will be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the exchange agent incurred in connection with such sale or sales. The exchange agent will determine the portion of such net proceeds to which each holder of iCAD Certificates or iCAD Book-Entry Shares will be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of iCAD Certificates or iCAD Book-Entry Shares is entitled (after taking into account all iCAD Certificates and iCAD Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of iCAD Certificates or iCAD Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of iCAD Certificates or iCAD Book-Entry Shares with respect to any fractional share interests, the exchange agent will promptly pay such amounts to such holders subject to and in accordance with the Merger Agreement. The payment of cash in lieu of fractional share interests pursuant to the Merger Agreement represents merely a mechanical rounding-off of the fractions in the exchange and is not separately bargained-for consideration.

Any portion of the Exchange Fund which remains undistributed to the holders of iCAD Certificates or iCAD Book-Entry Shares for one year after the Effective Time will be delivered to RadNet or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with the Merger Agreement will thereafter look only to RadNet as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to RadNet Common Stock. Any amounts remaining unclaimed by holders of any such iCAD Certificates or RadNet Book-Entry Shares five years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

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Treatment of iCAD Options

At the Effective Time, each Eligible iCAD Option will automatically and without any action on the part of the holder thereof, be assumed by RadNet and converted into an option (A) to purchase that number of shares of RadNet Common Stock equal to the product of (1) the number of shares of iCAD Common Stock subject to such Eligible iCAD Option immediately prior to the Effective Time and (2) the Exchange Ratio, rounded down to the nearest whole number of shares, and (B) with an exercise price per share equal to (1) the exercise price per share of iCAD Common Stock of such Eligible iCAD Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Option”). Each Assumed Option will continue to have, and will be subject to, the same terms and conditions (including the vesting and exercisability conditions (including any acceleration provisions) and expiration date) that applied to the corresponding Eligible iCAD Option as in effect immediately prior to the Effective Time, other than any terms that become inoperative by reason of the transactions contemplated pursuant to the Merger Agreement. For the avoidance of doubt, continuous employment with iCAD or any of its subsidiaries will be credited to the holder of an Assumed Option for purposes of determining the number of shares of RadNet Common Stock that are vested and exercisable under such holder’s Assumed Option after the Effective Time.

Each iCAD Option that is not an Eligible iCAD Option will not be assumed or otherwise substituted by RadNet, and all such iCAD Options that are not Eligible iCAD Options and that are outstanding and unexercised as of immediately prior to the Effective Time will terminate and cease to be outstanding at the Effective Time without any further action by the holder thereof in accordance with the terms of the applicable iCAD Stock Incentive Plan or any award agreements, as applicable, without any consideration payable therefor.

Treatment of iCAD Employee Stock Purchase Plan

Prior to the Effective Time, and subject to the prior review and approval of RadNet (which review and approval will not be unreasonably withheld or delayed), the iCAD Board or the appropriate committee thereof will take, or cause to be taken, all reasonably necessary and appropriate action to provide that, subject to the consummation of the Merger, the iCAD ESPP will terminate effective immediately prior to the Effective Time. In connection with the Merger Agreement, the iCAD Board or the appropriate committee thereof adopted resolutions took, or caused to be taken, all necessary and appropriate action to provide that the iCAD ESPP will continue to be suspended until terminated in accordance with the Merger Agreement.

Listing of Shares of RadNet Common Stock

The Merger Agreement obligates RadNet and iCAD to use reasonable best efforts to cause the shares of RadNet Common Stock issuable pursuant to the Merger Agreement to be approved for listed on The Nasdaq Global Market, subject to official notice of issuance, prior to the Closing Date.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The respective obligation of each of RadNet, iCAD and Merger Sub to complete the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), on or prior to the Closing Date of the following conditions:

•	the obtainment of the iCAD Stockholder Approval;

•	the expiration or termination of any applicable waiting period (including extensions) under the HSR Act relating to the Merger or the transactions contemplated by the Merger Agreement;

•	the absence of any injunction or order or applicable law preventing or making illegal the consummation of the Merger;

•	the registration statement of which this proxy statement/prospectus is a part being declared effective under the Securities Act and the absence of any stop order suspending the effectiveness of the registration statement; and

•	the shares of RadNet Common Stock to be issued in the Merger having been approved for listing on The Nasdaq Global Market, subject to official notice of issuance;

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Additional Conditions to Obligations of RadNet

In addition, RadNet’s obligation to complete the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law, waiver) of the following conditions:

•	accuracy of the representations and warranties made in the Merger Agreement by iCAD as of the date of the Merger Agreement and as of the Closing Date, subject to certain materiality qualifiers;

•	performance in all material respects by iCAD of the obligations required to be performed by it at or prior to the Closing Date;

•	the absence since the date of the Merger Agreement of a Material Adverse Effect on iCAD that is continuing;

•	receipt of an officer’s certificate from iCAD as to the satisfaction of the conditions in the three preceding bullet points; and

•	the absence of (i) pending or threatened action by any governmental entity, or (ii) any statute, rule, regulation or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition in effect, in either case: (1) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by the Merger Agreement, or seeking to obtain any damages in connection therewith; or (2) seeking to prohibit or impose any limitations on RadNet or the Surviving Corporation’s ownership or operation of all or any portion of iCAD’s business or assets or to compel RadNet or any of its affiliates to dispose of or hold separate all or any material portion of the assets of iCAD as a result of the consummation of the Merger or other transactions contemplated by the Merger Agreement.

Additional Conditions to Obligations of iCAD

In addition, iCAD’s obligations to complete the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law, waiver) of the following conditions:

•	accuracy of the representations and warranties made in the Merger Agreement by RadNet as of the Closing Date, subject to certain materiality thresholds;

•	performance in all material respects by RadNet of the obligations required to be performed by it at or prior to the Closing Date; and

•	receipt of an officer’s certificate from RadNet as to the satisfaction of the conditions in the two preceding bullet points.

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Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by iCAD, on the one hand, and RadNet, on the other hand, made solely for the benefit of the other, and that are subject in some cases to exceptions and qualifications, including, among other things, as to materiality and Material Adverse Effect (see the section titled “—Definition of ‘Material Adverse Effect’”). Furthermore, the assertions embodied in those representations and warranties are qualified by information in the confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The confidential disclosure schedules to the Merger Agreement contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The representations and warranties made by the parties in the Merger Agreement relate to and include, as applicable to such party, among other things:

•	organization, standing and corporate power;

•	corporate authority and non-contravention;

•	capital structure;

•	subsidiaries;

•	SEC documents, financial statements, and undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws and outstanding orders;

•	regulatory matters and compliance with healthcare laws;

•	corrupt practices;

•	sanctions;

•	litigation;

•	benefit plans;

•	labor and employment matters;

•	taxes;

•	intellectual property;

•	information technology and data protection;

•	certain contracts;

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•	environmental protection;

•	real property;

•	voting requirements;

•	opinion of financial advisors;

•	brokers; and

•	Merger Sub.

None of the representations, warranties or agreements contained in the Merger Agreement or in any certificate, document or instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. For more information, see the section titled “—Explanatory Note.”

Definition of “Material Adverse Effect”

Many of the representations and warranties in the Merger Agreement are qualified by a “Material Adverse Effect” standard with respect to the party making such representations and warranties.

For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to any person, any event, circumstance, development, occurrence, fact, condition, effect or change (each, a “Change”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise) or assets of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated thereby on a timely basis, except a Material Adverse Effect will not be deemed to include any Change (alone or in combination) to the extent arising out of, relating to, or resulting from:

•	changes generally affecting the economy, financial or securities markets, or political conditions (including the impacts of any tariffs or trade wars);

•	the execution and delivery, announcement, or pendency of the transactions contemplated by the Merger Agreement (it being understood that this clause will not apply to a breach of any representation or warranty related to corporate authority and non-contravention);

•	any changes in applicable law or GAAP or other applicable accounting standards;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism underway as of the date of the Merger Agreement;

•	natural disasters, epidemics, pandemics, or other force majeure events;

•	general conditions in the industry in which such person and its subsidiaries operate;

•	any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Change underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause from the definition of Material Adverse Effect);

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•	any change, in and of itself, in the market price or trading volume of such person’s securities (it being understood that any Change underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause from the definition of Material Adverse Effect);

•	actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with the prior written consent of, in the case of RadNet, iCAD, and in the case of iCAD, RadNet;

provided that the exclusions in the first, third, fourth, fifth or sixth bullets above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on such person and its subsidiaries, taken as a whole, compared to other participants in the industries in which such person and its subsidiaries conduct their businesses.

Conduct of Business Pending the Merger

In general, except as required by applicable law, as expressly contemplated or expressly permitted by the Merger Agreement, with the prior written consent of RadNet or subject to specified exceptions set forth in the Merger Agreement, from the date of the Merger Agreement until the Effective Time (the “Pre-Closing Period”), iCAD will, and will cause its subsidiaries to, (i) carry on their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties.

Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as required by applicable law, as expressly contemplated or expressly permitted by the Merger Agreement, with the prior written consent of RadNet or subject to specified exceptions set forth in the Merger Agreement, iCAD and its subsidiaries have agreed not to take the following actions:

•	other than dividends and distributions by a direct or indirect subsidiary wholly-owned by iCAD payable to another direct or indirect subsidiary wholly-owned by iCAD or payable to iCAD, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock;

•	split, combine or reclassify any equity securities of iCAD or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity securities of iCAD, other than, solely with respect to the capital stock or other securities of iCAD’s wholly-owned subsidiaries, actions or transactions solely between iCAD and its wholly-owned subsidiaries, or among iCAD’s wholly-owned subsidiaries;

•	purchase, redeem or otherwise acquire any equity securities of iCAD (other than certain acquisitions of shares pursuant to an iCAD Stock Incentive Plan), other than, solely with respect to the capital stock or other securities of iCAD’s wholly-owned subsidiaries, actions or transactions solely between iCAD and its wholly-owned subsidiaries, or among iCAD’s wholly-owned subsidiaries;

•	issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any lien or otherwise authorize the issuance, delivery, sale, transfer, pledge or encumbrance of any equity securities (other than (1) in connection with the settlement or exercise of iCAD Options outstanding as of March 31, 2025 in accordance with their terms in effect on March 31, 2025 or issued as permitted by the Merger Agreement in accordance with the terms governing the issuance of such type of iCAD Options in effect on March 31, 2025, (2) as required under the terms of any iCAD benefit plan in effect on the date of the Merger Agreement, as permitted by or pursuant to the Merger Agreement and (3) solely with respect to the capital stock or other securities of iCAD’s wholly-owned subsidiaries, transactions solely between iCAD and its wholly owned subsidiaries, or among iCAD’s wholly-owned subsidiaries), or enter into any agreement with respect to the voting of, any of iCAD’s capital stock;

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•	other than (including with respect to equipment and inventory) in the ordinary course of business consistent with past practice, (A)(1) amend or waive any material provision of any material contract, (2) enter into any contract that would have been a material contract had it been in effect as of the date of the Merger Agreement or (3) renew any material contract (other than on terms that are no less favorable, in the aggregate, to iCAD), (B) other than the expiration of any material contract in accordance with the terms and conditions contained therein, terminate any material contract or (C) acquire any material assets;

•	acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including, in each case, by merger or consolidation;

•	transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber (except for certain liens permitted under the Merger Agreement), divest, cancel, abandon, allow to lapse or otherwise dispose of any material tangible or intangible assets (including any material intellectual property) except (1) for transactions solely between iCAD and its wholly-owned subsidiaries, or among iCAD’s wholly-owned subsidiaries and (2) the non-exclusive license of intellectual property in the ordinary course of business consistent with past practice;

•	create, incur or assume any indebtedness, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (1) for additional indebtedness incurred in the ordinary course of business consistent with past practice after the date of the Merger Agreement under iCAD’s then-current borrowing agreements that does not, at any time, exceed $2,000,000 in the aggregate and (2) for any inter-company indebtedness solely between iCAD and its wholly owned-subsidiaries, or among iCAD’s wholly-owned subsidiaries;

•	other than any action with respect to taxes, settle, pay, discharge or satisfy any action, other than any settlement, payment, discharge or satisfaction that (A) does not relate to any litigation related to the Merger and (B)(1) either (x) results solely in a monetary obligation involving only the payment of monies by iCAD or its subsidiaries of not more than $250,000 individually or $1,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), individually or in the aggregate for all such actions (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, iCAD or any of its subsidiaries and the payment of monies by iCAD and its subsidiaries that are not more than $250,000 individually or $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), (2) is limited to actions which arise in the ordinary course of business, consistent with past practice, and (3) does not involve any admission of guilt or impose any non-de-minimis restrictions or non-de-minimis limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to iCAD or any of its subsidiaries, whether before, on or after the Effective Time;

•	(A) make, change or revoke any material tax election, (B) change any tax accounting period or adopt or change any material method of tax accounting, or (C) settle, adjust or compromise, or enter into any closing agreement with respect to, any audit, examination, investigation, claim or other action relating to a material amount of taxes, (D) file any material amended tax return, (E) extend or waive (or request to extend or waive) any statute of limitations period for the assessment or collection of any material tax, (F) surrender any claim for a refund of a material amount of taxes or (G) prepare and file any material tax return in a manner materially inconsistent with past practice;

•	except as set forth in the confidential disclosure letter delivered by iCAD to RadNet or as required under the terms of any iCAD benefit plan or labor agreement applicable to iCAD or any of its subsidiaries, in each case, as in effect on the date of the Merger Agreement:

o	increase the compensation or increase the benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $175,000 and which increase is no more than 5% of such individual’s current compensation (provided that such increase does not result in an increase to such service provider’s equity or equity-based compensation or opportunities), or grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment;

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o	enter into, adopt, amend, terminate or modify any iCAD benefit plan (or any arrangement that would be an iCAD benefit plan if in effect on the date of the Merger Agreement);

o	accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider;

o	provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

o	grant to any current or former officer, director, employee or other individual service provider any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein, including adding participants to any iCAD severance plan maintained for employees at the level of vice president and above;

o	hire, promote or terminate any individual, except for new hires or terminations in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $175,000;

o	forgive any loans or advances to any current or former officer, director, employee or other individual service provider, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of iCAD or any subsidiary of iCAD; or

o	announce or commit to take any of the actions set forth in the items set forth above in this bullet point; provided that the foregoing sub-bullets will not restrict iCAD or any of its subsidiaries from entering into, in the ordinary course of business, any offer letter with any newly hired employee to fill a critical vacant position whose annualized base compensation will be less than $175,000, provided that the compensation and benefits provided pursuant to such offer letter contains terms substantially similar to the terms provided to similarly situated employees of iCAD and does not contain any change in control, equity or severance benefits;

•	change any of its material financial accounting policies or procedures currently in effect, except (1) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (2) as required by applicable law;

•	make any payment of, commitment for or accrual of aggregate capital expenditures for any 12-month period that are greater than $125,000 individually or $500,000 in the aggregate;

•	voluntarily terminate, suspend, abrogate, amend or modify any iCAD permit in a manner materially adverse to iCAD and its subsidiaries;

•	(A) amend the iCAD Certificate of Incorporation or the iCAD Bylaws or any similar organizational documents of iCAD subsidiaries, (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

•	amend, modify, extend, terminate, or enter into any material labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of iCAD or its subsidiaries; or

•	authorize, or commit or agree to take, any of the actions described in the bullet points above.

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Obligation to Call the Special Meeting

iCAD is required to duly give notice of, convene and hold the Special Meeting as promptly as practicable after the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, for the purpose of obtaining the iCAD Stockholder Approval. iCAD may only postpone or adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the iCAD Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that iCAD has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of iCAD prior to the Special Meeting.

iCAD is required to use reasonable best efforts to hold the Special Meeting as soon as reasonably practicable after the date of the Merger Agreement; provided that, with respect to postponements or adjournments in accordance with the clauses (i) and (ii) of the previous paragraph, iCAD cannot postpone or adjourn the Special Meeting without RadNet’s prior written consent for more than 10 business days after the date on which the Special Meeting was originally scheduled or (y) 10 business days before the Outside Date. iCAD is required, if requested by RadNet (to the extent permitted by applicable law), to adjourn or postpone the Special Meeting for the absence of quorum or to allow additional solicitation of votes in order to obtain the iCAD Stockholder Approval; provided that iCAD will not be required pursuant to this sentence to adjourn the Special Meeting more than two times or for more than 10 business days in the aggregate from the originally scheduled date of the Special Meeting.

Subject to the terms and conditions of the Merger Agreement, including those described in the section titled “—Obligation to Recommend Approval of the Merger Agreement Proposal”, iCAD is required to use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the iCAD Stockholder Approval and (ii) take all other action necessary or advisable to secure the iCAD Stockholder Approval.

No Solicitation

Subject to certain exceptions, iCAD has agreed that it will not, and it will cause its affiliates and its and their respective Representatives not to, directly or indirectly:

•	(A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than RadNet or Merger Sub and their Representatives) that may be ongoing with respect to a proposal for an Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom;

•	engage in, participate in, or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute an Alternative Transaction;

•	amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of iCAD or its subsidiaries (provided that iCAD is permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an Alternative Transaction to the iCAD Board on a confidential non-public basis and solely to the extent the iCAD Board determines in good faith that the failure to do so would be a breach of iCAD’s Board’s fiduciary duties under applicable law, so long as iCAD promptly (and in any event within 24 hours) notifies RadNet in writing of any such waiver or release); or

•	approve, authorize, agree or publicly announce an intention to do any of the foregoing.

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Notwithstanding these restrictions, the Merger Agreement provides that, if, at any time prior to obtaining the iCAD Stockholder Approval iCAD receives a bona fide written proposal that did not result from a breach of the restrictions set forth in the previous paragraph, the consummation of which would constitute an Alternative Transaction, and the iCAD Board determines in good faith (after consultation with its outside counsel and financial advisor) that such a proposal constitutes a Superior Offer, subject to compliance with the requirements of the following paragraph, iCAD and its Representatives may (i) furnish information with respect to iCAD and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to RadNet or is provided to RadNet prior to or concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable to iCAD than those contained in that certain confidentiality agreement between iCAD and RadNet executed in connection with the transactions contemplated by the Merger Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (A) include any provision calling for an exclusive right to negotiate with iCAD or (B) provide for the reimbursement by iCAD or any of its subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit iCAD from complying with its obligations under the Merger Agreement and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives.

The Merger Agreement also requires iCAD to promptly, and in any event within 24 hours of receipt by a member of the iCAD Board or an executive officer of iCAD (or if received by another Representative of iCAD, the time such person became aware thereof), advise RadNet orally and in writing of any request for information, proposal or inquiry relating to an Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. In connection therewith, iCAD is also required to (i) keep RadNet reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to RadNet as soon as reasonably practicable after receipt or delivery (but in no event later than 24 hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between iCAD or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.

For purposes of the Merger Agreement, an “Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than RadNet and its subsidiaries (such person (or group of persons), an “iCAD Third Party”), or the direct or indirect stockholders of such iCAD Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of iCAD Common Stock or other equity securities of iCAD representing 20% or more of the equity or voting power of iCAD (or the resulting company), (2) any transaction or series of transactions pursuant to which any iCAD Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of iCAD and any entity surviving any merger or combination including any of them) or businesses of iCAD or any of its subsidiaries representing 20% or more of the revenues, net income, earnings, or assets (in each case on a consolidated basis) of iCAD and its subsidiaries taken as a whole, or (3) any disposition of assets to a iCAD Third Party representing 20% or more of the revenues, net income, earnings, or assets (in each case on a consolidated basis) of iCAD and its subsidiaries, taken as a whole.

For purposes of the Merger Agreement, a “Superior Offer” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an iCAD Third Party to enter into an Alternative Transaction (with all references to 20% in the definition of Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of the first paragraph of this subsection, (B) is on terms that the iCAD Board determines in good faith (after consultation with its outside financial advisor and outside legal counsel) to be superior from a financial point of view to iCAD’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to the Merger Agreement that may be proposed by RadNet in response to such proposal to enter into an Alternative Transaction and the identity of the person making such proposal to enter into an Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.

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Obligation to Recommend Approval of the Merger Agreement Proposal

iCAD has agreed under the Merger Agreement to recommend to iCAD stockholders the approval of the Merger Agreement Proposal and to include such recommendation in this proxy statement/prospectus.

The Merger Agreement provides that, subject to the exceptions described below, neither the iCAD Board nor any committee thereof, will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to RadNet, its approval or recommendation of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, (iii) fail to include in this proxy statement/prospectus its recommendation in favor of the Merger Agreement Proposal, (iv) fail to publicly, within five business days after the commencement of a tender or exchange offer relating to shares of its iCAD Common Stock (or, if earlier, at least two business days prior to the Special Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of iCAD Common Stock and reaffirm its recommendation of the Merger Agreement Proposal or (v) fail to publicly reaffirm its recommendation of the Merger Agreement Proposal within five business days of RadNet’s written request to do so (or, if earlier, at least two business days prior to the Special Meeting), following the public announcement of any Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that RadNet will not be entitled to make such written request, and iCAD Board will not be required to make such reaffirmation, more than once with respect to any particular Alternative Transaction and each material modification thereof) (any action or failure to act in clauses (i), (iii), (iv) and (v) is referred to as an “iCAD Recommendation Change”).

Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the iCAD Stockholder Approval, the iCAD Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that it has received a Superior Offer, the iCAD Board may effect an iCAD Recommendation Change if (A) the iCAD Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (B) iCAD has notified RadNet in writing that it intends to effect an iCAD Recommendation Change, (C) iCAD has provided RadNet with a copy of the proposed definitive agreements and other proposed transaction documentation between iCAD and the person making such Superior Offer, and the identity of the person making such Superior Offer, (D) for a period of five business days following the notice delivered pursuant to clause (B) above, iCAD has discussed and negotiated in good faith and made its Representatives available to discuss and negotiate in good faith (in each case to the extent RadNet desires to negotiate) with RadNet’s Representatives any proposed modifications to the terms and conditions of the Merger Agreement or the transactions contemplated by the Merger Agreement so that the proposal no longer constitutes a Superior Offer (provided that any amendment to any material term or condition of any Superior Offer will require a new notice and a new negotiation period that will expire on the later to occur of (I) three business days following delivery of such new notice from iCAD to RadNet and (II) the expiration of the original five business day period described above in this clause (D)) and (E) no earlier than the end of such negotiation period, the iCAD Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, and after considering the terms of any proposed amendments or modifications to the Merger Agreement, that (x) the Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Superior Offer and (y) the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.

Neither the iCAD Board nor any committee thereof will cause or permit iCAD or its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction, or requiring, or reasonably likely to cause, iCAD to terminate, delay or fail to complete, or that would otherwise impede, interfere with or be inconsistent with, the completion of the Merger (other than a confidentiality agreement or a Specified Agreement otherwise permitted by the Merger Agreement).

In addition, prior to obtaining the iCAD Stockholder Approval, the iCAD Board may make an iCAD Recommendation Change with respect to an Intervening Event if and only if: (i) the iCAD Board determines in good faith, after consultation with iCAD’s financial advisor and outside legal counsel, that the failure to make the iCAD Recommendation Change would be inconsistent with the fiduciary duties of the iCAD Board under applicable law, (ii) iCAD has notified RadNet in writing that it intends to effect an iCAD Recommendation Change pursuant to this paragraph, describing the Intervening Event in reasonable detail, (iii) for a period of five business days following the notice delivered pursuant to the requirements of the Merger agreement, iCAD has discussed and negotiated in good faith and made its Representatives available to discuss and negotiate in good faith (in each case to the extent the RadNet desires to negotiate) with RadNet’s Representatives, with respect to any proposed revisions to the Merger Agreement or other proposals made by RadNet, if any, that would obviate the requirement to make an iCAD Recommendation Change, and (iv) after considering the results of negotiations with RadNet and taking into account the proposals made by RadNet, if any, after consultation with its financial advisor and outside legal counsel, the iCAD Board has determined in good faith that the failure to make the iCAD Recommendation Change would be inconsistent with its fiduciary duties under applicable law. The provisions of this paragraph will also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to five business days will instead be three business days).

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For purposes of the Merger Agreement, an “Intervening Event” means any material event, effect, condition, change, occurrence, development, circumstance or state of facts occurring or arising after the date hereof that materially affects iCAD, and that was neither known to, nor reasonably foreseeable by, any member of the iCAD Board as of or prior to the date hereof, and that becomes known to the iCAD Board after the date hereof and prior to the date of the Special Meeting (as it may be adjourned or postponed in accordance with the Merger Agreement); provided that in no event will any of the following constitute an Intervening Event: (i) the receipt, existence of or terms of an Alternative Transaction or any inquiry or communications relating thereto or any consequences thereof; (ii) any event, effect, condition, change, occurrence, development, circumstance or state of facts with respect to RadNet or any of its affiliates; (iii) any changes, in and of itself, in the market price or trading volume of the shares of iCAD Common Stock or the fact, in and of itself, that iCAD meets or exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to any such change may be taken into account in determining whether there has been an Intervening Event); or (iv) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

Notwithstanding the foregoing, the Merger Agreement provides that iCAD’s obligation to hold the Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to iCAD or any other person of any Alternative Transaction or the making of an iCAD Board recommendation change.

None of the foregoing will prohibit iCAD from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to its stockholders that is required by applicable law or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an iCAD Recommendation Change will be subject to the restrictions in the second and third paragraphs of this section above; provided, further, that a “stop, look and listen” communication by iCAD pursuant to Rule 14d-9(f) of the Exchange Act will not be deemed to be an iCAD Recommendation Change so long as any such communication states that the recommendation of the iCAD Board in favor of the Merger Agreement Proposal continues to be in effect (unless, prior to the time of such public disclosure, an iCAD Recommendation Change has been made in compliance with the terms of the Merger Agreement).

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, RadNet and iCAD have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to, as promptly as reasonably practicable:

•	obtain all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental entity that are necessary in order to consummate and make effective the Merger;

•	prepare and make all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental entities) that are necessary in order to consummate and make effective the Merger;

•	defend any lawsuits or other actions, whether judicial or administrative, challenging the Merger Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other governmental entity vacated or reversed; and

•	execute and deliver any additional instruments that are reasonably necessary, proper or advisable to carry out fully the purposes of the Merger Agreement.

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Each of RadNet and iCAD has agreed to, in consultation and cooperation with the other party to make any filings required in connection with the HSR Act as promptly as reasonably practicable after such determination that any such filings are required. Neither RadNet nor iCAD will withdraw any such filings or applications without the prior written consent of the other party. Furthermore, neither RadNet nor iCAD, nor any of their respective subsidiaries, will be required to (and iCAD will not, without RadNet’s prior written consent (which will not be unreasonably withheld, conditioned or delayed)), pay any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-governmental entity third party in connection with seeking or obtaining its consent to the transactions contemplated by the Merger Agreement.

Additionally, each of RadNet and iCAD has agreed to jointly develop, and consult and cooperate in all respects with the other, and consider in good faith the views of the other, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, filings, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any action, or seeking of any consent, approval, order or authorization, under or relating to any antitrust law; provided, however, that if there is any disagreement regarding the foregoing, RadNet will ultimately control strategy or decisions in connection with any action, or seeking of any consent, approval, order or authorization, under or relating to any antitrust law. Each of RadNet and iCAD have agreed to (1) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (2) promptly inform the other of any such filing, submission or other document and of any communication with or from any governmental entity regarding the transactions contemplated by the Merger Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any such filing, submission, document or communication and (3) cooperate in making an appropriate response as promptly as reasonably practicable to any investigation or other inquiry from a governmental entity or any action initiated by a governmental entity or private party, including promptly notifying the other party of any such investigation, inquiry or action, and consulting in advance before making any presentations or submissions to a governmental entity, or, in connection with any action initiated by a private party, to any other person.

Each of RadNet and iCAD has also agreed to (1) promptly make an appropriate response to any request for information, documentation, other material, or testimony by any governmental entity, including by using reasonable best efforts to promptly make an appropriate response to any request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental entity in connection with such filings, submissions or in connection with actions under or relating to any antitrust law, (2) and in connection with the transactions contemplated by the Merger Agreement, promptly inform and consult with the other in advance of any meeting, conference or material communication with any governmental entity, or, in connection with any action by a private party, with any other person, and to the extent not prohibited by applicable law or by the applicable governmental entity, reasonably consult with the other party in advance of any such meeting, conference or material communication, and give the other party a reasonable opportunity to attend and participate therein, and if the other party does not participate, keep such party apprised with respect thereto and (3) subject to certain limitations (including with respect to sensitive information of a party), furnish to the other copies of all filings (excluding any notification and report form under the HSR Act and any attachments thereto, if required), submissions, correspondence and communications between it and its affiliates and their respective Representatives, on the one hand, and any governmental entity (or any other person in connection with any action initiated by a private party), on the other hand, with respect to the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, neither RadNet nor any of its subsidiaries or affiliates will be required, either pursuant to requirements of this subsection or otherwise, to (and, without RadNet’s prior written consent, iCAD will not, nor will it permit any of its Representatives to) (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of RadNet, iCAD or any of their respective subsidiaries or affiliates, (ii) terminate any existing relationships, contractual rights or obligations of RadNet, iCAD or any of their respective subsidiaries or affiliates, (iii) terminate any joint venture or other arrangement of RadNet, iCAD or any of their respective subsidiaries or affiliates, (iv) create any relationship, contractual rights or obligations of RadNet, iCAD or any of their respective subsidiaries or affiliates, (v) effectuate any other change or restructuring of RadNet, iCAD or any of their respective subsidiaries or affiliates and (vi) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of RadNet, iCAD or any of their respective subsidiaries or affiliates; provided that iCAD will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on iCAD only in the event the Closing occurs.

iCAD will use commercially reasonable efforts to obtain all third-party consents or approvals, and provide all notices to third-parties, in each case to the extent reasonably requested by RadNet in writing and required in connection with the Merger under any contract of the iCAD or any of its subsidiaries or affiliates.

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Indemnification and Insurance

RadNet has agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions or other matter occurring at or prior to the Effective Time in favor of the current or former directors, officers, members, managers, employees or agents of iCAD or any of its subsidiaries (the “Existing Indemnified Parties”) as provided in iCAD’s and its subsidiaries’ organizational documents, and indemnification contract between such directors or officers and iCAD (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to RadNet prior to, the date of the Merger Agreement) will survive the Merger and will continue in full force and effect.

For a period of six years following the Effective Time, the Surviving Corporation will, and RadNet will cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions equivalent to the organizational documents of iCAD and any of its subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Existing Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period will continue until the disposition of such action or resolution of such claim.

From and after the Effective Time, RadNet will and will cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the current or former directors or officers of iCAD or any subsidiary of iCAD (the “D&O Indemnified Parties) against any costs or expenses (including reasonable attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged action in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and RadNet will, and will cause, the Surviving Corporation to also promptly advance reasonable costs and expenses (including attorney’s fees) as incurred to the fullest extent permitted under applicable law (subject to the execution of an undertaking by or on behalf of the D&O Indemnified Party to repay such amount if it will ultimately be determined, by final judicial decision from a court of competent jurisdiction which there is no further right to appeal, that the D&O Indemnified Party is not entitled to be indemnified under the Merger Agreement). In the event of any such actual or alleged action, RadNet and the Surviving Corporation will cooperate with the D&O Indemnified Party in the defense of any such actual or alleged action. None of RadNet, the Surviving Corporation nor any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any action for which indemnification may be sought by the D&O Indemnified Party pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such action.

The Surviving Corporation will (and RadNet will cause the Surviving Corporation to), at its option, (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect iCAD’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance or (ii) purchase a six-year prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as iCAD’ current directors’ and officers’ liability insurance carrier (the “Tail Policy”). The Surviving Corporation will not be obligated to (A) pay an amount per year in excess of 300% of the amount paid by iCAD for coverage for its last full fiscal year prior to the date of the Merger Agreement for the D&O Insurance (the “Maximum Premiums”) or (B) incur an aggregate cost for the Tail Policy in excess of the Maximum Premiums. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premiums or the aggregate cost for such Tail Policy exceeds the Maximum Premiums, then the Surviving Corporation will only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premiums or an aggregate cost for such Tail Policy not exceeding the Maximum Premiums from an insurance carrier with the same or better credit rating as iCAD’s current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, prior to the Effective Time, iCAD may and, at RadNet’s request, will use reasonable best efforts to, purchase the Tail Policy, provided that the aggregate cost for such Tail Policy will not exceed the Maximum Premiums. If iCAD purchases the Tail Policy prior to the Effective Time, the Surviving Corporation will (and RadNet will cause the Surviving Corporation to) maintain such Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

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Employee Matters

With respect to each employee of iCAD that continues as an employee of the Surviving Corporation, RadNet or any their respective subsidiaries (a “Continuing Employee” and, to the extent such person resides in the United States, a “Continuing U.S. Employee”), solely for purposes of determining eligibility to participate, vesting (other than vesting of future equity awards), future vacation accruals and severance amounts (but not (i) for purposes of benefit accrual, other than with respect to vacation benefits, or (ii) to the extent that such credit would result in a duplication of compensation or benefits) under each applicable RadNet benefit plan, service by such Continuing U.S. Employee with iCAD or any of its subsidiaries will be treated as service with RadNet to the same extent that such service was taken into account for such purposes under the analogous iCAD benefit plan immediately prior to the Effective Time.

The Merger Agreement does not confer upon any employee, officer, director or consultant of iCAD or any of its subsidiaries any right to continue in the employ or service of the Surviving Corporation, iCAD, RadNet or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the Surviving Corporation, iCAD, RadNet or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of iCAD or any of its subsidiaries at any time for any reason whatsoever, with or without cause. Nothing in the Merger Agreement (i) establishes, amends, modifies or terminates any iCAD benefit plan or any other compensation or benefit plan, program, agreement or arrangement, or (ii) alters or limits the ability of the Surviving Corporation or any of its subsidiaries or affiliates to establish, amend, modify or terminate any iCAD benefit plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. The Merger Agreement does not confer upon any person other than the parties thereto, including any current or former employee, officer, director or consultant of iCAD or any of its subsidiaries, any right (including any third-party right), benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement. If a RadNet benefit plan replaces a iCAD benefit plan that is a group health plan providing medical benefits during the 12-consecutive-month period commencing on the Closing Date, then RadNet will use commercially reasonable efforts to cause such RadNet benefit plan to (A) waive any limitations on benefits relating to preexisting conditions to the same extent such limitations are waived under the iCAD benefit plan that is replaced by such RadNet benefit plan prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing U.S. Employees in the calendar year in which the Effective Time occurs, in the case of each of clause (A) and (B), with respect to the Continuing U.S. Employees who are covered by such iCAD benefit plan at the time it is replaced; provided, however, that clause (B) will not apply with respect to any RadNet benefit plan that is a high-deductible health plan

Prior to the Closing Date, iCAD will (a) amend the iCAD 401(k) plan, with such amendment to be effective prior to the Closing Date, to eliminate future purchases of iCAD Common Stock (or, following the Closing, RadNet Common Stock) by participants under the iCAD 401(k) plan, (b) if requested by RadNet at least five business days prior the Closing Date, terminate the iCAD 401(k) plan and such other iCAD benefit plans as RadNet may request effective prior to the Closing Date, (c) provide RadNet with evidence satisfactory to RadNet that the iCAD 401(k) plan has been so amended and, if requested by RadNet, terminated effective prior to the Closing Date as described above pursuant to resolutions of the iCAD Board or other applicable governing body and (d) provide RadNet with evidence satisfactory to RadNet that all other iCAD benefit plans that RadNet has requested be terminated have been terminated effective prior to the Closing Date as described above pursuant to resolutions of the iCAD Board or other applicable governing body (the form and substance of the resolutions and amendments referred will be subject to the prior review and approval of RadNet, which approval will not be unreasonably delayed, denied or conditioned).

iCAD and its subsidiaries will be liable for any accrued but unused personal, sick, vacation time or other paid time off balances to which any Continuing Employee is entitled pursuant to the policies or individual agreements, or other arrangements applicable to such Continuing Employee immediately prior to the Effective Time (the “PTO Policy”) and, if required pursuant to such PTO Policy, or applicable law, pay out, prior to the Effective Time, all such amounts accrued and owed to such Continuing Employee.

Subject to the terms and conditions under the severance guidelines referenced in the Merger Agreement and set forth in the confidential disclosure schedules thereto, RadNet will provide, and will cause the Surviving Corporation and its respective affiliates to provide, cash severance to any applicable Continuing U.S. Employee, provided that (1) there will not be any duplication of benefits and (2) RadNet may, in its discretion, condition any such severance payments on the execution and non-revocation of a release of claims. Such severance guidelines provide that RadNet will honor the severance obligations set forth in such guidelines for any eligible Continuing U.S. Employee that experiences a qualifying termination of employment within 60 days following the Closing, subject to the terms and conditions set forth therein.

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Section 16 Matters

iCAD will take all such steps as are reasonably necessary to cause the transactions contemplated by the Merger Agreement, including any dispositions of equity securities of iCAD (including derivative securities) or acquisitions of equity securities of RadNet (including derivative securities) in connection therewith, by any individual who is a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:

•	cooperation between RadNet and iCAD in the preparation of this proxy statement/prospectus;

•	confidentiality and reasonable access by RadNet and their respective representatives to certain information about the other party during the period prior to the completion of the Merger;

•	consultation between RadNet and iCAD in connection with public announcements with respect to the Merger Agreement or the transactions contemplated thereby;

•	requirement for RadNet to use reasonable best efforts to cause the shares of RadNet Common Stock to be issued pursuant to the Merger Agreement to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance;

•	taking actions to complete the Merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the Merger Agreement;

•	cooperation regarding certain tax matters;

•	cooperation, consultation and consent rights between RadNet and iCAD in connection with respect certain litigation relating to the Merger and the transactions contemplated by the Merger Agreement;

•	iCAD using its reasonable best efforts to facilitate the commencement of the delisting of iCAD and of the shares of iCAD Common Stock from The Nasdaq Capital Market as promptly as practicable after the Effective Time;

•	iCAD will, if requested by the SEC, deliver a tax opinion from its counsel to RadNet to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code;

•	iCAD promptly notifying RadNet of certain events, including with respect to alleged consent rights to the Merger, notices or communications from any governmental entity in connection with the Merger Agreement, certain litigation related to the transactions contemplated by the Merger Agreement and certain events, changes or effects related to material breaches of the Merger Agreement or the failure of any of the closing conditions, subject to certain exceptions;

•	iCAD being required to cause each director of iCAD or any director of any of iCAD’s subsidiaries to resign, effective as of the Effective Time, and cause such persons that do not resign to be removed from such positions so requested pursuant to the applicable governing documents and applicable law; and

•	iCAD will have complied with its obligations to make certain filings with respect to employee benefit plans as required by the Merger Agreement.

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Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, and whether before or (except, with respect to iCAD as set forth in the case of the fourth sub-bullet of the second bullet below) after receipt of the iCAD Stockholder Approval:

•	by the mutual written consent of iCAD and RadNet;

•	by either iCAD or RadNet if:

o   the Merger has not been consummated by the Outside Date; provided that if the Closing has not occurred by such date but on that date any of the conditions that relate to any approvals or injunctions or restraints are not satisfied or waived but all other conditions have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date will automatically be extended to December 31, 2025, and such date will be the “Outside Date” under the Merger Agreement; provided, further, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party if a material breach by such party of any of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

o	the iCAD Stockholder Approval has not been obtained at the Special Meeting or at any adjournment or postponement thereof;

o	prior to the Effective Time, any governmental entity of competent jurisdiction has issued or entered any order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such order has become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet will not be available to a party if a material breach by such party of any of its obligations under the relevant obligations under the Merger Agreement has been the principal cause of or principally resulted in the issuance of such order or the denial of such expiration, termination, authorization or consent;

o	the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition of the terminating party’s obligations to complete the Merger and (ii) is incapable of being cured by such breaching party or is not cured by the earlier of the Outside Date and 30 days after receiving written notice thereof; provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of an applicable condition of the other party’s obligations to complete the Merger.

•	by iCAD at any time prior to obtaining the iCAD Stockholder Approval, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer has not resulted from any breach of the Merger Agreement with respect to such Superior Offer, (ii) the iCAD Board, after satisfying all of the requirements set forth in the Merger Agreement, has authorized iCAD to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) and (iii) iCAD has paid the Termination Fee (as defined below), and has entered into the Specified Agreement, substantially concurrently with the termination of the Merger Agreement; and

•	by RadNet, at any time prior to the Special Meeting, if the iCAD Board or any committee thereof has made an iCAD Recommendation change.

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If the Merger Agreement is terminated, the Merger Agreement will become void, without liability or obligation on the part of any of the parties, except in the case of a willful breach of the Merger Agreement. The provisions of the Merger Agreement relating to information provided or made pursuant to the Merger Agreement which is governed by the confidentiality agreement between iCAD and RadNet, fees and expenses, effect of termination and certain general provisions will continue in effect notwithstanding termination of the Merger Agreement and no such termination will relieve any party from any liability or obligation under such provisions.

The Merger Agreement provides that iCAD will pay RadNet a termination fee equal to (i) $1,000,000, plus (ii) the amount of all documented fees and expenses of RadNet and its affiliates incurred in connection with the negotiation and performance of the Merger Agreement and the transactions contemplated thereby, up to an amount of $2,000,000 (the “Termination Fee”) if the Merger Agreement is terminated:

•	by RadNet in response to an iCAD Recommendation Change;

•	by either RadNet or iCAD because the iCAD Stockholder Approval is not obtained at the Special Meeting or any adjournment or postponement thereof and, immediately prior to the Special Meeting, RadNet would have been entitled to terminate the Merger Agreement in response an iCAD Recommendation Change;

•	by iCAD at any time prior to obtaining the iCAD Stockholder Approval, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, subject to the conditions set forth in the Merger Agreement; or

•	by either RadNet or iCAD as a result of (i) the Outside Date having passed or (ii) the iCAD Stockholder Approval not having been obtained at the Special Meeting or any adjournment or postponement thereof, and, in each case, (A) at or prior to the Special Meeting in the case of a termination as a result of clause (ii) of this bullet or, at or prior to the time of such termination, in the case of a termination as a result of clause (i) of this bullet, there has been publicly made to the stockholders of iCAD generally or has otherwise become publicly known, or any person has publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Alternative Transaction, and (B) iCAD enters into a definitive agreement with respect to any Alternative Transaction or consummates an Alternative Transaction within 12 months of such termination

For purposes of the foregoing, the term “Alternative Transaction” will have the meaning as described in “—No Solicitation”, except that all references to “20%” will be replaced with “50%.”

The Termination Fee will be payable in immediately available funds no later than the applicable date set forth in the Merger Agreement. If iCAD fails to promptly pay the Termination Fee, iCAD will pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

Exclusive Remedy

In the event that RadNet receives full payment of the Termination Fee then, receipt of the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by RadNet, Merger Sub, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination hereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of RadNet, Merger Sub, any of their respective affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against iCAD or any of its affiliates for damages or any equitable relief arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination; provided that iCAD will not be relieved or released from any liabilities or damages arising out of its willful breach of the Merger Agreement prior to the termination of the Merger Agreement.

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Other Expenses

Generally, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of RadNet and iCAD will bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which will be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the registration statement of which this proxy statement/prospectus forms a part and this proxy statement/prospectus (including SEC filing fees), (b) the filings of the premerger notification and report forms (including filing fees) and (c) the filings and notices required to obtain the consents of certain governmental entities.

Governing Law

The parties have agreed that the Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

Specific Enforcement

The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

Amendments; Waivers

Subject to compliance with applicable law, the Merger Agreement may be amended by mutual agreement of the parties in writing at any time before or after receipt of the iCAD Stockholder Approval; provided that any amendment of the Merger Agreement that requires the approval by the stockholders of iCAD or approval by the stockholders of RadNet under applicable law, will be subject to such approval.

Subject to the provision in the previous paragraph and compliance with applicable law, at any time prior to the Effective Time, a party may, in writing, (1) extend the time for performance of any obligation or act of the other parties, (2) waive any inaccuracy in any representation or warranty of the other party, (3) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement or (4) waive the satisfaction of any of the conditions contained in the Merger Agreement. No extension or waiver granted by iCAD or RadNet will require the approval of the stockholders of iCAD or RadNet, respectively, unless such approval is required by applicable law.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of iCAD Common Stock who exchange their shares of iCAD Common Stock for shares of RadNet Common Stock in the Merger. This discussion is based on the Code, the Treasury Regulations issued under the Code, and administrative rulings and court decisions, in each case, in effect as of the date of this proxy statement/prospectus, all of which may be subject to change at any time, possibly with retroactive effect, or differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion and could adversely affect a U.S. holder. There can be no assurance that the IRS or a court will not take a position contrary to the discussion below. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of iCAD Common Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more ”United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of iCAD Common Stock (other than a partnership) that is not a U.S. holder. If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds iCAD Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. Any partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) that holds iCAD Common Stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the Merger to them.

This discussion applies only to U.S. holders that hold their shares of iCAD Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion is not a complete description of all the tax consequences of the Merger and, in particular, may not address U.S. federal income tax considerations that may be relevant to particular iCAD stockholders in light of their individual circumstances, or to iCAD stockholders who are subject to special treatment under U.S. federal income tax law, including, without limitation:

•	non-U.S. holders;

•	banks or other financial institutions;

•	partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

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•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold iCAD Common Stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	individuals who are U.S. expatriates or former citizens or long-term residents of the United States;

•	holders who acquired iCAD Common Stock through the exercise of an employee stock option or right or otherwise as compensation; and

•	persons that have a “functional currency” other than the U.S. dollar.

This discussion does not address the tax consequences of any transaction other than the Merger, whether or not such transaction is in connection with the Merger. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or non-U.S. laws or under estate, gift, excise or other non-income tax laws, the Medicare contribution tax on net investment income, or the alternative minimum tax.

Tax Consequences of the Merger

General

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and iCAD and RadNet intend to report the Merger consistent with such qualification. iCAD has received a tax opinion from Dentons to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion from Dentons is based on customary assumptions and representations, covenants and undertakings of iCAD, RadNet and Merger Sub. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or otherwise is violated, the validity of the tax opinion from Dentons may be affected and the U.S. federal income tax consequences of the Merger could differ materially from those described in this proxy statement/prospectus. The receipt of a tax opinion from counsel is not a condition to either party’s obligation to complete the Merger. iCAD and RadNet have not sought, and do not intend to seek, any ruling from the IRS regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, there can be no assurance that the IRS will agree with the tax opinion from Dentons or would not assert, or that a court would not sustain, a position contrary to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS were to successfully challenge the “reorganization” status of the Merger, the U.S. federal income tax consequences would be as discussed below under the section titled “—Tax Consequences if the Merger Were to Fail to Qualify as a 'Reorganization’.”

You are urged to consult with your tax advisors regarding the U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization” within the meaning of Section 368(a) of the Code in light of the uncertainties discussed above.

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Tax Consequences Assuming the Merger Qualifies as a “Reorganization”

Subject to the limitations and qualifications set forth under the section titled “—General” and elsewhere herein, in the opinion of Dentons, (1) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the U.S. federal income tax consequences of the Merger to a U.S. holder that exchanges shares of iCAD Common Stock for shares of RadNet Common Stock in the Merger will be as follows:

•	A U.S. holder generally will not recognize any gain or loss upon the exchange of such U.S. holder’s shares of iCAD Common Stock for shares of RadNet Common Stock in the Merger, except with respect to cash received in lieu of a fractional share of RadNet Common Stock (as described below).

•	The aggregate tax basis in the shares of RadNet Common Stock received by a U.S. holder in the Merger (including the basis in any fractional share deemed received and exchanged for cash) will be equal to the U.S. holder’s aggregate tax basis in the shares of iCAD Common Stock surrendered in the Merger.

•	The holding period of the shares of RadNet Common Stock (including any fractional share deemed received and exchanged for cash) received by a U.S. holder in the Merger will include the U.S. holder’s holding period of the shares of iCAD Common Stock surrendered in the Merger.

•	A U.S. holder that receives cash in the Merger in lieu of a fractional share of RadNet Common Stock generally will be treated as having received such fractional share in the Merger and then having sold such fractional share for cash, generally resulting in a recognition of gain or loss by such U.S. holder in an amount equal to the difference, if any, between the amount of cash received by such U.S. holder and such U.S. holder’s tax basis allocable to such fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period of such fractional share (including the holding period of the shares of iCAD Common Stock deemed surrendered therefor) is more than one year at the Effective Time of the Merger. Long-term capital gains of certain non-corporate taxpayers, including individuals, generally are taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If a U.S. holder acquired different blocks of shares of iCAD Common Stock at different times and at different prices, such U.S. holder’s tax basis and holding period in the shares of RadNet Common Stock received in the Merger may be determined with reference to each block of the shares of iCAD Common Stock deemed surrendered therefor.

A U.S. holder receiving shares of RadNet Common Stock in the Merger who, immediately before the Merger, owned (i) at least five percent (by vote or value) of the total outstanding shares of iCAD Common Stock or (ii) shares of iCAD Common Stock with a tax basis of $1 million or more is required to attach a statement to such U.S. holder’s U.S. federal income tax return for the year in which the Merger is completed, which statement must contain the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include such U.S. holder’s tax basis in, and the fair market value of, the shares of iCAD Common Stock surrendered by such U.S. holder in the Merger. Such U.S. holder must also retain permanent records of these facts relating to the Merger.

Tax Consequences if the Merger Were to Fail to Qualify as a “Reorganization”

Notwithstanding the discussion above, if the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder that exchanges shares of iCAD Common Stock for shares of RadNet Common Stock in the Merger generally would be treated as exchanging such shares of iCAD Common Stock in a fully taxable transaction. For U.S. federal income tax purposes, a U.S. holder generally would recognize gain or loss in such taxable transaction in an amount equal to the difference, if any, between (i) the sum of the fair market value, as of the Effective Time of the Merger, of the shares of RadNet Common Stock received by such U.S. holder in the Merger and the amount of any cash received by such U.S. holder in the Merger in lieu of a fractional share of RadNet Common Stock and (ii) such U.S. holder’s tax basis in the shares of iCAD Common Stock surrendered in the Merger. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. Holder’s holding period of the shares of iCAD Common Stock surrendered in the Merger is more than one year at the Effective Time of the Merger. Long-term capital gains of certain non-corporate taxpayers, including individuals, generally are taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. In such taxable transaction, the aggregate tax basis of a U.S. holder in the shares of RadNet Common Stock received in the Merger would equal the fair market value thereof, as of the Effective Time of the Merger, and such U.S. holder’s holding period of the shares of RadNet Common Stock received in the Merger would begin on the day after the Effective Time of the Merger. If a U.S. holder acquired different blocks of shares of iCAD Common Stock at different times and at different prices, then the amount of gain or loss, and whether any such gain or loss would be long-term capital gain or loss, must be calculated or determined separately for each such block of shares of iCAD Common Stock exchanged by such U.S. holder in the Merger.

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Backup Withholding

Backup withholding (currently, at a rate of 24%) will apply with respect to the cash received by a U.S. holder in the Merger in lieu of a fractional share of RadNet Common Stock unless such U.S. holder delivers a properly completed IRS Form W-9, providing such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder in the Merger under the backup withholding rules may be credited against such U.S. holder’s U.S. federal income tax liability, and may entitle such U.S. holder to a refund, provided that the U.S. holder timely furnishes certain required information to the IRS.

The foregoing discussion of the material U.S. federal income tax consequences of the Merger is for general information only and is not tax advice. The foregoing discussion is not intended to constitute a complete description of all tax consequences relating to the Merger. The tax consequences of the Merger to an iCAD stockholder will depend upon the facts of the stockholder’s particular situation. Because individual circumstances may differ, iCAD stockholders are urged to consult with their own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the Merger, including the application of state, local and non-U.S. tax laws.

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CERTAIN BENEFICIAL OWNERS OF iCAD COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 18, 2025, by (i) each person who is known to iCAD to own beneficially more than 5% of the outstanding shares of iCAD, (ii) each of iCAD’s named executive officers, (iii) each of iCAD’s directors and (iv) all current executive officers and directors of iCAD as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc., 2 Townsend West, Suite 6, Nashua, New Hampshire 03063.

Name of Beneficial Owner	Beneficially Owned (1)(2)(3)	Percentage of Class
Dana Brown	369,351	1.35%
Michael Doyle	64,908	*
Dr. Hedvig Hricak	59,556	*
Eric Lonnqvist	109,884	*
Dr. Rakesh Patel	313,127	1.14%
Andy Sassine	1,534,699	5.59%
Susan Wood	229,915	*
Jonathan Go	317,812	1.16%
All current executive officers and directors as a group (8 persons)	2,999,252	9.84%
* Less than 1% ownership

(1)	Based on 27,445,869 shares of iCAD Common Stock issued and outstanding as of April 18, 2025. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 18, 2025, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 18, 2025, have been exercised.

(2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.

(3)	Includes exercisable and vested options to purchase shares of common stock (within 60 days of April 18, 2025) as follows:

Name of Beneficial Owner	Exercisable Options
Dana Brown	315,001
Michael Doyle	64,856
Hedvig Hricak	59,556
Eric Lonnqvist	100,001
Dr. Rakesh Patel	250,910
Andy Sassine	336,317
Susan Wood	229,915
Jonathan Go	129,087

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INTERESTS OF iCAD’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the iCAD Board that iCAD stockholders vote “FOR” each of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, iCAD stockholders should be aware that the directors and executive officers of iCAD have interests in the Merger that may be different from, or in addition to, those of iCAD stockholders generally.

These interests are described below, and certain of them are quantified below. The iCAD Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement, and in recommending the approval of each of the Merger Agreement Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Indemnification and Insurance

RadNet has agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions or other matter occurring at or prior to the Effective Time in favor of the current or former directors, officers, members, managers, employees or agents of iCAD or any of its subsidiaries, as provided in iCAD’s and its subsidiaries’ organizational documents, and indemnification contracts between such directors or officers and iCAD (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to RadNet prior to, the date of the Merger Agreement) will survive the Merger and will continue in full force and effect. For a period of six years following the Effective Time, the Surviving Corporation will, and RadNet will cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions equivalent to the organizational documents of iCAD and any of its subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Existing Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period will continue until the disposition of such action or resolution of such claim. From and after the Effective Time, RadNet will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, the current or former directors or officers of iCAD or any subsidiary of iCAD against any costs or expenses (including reasonable attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged action in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and RadNet will, and will cause, the Surviving Corporation to also promptly advance reasonable costs and expenses (including attorneys’ fees) as incurred to the fullest extent permitted under applicable law.

For more information, see the section titled “The Merger Agreement – Indemnification and Insurance” of this proxy statement/prospectus.

Annual Compensation of iCAD Directors

iCAD non-employee directors may receive the unpaid portion of their full annual cash retainer under iCAD’s non-employee director compensation program for the service year in which the closing of the Merger occurs, regardless of the time during such service year that such closing actually occurs.

Treatment of iCAD Equity Awards in the Merger

Outstanding Options in General

In general, at the Effective Time, each Eligible iCAD Option, including those held by iCAD directors and officers, will be assumed by RadNet and converted into an option (A) to purchase a number of shares of RadNet Common Stock equal to the product of (1) the number of shares of iCAD Common Stock subject to such Eligible iCAD Option immediately prior to the Effective Time and (2) the Exchange Ratio, rounded down to the nearest whole number of shares, and (B) with an exercise price per share equal to (1) the exercise price per share of iCAD Common Stock of such Eligible iCAD Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Option”). Each Assumed Option will continue to have, and will be subject to, the same terms and conditions (including the vesting and exercisability conditions (including any acceleration provisions) and expiration date) that applied to the corresponding Eligible iCAD Option as in effect immediately prior to the Effective Time, other than any terms that become inoperative by reason of the transactions contemplated pursuant to the Merger Agreement. Each iCAD Option that is not an Eligible iCAD Option will not be assumed or otherwise substituted by RadNet and will automatically terminate and cease to be outstanding as of the Effective Time. See the section titled “The Merger Agreement—Treatment of iCAD Options” of this proxy statement/prospectus.

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Options Held by iCAD Directors

All unvested outstanding Eligible iCAD Options held by each member of the iCAD Board immediately prior to the Effective Time will accelerate and automatically vest and become exercisable as of a time immediately prior to the Effective Time. See the section titled “The Merger Agreement—Treatment of iCAD Options” of this proxy statement/prospectus.

Options Held by iCAD Executive Officers

For a description of the treatment of Eligible iCAD Options held by executive officers of iCAD see the section titled “—Severance and Change in Control Arrangements” below. As a member of the iCAD Board, Ms. Brown is also eligible for accelerated vesting of her unvested Eligible iCAD Options as described in the section titled “—Options Held by iCAD Directors” above.

Certain iCAD Options Held by iCAD Directors and Executive Officers

The Merger Agreement generally provides that, no later than 10 business days prior to the Effective Time, the iCAD Board may approve an amendment to the exercise provisions applicable to certain iCAD Options, including certain iCAD Options held by the directors and executive officers of iCAD, such that, effective as of immediately prior to the Effective Time, the portion of all such iCAD Options that is vested and exercisable will be exercisable for a period of the greater of (a) one year following the Closing Date and (b) the exercise period set forth in the applicable award agreement (after giving effect to any applicable acceleration provisions), subject to certain limitations and exceptions. On May 16, 2025, the iCAD Board approved the iCAD Option Extension Amendments relating to an aggregate of 1,828,124 iCAD Options that each have an exercise price per share of iCAD Common Stock that is less than $7.20, which included an aggregate of 1,478,124 iCAD Options held by iCAD directors and executive officers.

Severance and Change in Control Arrangements

iCAD and certain employees of iCAD, including the executive officers of iCAD, have entered into certain severance and change in control agreements, or certain severance and option acceleration rights are provided for in such officer’s executive employment agreement (collectively, the “Severance Arrangements”), which provide that in the event of a termination without Cause or, in some cases, a resignation for Good Reason (as such terms are defined in the applicable Severance Arrangement) within a specified period following a Change in Control (the “Post-Closing Protection Period”) set forth below, with the Merger being deemed a Change in Control for such purpose, then all of the individual’s unvested Eligible iCAD Options shall immediately vest and become exercisable and shall remain exercisable during the post-termination exercise period set forth below.

Name	Title	Post-Closing Protection Period	Post-Termination Exercise Period
Dana Brown	President and Chief Executive Officer	9 months	One Year
Eric Lonnqvist	Chief Financial Officer	6 months	One Year
Jonathan Go	Chief Technology Officer	6 months	180 days

In addition, the Severance Arrangements with iCAD’s named executive officers provide the following payments and benefits; provided that the executive executes and delivers (and does not revoke thereafter) (a) the Severance Arrangement (including any agreements attached as exhibits thereto), which contains certain post-termination restrictive covenants in favor of iCAD and its affiliates and (b) an effective general release of claims in favor of iCAD and its affiliates and in a form acceptable to RadNet.

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Dana Brown. Severance payments due to Ms. Brown following a termination without Cause (as defined in the Severance Arrangement with Ms. Brown) or resignation by Ms. Brown for Good Reason during the Post-Closing Protection Period described above are as follows: (i) (a) base salary as then in effect for a period of 6 months from the termination, payable in equal installments on the iCAD’s normal payroll dates for the 6-month period following the termination; and (b) an amount equal to the discretionary bonus which would otherwise have been payable for the employment year in which the termination occurs, payable at such time the discretionary bonus, if any, would otherwise have been payable; and (c) iCAD shall pay its share of the COBRA premiums necessary to continue the executive’s health insurance coverage in effect for the executive and her eligible dependents (as of the termination date) for 18 months beyond the termination date, provided that the executive timely elects continued coverage under COBRA following the termination; or (ii) except with regard to the payment of any amount that is a Section 409A Amount (as defined in the Severance Arrangement with Ms. Brown), iCAD, in its sole discretion, may elect to make a lump sum cash payment equal to the present value of the payments otherwise due under this clause (i); and (d) the iCAD Option acceleration and exercisability benefits described above. The Severance Arrangement with Ms. Brown provides that if any severance payment payable after a “change in control” as defined in Section 280G of the Code, either alone or together with other payments or benefits, either cash or non-cash, that Ms. Brown has the right to receive from iCAD which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such severance payment or other payment or benefit will be reduced to the largest amount that will not result in receipt by Ms. Brown of a parachute payment.

For purposes of the Severance Arrangement with Ms. Brown:

•	A “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding Ms. Brown, iCAD or any subsidiary or any affiliate of iCAD or any employee benefit plan sponsored or maintained by iCAD or any subsidiary of iCAD (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of iCAD representing 50% or more of the combined voting power of iCAD’s then outstanding securities; or (ii) the sale of all or substantially all of the assets of iCAD, or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of iCAD by an entity other than iCAD or a subsidiary or an affiliated company of iCAD through purchase of assets, or by merger, or otherwise.

•	“Good Reason” means Ms. Brown has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (a) iCAD changing Ms. Brown’s position such that she is no longer the Chief Executive Officer and President of iCAD, or materially diminishing Ms. Brown’s authority, duties and/or responsibilities such that her authority, duties and/or responsibilities are no longer commensurate with those customarily associated with the title of Chief Executive Officer and President; (b) iCAD reducing Ms. Brown’s compensation below the base salary; (c) iCAD requiring Ms. Brown, without her consent, to relocate more than 50 miles from iCAD’s principal office to which she reports; or (d) any material breach by iCAD of any of its obligations under Ms. Brown’s employment agreement; or (e) iCAD demonstrably demanding Ms. Brown perform her duties in a manner that violates any applicable laws, the iCAD Code of Business Conduct and Ethics, or any iCAD policies. “Good Reason Process” means that (a) Ms. Brown reasonably determines in good faith that a Good Reason condition has occurred; (b) Ms. Brown notifies iCAD in writing of the occurrence of the Good Reason condition within 45 days of the occurrence of such condition; (c) Ms. Brown cooperates in good faith with iCAD’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) Ms. Brown terminates his/her employment within 30 days after the end of the Good Reason Cure Period.

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Eric Lonnqvist. Severance payments due to Mr. Lonnqvist following a termination without Cause (as defined in the Severance Arrangement with Mr. Lonnqvist) or resignation by Mr. Lonnqvist for Good Reason during the Post-Closing Protection Period described above are as follows: (a) continuation of payments in an amount equal to executive’s then current base salary for the 6-month period immediately following the termination of executive’s employment less all customary and required taxes and employment-related deductions, in substantially equal installments in accordance with iCAD’s normal payroll practices. The payments will commence within 90 days following both the date of the termination of the executive’s employment and the date that the release of claims is effective and irrevocable. The first payment shall include those installments that would have been paid as of the payment commencement date had the payments commenced in the first payroll period following the termination date; (b) upon completion of the appropriate COBRA forms, continuation of executive’s participation in iCAD’s health and dental insurance plans at iCAD’s cost (except for executive’s co-pay, if any, which shall be deducted from executive’s severance compensation) for the 6-month COBRA eligibility period following such termination, to the same extent that such insurance is provided to similarly situated iCAD executives; and (c) the iCAD Option acceleration and exercisability benefits described above. Mr. Lonnqvist’s Severance Arrangement provides that, if any payment or benefit Mr. Lonnqvist would receive under the Severance Arrangement, when combined with any other payment or benefit Mr. Lonnqvist receives pursuant to a Change in Control (for this purpose, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then such Payment will be either: (x) the full amount of such Payment; or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the excise tax, results in Mr. Lonnqvist’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the excise tax.

For purposes of the Severance Arrangement with Mr. Lonnqvist:

•	A “Change in Control” shall mean (i) the stockholders of iCAD approve: (a) any consolidation or merger of iCAD where the stockholders of iCAD, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of iCAD; or (c) any plan or proposal for the liquidation or dissolution of iCAD; or (ii) any “person,” as such term is used in Section 13(d) of the Exchange Act (other than iCAD, any employee benefit plan of iCAD or any entity organized, appointed or established by iCAD for or pursuant to the terms of such plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of iCAD representing in the aggregate 25% or more of either: (a) the then outstanding shares of the iCAD Common Stock or (b) the combined voting power of all then outstanding securities of iCAD having the right under ordinary circumstances to vote in an election of the iCAD Board (in either such case, other than as a result of acquisitions of such securities directly from iCAD).

•	“Good Reason” shall mean any action by iCAD without Mr. Lonnqvist’s prior written consent which results in (i) any requirement by iCAD that Mr. Lonnqvist perform Mr. Lonnqvist’s principal duties outside a radius of 25 miles from iCAD’s Nashua location; (ii) any material diminution in Mr. Lonnqvist’s title, position, duties, responsibilities or authority; (iii) any breach by iCAD of any material provision contained herein; or (iv) a material reduction in Mr. Lonnqvist’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of salaries for all similarly situated iCAD employees). Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (a) the executive provides iCAD with written notice that executive intends to terminate executive’s employment for the grounds set forth above within 30 days of such reason(s) occurring; (b) if such ground is capable of being cured, iCAD has failed to cure such ground within a period of 30 days from the date of such written notice; and (c) the executive terminates his employment within 6 months from the date that Good Reason first occurs.

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Jonathan Go. Severance payments due to Mr. Go following a termination without Cause (as defined in the Severance Arrangement with Mr. Go) during the Post-Closing Protection Period described above are as follows: (i) (a) base salary as then in effect for a period of 18 months from the termination, payable in equal installments on iCAD’s normal payroll dates for the 18-month period following the termination; and (b) an amount equal to the discretionary bonus which would otherwise been payable in accordance for the employment year in which the termination occurs, payable at such time the discretionary bonus, if any, would otherwise have been payable; and (c) the remainder of any Non-Bonus Eligible Base Salary (as defined in the Severance Arrangement with Mr. Go) not already paid; or (ii) except with regard to the payment of any amount that is a Section 409A Amount (as defined in the Severance Arrangement with Mr. Go), iCAD, in its sole discretion, may elect to make a lump sum cash payment equal to the present value of the payments otherwise due under this clause (i); and (d) the iCAD Option acceleration and exercisability benefits described above. In the event of a resignation by Mr. Go for Good Reason, severance payments are as follows: (i) (a) base salary as then in effect for a period of 12 months from the termination, payable in equal installments on iCAD’s normal payroll dates for the 12-month period following the termination; and (b) an amount equal to a pro rata share of the discretionary bonus which would otherwise have been payable for the employment year in which the termination occurs, payable at such time the discretionary bonus, if any, would otherwise have been payable; and (c) iCAD shall pay its share of the COBRA premiums necessary to continue the executive’s health insurance coverage in effect for the executive and her eligible dependents (as of the termination date) for 12 months beyond the termination date, provided that the executive timely elects continued coverage under COBRA following the termination. The Severance Arrangement with Mr. Go provides that if any severance payment payable after a “change in control” as defined in Section 280G of the Code, either alone or together with other payments or benefits, either cash or non-cash, that Mr. Go has the right to receive from iCAD which would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such severance payment or other payment or benefit will be reduced to the largest amount that will not result in receipt by Mr. Go of a parachute payment.

For purposes of the Severance Arrangement with Mr. Go:

•	A “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding Mr. Go, iCAD or any subsidiary or any affiliate of iCAD or any employee benefit plan sponsored or maintained by iCAD or any subsidiary of iCAD (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of iCAD representing 50% or more of the combined voting power of iCAD’s then outstanding securities; or (ii) the occurrence of a transaction requiring stockholder approval for the acquisition of iCAD by an entity other than iCAD or a subsidiary or an affiliated company of iCAD through purchase of assets, or by merger, or otherwise.

•	“Good Reason” means that Mr. Go has complied with the “Good Reason Process” (as defined below) following the occurrence of any of the following events: (a) iCAD changing Mr. Go’s position such that he is no longer the Chief Technology Officer of iCAD, or materially diminishing the Executive’s authority, duties and/or responsibilities such that his authority, duties and/or responsibilities are no longer commensurate with those customarily associated with the title of Chief Technology Officer; (b) iCAD reducing the Mr. Go’s compensation below the base salary; (c) iCAD requiring Mr. Go, without his consent, to relocate more than 50 miles from iCAD’s principal office to which he reports as of the Effective Date; (d) any material breach by iCAD of any of its obligations under the agreement; or (e) iCAD demonstrably demanding Mr. Go perform his duties in a manner that violates any applicable laws, the iCAD Code of Business Conduct and Ethics, or any iCAD policies. “Good Reason Process” means that (a) Mr. Go reasonably determines in good faith that a Good Reason condition has occurred; (b) Mr. Go notifies iCAD in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (c) Mr. Go cooperates in good faith with iCAD’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason condition continues to exist; and (e) Mr. Go terminates his employment within 30 days after the end of the Good Reason Cure Period.

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2025 Stay Bonuses of Executive Officers

On April 15, 2025, simultaneously with the approval of the terms of the Merger, the iCAD Board unanimously approved the grant of cash bonuses to certain employees, including Dana Brown, iCAD’s President and Chief Executive Officer, who will receive $200,000, and Eric Lonnqvist, iCAD’s Chief Financial Officer, who will receive $62,500 (the “Stay Bonuses”), less applicable tax and other withholdings. The Stay Bonuses are payable on or within 30 days following the Closing, subject to each individual’s continued employment with iCAD or an affiliate of iCAD through the Closing.

Quantification of Potential Payments and Benefits to iCAD’s Named Executive Officers

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that the iCAD named executive officers could receive in connection with the Merger. The compensation that may be paid or become payable to iCAD’s named executive officers in connection with the proposed Merger is subject to approval, on an advisory (non-binding) basis, by iCAD stockholders, as described in the section titled “Proposal II—Non-Binding Advisory Vote On Transaction-Related Compensation For Certain iCAD Executive Officers” of this proxy statement/prospectus.

Please note that such amounts reported below are estimates based on multiple assumptions that may or may not actually occur, or be accurate on the relevant date. For purposes of determining the potential payments in the table below, the following assumptions were used:

(a)	the Effective Time is June 30, 2025, which is the assumed Closing Date solely for purposes of disclosure in this section;

(b)	each iCAD Option will be treated as described in the section titled “The Merger Agreement—Treatment of iCAD Options” of this proxy statement/prospectus;

(c)	the value per share of iCAD Common Stock on consummation of the Merger is $3.12 (which, in accordance with SEC requirements, is equal to the average closing price of a share of iCAD common stock over the first 5 business days following the first public announcement of the Merger);

(d)	each iCAD named executive officer experiences a qualifying termination immediately following consummation of the Merger (and iCAD provides the requisite notice of such termination);

(e)	each iCAD named executive officer has complied with all requirements necessary in order to receive all payments and benefits;

(f)	each iCAD named executive officer’s base salary rate remains unchanged from that in effect as of April 15, 2025;

(g)	the amount of each of Ms. Brown’s and Mr. Go’s annual discretionary bonus that otherwise would have been payable for 2025 is $0;

(h)	as of June 30, 2025, Mr. Go will have received the entire amount of his Non-Bonus Eligible Base Salary (as defined in the Severance Arrangement with Mr. Go), if any, for 2025;

(i)	each named executive officer’s iCAD Equity Awards are those outstanding as of June 30, 2025 based on forecasted vesting, which is purely time-based and not dependent on performance; and

(j)	no named executive officer receives any additional iCAD Options or other equity awards on or prior to the Effective Time.

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The payments and benefits described below are calculated based on, to the extent applicable, the terms of the Merger Agreement, each iCAD named executive officer’s Severance Arrangement, and the terms of the potential Stay Bonuses to certain iCAD named executive officers upon consummation of the Merger. See the sections titled “—Treatment of iCAD Equity Awards in the Merger,” “—Severance and Change in Control Arrangements” and “—2025 Stay Bonuses of Executive Officers” above, for more information. The actual amounts payable to each iCAD named executive officer will depend on whether he or she experiences a qualifying termination, the date of such termination (if applicable) and the terms of the plans or agreements in effect at such time and may materially differ from the amounts set forth below. In addition, while the calculations below assume the Merger occurred June 30, 2025 as required by SEC rules, the Merger is expected to close at some time during the second or third quarter of 2025.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity Awards ($)(2)	Perquisites / Benefits ($)(3)	Total ($)(4)
Dana Brown	400,000	145,499	55,951	601,450
Eric Lonnqvist	187,500	77,665	18,650	283,815
Jonathan Go	499,500	42,333	37,301	579,134

(1)	Cash: The amounts shown in this column reflect the total cash severance amount equal to 6 months for Ms. Brown’s and Mr. Lonnqvist’s, and 18 months for Mr. Go’s base salary as of the Effective Time that is payable under the named executive officer’s Severance Arrangement in the event the named executive officer experiences a termination without Cause (as defined in the applicable Severance Arrangement) during the Post-Closing Protection Period. The payments in this column are all “double-trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment during the Post-Closing Protection Period. The Severance Arrangements generally provide for salary continuation of the named executive officer’s base salary in effect at the time of the qualifying termination. See the section titled “—Severance and Change in Control Arrangements” above. If a named executive officer will be eligible to receive a Stay Bonus in connection with the Merger, the amount of the Stay Bonus is also shown in this column and is included under the “Stay Bonus” column below. See the section titled “—2025 Stay Bonuses of Executive Officers” above.

Name	Base Salary Severance ($)	Stay Bonus ($)	Total ($)
Dana Brown	200,000	200,000	400,000
Eric Lonnqvist	125,000	62,500	187,500
Jonathan Go	499,500	–	499,500

(2)	Equity Awards: The amounts in this column reflect the aggregate value of the accelerated vesting of each named executive officer’s unvested Eligible iCAD Options which would be assumed by RadNet. For this purpose, the value of each unvested Eligible iCAD Option is an amount equal to (a) the assumed value per share of iCAD Common Stock of $3.12 (as described in more detail in the section titled “—Quantification of Potential Payments and Benefits to iCAD’s Named Executive Officers” above) minus (b) the per share exercise price of iCAD Common Stock of such Eligible iCAD Option (prior to conversion into an Assumed Option). The amount for Ms. Brown is “single trigger” in nature, which means that accelerated vesting is conditioned upon the consummation of the Merger, as described in more detail in the section titled “—Options Held by iCAD Directors” above. The amounts for Messrs. Lonnqvist and Go are “double trigger” in nature, which means that the accelerated vesting is conditioned upon a qualifying termination of employment during the Post-Closing Protection Period. The treatment of outstanding iCAD Equity Awards is described in more detail in the section titled “—Treatment of iCAD Equity Awards in the Merger” above.

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(3)	Perquisites/Benefits: The amounts shown in this column represent the estimated value of 18 months of COBRA payments for Ms. Brown, 6 months for Mr. Lonnqvist and 12 months for Mr. Go under his or her Severance Arrangement as set forth in the section titled “—Severance and Change in Control Arrangements” above.

(4)	280G: The amounts in this column do not reflect any potential reductions to such amounts that may occur pursuant to the Section 280G-related provisions included in each named executive officer’s Severance Arrangement as set forth in the section titled “—Severance and Change in Control Arrangements” above.

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PROPOSAL I—ADOPTION OF THE MERGER AGREEMENT

At a meeting held on April 15, 2025, the iCAD Board unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Merger, on the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger), are advisable and fair to, and in the best interests of, iCAD and the stockholders of iCAD, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of iCAD, on the terms and subject to the conditions set forth therein, and (iv) directed that the Merger Agreement be submitted to the stockholders of iCAD for adoption at the Special Meeting.

The iCAD Board accordingly unanimously recommends that iCAD stockholders vote “FOR” the Merger Agreement Proposal, as disclosed in this proxy statement/prospectus, particularly the related narrative disclosures in sections titled “The Merger” and “The Merger Agreement” of this proxy statement/prospectus, and the copy of the Merger Agreement attached as Annex A to this proxy statement/prospectus.

The Merger cannot be completed without the affirmative vote of the holders of a majority of all outstanding shares of iCAD Common Stock on the iCAD Record Date and entitled to vote thereon. The required vote is based on the number of outstanding shares—not the number of shares actually voted. The failure of any iCAD stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Special Meeting) and any abstention from voting by an iCAD stockholder will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Because the Merger Agreement Proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Merger Agreement Proposal, and will not be able to vote on the Merger Agreement Proposal absent instructions from the beneficial owner of any iCAD shares held of record by them. As a result, a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

IF YOU ARE AN iCAD STOCKHOLDER, THE iCAD BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

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PROPOSAL II—NON-BINDING ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR CERTAIN iCAD EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, iCAD is required to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to iCAD’s named executive officers in connection with the Merger, as disclosed in this proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in in the section titled “Interests of iCAD’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to iCAD’s Named Executive Officers” of this proxy statement/prospectus. This vote is commonly referred to as a “golden parachute say on pay” vote.

Accordingly, the iCAD Board unanimously recommends that iCAD stockholders vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis, at the Special Meeting:

“RESOLVED, that iCAD’s stockholders approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to iCAD’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of iCAD’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to iCAD’s Named Executive Officers” of this proxy statement/prospectus (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

iCAD stockholders should note that the Advisory Compensation Proposal is merely an advisory vote, which will not be binding on iCAD, RadNet or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, the eligibility of the iCAD named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

The affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Advisory Compensation Proposal. Any shares not present virtually or represented by proxy (including due to the failure of an stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Advisory Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Advisory Compensation Proposal will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Advisory Compensation Proposal.

IF YOU ARE AN iCAD STOCKHOLDER, THE iCAD BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL.

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PROPOSAL III—ADJOURNMENT OF THE SPECIAL MEETING

We are asking iCAD stockholders to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If iCAD stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from iCAD stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present.

The affirmative vote of a majority of votes present or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Adjournment Proposal. Any shares not present virtually or represented by proxy (including due to the failure of an stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

IF YOU ARE AN iCAD STOCKHOLDER, THE iCAD BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

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DESCRIPTION OF RADNET CAPITAL STOCK

For a description of RadNet’s capital stock, please see Exhibit 4.1 to RadNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 28, 2025. See the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

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COMPARISON OF STOCKHOLDER RIGHTS

If the transactions contemplated by the Merger Agreement are completed, iCAD stockholders will receive shares of RadNet Common Stock in connection with the Merger and become stockholders of RadNet. The following is a summary of certain differences between (i) the current rights of iCAD stockholders under the iCAD Certificate of Incorporation and the iCAD Bylaws and (ii) the current rights of RadNet stockholders under the RadNet Certificate of Incorporation and the RadNet Bylaws. Both companies governed by the DGCL.

The following discussion summarizes certain material differences between iCAD’s and RadNet’s respective governing documents. The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and iCAD’s and RadNet’s governing documents (which we urge you to read carefully and in their entirety). Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section titled “Where You Can Find More Information” of this proxy statement/prospectus. In addition, the identification of some of the differences in the rights of iCAD and RadNet stockholders is not intended to indicate that other differences that are equally important do not exist. iCAD and RadNet urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which iCAD and RadNet refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an iCAD stockholder and a RadNet stockholder.

Between the date of the Merger Agreement and the Effective Time, iCAD has agreed not to amend its governing documents.

Certain Key Features of Stockholder Rights

RadNet	iCAD

Organizational Documents

The rights of RadNet’s stockholders are governed by RadNet’s Certificate of Incorporation, dated June 19, 2008, as amended by the Certificate of Amendment to the Certificate of Designation, dated September 2, 2008, RadNet’s Amended and Restated Bylaws, and the DGCL.	The rights of iCAD’s stockholders are governed by (a) iCAD’s Certificate of Incorporation, dated February 21, 1984, as amended by: (i) the Amendments to Certificate of Incorporation, dated May 31, 1984, August 22, 1984, October 21, 1987, September 28, 1999, June 28, 2002, July 18, 2007, August 10, 2012, May 31, 2013, June 16, 2015, and July 21, 2021, (ii) the Certificates of Designation dated December 22, 1999 and October 19, 2000, (iii) the Certificate of Ownership and Merger dated December 4, 2023; (b) iCAD’s Amended and Restated By-laws, and (c) the DGCL.

Authorized Capital Stock

RadNet is authorized to issue 200,000,000 shares of RadNet Common Stock having a par value of $0.0001 per share and 30,000,000 shares of preferred stock having a par value of $0.0001 per share.

The RadNet Certificate of Incorporation authorizes the RadNet Board to issue shares of RadNet preferred stock in one or more series.

iCAD is authorized to issue 60,000,000 shares of iCAD Common Stock having a par value of $0.01 per share, and $1,000,000 shares of preferred stock having a par value of $0.01 per share.

The iCAD Certificate of Incorporation authorizes the iCAD Board to issue shares of iCAD preferred stock in one or more series.

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Common Stock

RadNet is authorized to issue 200,000,000 shares of RadNet Common Stock having a par value of $0.0001 per share.

Each holder of RadNet Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders, and may not cumulate votes for the election of directors.

iCAD is authorized to issue 60,000,000 shares of common stock having a par value of $0.01 per share.

Each holder of iCAD Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders, and may not cumulate votes for the election of directors.

Preferred Stock

RadNet is authorized to issue 30,000,000 shares of preferred stock having a par value of $0.0001 per share. No shares of RadNet’s undesignated preferred stock are currently outstanding.	iCAD is authorized to issue 1,000,000 shares of preferred stock having a par value of $0.01 per share. No shares of iCAD’s undesignated preferred stock are currently outstanding.

Number and Qualification of Directors

The number of RadNet directors is to be determined from time to time by resolution of the RadNet Board, acting by the affirmative vote of a majority of the directors. The RadNet Board currently consists of six members. Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.	The number of iCAD directors is to be determined from time to time by resolution of the iCAD Board, acting by the affirmative vote of a majority of the directors. The iCAD Board currently consists of six members. Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

Structure of Board of Directors; Term of Directors; Election of Directors

RadNet directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Each director shall hold office for a term of one year and until his or her successor is elected and qualified, or until such director’s earlier resignation or removal. All elections shall be determined by a plurality of the votes cast, except as otherwise required by law.	iCAD directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Each director shall hold office for a term of one year and until his or her successor is elected and qualified, or until such director’s earlier resignation or removal. All elections shall be determined by a plurality of the votes cast, except as otherwise required by law.

Removal of Directors

Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as set forth in the RadNet Bylaws relating to a classified board and cumulative voting, if any.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as set forth in the iCAD Bylaws relating to a classified board and cumulative voting, if any.

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Vacancies of Directors

The RadNet Certificate of Incorporation and RadNet Bylaws provide that vacancies shall be filled pursuant to a resolution adopted by a majority of the remaining members of our board of directors then in office, although less than a quorum, or by a sole remaining director. In addition, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors under the terms of the RadNet Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director shall hold office until his or her successor is elected and qualified, unless the director dies, resigns or otherwise leaves the board of directors before then.	The iCAD Certificate of Incorporation and iCAD Bylaws provide that any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. In addition, if any vacancy shall occur because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of directors or any other cause, the board of directors shall have the authority to, at any meeting, by resolution adopted by the affirmative vote of a majority of the directors then in office, though less than a quorum, elect a director or directors to fill such vacancy or vacancies until the next election for which such director or directors shall have been chosen.

Shareholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to RadNet, a written consent signed by a sufficient number of stockholders to take action are delivered to RadNet.

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Neither the iCAD Certificate of Incorporation or iCAD Bylaws provide that stockholders may not act by written consent in lieu of a meeting. As such, the holders of a majority of iCAD Common Stock may act by written consent in lieu of a meeting in accordance with the rules and requirements of the DGCL.

Quorum

Except as otherwise provided by the DGCL, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes. Where a separate vote by a class or series is required, a majority of the voting power of the shares of such class or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time. No other business shall be transacted at such meeting.	Except as otherwise provided by the DGCL, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes. Where a separate vote by a class or series is required, a majority of the voting power of the shares of such class or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time. No other business shall be transacted at such meeting.

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Special Meetings of Shareholders

Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the RadNet Board or a delegated committee of the RadNet Board and shall be held at such place, date, and time as it shall fix. Only such business shall be conducted are those that have been properly brought before the meeting.	Special meetings of the stockholders may be called by the iCAD Board, or the President or by the Secretary of iCAD at the request in writing of the holders of record of a majority of the outstanding stock of iCAD entitled to vote at a meeting. Any such request by stockholders shall comply with the provisions of the iCAD Bylaws and the DGCL, and only such business shall be conducted as to matters properly brought before the meeting.

Notice of Shareholder Meetings

Except as otherwise provided by the DGCL or the RadNet Bylaws, notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.	Except as otherwise provided by the DGCL or the iCAD Bylaws, notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Advance Notice Requirements for Stockholder Proposals

Nominations of persons for election to the RadNet Board may be made at an annual meeting or special meeting of stockholders, and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders, by any RadNet stockholder who was a stockholder of record at the time of giving the stockholder’s notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the RadNet Bylaws. Such notice must be received by RadNet no earlier than the close of business on the 120th day prior to, nor no later than the close of business of the 90th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that the number of directors to be elected to the RadNet Board is increased effective at the annual meeting and there is no public announcement by RadNet naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to RadNet no later than the close of business on the 10th day following the day on which such public announcement is first made by RadNet. Any public announcement of an adjournment or postponement of an annual meeting would not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and in case of a special meeting, notice must be received by RadNet no earlier than the close of business on the 120th day prior to, nor no later than the close of business on the later of (i) the 90th day prior to such meeting and (ii) 10th day following the day on which public announcement is first made of the date of such meeting, and in case of a special meeting nomination, the public announcement is first made of the nominees proposed by the RadNet Board to be elected at such meeting.

Stockholders who wish to present proposals appropriate for consideration at annual meeting of stockholders must submit a notice containing the proposal in proper form consistent with the iCAD Bylaws no later than 120 days prior to the anniversary of the preceding year’s annual meeting in accordance with Rule 14a-8 of the Exchange Act, in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to such annual meeting.

If a stockholder submits a proposal after the deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at an annual meeting of stockholders (but not in our proxy statement), the proposal, which must be presented in a manner consistent with the iCAD Bylaws and applicable law, must be submitted not less than 50 nor more than 75 days prior to the meeting unless less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the earlier of the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered personally to, or been mailed to and received by iCAD’s corporate secretary not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made.

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Amendment of Certificate of Incorporation

The RadNet Certificate of Incorporation provides that RadNet may amend or repeal any provision contained in the RadNet Certificate of Incorporation in the manner prescribed by DGCL and all rights conferred upon stockholders are granted subject to RadNet’s right. Certain amendments of the RadNet Certificate of Incorporation may require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose pursuant to Section 242 of the DGCL.

In accordance with Section 242 of the DGCL, the iCAD Certificate of Incorporation may be amended by affirmative vote of the majority of the outstanding shares of capital stock entitled to vote at a duly constituted meeting of stockholders called expressly for such purpose.

Amendment of Bylaws

The RadNet Board is expressly empowered to adopt, amend or repeal the RadNet Bylaws. The stockholders also have power to adopt, amend or repeal the RadNet Bylaws by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote.

The iCAD Board is expressly empowered to adopt, amend or repeal the iCAD Bylaws. The stockholders also have power to adopt, amend or repeal the iCAD Bylaws by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Limitation on Director and Officer Liability

Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The RadNet Certificate of Incorporation contains a provision that eliminates the personal liability of a director to RadNet or RadNet stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.	Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The iCAD Certificate of Incorporation contains a provision that eliminates the personal liability for a director to iCAD or iCAD stockholders for monetary damages for breach of fiduciary duty as a director, other than with respect to (i) any breach of the duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) actions under Section 174 of the DGCL; or (iv) transactions from which the director derived an improper personal benefit.

Indemnification

The RadNet Certificate of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL. RadNet has also entered into separate indemnification agreements with its officers and directors, pursuant to which RadNet agreed to indemnify the officer or director against all liabilities relating to his or her position as an officer or director of RadNet, or as an employee, agent, officer or director of any other entity if the officer or director is serving in that capacity at RadNet’s request, to the fullest extent permitted under applicable law. RadNet is not obligated to indemnify directors and officers (i) as to circumstances in which indemnity is expressly prohibited pursuant to the DGCL, or (ii) for any acts or omissions or transactions from which a director may not be relieved of liability pursuant to the DGCL.	The iCAD Certificate of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL. iCAD has also entered into separate indemnification agreements with its officers and directors, pursuant to which iCAD agreed to indemnify the officer or director against all liabilities relating to his or her position as an officer or director of iCAD, or as an employee, agent, officer or director of any other entity if the officer or director is serving in that capacity at iCAD’s request, to the fullest extent permitted under applicable law. iCAD is not obligated to indemnify directors and officers (i) as to circumstances in which indemnity is expressly prohibited pursuant to the DGCL, or (ii) for any acts or omissions or transactions from which a director may not be relieved of liability pursuant to the DGCL.

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Conversion Rights

RadNet does not currently have any outstanding shares of undesignated preferred stock.	iCAD does not currently have any outstanding shares of undesignated preferred stock.

Preemptive Rights

RadNet stockholders do not have preemptive rights. Thus, if additional shares of RadNet Common Stock are issued, the current holders of RadNet Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of RadNet Common Stock to the extent that they do not participate in the additional issuance.	iCAD stockholders do not have preemptive rights. Thus, if additional shares of iCAD Common Stock are issued, the current holders of iCAD Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of iCAD Common Stock to the extent that they do not participate in the additional issuance.

Distributions to Stockholders

The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Subject to any preferential dividend rights of any outstanding preferred stock and the provisions of the RadNet Certificate of Incorporation and applicable law, dividends may be declared and paid or set apart for payment upon RadNet Common Stock out of any assets or funds of RadNet legally available for the payment of dividends, but only when and as declared by the RadNet Board or any authorized committee thereof.

The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Subject to any preferential dividend rights of any outstanding preferred stock and the provisions of the iCAD Certificate of Incorporation and applicable law, dividends may be declared and paid or set apart for payment upon iCAD Common Stock out of any assets or funds of iCAD legally available for the payment of dividends, but only when and as declared by the iCAD Board or any authorized committee thereof.

Exclusive Forum

RadNet does not have an exclusive forum in place.	iCAD does not have an exclusive forum in place.

Registration Rights

RadNet does not have any registration rights in place.	iCAD does not have any registration rights in place.

Stock Transfer Restrictions Applicable to Stockholders

The RadNet Certificate of Incorporation contains provisions generally restricting any direct or indirect transfer of shares of RadNet Common Stock where the transferee(s), individually or collectively, is or would become a “5-percent shareholder,” as such term is defined in the U.S. Internal Revenue Service Treasury Regulation ss. 1.382-2T(g) (referred to herein as the Treasury Regulation), or would increase the ownership percentage of an existing 5-percent shareholder.	Neither the iCAD Certificate of Incorporation or iCAD Bylaws generally restrict direct or indirect transfers of shares of iCAD Common Stock.

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EXPERTS

The consolidated financial statements of RadNet, Inc. and subsidiaries appearing in RadNet, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of RadNet, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of iCAD, Inc. as of December 31, 2024 and 2023 and for each of the years then ended incorporated by reference in this proxy statement/prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of RadNet Common Stock to be issued to iCAD stockholders pursuant to the Merger will be passed upon by Perkins Coie LLP.

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FUTURE iCAD STOCKHOLDER PROPOSALS

If the Merger Agreement is approved by the requisite vote of iCAD’s stockholders and the Merger is completed, iCAD will become a wholly-owned subsidiary of RadNet and, consequently, will not hold subsequent annual meetings of its stockholders. After the completion of the Merger, iCAD stockholders would be entitled to participate, as stockholders of RadNet following the Merger, in the annual meetings of the stockholders of RadNet. RadNet and iCAD currently expect to complete the Merger in the second or third quarter of 2025, subject to timing of satisfaction of closing conditions to the Merger.

If the Merger Agreement is not adopted by the requisite vote of holders of iCAD Common Stock or if the Merger is otherwise not completed for any reason in 2025, iCAD intends to hold an annual meeting of its stockholders in 2025. iCAD’s proxy statement for the 2024 annual meeting of iCAD stockholders contained information regarding presentation of stockholder proposals under Rule 14a-8 or other business or nominations at a 2025 annual meeting of iCAD stockholders.

iCAD stockholders who wished to present proposals appropriate for consideration at iCAD’s 2025 annual meeting of stockholders must have submitted a notice containing the proposal in proper form consistent with the iCAD Bylaws, addressed to the attention of iCAD’s Corporate Secretary at 2 Townsend West, Suite 6, Nashua, New Hampshire 03063 and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by iCAD no later than December 30, 2024 in order for the proposal to be considered for inclusion in iCAD’s proxy statement and form of proxy relating to such annual meeting. In addition to satisfying all the requirements under the iCAD Bylaws, to comply with the SEC’s universal proxy rules for iCAD’s 2025 annual meeting of stockholders, stockholders who intended to solicit proxies in support of director nominees other than iCAD’s nominees must have provided notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act, and the stockholder must have given timely notice of such proposal or nomination, in proper written form. If the stockholder did not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, iCAD may exercise discretionary voting authority under proxies that iCAD solicits to vote in accordance with iCAD’s best judgment on any such stockholder proposal or nomination. To make a submission or to request a copy of the iCAD Bylaws, stockholders should contact iCAD’s Corporate Secretary.

If an iCAD stockholder submits a proposal after the deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at iCAD’s 2025 annual meeting of stockholders (but not in iCAD’s proxy statement), the proposal, which must be presented in a manner consistent with the iCAD Bylaws and applicable law, must be submitted to iCAD’s Corporate Secretary in proper form at the address set forth above so that it is received by iCAD’s Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to iCAD stockholders, in which case, no less than the close of business on the tenth day following the earlier of the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then will have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

Any iCAD stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered personally to, or been mailed to and received by iCAD’s Corporate Secretary at the address set forth above, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. To be in proper form, each such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date will then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by the iCAD Board; and (vi) the written consent of each nominee to serve as a director if so elected.

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WHERE YOU CAN FIND MORE INFORMATION

RadNet and iCAD file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both RadNet and iCAD, which you can access at www.sec.gov, free of charge. In addition, you may obtain free copies of the documents RadNet and iCAD file with the SEC, including the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, by going to RadNet’s and iCAD’s websites at www.radnet.com and www.icadmed.com, respectively. The websites of RadNet and iCAD are provided as inactive textual references only. The information contained on or accessible through the websites of RadNet and iCAD (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein.

Statements contained or incorporated by reference in this proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows RadNet and iCAD to “incorporate by reference” of this proxy statement/prospectus documents that RadNet and iCAD file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. This means that RadNet and iCAD can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this proxy statement/prospectus, and later information that RadNet and iCAD file with the SEC will update and supersede that information. Each of RadNet and iCAD incorporates by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) after the date of this initial registration statement on Form S-4 of which this proxy statement/prospectus forms a part and before the date of the Special Meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about RadNet’s and iCAD’s businesses and financial performance.

This proxy statement/prospectus incorporates by reference the documents set forth below previously filed with the SEC:

•	iCAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2025.

•	iCAD’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 13, 2025.

•	RadNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 28, 2025.

•	The Part III information contained in RadNet’s definitive proxy statement on Schedule 14A for RadNet’s 2025 annual meeting of stockholders, filed with the SEC on April 28, 2025, that was incorporated into RadNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025.

•	RadNet’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 12, 2025.

•	iCAD’s Current Report on Form 8-K filed with the SEC on April 15, 2025.

•	The description of iCAD’s securities contained in Exhibit 4.1 to iCAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 and in any report filed for the purpose of amending such description.

•	The description of RadNet’s securities contained in Exhibit 4.1 to RadNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025, and in any report filed for the purpose of amending such description.

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Copies of this proxy statement/prospectus and the documents incorporated by reference are available from RadNet or iCAD, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. RadNet stockholders or iCAD stockholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

iCAD, Inc.	RadNet, Inc.
2 Townsend West, Suite 6	1510 Cotner Avenue
Nashua, New Hampshire 03063	Los Angeles, California 90025
Attention: Investor Relations	Attention: Investor Relations
(603) 882-5200	(310) 445-2800
icad@imsinvestorrelations.com	investorrelations@radnet.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting. Therefore, if you would like to request documents from RadNet or iCAD, please do so by July 7, 2025 in order to receive them before the Special Meeting.

126

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

RADNET, INC.

TRIO MERGER SUB, INC.

and

iCAD, INC.

dated as of April 15, 2025

________________________

TABLE OF CONTENTS

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2025 (this “Agreement”), by and among RadNet, Inc., a Delaware corporation (“Parent”), Trio Merger Sub, Inc., a wholly owned subsidiary of Parent and a Delaware corporation (“Merger Sub”), and iCAD, Inc., a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, the Parent Board and the Company Board have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and Company engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the Parent Board has approved and declared advisable the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Company and the stockholders of Company, (c) resolved to recommend the adoption of this Agreement to the stockholders of Company, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Company for adoption at the Company Stockholders Meeting;

WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger and has resolved to recommend to its stockholder the adoption of this Agreement; and

WHEREAS, concurrently with the entry into this Agreement and as an inducement to Parent entering into this Agreement, the Company Board have delivered to Parent duly executed voting and support agreements, agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “2005 Company Plan” means Company’s 2005 Stock Incentive Plan, as amended or restated from time to time.

(b) “2012 Company Plan” means Company’s 2012 Stock Incentive Plan, as amended or restated from time to time.

(c) “2016 Company Plan” means Company’s 2016 Stock Incentive Plan, as amended or restated from time to time.

(d) “2024 Company Plan” means Company’s 2024 Omnibus Equity Incentive Plan, as amended or restated from time to time.

(e) “Action” has the meaning given to it in Section 4.11.

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(f) “Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(g) “Agreement” has the meaning given to it in the Preamble.

(h) “AI Technology” means any (i) techniques that enable computers to mimic human intelligence, including deep learning, machine learning and other artificial intelligence (AI) technologies and algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms or reinforcement learning, and (ii) software and hardware used to operate, train, test, improve, develop, and deploy any such techniques, including, in each case, as may be incorporated into the Company Products.

(i) “Alternative Transaction” has the meaning given to it in Section 6.2(b).

(j) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery.

(k) “Antitrust Laws” means the United States Sherman Antitrust Act of 1890, as amended, the United States Clayton Act of 1914, as amended, the HSR Act, the United States Federal Trade Commission Act of 1914, as amended and all other Applicable Laws, including foreign laws, designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominant position, restraint of trade, lessening of competition, or impeding effective competition through merger or acquisition, or regulating foreign investment.

(l) “Applicable Law” means all applicable federal, national, state, provincial, local or supranational laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, ordinances, guidance, codes, ordinances, rules or regulations promulgated, administrative interpretation, policy, or decisions, directives or Orders or other similar requirements issued, enacted, adopted, promulgated, implemented, applied or otherwise put into effect or enforced by any Governmental Entity.

(m) “Assumed Option” has the meaning given to it in Section 3.1(b)(i).

(n) “Author” has the meaning given to it in Section 4.15(e).

(o) “Business Day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York are authorized or obligated by law to close.

(p) “CE Mark Countries” means the twenty-seven (27) member states of the European Union, the United Kingdom, Iceland, Liechtenstein, Switzerland and Norway.

(q) “Certificate of Merger” has the meaning given to it in Section 2.3.

(r) “Change” has the meaning given to it in Section 1.1(vvvv).

(s) “Closing” has the meaning given to it in Section 2.2.

(t) “Closing Date” has the meaning given to it in Section 2.2.

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(u) “Code” means the Internal Revenue Code of 1986.

(v) “Company” has the meaning given to it in the Preamble.

(w) “Company 401(k) Plan” has the meaning given to it in Section 7.10(c).

(x) “Company Balance Sheet” has the meaning given to it in Section 4.5(c).

(y) “Company Benefit Plan” means each compensation or benefit plan, policy, program, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit sharing, phantom stock, severance, retention, salary continuation, insurance, cafeteria, employment, personal services, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that (i) is or has been sponsored, maintained or contributed to by Company or any of its Subsidiaries or which Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to; (ii) is or has been sponsored, maintained or contributed to by any ERISA Affiliate or which any ERISA Affiliate is obligated to sponsor, maintain or contribute to, in each case for the benefit of any current or former employee, director, manager, contractor, consultant or other service provider of or to Company; or (iii) with respect to which Company or any of its Subsidiaries has or could have any liability (including any contingent liability, any liability by reason of at any time having an ERISA Affiliate and any liability under or with respect to a terminated Company Benefit Plan).

(z) “Company Board” means the Board of Directors of Company.

(aa) “Company Book-Entry Share” has the meaning given to it in Section 3.2(b).

(bb) “Company CE Products” means the Company Products that are sold in reliance upon the EU Medical Devices Directive and relevant parts of the EU Medical Devices Regulation.

(cc) “Company Certificate” has the meaning given to it in Section 3.2(b).

(dd) “Company Common Stock” has the meaning given to it in Section 4.3(a).

(ee) “Company Data” means Personal Data, Confidential Information, and any other proprietary information processed by or on behalf of Company or any of its Subsidiaries.

(ff) “Company Disclosure Letter” has the meaning given to it in the first paragraph in ARTICLE IV.

(gg) “Company ESPP” means Company’s 2019 Employee Stock Purchase Plan, as may be amended from time to time.

(hh) “Company Field Safety Notices” has the meaning given to it in Section 4.8(d).

(ii) “Company Filed SEC Documents” has the meaning given to it in the first paragraph in ARTICLE IV.

(jj) “Company Financial Advisor” has the meaning given to it in Section 4.21.

(kk) “Company Foreign Plan” has the meaning given to it in Section 4.12(j).

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(ll) “Company IP” has the meaning given to it in Section 4.15(b).

(mm) “Company Leased Real Property” has the meaning given to it in Section 4.19(b).

(nn) “Company Material Contracts” has the meaning given to it in Section 4.17(a)(xvii).

(oo) “Company Option” means an option to purchase shares of Company Common Stock granted under any equity incentive plan, program or agreement maintained by Company or to which Company is a party, including any of the Company Stock Incentive Plans.

(pp) “Company Options Capitalization Table” has the meaning given to it in Section 4.3(c).

(qq) “Company Owned IP” has the meaning given to it in Section 4.15(a).

(rr) “Company Permits” has the meaning given to it in Section 4.7.

(ss) “Company Preferred Stock” has the meaning given to it in Section 4.3(a).

(tt) “Company Product” means all products or services now or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of Company or any of its Subsidiaries and all products or services currently under development by Company or any of its Subsidiaries.

(uu) “Company Proxy Statement/Prospectus” has the meaning given to it in Section 4.2(c).

(vv) “Company Real Property Lease” has the meaning given to it in Section 4.19(b).

(ww) “Company Recommendation Change” has the meaning given to it in Section 6.2(c).

(xx) “Company Registered IP” has the meaning given to it in Section 4.15(a).

(yy) “Company SEC Documents” has the meaning given to it in Section 4.5(a).

(zz) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company Owned IP or Company Products.

(aaa) “Company Stock Incentive Plans” means, collectively, (i) the 2005 Company Plan, (ii) the 2012 Company Plan, (iii) the 2016 Company Plan, (iv) the 2024 Company Plan, and (v) the Company ESPP.

(bbb) “Company Stockholder Approval” has the meaning given to it in Section 4.20.

(ccc) “Company Stockholders Meeting” has the meaning given to it in Section 7.1(b).

(ddd) “Company Termination Fee” has the meaning given to it in Section 9.2(b).

(eee) “Company Third Party” has the meaning given to it in Section 6.2(b).

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(fff) “Confidential Information” has the meaning given to it in Section 4.15(d).

(ggg) “Confidentiality Agreement” means the confidentiality agreement set forth on Section 1.1(ggg) of the Parent Disclosure Letter.

(hhh) “Continuing Employee” means an individual who, immediately prior to the Effective Time, is an employee of Company or any of its Subsidiaries and who, immediately after the Effective Time, continues as an employee of the Surviving Corporation, Parent or any of their respective Subsidiaries.

(iii) “Continuing U.S. Employee” means a Continuing Employee who resides in the United States.

(jjj) “Control” has the meaning given to it in Section 1.1(f).

(kkk) “D&O Indemnified Parties” has the meaning given to it in Section 7.4(b).

(lll) “DFVCP” has the meaning given to it in Section 7.18.

(mmm) “DGCL” has the meaning given to it in Section 2.1.

(nnn) “DOL” has the meaning given to it in Section 7.18.

(ooo) “Effective Time” has the meaning given to it in Section 2.3.

(ppp) “Eligible Company Option” means each Company Option (whether or not vested or exercisable) that (i) has been validly granted under any Company Stock Incentive Plan with an exercise price per share of Company Common Stock that is less than $7.20 and (ii) is outstanding and unexercised as of immediately prior to the Effective Time.

(qqq) “Enforceability Exceptions” has the meaning given to it in Section 4.2(a).

(rrr) “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, public or worker health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

(sss) “Environmental Permits” has the meaning given to it in Section 4.18.

(ttt) “EPCRS” has the meaning given to it in Section 4.12(e).

(uuu) “Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

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(vvv) “ERISA” means the United States Employee Retirement Income Security Act of 1974.

(www) “ERISA Affiliate” means any trade or business (whether or not incorporated) or any other Person that, together with Company or any of its Subsidiaries, is or, at the relevant time, was treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

(xxx) “Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection).

(yyy) “Excess Shares” has the meaning given to it in Section 3.2(g).

(zzz) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aaaa) “Exchange Agent” has the meaning given to it in Section 3.2(a).

(bbbb) “Exchange Fund” has the meaning given to it in Section 3.2(a).

(cccc) “Exchange Ratio” has the meaning given to it in Section 3.1(a).

(dddd) “Existing Indemnified Parties” has the meaning given to it in Section 7.4(a).

(eeee) “FDA” has the meaning given to it in Section 4.8(a).

(ffff) “Form S-4” has the meaning given to it in Section 4.2(c).

(gggg) “GAAP” has the meaning given to it in Section 4.5(b).

(hhhh) “Governmental Entity” means any federal, national, state, provincial, local or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any accrediting body or non-governmental self-regulatory agency, Notified Body, commission or authority, in each case, whether domestic or foreign.

(iiii) “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicare Advantage, Medicaid, Managed Medicaid and Medicaid waiver programs, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal healthcare program administered by a Governmental Entity and any successor programs thereto.

(jjjj) “Harmful Code” means any computer software viruses, time bombs, Trojan horses, ransomware, spyware, adware or scareware or other similar software is designed to or otherwise does assault, vandalize, disrupt, damage, disable, hack into, incapacitate, infiltrate, slow or shut down a computer system.

(kkkk) “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect, or for which liability or standards of conduct may be imposed, under any Environmental Law.

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(llll) “Healthcare Laws” means all Applicable Laws relating to healthcare delivery, regulatory, and reimbursement matters, including but not limited to: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (ii) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (iii) TRICARE, 10 U.S.C. § 1071 et seq.; (iv) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes,” and their state law counterparts; (v) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law,” and its state law counterparts; (vi) 31 U.S.C. §§ 3729- 3733, which is commonly referred to as the “federal False Claims Act”; (vii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (viii) 41 U.S.C. §§ 51-58 (the Anti-Kickback Act of 1986,); (ix) 18 U.S.C. § 1952 (the Travel Act); (x) HIPAA (as defined herein); (xi) Applicable Laws relating to submission of claims to Payors; (xii) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h); (xiii) 18 U.S.C. § 220 (the Eliminating Kickbacks in Recovery Act of 2018), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347); (xiv) the Deficit Reduction Act of 2005; (xv) 21 U.S.C. §§ 301 et seq. (the Food, Drug, and Cosmetic Act) together with implementing regulations and any other rules, regulations, or guidance published or promulgated thereunder; (xvi) all federal, state or local statute or regulations relevant to mail fraud, wire fraud, false statements or claims; (xvii) all Applicable Law relating to advertising or marketing of healthcare items or services; and (xviii) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (xix) all Applicable Laws concerning the administration, ordering, storage, security or prescribing of controlled substances, the federal Controlled Substances Act, 21 U.S.C. 13 et seq.; (xx) ISO 13485:2016, EU Regulation 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices (“EU Medical Devices Regulation”), EU Medical Devices Directive 93/42/EEC (“EU Medical Devices Directive”); (xxi) EU Member States anti-gift and transparency laws; and (xxii) all similar or comparable foreign, state, local Applicable Law counterparts to the foregoing, and the rules and regulations promulgated thereunder, each as may be amended from time to time.

(mmmm) “Healthcare Permits” means any and all licenses, Permits, certifications, authorizations, exemptions, waivers, Governmental Health Program enrollments, registrations, accreditations, letters of non-reviewability, certificates of need, permits of approval, consents, supplier or provider numbers, qualifications, operating authority, approvals or clearances, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law, including any clearance, approval, license, registration, exemption or other authorization necessary for the development, manufacture or commercialization of the Company Products.

(nnnn) “Healthcare Reform Laws” has the meaning given to it in Section 4.12(f).

(oooo) “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) for purposes of this Agreement, the applicable state laws regarding patient privacy and the security, use and disclosure of healthcare record.

(pppp) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(qqqq) “Intellectual Property” means all intellectual and industrial proprietary and property rights, whether registered or unregistered, including: (i) patents, patent applications, patent disclosures, invention disclosures and inventions (regardless of whether patentable and regardless of whether reduced to practice) and any reissue, continuation, continuation-in-part, divisional, revision, extension or reexamination certificate, post-issuance certificate thereof or based thereon; (ii) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, company names, corporate names, or other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), and registrations and applications for registration thereof, together with all goodwill of the businesses associated with the foregoing; (iii) works of authorship, whether copyrightable or not, all derivatives, translations and adaptations thereof, copyrights (whether registered or unregistered) therein and thereto and all applications, registrations, renewals, extensions, restorations and reversions thereof, and all common law and moral rights therein; (iv) rights in software and computer programs (in both source code and object code form), and all rights in any documentation and manuals therefor; (v) databases and data compilations; (vi) trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information; and (vii) Internet domain names (whether or not trademarked), websites, web addresses, web pages, URLs, social media identifiers, and the content thereon.

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(rrrr) “Intended Tax Treatment” has the meaning given to it in Section 2.5.

(ssss) “Intervening Event” means any material event, effect, condition, change, occurrence, development, circumstance or state of facts occurring or arising after the date hereof that materially affects Company, and that was neither known to, nor reasonably foreseeable by, any member of the Company Board as of or prior to the date hereof, and that becomes known to the Company Board after the date hereof and prior to the date of the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence of or terms of an Alternative Transaction or any inquiry or communications relating thereto or any consequences thereof; (ii) any event, effect, condition, change, occurrence, development, circumstance or state of facts with respect to Parent or any of its Affiliates; (iii) any changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock or the fact, in and of itself, that the Company meets or exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to any such change may be taken into account in determining whether there has been an Intervening Event); or (iv) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(tttt) “Invention Assignment Agreements” has the meaning given to it in Section 4.15(e).

(uuuu) “IRS” has the meaning given to it in Section 4.12(b).

(vvvv) “IT Assets” means all computers, software, firmware, computer hardware, middleware, servers, networks, workstations, routers, hubs, switches, information, telecommunications systems, data communications lines, peripherals and computer systems, and other information technology equipment, systems, or platforms used in or relied upon by Company or any of its Subsidiaries in connection with their business as currently conducted and as proposed to be conducted.

(wwww) “Knowledge of Company” means the actual knowledge of the individuals set forth on Section 1.1(uuuu) of the Company Disclosure Letter, after reasonable inquiry.

(xxxx) “Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(vvvv) of the Parent Disclosure Letter.

(yyyy) “Labor Agreement” means any collective bargaining agreement or similar labor-related contract with any labor union, labor organization, or works council.

(zzzz) “Liens” has the meaning given to it in Section 4.2(b).

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(aaaaa) “Material Adverse Effect” means, with respect to any Person, any event, circumstance, development, occurrence, fact, condition, effect, or change (each, a “Change”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole; or (b) the ability of such Person to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Material Adverse Effect shall not be deemed to include any Change (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions (including the impacts of any tariffs or trade wars); (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty in Section 4.2 of this Agreement); (iii) any changes in Applicable Law or GAAP or other applicable accounting standards, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism underway as of the date of this Agreement; (v) natural disasters, epidemics, pandemics, or other force majeure events; (vi) general conditions in the industry in which such Person and its Subsidiaries operate; (vii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Change underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that any Change underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the prior written consent of, in the case of Parent, Company, and in the case of Company, Parent; provided further, however, that any Change referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its Subsidiaries conduct their businesses.

(bbbbb) “Maximum Premiums” has the meaning given to it in Section 7.4(c).

(ccccc) “Measurement Date” has the meaning given to it in Section 4.3(a).

(ddddd) “Merger” has the meaning given to it in Section 2.1.

(eeeee) “Merger Consideration” has the meaning given to it in Section 3.1(a)(i).

(fffff) “Merger Sub” has the meaning given to it in the Preamble.

(ggggg) “Merger Sub Stockholder Approval” has the meaning given to it in Section 5.11.

(hhhhh) “Merger Sub Written Consent” has the meaning given to it in Section 5.11.

(iiiii) “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

(jjjjj) “NASDAQ” has the meaning given to it in Section 3.2(g).

(kkkkk) “Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Regulation.

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(lllll) “Open Source Software” means any software that is distributed as “free software” or as “open source software” or under any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including any software licensed under or subject to the GNU General Public License or the GNU Affero General Public License.

(mmmmm) “Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).

(nnnnn) “Outside Date” has the meaning given to it in Section 9.1(b)(i).

(ooooo) “Owned Company Software” has the meaning given to it in Section 4.15(f).

(ppppp) “Parent” has the meaning given to it in the Preamble.

(qqqqq) “Parent Benefit Plan” means each compensation or benefit plan, policy, program or arrangement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit-sharing, insurance, cafeteria, severance, retention, salary continuation, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute and in which any Continuing Employee is eligible to participate after the Closing, but excluding any Multiemployer Plan and any Company Benefit Plan.

(rrrrr) “Parent Board” means the Board of Directors of Parent.

(sssss) “Parent Common Stock” has the meaning given to it in Section 5.3(a).

(ttttt) “Parent Disclosure Letter” has the meaning given to it in the first paragraph under ARTICLE V.

(uuuuu) “Parent Equity Awards” means the Parent Options, the Time-Based Parent Stock Awards, and the Performance-Based Parent Stock Awards.

(vvvvv) “Parent Equity Incentive Plan” means Parent’s Equity Incentive Plan, as may be amended or restated from time to time.

(wwwww) “Parent Option” means an option to purchase shares of Parent Common Stock granted under any equity incentive plan, program or agreement maintained by Parent or to which Parent is a party, including the Parent Equity Incentive Plan.

(xxxxx) “Parent Stock Award” means an award of shares of Parent Common Stock or Parent Stock Units granted under any equity incentive plan, program or agreement maintained by Parent or to which Parent is a party, including the Parent Equity Incentive Plan.

(yyyyy) “Parent Stock Units” means a bookkeeping entry representing an amount equivalent to the fair market value of one share of Parent Common Stock, payable in cash or shares of Parent Common Stock.

(zzzzz) “Payor” means any Governmental Health Program (including Medicare Advantage plan and Medicaid managed care plan) and any other healthcare service plan, health maintenance organization, health insurer, physician hospital organization, or private, commercial, or governmental third-party payor.

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(aaaaaa) “PCI DSS” has the meaning given to it in Section 4.16(c).

(bbbbbb) “Performance-Based Parent Stock Award” means a Parent Stock Award that is subject to performance-based vesting (or a combination of time-based and performance-based vesting).

(cccccc) “Permitted Liens” means: (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Company, with respect to which Company shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Company, in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Company in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), (v) Liens arising from non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Company, in the ordinary course of business, (vii) leases, subleases, licenses and occupancy agreements by Company as landlord, sublandlord or licensor and (viii) with respect to leased property, all Liens existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(dddddd) “Person” or “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including any Governmental Entity.

(eeeeee) “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual or household, or includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or any similar terms applicable under any Privacy and Security Requirements.

(ffffff) “Privacy and Security Requirements” means, to the extent applicable: (i) all Applicable Laws concerning any Processing of Company Data (including any Personal Data therein) and the privacy, confidentiality, security, or breach of such Company Data, including: HIPAA; state privacy, data security, and breach notification laws, and state social security number protection laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the California Online Privacy Protection Act; the California Consumer Privacy Act and other state consumer privacy laws, the EU General Data Protection Regulation 2016/679, and PCI DSS; (ii) the terms of all contracts, as entered into by Company or its Subsidiaries or Parent or its Subsidiaries (as applicable), with any person relating to the Processing of Company Data; (iii) all written notices and policies by which Company or its Subsidiaries is bound or purports to be bound, to the extent relating to privacy, security, data protection, or any notifications of Security Breaches, other data security incidents or violations of (i) or (ii), and the Processing of Company Data; and (iv) and any binding industry standards applicable to the industry in which each of Company or any of its Subsidiaries operates.

(gggggg) “Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), analysis, storage, retention, structuring, recording, organization, consultation, de-identification, re-identification, maintenance, processing, recording, distribution, transfer, sale, lease, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or any other operation or set of operations performed on data or sets of data (including Personal Data), whether electronically or in any other form or medium and whether or not by automatic means.

(hhhhhh) “PTO Policy” has the meaning given to it in Section 7.10(d).

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(iiiiii) “Release” means any release, spill, pumping, pouring, emptying, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property.

(jjjjjj) “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person.

(kkkkkk) “Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, Belarus, Cuba, Iran, North Korea, Russia, Syria, or the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine) or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii).

(llllll) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom.

(mmmmmm) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(nnnnnn) “Securities Act” means the Securities Act of 1933, as amended.

(oooooo) “Security Breach” has the meaning given to it in Section 4.16(b).

(pppppp) “Specified Agreement” has the meaning given to it in Section 9.1(e).

(qqqqqq) “Subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person.

(rrrrrr) “Superior Offer” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party to enter into an Alternative Transaction (with all references to 20% in the definition of Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of Section 6.2(a), (B) is on terms that the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into an Alternative Transaction and the identity of the person making such proposal to enter into an Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.

(ssssss) “Surviving Corporation” has the meaning given to it in Section 2.1.

(tttttt) “Tail Policy” has the meaning given to it in Section 7.4(c).

(uuuuuu) “Tax Opinion” has the meaning given to it in Section 7.14(b).

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(vvvvvv) “Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form or information return, and any schedule or attachment thereto or amendment thereof, relating to any Tax that is filed or required to be filed with a Governmental Entity.

(wwwwww) “Taxes” or other derivations of “Taxes” means any and all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, escheat or unclaimed property, workmen’s compensation or other taxes, charges, levies or other like assessments imposed by any Governmental Entity, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not. The term “Tax” means any one of the foregoing Taxes.

(xxxxxx) “Terminating Company Option” has the meaning given to it in Section 3.1(b)(ii).

(yyyyyy) “Time-Based Parent Stock Award” means a Parent Stock Award that is subject to time-based vesting.

(zzzzzz) “Transaction Litigation” has the meaning given to it in Section 7.12.

(aaaaaaa) “Transfer Taxes” has the meaning given to it in Section 7.9.

(bbbbbbb) “WARN Act” has the meaning given to it in Section 4.13(b).

(ccccccc) “Willful Breach” has the meaning given to it in Section 9.2(d).

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. The phrase “made available” when used in reference to anything made available by Company or any of its Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of Company or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. The phrase “made available” when used in reference to anything made available by Parent, Merger Sub or any of their respective Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of Parent or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

(b) Except with respect to Section 7.6, whenever a consent or approval of Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.

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ARTICLE II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signature pages on the second (2nd) Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions); provided that the Closing may occur at such other time, date or place as may be agreed to in writing by Parent and Company (the date of the Closing, the “Closing Date”).

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4 Effects of the Transaction. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Intended Tax Treatment. Each of the parties hereto intends for U.S. federal income tax purposes that (a) this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (c) Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

Section 2.6 Organizational Documents; Merger Sub Arrangements.

(a) Subject, in all cases to Section 7.4, at the Effective Time, (i) the Certificate of Incorporation of Company shall be amended and restated in the form attached hereto as Exhibit A and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the DGCL and such certificate of incorporation and (ii) the bylaws of Company shall be amended and restated in the form attached hereto as Exhibit B and shall be the bylaws the Surviving Corporation until duly amended in accordance with the DGCL and such bylaws.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the charter and bylaws of the Surviving Corporation and the DGCL.

(c) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.

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ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1 Effect of the Merger.

(a) Conversion of Company Common Stock and Merger Sub Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Merger Sub, or the holders of any securities of Parent, Company or Merger Sub:

(i) Subject to the other provisions of this ARTICLE III, each issued and outstanding share of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 0.0677 fully paid and nonassessable shares of Parent Common Stock (the “Exchange Ratio”) and, if applicable, cash in lieu of fractional shares of Company Common Stock payable in accordance with Section 3.2(g) (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a Company Certificate or Company Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii) Each share of Company Common Stock (A) held in the treasury of Company, or (B) owned by Parent or Merger Sub or any of their respective Subsidiaries, in each case, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(b) Treatment of Company Options.

(i) Each Eligible Company Option shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into an option (A) to purchase that number of shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock subject to such Eligible Company Option immediately prior to the Effective Time and (2) the Exchange Ratio, rounded down to the nearest whole number of shares, and (B) with an exercise price per share equal to (1) the exercise price per share of Company Common Stock of such Eligible Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Option”). Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable Company Stock Incentive Plan and the award agreement and any other written agreement applicable to the Eligible Company Option (including the vesting and exercisability conditions (including any acceleration provisions) and expiration date) as in effect immediately prior to the Effective Time, other than any terms that become inoperative by reason of the transactions contemplated pursuant to this Agreement. For the avoidance of doubt, continuous employment with Company or any of its Subsidiaries will be credited to the holder of an Assumed Option for purposes of determining the number of shares of Parent Common Stock that are vested and exercisable under such holder’s Assumed Option after the Effective Time. The conversion of Eligible Company Options into Assumed Options shall be effected in a manner intended to satisfy the requirements of Treasury Regulations Section 1.424-1 and of Treasury Regulations Section 1.409A-1(b)(5)(v)(D), in each case, to the extent applicable, and this Section 3.1(b)(i) shall be construed consistent with such intentions.

(ii) Each Company Option that is not an Eligible Company Option shall not be assumed or otherwise substituted by Parent (a “Terminating Company Option”), and all Terminating Company Options that are outstanding and unexercised as of immediately prior to the Effective Time shall terminate and cease to be outstanding at the Effective Time without any further action by the holder thereof in accordance with the terms of the applicable Company Stock Incentive Plan or any award agreements, as applicable, without any consideration payable therefor.

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(iii) Prior to the Effective Time (and in any event prior to the time provided in the applicable Company Stock Incentive Plan), and subject to the prior review and approval of Parent (which review and approval shall not be unreasonably withheld or delayed), the Company Board or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action under the Company Stock Incentive Plans and award agreements evidencing Company Options, as applicable, to (A) provide for and give effect to the treatment of Company Options contemplated by this Section 3.1(b), including (1) obtaining all reasonably necessary approvals and consents, (2) delivering notice to each holder of Company Options of the treatment of Company Options contemplated by this Section 3.1(b) and the specified period of time prior to the Effective Time that such holder will be permitted to exercise such holder’s outstanding Company Options (to the extent then exercisable), and (3) delivering evidence satisfactory to Parent that all reasonably necessary determinations by the Company Board or appropriate committee thereof to provide for and give effect to the treatment of Company Options in accordance with this Section 3.1(b) have been made, (B) provide that exercisability of Company Options will not be accelerated, including as a result of the Merger, this Agreement, or the transactions contemplated by this Agreement except for such acceleration as is (x) specifically provided in the Company Stock Incentive Plan or award agreements under which Company Options were originally granted, (y) set forth in Section 3.1(b)(iii) of the Company Disclosure Letter or (z) as consented to in writing by Parent in accordance with Section 6.1(a)(ix), and (C) deliver copies of all consents, notices, amendments and other documents executed, adopted or delivered, as applicable, in connection with the immediately preceding clauses (A) and (B).

(iv) As soon as practicable after the Effective Time, Parent will use commercially reasonable efforts to prepare and file one or more registration statements on Form S-8 (or another appropriate form) with the SEC with respect to the shares of Parent Common Stock issuable with respect to Assumed Options. Parent will use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as shares are issuable with respect to Assumed Options. Parent will give holders of Assumed Options written notice of their Assumed Options as soon as practicable after the Effective Time.

(c) Treatment of ESPP. Prior to the Effective Time, and subject to the prior review and approval of Parent (which review and approval shall not be unreasonably withheld or delayed), the Company Board or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board or the appropriate committee thereof, shall adopt resolutions and shall take, or cause to be taken, all necessary and appropriate action to provide that the Company ESPP will continue to be suspended until terminated in accordance with this Section 3.1(c).

(d) No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock or Parent Common Stock in connection with the Merger.

Section 3.2 Exchange of Shares and Certificates.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into an exchange agreement with the transfer agent of Parent, the transfer agent of Company or another nationally recognized financial institution or trust company designated by Parent (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i). At or promptly following the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this ARTICLE III through the Exchange Agent, book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Company Common Stock and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 3.2(c) (such shares of Parent Common Stock provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

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(b) Exchange Procedures. As promptly as practicable following the Effective Time, and in no event later than the third (3rd) Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate (an “Company Certificate”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery of Company Certificates shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to Parent and Company) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to Parent and Company) for use in effecting the surrender of the Company Certificates in exchange for (A) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(c) and (C) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g). Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(c) and (iii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. Notwithstanding anything to the contrary in this Agreement, no holder of record of a book-entry share (an “Company Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall be required to deliver a Company Certificate or letter of transmittal or surrender such Company Book-Entry Shares to the Exchange Agent, and in lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Company Book-Entry Share shall be entitled, upon or following the Effective Time, to receive in exchange therefor (x) the number of shares of Parent Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Company Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(c) and (z) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g). Until surrendered, in the case of a Company Certificate, or exchanged for, in the case of a Company Book-Entry Share, in each case, as contemplated by this Section 3.2(b), each Company Certificate or Company Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(b) and any dividends or other distributions payable pursuant to Section 3.2(c). The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book-Entry Shares on the Merger Consideration or any cash payable hereunder.

(c) Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, there shall be paid to the holders of the Parent Common Stock issued in exchange for Company Certificates or Company Book-Entry Shares pursuant to Section 3.2(b), without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 3.2(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 3.2(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 3.2(b), payable with respect to such shares of Parent Common Stock.

(d) Certain Transfers of Ownership. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 3.2(c)) may be made to a person other than the person in whose name the Company Certificate or Company Book-Entry Share so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Company Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any Transfer Taxes or other Taxes required by reason of the payment to a person other than the registered holder of such Company Certificate or Company Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

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(e) Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE III.

(f) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock (together with cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.2(g)) issued upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this ARTICLE III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates or Company Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Company Certificates or Company Book-Entry Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Company Common Stock formerly represented by such Company Certificates or Company Book-Entry Shares.

(g) Fractional Shares. No fractional share of Parent Common Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Company Certificates or Company Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. Each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates and Company Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.2(g). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Company Certificates or Company Book-Entry Shares over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Certificates or Company Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Company Certificates and Company Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market (“NASDAQ”). The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Company Certificates or Company Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Company Certificates or Company Book-Entry Shares shall be reduced by any and all commissions, Transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Certificates or Company Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Certificates or Company Book-Entry Shares is entitled (after taking into account all Company Certificates and Company Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Certificates or Company Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates or Company Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(g); provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.2(g) until the surrender of such Company Certificates or Company Book-Entry Shares in accordance with this ARTICLE III. The payment of cash in lieu of fractional share interests pursuant to this Section 3.2(g) represents merely a mechanical rounding-off of the fractions in the exchange and is not separately bargained-for consideration.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Company Certificates or Company Book-Entry Shares for one year after the Effective Time shall be delivered to Parent or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 3.2(c). Any amounts remaining unclaimed by holders of any such Company Certificates or Company Book-Entry Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will, to the extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

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(i) No Liability. None of Parent, Merger Sub, Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Laws. If any Company Certificate shall not have been surrendered or Company Book-Entry Share not paid, in each case, in accordance with Section 3.2(b), immediately prior to the date on which any Merger Consideration in respect of such Company Certificate or Company Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Company Certificate or Company Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of all claims or interest of any person previously entitled thereto.

(j) Withholding Rights. Each of Company, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts or consideration otherwise payable or issuable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld under the Code or any provision of Applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid or issued to the person in respect of which such deduction and withholding was made.

Section 3.3 Certain Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time:

(a) any change in the number or type of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(a) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement. For the avoidance of doubt, to the extent any adjustments may be required pursuant to this Section 3.3(a) with respect to Company Options, such adjustments will be made without duplication in a manner consistent with the relevant adjustment provisions of the applicable Company Stock Incentive Plan.

(b) any change in the number or type of outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.4 Further Assurances. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and Company with respect to the Merger, the officers of Parent shall be fully authorized (in the name of Merger Sub, Company, the Surviving Corporation and otherwise) to take such action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in any Company SEC Document filed with the SEC and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Company Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature other than historical facts included therein) or as disclosed in the disclosure letter delivered by Company to Parent upon the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Company represents and warrants to Parent as follows:

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Section 4.1 Organization, Standing and Corporate Power. Each of Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its assets and to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The Certificate of Incorporation of Company and the bylaws of Company, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Company Filed SEC Documents.

Section 4.2 Corporate Authority; Non-contravention.

(a) Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the Company Stockholder Approval. The Company Board (at a meeting duly called and held) has, by the unanimous vote of all directors of Company, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Company and the stockholders of Company, (C) resolved to recommend the adoption of this Agreement to the stockholders of Company, on the terms and subject to the conditions set forth in this Agreement, and (D) directed that this Agreement be submitted to the stockholders of Company for adoption at the Company Stockholders Meeting, and, as of the date of this Agreement, such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Company or any of its Subsidiaries under, (A) the Certificate of Incorporation of Company or the Bylaws of Company or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or their respective properties or assets may be bound, or (C) subject to the governmental filings and other matters referred to in Section 4.2(b), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of Company’s Subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect or (2) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby.

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(c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder or the consummation by Company of the transactions contemplated hereby, except for (A) the filing or submission with the SEC, and, if applicable, effectiveness, of (1) a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Company Proxy Statement/Prospectus”), (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) and (3) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company or its Subsidiaries are qualified to do business, (C) the approvals, orders or authorizations set forth in Section 4.2(c) of the Company Disclosure Letter, and (D) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Company or (2) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Company consists of 60,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on March 31, 2025 (the “Measurement Date”), (A) 27,365,682 shares of Company Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Company Common Stock held by Company in its treasury), (B) no shares of Company Preferred Stock were issued and outstanding, (C) 185,831 shares of Company Common Stock were held by Company in its treasury, (D) Company had reserved 600,000 shares of Company Common Stock for issuance pursuant to the 2005 Company Plan, of which 4,000 shares were subject to outstanding and unexercised Company Options, (E) Company had reserved 600,000 shares of Company Common Stock for issuance pursuant to the 2012 Company Plan, of which 48,403 shares of Company Common Stock were subject to outstanding and unexercised Company Options, (F) Company had reserved 4,700,000 shares of Company Common Stock for issuance pursuant to the 2016 Company Plan, of which 3,010,775 shares of Company Common Stock were subject to outstanding and unexercised Company Options, (G) Company had reserved 2,000,000 shares of Company Common Stock for issuance pursuant to the 2024 Company Plan, of which no shares were subject to outstanding awards, and (H) 950,000 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP, of which no shares of Company Common Stock were subject to outstanding purchase rights under the Company ESPP. No shares of Company Common Stock are owned by any Subsidiary of Company.

(b) All outstanding shares of capital stock of Company are, and all shares of capital stock of Company that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.3(a) and except for changes since the Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the Measurement Date in accordance with their terms in effect on the date of this Agreement or as expressly permitted by Section 6.1(a)(ii), (A) there are no issued, reserved for issuance or outstanding Equity Securities of Company, and (B) there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Company.

(c) Section 4.3(c) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Options as of the Measurement Date (the “Company Options Capitalization Table”), including, with respect to each outstanding and unexercised Company Option, (A) the holder’s name and country of residence, (B) the type of service relationship with Company or any of its Subsidiaries (e.g., employee, independent contractor or non-employee director), (C) the applicable Company Stock Incentive Plan covering such Company Option, (D) the date of grant, (E) the type of the award (including whether such Company Option was granted in a manner intended to qualify as an “incentive stock option” under Section 422 of the Code), (F) the vesting schedule (including any acceleration provisions), whether subject to performance conditions, (G) the number of shares of Company Common Stock subject to such Company Option (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date and assuming satisfaction of any performance vesting conditions at maximum levels), (H) the applicable per share exercise price and expiration date, and (I) a description of any exercisability conditions or provisions that deviate from the standard forms of award agreements evidencing Company Options under the applicable Company Stock Incentive Plan. Company shall provide Parent with an updated Company Options Capitalization Table no later than five (5) Business Days prior to the Effective Time. All Company Options have been granted in compliance in all material respects with the applicable Company Stock Incentive Plan and all Applicable Laws. Company has delivered or made available to Parent copies of each Company Stock Incentive Plan covering Company Options outstanding and unexercised as of the Measurement Date and the forms of all award agreements evidencing such Company Options. The terms of the Company Stock Incentive Plans and the underlying award agreements permit the treatment of Company Options described in Section 3.1(b).

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(d) There are no stockholder agreements or voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of Company or any of its Subsidiaries. Neither Company nor its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of Company or any of its Subsidiaries that are in effect. Neither Company nor any of its Subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Company or any of its Subsidiaries on any matter.

(e) As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.4 Subsidiaries.

(a) All Equity Securities of each Subsidiary of Company (A) have been validly issued and are fully paid and nonassessable, except as, individually or in the aggregate, would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, and (B) are owned by Company or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such Subsidiary).

(b) There are no outstanding (A) Equity Securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any Subsidiary of Company or (B) warrants, calls, options, preemptive rights or other rights to acquire from Company or any of its Subsidiaries, or any obligation of Company or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Company.

Section 4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Company has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2022 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of Company, none of the Company SEC Documents is the subject of any outstanding SEC investigation. No Subsidiary of Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of Company and its Subsidiaries included in the Company SEC Documents were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). Since January 1, 2022, there has been no material change in Company’s accounting methods or principles that would be required to be disclosed in Company’s financial statements in accordance with GAAP, except as described in the Company Filed SEC Documents.

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(c) Except (A) as reflected or reserved against in Company’s audited balance sheet as of December 31, 2024 (or the notes thereto) included in Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2025 (the “Company Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Company and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

(d) Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s properties or assets. Since January 1, 2022, none of Company, Company’s independent accountants, the Company Board or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Company, (2) “material weakness” in the internal controls over financial reporting of Company, (3) fraud, whether or not material, that involves management or other employees of Company who have a significant role in the internal controls over financial reporting of Company or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Company or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officers and chief financial officer of Company to make the certifications required under the Exchange Act with respect to such reports.

(f) Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 2.03(d) of Form 8-K or as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Since January 1, 2022, each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2022, Company has been in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

Section 4.6 Absence of Certain Changes or Events.

(a) From December 31, 2024 through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, (i) the businesses of Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1(a)(i) to Section 6.1(a)(xv).

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(b) Since December 31, 2024 and through the date of this Agreement, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Company.

Section 4.7 Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries hold all permits, licenses, accreditations, certifications, qualifications, agreements, authorizations, easements, franchises, rulings, waivers, consents, variances, exemptions, orders, registrations and approvals of all Governmental Entities or accreditation organizations, or the administrative agents thereof (“Permits”) that are required for the operation of the businesses of Company and its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. Company and its Subsidiaries are in material compliance with the terms of the Company Permits and Applicable Laws relating to Company and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or Applicable Laws would be material to the Company and its Subsidiaries, taken as a whole. Neither Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Company or (ii) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby.

Section 4.8 Regulatory Matters and Compliance with Healthcare Laws.

(a) Company and its Subsidiaries are in compliance with all Healthcare Laws applicable to their respective businesses and the Company Products. Neither Company nor any of its Subsidiaries has received any written notification of any pending or threatened, Action from any Governmental Entity, including the U.S. Food and Drug Administration (“FDA”), state Governmental Entities, and Notified Bodies, alleging noncompliance of Company under any applicable Healthcare Laws.

(b) Each Healthcare Permit is in full force and effect and no suspension, revocation, cancellation or withdrawal of such Healthcare Permit is pending or threatened. All submissions utilized as the basis for, or submitted by, Company and its Subsidiaries, in connection with any Healthcare Permit currently held by the Company for the Company Products, when submitted to the applicable Governmental Entity, were complete and correct as of the date of submission or were corrected or supplemented by a subsequent submission and any required updates, changes, corrections or modifications to such submissions have been submitted to the applicable Governmental Entity.

(c) The Company has not received any notice that (i) any Action has been taken by any Governmental Entity or (ii) any Action is in the process of being taken by any Governmental Entity that, if taken, would slow, halt or enjoin the development, manufacturing, or marketing of the Company Products or the operation of the respective businesses of Company or its Subsidiaries, or subject the development, manufacturing, or marketing of the Company Products or Company or its Subsidiaries to any Action.

(d) Since January 1, 2021, (i) there have been no field notifications, field corrections, market withdrawals, recalls, or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products (“Company Field Safety Notices”); (ii) the Company has implemented corrective and preventative actions for all complaints received by the Company from any Governmental Entity, and there are no open complaints with respect to the Company Products that have been received by the Company from any Governmental Entity; and (iii) the Company has implemented corrective and preventive actions for all material complaints from any non-Governmental Entity (including from healthcare professionals, users, distributors, or patients), and there are no open material complaints with respect to the Company Products that have been received by the Company from any non-Governmental Entity. To the Knowledge of Company, there are no facts that would be reasonably likely to result in (x) a material Company Field Safety Notice, (y) a material change in labeling of any of the Company Products; or (z) a termination or suspension of marketing or testing of the Company Products.

(e) Company and its Subsidiaries and, to the Knowledge of Company, its suppliers and contract manufacturers, are ISO 13485:2016 certified and in good standing with the relevant Governmental Entity, and in material compliance with all applicable requirements of ISO 13485:2016 and Applicable Laws, rules, standards, and official guidance, including quality system regulation in 21 C.F.R. Part 820, EU Medical Devices Directive, and the EU Medical Devices Regulation, as applicable.

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(f) The Company CE Products are in compliance with the EU Medical Devices Directive and relevant parts of the EU Medical Devices Regulation and the Company has received formal confirmation from the Notified Body that the Company CE Products may continue to be placed on the market of the CE Mark Countries until December 31, 2028.

(g) Company and its Subsidiaries have not received, since January 1, 2021, any written notice, Form FDA-483, warning letters, untitled letters, or any similar notice or letter from any other Governmental Entity alleging or asserting non-compliance with any Healthcare Laws or any other communication alleging actual or potential violations of any Healthcare Laws. Company has not entered into any consent decree or order pursuant to any Healthcare Laws and Company is not party to any judgement, decree, or judicial or administrative order pursuant to any Healthcare Laws.

(h) The preclinical and clinical studies and tests conducted with respect to the Company Products, by or on behalf of, or sponsored by Company or its Subsidiaries and used to support a regulatory submission, if still pending, are being conducted in accordance with all applicable Healthcare Laws. To the Knowledge of Company, no investigational device exemption or clinical trial application filed by or on behalf of Company or its Subsidiaries with the FDA or similar application or Healthcare Permit filed with any other Governmental Entity has been terminated or suspended by the FDA or such other Governmental Entity due to a safety or non-compliance issue, and neither the FDA nor any other Governmental Entity has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Company or its Subsidiaries.

(i) Neither Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Company, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Company, its Subsidiaries, nor any of their respective officers, directors or employees has been (i) debarred, excluded or suspended from any Governmental Health Program, or any other Government Health Program or human clinical research, including under 21 U.S.C. § 335a or any similar Applicable Laws or (ii) convicted of any crime or engaged in any conduct that could result in such a debarment, suspension or exclusion. No legal proceeding, investigation, audit, inquiry, or action that would reasonably be expected to result in such a debarment, suspension or exclusion are pending or, to the Knowledge of Company, threatened against Company or any of its officers, directors, or employees.

(j) None of Company or its Subsidiaries, and no director, officer, employee, contractor or agent of Company or its Subsidiaries, has been charged with or convicted of a Governmental Health Program-related offense, or convicted of, or charged with a violation of federal or state Applicable Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Governmental Health Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity.

(k) Neither Company nor any of its Subsidiaries (i) participates in, or submits claims to, any Payors; or (ii) has provided Payor coverage or reimbursement advice to any customers.

Section 4.9 Corrupt Practices. Since January 1, 2022, (i) none of Company or its Subsidiaries, nor, to the Knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the Knowledge of Company, as of the date of this Agreement, neither Company nor any of its Subsidiaries, directors, officers, employees or agents is under internal or Governmental Entity investigation for any violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Company and its Subsidiaries maintain a system or systems of internal controls as required by applicable Anti-Corruption Laws, and (iv) since January 1, 2022, neither Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

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Section 4.10 Sanctions. Neither Company nor any of its Subsidiaries and, to the Knowledge of Company, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of Company, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of Company and its Subsidiaries is and, since January 1, 2022, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Company nor any of its Subsidiaries has, since January 1, 2022, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.

Section 4.11 Litigation. There is no legal, administrative, arbitral or other action, suit, charge, investigation, inquiries, proceeding, complaint, audit, indictment or litigation before any court or arbitrator or any Governmental Entity (each, an “Action”) pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of Company to consummate any of the transactions contemplated hereby. To the Knowledge of Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding any accounting practices of Company or any of its Subsidiaries or any malfeasance by any officer or director of Company.

Section 4.12 Benefit Plans.

(a)   Section 4.12(a) of the Company Disclosure Letter sets forth a complete and correct list of all Company Benefit Plans. Neither Company nor any ERISA Affiliate has any agreement, arrangement, commitment, or obligation to create, enter into, or contribute to any Company Benefit Plan not listed on Section 4.12(a) of the Company Disclosure Letter or to continue, modify or amend any existing Company Benefit Plan (except for amendments required by Applicable Law with respect to which the amendment deadline has not lapsed).

(b) With respect to each Company Benefit Plan, Company has provided to Parent complete and correct copies, to the extent applicable, of (A) the current plan document and all amendments thereto, or, if no written plan document exists, a written summary of the material terms of such Company Benefit Plan (B) the most recent summary plan description and all summaries of material modifications related thereto, (C) all contracts related to such Company Benefit Plan, including all trust agreements, insurances policies and contracts, and service provider agreements, in each case, as currently in effect, (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the three (3) most recent annual reports (e.g., Form 5500 series) filed with a Governmental Entity, along with all attachments and schedules related thereto, (F) the most recently received Internal Revenue Service (the “IRS”) determination, opinion or advisory letter, (G) all year-end compliance testing results for the three most-recently completed plan years, including, but not limited to, coverage (Code Section 410(b)), annual limits (Code Sections 402(g) and 415), non-discrimination (Actual Deferral Percentage and Actual Contribution Percentage), and top-heavy testing, as well as all documentation relating to the correction of any failure with respect to such testing, and (H) for each of three most recently completed three years, if the Company was considered an Applicable Large Employer under the Affordable Care Act (whether individually or as a member of an aggregated Applicable Large Employer group) during such years, copies of all Forms 1094-C and a sample Form 1095-C filed with the Internal Revenue Service for each such year.

(c) With respect to each Company Benefit Plan, (A) such Company Benefit Plan has been established, documented, maintained, administered, operated and funded in all material respects in accordance with its terms and in material compliance with all applicable requirements of all Applicable Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (B) Company, each of its Subsidiaries and each other Person has properly performed in all material respects all of its duties and obligations (whether arising by operation of law, by contract or otherwise) under or with respect to such Company Benefit Plan; (C) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Company Benefit Plan required to be filed with any Governmental Entity or provided to any participant in such Company Benefit Plan (or the beneficiary of any such participant) have been properly prepared and properly filed or provided on or before their respective due dates and were complete and accurate in all material respects when so filed or provided; (D) none of Company, any of its Subsidiaries or any other Person has breached any fiduciary duty imposed upon it by ERISA or any other Applicable Law; (E) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA or Section 4975(c)(2) or 4975(d) of the Code) has occurred that would reasonably be expected to subject the Company, any of its Subsidiaries or such Company Benefit Plan to any material liability; (F) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Company Benefit Plan on or before the Effective Time have been timely paid in accordance with the terms of such Company Benefit Plan and Applicable Law or, if not due until after the Effective Time, have been accrued as a liability in accordance with GAAP or paid; (G) neither Company nor any of its Subsidiaries has incurred (whether or not assessed), and there exists no condition or set of circumstances in connection with which any of Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates could reasonably be expected to incur, directly or indirectly, any material penalty, excise Tax, fine, Lien or liability under ERISA, the Code or any other Applicable Law; and (H) there is no pending or, to the Knowledge of Company, threatened or anticipated claim, action, investigation or audit (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts or assets related thereto.

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(d) Neither Company or any of its Subsidiaries nor any ERISA Affiliate has ever maintained, sponsored, participated in, contributed to or been obligated to contribute to, or has or could have any liability or obligation (including any contingent liability or obligation) under or with respect to: (i) any employee benefit plan that is, or at any time was, subject to Section 302 or 303 of ERISA, Title IV of ERISA, or Section 412 or 430 of the Code, (ii) any Multiemployer Plan, (iii) any “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA), (iv) any “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code), or (v) any self-funded (or self-insured) group health plan (including any such plan pursuant to which a stop-loss policy or contract applies).

(e) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred or failed to occur, and there are no facts or circumstances that could adversely affect the qualified status of any such plan or the tax-exempt status of its related trust, or require the filing of a submission under the IRS’s Employee Plans Compliance Resolution System (“EPCRS”) or the taking of any corrective action under EPCRS in order to maintain the qualified status of such Company Benefit Plan, and (B) has received a favorable IRS determination letter or utilizes a pre-approved plan document that is the subject of an IRS opinion letter upon which Company can rely as to such plan’s qualified status.

(f) Company is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”), including the market reform mandates, the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations), and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.

(g) Each Company Benefit Plan can be amended or terminated by Company at any time (whether before or after the Closing) in accordance with its written terms, without any other Person’s consent, and without any penalty, cost, expense or liability to Company, the Surviving Corporation, Parent, any of their respective Subsidiaries or Affiliates, or such Company Benefit Plan, other than de minimis administrative expenses of the type typically incurred in connection with the termination of similar employee benefit plans.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could reasonably be expected to (A) entitle any current or former employee, director or other individual service provider of Company or any of its Subsidiaries to any payment of compensation, (B) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other individual service provider of Company or any of its Subsidiaries, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Benefit Plan or otherwise, (D) result in any limitation on the right of Company, the Surviving Corporation, Parent or any of their respective Subsidiaries or Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time, or (E) result in the payment of any amount (whether in cash, in property, the vesting of property or in the form of benefits) that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Company Benefit Plan that provides, in any part, deferred compensation that is subject to Section 409A of the Code satisfies the documentary and operational requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the regulations, rulings and other guidance issued thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Benefit Plan), such that no participant therein has been or could reasonably be expected to be subject to any additional Tax or interest under Section 409A of the Code. No person is entitled to receive any additional payment (including any Tax gross-up, reimbursement, make-whole or other payment or indemnification) from Company or any of its Subsidiaries as a result of the imposition of Taxes or related interest or penalties under Section 4999 of the Code or Section 409A of the Code.

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(j) (A) Each Company Benefit Plan maintained by Company on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, an “Company Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in all material respects in good standing with the applicable Governmental Entity; (B) if such Company Foreign Plan is intended to qualify for any preferential Tax treatment, such Company Foreign Plan satisfies the requirements for such treatment and has obtained all approvals of all relevant Governmental Entities that are necessary to qualify for such Tax treatment; (C) each Company Foreign Plan required under any Applicable Law to be funded, is either (1) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (2) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (D) no Company Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (E) no unfunded or underfunded liabilities exist with respect to any Company Foreign Plan.

Section 4.13 Labor and Employment Matters.

(a) Neither Company nor any of its Subsidiaries are party to, or bound by, any Labor Agreement and no employees of Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with Company or any of its Subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, (i) there are no (and have not been since January 1, 2022) strikes or lockouts with respect to any employees of Company or any of its Subsidiaries, (ii) there is no (and has not been since January 1, 2022) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Company, threatened in writing against Company or any of its Subsidiaries, (iii) there is no (and has not been since January 1, 2022) slowdown, or work stoppage in effect or, to the Knowledge of Company, threatened in writing, with respect to any employees of Company or any of its Subsidiaries, and (iv) to the Knowledge of Company, there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.

(b) Company and its Subsidiaries each are, and have been since January 1, 2022, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance. Neither Company nor any of its Subsidiaries has received notice since January 1, 2022 of the intent of any Governmental Entity responsible for the enforcement of labor, employment, immigration and workers compensation insurance laws to conduct an investigation of Company or any of its Subsidiaries and, to the Knowledge of Company, no such investigation is in progress.

(c) To the Knowledge of Company, no current or former employee or independent contractor of Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (A) owed to Company or any of its Subsidiaries or (B) owed to any third party with respect to such person’s right to be employed or engaged by Company or any of its Subsidiaries.

(d) To the Knowledge of Company, Company and its Subsidiaries have reasonably responded to, and investigated if required by Applicable Law, all sexual harassment or other harassment, discrimination, or retaliation allegations against officers, directors and Senior Vice President level employees of Company or any of its Subsidiaries that have been reported to Company or any of its Subsidiaries; and (ii) to the Knowledge of Company, no allegations of sexual harassment or gender discrimination are pending against any such officers, directors and senior vice president level employees of Company or any of its Subsidiaries, and therefore, to the Knowledge of Company, no substantial liability or significant disrepute is expected to arise from any such allegations.

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Section 4.14 Taxes.

(a) All income and other material Tax Returns required to be filed by, or on behalf of, Company or any of its Subsidiaries have been properly and timely filed (taking into account validly obtained extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all Applicable Law. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than automatic extensions validly obtained in the ordinary course of business). All Taxes due and payable by Company or any of its Subsidiaries have been properly and timely paid in full (whether or not such Taxes were reflected on any Tax Return).

(b) All material Taxes required to be withheld by, or on behalf of, Company or any of its Subsidiaries in respect of any payments to any employees, officers, managers, directors or other Persons have been properly and timely withheld and remitted to the appropriate Governmental Entity in accordance with Applicable Law, and each of Company and its Subsidiaries has complied in all material respects with all related information reporting, withholding and record retention requirements.

(c) The Company Balance Sheet accrues all liabilities for Taxes with respect to all periods through December 31, 2024 in accordance with GAAP, and neither Company nor any of its Subsidiaries has incurred any liabilities for Taxes since such date, other than in the ordinary course of business.

(d) No audits, examinations, investigations, claims or other Actions are pending, currently in progress or threatened in writing with regard to any material Taxes or any material Tax Return of Company or any of its Subsidiaries. There are no material Tax deficiencies or assessments claimed, proposed or asserted against (or otherwise with respect to) Company or any of its Subsidiaries that have not been fully paid and finally settled. Neither Company nor any of its Subsidiaries has extended or waived (or requested to extend or waive) any statute of limitations period for the assessment or collection of any material Tax. No claim has been made by any Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that Company or such Subsidiary is or may be required to file such particular type of Tax Return or pay such particular type of Tax.

(e) Neither Company nor any of its Subsidiaries has, or has ever had, a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any Applicable Law), a fixed place of business or other taxable presence, in each case, in any jurisdiction other than the country in which Company or such Subsidiary, as applicable, was formed or organized.

(f) Neither Company nor any of its Subsidiaries (A) is, or has ever been, a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code, or any other affiliated, combined, consolidated or unitary group or arrangement for group relief for any other Tax purposes (other than a group the common parent of which is or was Company), or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or other arrangement regarding the sharing or allocation of, or indemnification or reimbursement for, either liability for Taxes or payment of Taxes.

(g) None of the assets of Company or any of its Subsidiaries is subject to any Lien for a material amount of Taxes (other than Liens for Taxes not yet due and payable).

(h) Within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code.

(i) Company currently is not, and has not been at any time during the past five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

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(j) Neither Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. Applicable Law).

(k) There are no private letter rulings or gain recognition agreements with respect to any Taxes or Tax Returns of Company or any of its Subsidiaries that have been requested, issued or executed.

(l) Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made, or improper method of accounting used, on or prior to the Closing Date, (B) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law) entered into on or prior to the Closing Date, (C) “intercompany transaction” within the meaning of Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or non-U.S. Applicable Law) occurring on or prior to the Closing Date, (D) “excess loss account” within the meaning of Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or non-U.S. Applicable Law) in existence on the Closing Date, (E) installment sale or open transaction disposition entered into on or prior to the Closing Date or (F) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Neither Company nor any of its Subsidiaries has made an election under Section 965 of the Code. Company and each of its Subsidiaries has always used the accrual method of accounting for Tax purposes.

(m) Neither Company nor any of its Subsidiaries (A) is a party to any joint venture, partnership or other arrangement or agreement that could reasonably be expected to, or is, treated as a partnership for any Tax purposes or (B) directly or indirectly owns any interest in any “passive foreign investment company” within the meaning of Section 1297(a) of the Code or any “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(n) Neither Company nor any of its Subsidiaries has requested or claimed any Tax credits (or received any refund or advance payment thereof) under the CARES Act, the Families First Coronavirus Response Act or Sections 3131, 3132 or 3134 of the Code (or any similar provision of state, local or non-U.S. Applicable Law).

(o) Neither Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

(p) Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws with respect to transfer pricing, including Section 482 of the Code and the Treasury Regulations thereunder.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a list of (1) all issuances, registrations, and applications for registration of all Intellectual Property owned by or filed or registered in the name of Company or its Subsidiaries (“Company Registered IP”), (2) all material unregistered trademarks owned by Company or any of its Subsidiaries, (3) the jurisdiction in which any of the foregoing have been issued, registered or filed, and (4) all actions that are required to be taken by Company or any of its Subsidiaries within two months following the date of this Agreement in order to avoid prejudice to or impairment or abandonment of any the foregoing ((1) and (2), collectively, and together with all other Intellectual Property owned or purported to be owned by Company or its Subsidiaries, the “Company Owned IP”). All Company Registered IP is subsisting, valid and, to the Knowledge of Company, enforceable, and has been obtained and maintained in compliance with all Applicable Laws and applicable rules, policies and procedures of the applicable Governmental Entity or of the applicable person that maintains domain name registrations (including with respect to the filing of required certifications or other documents for purposes of prosecuting, maintaining, and perfecting such Company Registered IP).

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(b) Company or one of its Subsidiaries exclusively owns, free and clear of all Liens (except Permitted Liens) all right, title, and interest in and to the Company Owned IP and either owns all right, title, and interest in and to, free and clear of all Liens (except Permitted Liens), or has the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all other items of Intellectual Property necessary for or used in the operation of Company and its Subsidiaries’ businesses, as currently conducted or as proposed to be conducted (such Intellectual Property, together with the Company Owned IP, the “Company IP”). The Company Owned IP is fully transferable, alienable, and licensable by Company and its Subsidiaries without restriction and without payment of any kind to, or approval by, any third party. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in (1) the loss or impairment of any Company IP, (2) any right of any person to terminate any rights under or exercise any new or additional rights under any Company IP, (3) the payment by Parent or Merger Sub of any additional consideration for its right to own, maintain or continue to use any of the Company IP, or (4) Parent or Merger Sub being bound by or subject to any exclusivity obligations, non-compete, or other restrictions on the operation or scope of Company’s or any of its Subsidiaries’ businesses.

(c) The conduct of Company, its Subsidiaries, and the conduct of Company’s and its Subsidiaries’ businesses, including the use, sale, or offer to sell any Company Products, does not infringe, misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any of the Intellectual Property or other rights of any third party. There are no past, pending, or threatened actions, claims, or other proceedings involving any of the Company Owned IP, or alleging that the Company Products, the conduct of Company or any of its Subsidiaries, or the conduct of its or their businesses infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any third party or challenging Company’s ownership or use of any Company IP and, to the Knowledge of Company, no facts or circumstances exist that might reasonably serve as the basis for any of the foregoing. To the Knowledge of Company, no third party is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted, or otherwise violated any Company Owned IP and no facts or circumstances exist that might reasonably suggest any of the foregoing. Neither Company nor any of its Subsidiaries has received any notice that it must license or refrain from using any Intellectual Property or any offer by any other person to license any Intellectual Property to Company or any of its Subsidiaries and, to the Knowledge of Company, there are no facts or circumstances that would provide a reasonable basis for any such claim or challenge. Neither Company nor any of its Subsidiaries has sent a notice to any third party alleging infringement, misappropriation, dilution or other violation of any Company Owned IP or brought any action, claim, or other proceeding for unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Company Owned IP. No Company Owned IP has been declared unenforceable or otherwise invalid by any Governmental Entity nor is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar action, claim, or other proceeding and to the Knowledge of Company there are no facts or circumstances that might reasonably serve as the basis for any of the foregoing.

(d) Company and its Subsidiaries take commercially reasonable measures to protect and preserve the confidentiality of trade secrets and any other proprietary or confidential information, including Company Data, owned by or provided to them under conditions of confidentiality (collectively, “Confidential Information”). There has been no unauthorized disclosure of any such trade secrets or other Confidential Information by Company or any of its Subsidiaries to any person and Company and each of its Subsidiaries is in compliance with all contracts relating to third-party trade secrets to which it is a party or is otherwise bound.

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(e) All employees, contractors or consultants who have independently or jointly contributed to or are currently independently or jointly contributing to the conception, creation, development, invention, or reduction to practice of any Company Owned IP (each, an “Author”) have executed a valid and enforceable contract that: (1) presently assigns to Company or one of Company’s Subsidiaries all of such person’s right, title, and interest in and to all such Intellectual Property, developed, invented, or reduced to practice by such Author in the scope of such Author’s employment by or engagement with Company or one of its Subsidiaries, unencumbered by any Lien (other than Permitted Liens) (to the extent such rights are not transferred to Company or one of Company’s Subsidiaries via operation of law); and (2) includes confidentiality obligations in favor of Company or the applicable Subsidiary of Company ((1) and (2), collectively, the “Invention Assignment Agreements”). Other than as set forth in Section 4.15(e) of the Company Disclosure Letter, Company has made available to Parent true, correct, and complete copies of all Invention Assignment Agreements and, to the Knowledge of Company, no Author is in breach of: (x) such Invention Assignment Agreement; or (y) any contract relating to employment, invention disclosure, invention assignment, non-disclosure, or non-competition or any other contract by virtue of such Author being employed by, or performing services for, Company or any of its Subsidiaries. To the Knowledge of Company, no Author is subject to any contract or obligation with any third party that could adversely affect Company’s or its Subsidiaries’ rights in the Company Owned IP, that restricts or limits the work in which such Author may be engaged, or that requires such Author to disclose information concerning such Author’s work to any person other than Company or its Subsidiaries. No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP and no Governmental Entity or other person has any claim of right or license to, ownership of, or other Lien (other than Permitted Liens) on any Company IP. No Author was employed by or has performed services for any Governmental Entity during the time during which such Author was also performing services for Company or one of its Subsidiaries or during the twelve (12) month period immediately prior to the same. Neither Company nor any of its Subsidiaries have made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups, or other, similar organizations that would obligate Company or any of its Subsidiaries to grant any rights or licenses to any person or otherwise impair or limit the control of any Company Owned IP.

(f) No software included in the Company Owned IP (“Owned Company Software”) (1) includes any Harmful Code or (2) is linked to, incorporates, or is otherwise integrated with any Open Source Software or any modification or derivative thereof in a manner that (x) subjects such Owned Company Software to any obligations to disclose, distribute, or otherwise make the Owned Company Software or any Company Source Code available to any third party or to be licensed to third parties at no or minimal cost, (y) creates obligations for Company or any of its Subsidiaries to grant, or purports to grant to any person any rights or immunities under any Company Owned IP, or (z) that otherwise restricts the ability of Company or any of its Subsidiaries to commercially exploit such Owned Company Software.

(g) Company and its Subsidiaries have not disclosed, delivered, or licensed any Company Source Code (and are not obligated to and have not permitted a third party to disclose, deliver, or license any Company Source Code), nor has there been any unauthorized or inadvertent disclosure of any Company Source Code, other than disclosures to employees, contractors, consultants, and advisors (A) involved in the development of Company Products, and (B) subject to a written confidentiality agreement. No circumstance or condition exists (including the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement), that would reasonably be expected to result in any of the foregoing.

(h) Company’s and its Subsidiaries’ use of AI Technology and practices relating to the operating, training, testing, improvement, and development of any AI Technology, and any resulting outputs, complies (and all times has complied) in all material respects with (1) Applicable Laws; (2) the Privacy and Security Requirements; and (3) applicable contractual obligations to which Company or any of its Subsidiaries is bound. Company and its Subsidiaries do not employ the use of facial recognition with AI Technologies. Other than as set forth in Section 4.15(h) of the Company Disclosure Letter, Company owns or has all necessary rights in and to any data that it uses to operate, train, test, improve, or develop AI Technologies and the Company Products. Company and its Subsidiaries maintain and adhere to industry standard policies, protocols, and procedures relating to the ethical and responsible use of AI Technologies, including policies, protocols, and procedures for: (x) developing and implementing AI Technologies in a way that promotes transparency, accountability, and human interpretability; (y) identifying and mitigating bias in AI Technologies and any data used to operate, train, test, improve, or develop AI Technologies; (z) preventing AI Technologies from hallucinating, reproducing Personal Data or Confidential Information, or otherwise producing harmful or inaccurate results; and (xx) requiring management oversight and approval of Company’s and its Subsidiaries’ use and implementation of AI Technologies. There has been no actual or, to the Knowledge of Company, alleged non-compliance with any such policies, protocols, and procedures, and Company and its Subsidiaries have not received any notice or communication from any Governmental Entity or other person concerning Company’s or its Subsidiaries’ use of AI Technologies.

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Section 4.16 Information Technology; Data Protection.

(a) The IT Assets owned by, controlled by, or otherwise used in the conduct of the businesses of Company and its Subsidiaries are in good working order and are sufficient for, and operate and perform as needed by, Company and its Subsidiaries to adequately conduct their respective businesses as currently conducted and as proposed to be conducted and Company and its Subsidiaries own or have a valid right to access and use all such IT Assets. There have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any Security Breaches or unauthorized access or disclosure, unauthorized use, failures, or unplanned outages or other adverse integrity, performance, or security access incidents affecting the IT Assets (or, in each case, Company Data and other information and transactions stored or contained therein or transmitted thereby). The IT Assets are free of any Harmful Code and Company and its Subsidiaries have taken all commercially reasonable steps and implemented commercially reasonable safeguards to protect the IT Assets from Harmful Code. There are no material un-remediated security vulnerabilities in any Company Products or IT Assets.

(b) Company and its Subsidiaries (1) are and at all times have been in material compliance with all Privacy and Security Requirements, and (2) have implemented and maintained a data security plan with commercially reasonable administrative, technical, and physical safeguards to protect the IT Assets of Company and its Subsidiaries, and the Personal Data, Company Data, Confidential Information, and other information and transactions stored or contained therein or transmitted thereby, against unauthorized access, use, loss, and damage. There has been no (x) unauthorized access, misuse of, or damage to any IT Assets owned by or controlled by, or otherwise used in the conduct of the business of, Company or any of its Subsidiaries, or (y) unauthorized access, use, misuse of, Processing, or loss of, or damage to, any Company Data maintained by or on behalf of Company or any of its Subsidiaries (each of (x) and (y), together with any other event qualifying as a “breach,” “breach of security,” “breach of system security,” “security incident,” or similar event as defined under Applicable Law, including any such incident that would require notification to any Governmental Entity or other person of such incident under the Privacy and Security Requirements, a “Security Breach”). Neither Company nor any of its Subsidiaries have sent (or been required to send) or received any notices to or from any person or Governmental Entity relating to a Security Breach, and no circumstance has arisen in which the Privacy and Security Requirements would require Company or any of its Subsidiaries to notify a Governmental Entity or any other person of a Security Breach or any violations or potential violations of any Privacy and Security Requirements. Neither Company and its Subsidiaries nor any person acting on its or their behalf or direction have: (A) paid any perpetrator of, or party making a threat regarding, any Security Breach; or (B) paid any third party with actual or alleged information about a Security Breach pursuant to a request for payment from or on behalf of such perpetrator or other third person.

(c) To the extent that Company or any of its Subsidiaries receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts and debit cards), passwords, CCV data, cardholder data, or other related data, Company’s and its Subsidiaries’ information security procedures, processes and systems have at all times met or exceeded all Applicable Laws and Privacy and Security Requirements, including those established by applicable Governmental Entities, payment brands, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standards (“PCI DSS”))

(d) Company and its Subsidiaries are and at all times have (1) maintained privacy and security policies, procedures and safeguards that comply with applicable HIPAA requirements, (2) conducted training regarding HIPAA for all workforce members upon hire and on at least an annual basis thereafter; (ii) entered into business associate agreements and subcontractor business associate agreements (as defined under HIPAA) when required pursuant to HIPAA; (iii) implemented commercially reasonable administrative, physical and technical safeguards to ensure the confidentiality, integrity and security of electronic protected health information (as defined under HIPAA) in material compliance with the HIPAA Security Rule as set forth in 45 C.F.R. Part 160 and subparts A and C of 45 C.F.R. Part 164; and (iv) completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) and updates such risk analysis when reasonably determined necessary due to changes in the threat environment or technology and on a regular basis as required by HIPAA. Company and its Subsidiaries are and have been in compliance with the terms of all business associate agreements and subcontractor business associate agreements. To the Knowledge of Company, no subcontractor of Company has breached any business associate agreement or subcontractor business associate agreement.

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Section 4.17 Certain Contracts.

(a) Except as set forth on Section 4.17(a) of the Company Disclosure Letter, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to or bound by (in each case, excluding any Company Benefit Plan):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 or with Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii) any contract involving payment by or to Company or its Subsidiaries of more than $250,000 in the year ended December 31, 2024 or that is expected to involve payment by or to Company or its Subsidiaries of more than $250,000 for the year ended December 31, 2025;

(iii) contracts with any Payor involving payment by or to Company or its Subsidiaries of more than $100,000 in the year ended December 31, 2024 or that is expected to involve payment to Company or its Subsidiaries of more than $100,000 for the year ended December 31, 2025;

(iv) contracts with a Governmental Entity, pursuant to which Company or a Subsidiary received payments from any Governmental Entity;

(v) any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other contracts pursuant to which any indebtedness of Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by Company or any of its Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $100,000 in the aggregate and (B) intercompany indebtedness among Company and its wholly owned Subsidiaries in the ordinary course of business);

(vi) any Company Real Property Lease;

(vii) any contract relating to any swap or hedging transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions;

(viii) any contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any assets of Company or any of its Subsidiaries or joint ventures;

(ix) any contract containing any non-compete, exclusivity, “most favored nation” provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits, in any material respect, the business of Company or any of its Subsidiaries (or, following the Effective Time, Parent and its Subsidiaries);

(x) any contract with any (A) executive officer or director of Company, or (B) Affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or Affiliate;

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(xi) any contract involving the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Company or any of its Subsidiaries after the date hereof, or involved such payments, in excess of $100,000, (B) will impose materially burdensome monitoring or reporting obligations on Company or any of its Subsidiaries or material restrictions on Company or any of its Subsidiaries (or, following the Effective Time, on Parent or any of its Subsidiaries), including any Corporate Integrity Agreements and similar agreement with a Governmental Entity or (C) creates or could create a Lien (other than a Permitted Lien) on any asset of Company and its Subsidiaries in excess of $50,000;

(xii) any partnership, joint venture, strategic alliance, limited liability company agreement, and any contract that provides for any sharing of revenues, profits or losses with one or more persons or other similar agreement, in each case other than any such agreement solely between or among Company and its wholly owned Subsidiaries;

(xiii) any acquisition or divestiture contract, including with respect to the acquisition or disposition of any product line, business or material asset of Company or any of its Subsidiaries, other than contracts solely between or among Company and its wholly owned Subsidiaries;

(xiv) any contract under which Company or its Subsidiaries has granted or received any license or other rights with respect to material Intellectual Property or otherwise restricting their ability to own, enforce, use, license or disclose any material Intellectual Property (other than (x) licenses to “off-the-shelf,” non-customized, commercially available software that are subject to standard, non-negotiated terms and conditions, (y) non-exclusive licenses to Company Owned IP granted to customers, (z) non-exclusive licenses granted by vendors or service providers under contracts primarily for the provision of services, where such non-exclusive license is incidental to the subject matter of the agreement, and (xx) Invention Assignment Agreements entered into with employees of Company or its Subsidiaries, in each case of (y), (z) and (xx), in the ordinary course of business and consistent with past practice); or

(xv) any contract for the development of material Intellectual Property for the benefit of Company or any of its Subsidiaries or intending to resolve any disputes relating to Intellectual Property (e.g., covenants not to assert, concurrent use agreements, or coexistence agreements) or restricting Company or any of its Subsidiaries from using or exploiting Company Owned IP any contract relating to clinical research or retrospective studies (including any sub-agreements, principal investigator agreements, site affiliation agreements, sponsor agreements, management services agreements, software agreements or other agreements);

(xvi) any contracts granting data sharing rights or involving the sale of data; or

(xvii) any business associate agreements and subcontractor business associate agreements (as defined under HIPAA); (all contracts of the types described in clauses (a) through (q), collectively, the “Company Material Contracts”).

(b) True, correct and complete copies of each Company Material Contract have been made available to Parent. Except as, individually or in the aggregate, would not reasonably be expected to be material to Company, (i) neither Company nor any of its Subsidiaries is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound, (ii) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of Company or any Subsidiary of Company that is a party thereto, as applicable, and, to the Knowledge of Company, the other parties thereto (subject to the Enforceability Exceptions) and (B) in full force and effect. Neither Company nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the Knowledge of Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Company Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to be material to Company. Neither Company nor any of its Subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to Company and its Subsidiaries any Company Material Contract.

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Section 4.18 Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries are and have been since January 1, 2022 in compliance with all applicable Environmental Laws, and neither Company nor any of its Subsidiaries has received any written communication from any person or Governmental Entity that alleges that Company or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Company and each of its Subsidiaries have obtained all permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities required or necessary for, pursuant to applicable Environmental Law, the construction, occupation and operation of their facilities and the conduct of their business and operations (“Environmental Permits”), and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Company and its Subsidiaries are and since January 1, 2022 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the Knowledge of Company, threatened in writing against Company or any of its Subsidiaries, (iv) there has been no Release or disposal of, exposure of any person to, or contamination by, any Hazardous Material that has given or would be reasonably likely to give rise to liability for Company or its Subsidiaries under any Environmental Laws and (v) neither Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.

Section 4.19 Real Property.

(a) Company does not, nor do any of its Subsidiaries, own any real property.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which Company or its Subsidiaries is a tenant or subtenant, licensee or occupant (such real property, the “Company Leased Real Property” and each underlying lease, a “Company Real Property Lease”) and the address of the Company Leased Real Property that is the subject of such Company Real Property Lease. Except as, individually or in the aggregate, would not reasonably be expected to be material to Company, (i) each Company Real Property Lease is valid and in full force and effect and, to the Knowledge of Company, valid and enforceable against the other parties thereto, (ii) Company has good and marketable leasehold title to each Company Leased Real Property, (iii) neither Company nor any of its Subsidiaries, nor to the Knowledge of Company any other party to a Company Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Real Property Lease, and neither Company nor any of its Subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Company Real Property Lease where such breach, violation or default remains uncured, (iv) neither Company nor any of its Subsidiaries has assigned, transferred, subleased or otherwise granted any Person the right to use or occupy any Company Leased Real Property or pledged any interest in any Company Real Property Lease, (v) all of the land, buildings, structures and other improvements used by Company are included in the Company Leased Real Property, (vi) Company has not received any written notice of any violation of Applicable Laws with respect to any Company Leased Real Property or any Company Real Property Lease, and (vii) there is no condemnation proceeding pending or, to the Knowledge of Company, threatened as to any Company Real Property Lease nor any material casualty which has not been fully restored. Company’s possession and quiet enjoyment of the rights and benefits granted to Company under each Company Real Property Lease is not currently disturbed in any material respect. There are no third party contracts currently in effect to which Company is a party for the performance of any repairs, work and/or capital improvements at the Company Leased Real Property, and there is currently no ongoing construction work in, on or about the Company Leased Real Property other than normal, immaterial maintenance and repairs being performed in the ordinary course of business.

Section 4.20 Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders Meeting, is necessary to adopt this Agreement. The Company Stockholder Approval is the only vote of holders of any securities of Company necessary to approve the transactions contemplated by this Agreement.

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Section 4.21 Opinion of Financial Advisors. The Company Board has received the opinion of Piper Sandler & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock other than Parent or its Affiliates (it being agreed that such opinion is for the benefit of the Company Board and, for the avoidance of doubt, may not be relied upon by Parent or any of its Affiliates). A true and complete copy of the signed, written opinion of the Company Financial Advisor will promptly following receipt thereof by Company be made available to Parent after the date hereof for informational purposes only.

Section 4.22 Brokers. Except for fees payable to the Company Financial Advisor, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company. Company has, prior to the execution and delivery of this Agreement, made available to Parent, a true, correct and complete copy of Company’s engagement letter with the Company Financial Advisor related to the Merger and the transactions contemplated hereby as in effect on the date of this Agreement.

Section 4.23 No Other Representations.

(a) Except for the express written representations and warranties made in this ARTICLE IV (as qualified by the Company Disclosure Letter and Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, neither Company nor any other person acting on behalf of Company or its Subsidiaries makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE IV or any certificate delivered pursuant to this Agreement, neither Company nor any other person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Company or any of its Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this ARTICLE IV (as qualified by the Company Disclosure Letter and the Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that neither Parent nor Merger Sub or any other person acting on behalf of Parent or its Subsidiaries has made, is making or is authorized to make, and Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in writing in ARTICLE V (as qualified by the Parent Disclosure Letter and the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to Company or any of its representatives. Without limiting the generality of the foregoing, Company acknowledges that, except as expressly provided in ARTICLE V (as qualified by the Parent Disclosure Letter and the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Company or any of its representatives.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in any Parent SEC Document filed with the SEC since January 1, 2022 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Parent Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature other than historical facts included therein) or as disclosed in the disclosure letter delivered by Parent to Company upon the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent represents and warrants to Company as follows:

Section 5.1 Organization, Standing and Corporate Power. Each of Parent and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its assets ad to carry on its business as now being conducted, except, as to Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The Certificate of Incorporation of Parent and the Bylaws of Parent, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Parent Filed SEC Documents.

Section 5.2 Corporate Authority; Non-contravention.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and the Merger Sub Stockholder Approval and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. The Board of Directors of Parent (at a meeting duly called and held) has, by the majority vote of all directors of Parent, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement and (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance are fair to, and in the best interests of, Parent and the stockholders of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except for the Enforceability Exceptions.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, (A) the Certificate of Incorporation of Parent or the Bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 5.2(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of Parent’s Subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby.

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(c) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws, (B) the filing or submission with the SEC, and if applicable, effectiveness, of (1) the Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Share Issuance, (2) the Form S-8 to be filed with the SEC by Parent pursuant to Section 3.1(b)(iii) and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or its Subsidiaries are qualified to do business, (D) such filings with and approvals of the NASDAQ to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NASDAQ, (E) the approvals, orders or authorizations set forth in Section 5.2(c) of the Parent Disclosure Letter and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby.

Section 5.3 Capital Structure.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”). At the close of business on the Measurement Date, (A) 74,945,616 shares of Parent Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Parent Common Stock held by Parent in its treasury), (B) no shares of Parent Common Stock were held by Parent in its treasury, and (C) 828,961 shares of Parent Common Stock were subject to issuance pursuant to outstanding and unexercised Parent Options, (D) 686,566 shares of Parent Common Stock were subject to issuance pursuant to outstanding and unvested Time-Based Parent Stock Awards, and (E) 130,615 shares of Parent Common Stock were subject to issuance pursuant to outstanding and unvested Performance-Based Parent Stock Awards (assuming satisfaction of any performance vesting conditions at maximum levels).

(b) All outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes since the Measurement Date resulting from the issuance or grant of any Parent Equity Awards and the exercise or vesting and settlement of Parent Equity Awards outstanding on the date hereof or issued or granted on or after the date hereof, as of the date of this Agreement (A) there are no issued, reserved for issuance or outstanding Equity Securities of Parent, and (B) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Parent.

(c) There are no stockholder agreements or voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of Parent or any of its Subsidiaries. Neither Parent nor its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of Parent or any of its Subsidiaries that are in effect. Neither Parent nor any of its Subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent or any of its Subsidiaries on any matter.

(d) As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound.

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Section 5.4 Subsidiaries.

(a) Except as, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, all Equity Securities of each Subsidiary of Parent (A) have been validly issued and are fully paid and nonassessable and (B) are owned by Parent or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such Subsidiary)

(b) Except as, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, there are no outstanding (A) Equity Securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any Subsidiary of Parent or (B) warrants, calls, options, preemptive rights or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any Equity Securities in any Subsidiary of Parent.

Section 5.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2022 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC investigation. No Subsidiary of Parent is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto). Since January 1, 2022, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, except as described in the Parent Filed SEC Documents.

(c) Except (A) as reflected or reserved against in Parent’s audited balance sheet as of December 31, 2024 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed with the SEC on March 3, 2025, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2024, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

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(d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2022, none of Parent, Parent’s independent accountants, the Board of Directors of Parent or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Parent, (2) “material weakness” in the internal controls over financial reporting of Parent, (3) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Parent or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements”), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(g) Since January 1, 2022, each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. Since January 1, 2022, Parent has been in material compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

Section 5.6 Absence of Certain Changes or Events.

(a) From December 31, 2024, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.

(b) Since December 31, 2024, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.7 Compliance with Applicable Laws; Outstanding Orders. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all Permits that are required for the operation of the businesses of Parent and its Subsidiaries as currently conducted (the “Parent Permits”), and all such Parent Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all Applicable Laws relating to Parent and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Parent Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Parent or (ii) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby.

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Section 5.8 Sanctions. Neither Parent nor any of its Subsidiaries, and, to the Knowledge of Parent, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of Parent, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of Parent and its Subsidiaries is and, since January 1, 2022, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Company nor any of its Subsidiaries has, since January 1, 2022, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.

Section 5.9 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to Parent and its Subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of Parent to consummate any of the transactions contemplated hereby. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding ay accounting practices of the Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 5.10 Brokers. No broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.11 Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the Merger Sub Stockholder Approval. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions. The affirmative vote by Parent, in its capacity as the sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent in favor of adopting this Agreement (the “Merger Sub Stockholder Approval”) is the only vote of the holders of any class or series of Merger Sub’s capital stock prior to the Effective Time, or any holder of any other security of Merger Sub, necessary to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby, and the execution and delivery by Parent, in its capacity as sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent, of the written consent (the “Merger Sub Written Consent”) will satisfy the Merger Sub Stockholder Approval and will be sufficient to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and Merger Sub’s organizational documents.

Section 5.12 No Other Representations.

(a) Except for the express written representations and warranties made in this ARTICLE V (as qualified by the Parent Disclosure Letter or the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, neither Parent nor Merger Sub or any other person acting on behalf of Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective Affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE V or any certificate delivered pursuant to this Agreement, neither Parent nor Merger Sub or any other person makes or has made any express or implied representation or warranty to Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this ARTICLE V (as qualified by the Parent Disclosure Letter or the Parent Filed SEC Documents) or any certificate delivered by or at the direction of Parent pursuant to this Agreement, any oral or written information presented to Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that neither Company nor any other person acting on behalf of Company or its Subsidiaries has made, is making, or is authorized to make, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Company in writing in ARTICLE IV (as qualified by the Company Disclosure Letter or the Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company or its Subsidiaries furnished or made available to Parent or Merger Sub or any of their representatives. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that, except as expressly provided in ARTICLE IV (as qualified by the Company Disclosure Letter and the Company Filed SEC Documents) or any certificate delivered by or at the direction of Company pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent and Merger Sub or any of their representatives.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business.

(a) Conduct of Business by Company. Except for matters set forth in Section 6.1(a) of the Company Disclosure Letter, as required by Applicable Law, as expressly contemplated or expressly permitted by this Agreement, or as otherwise consented to by Parent in writing, during the period from the date of this Agreement to the Effective Time, Company (x) shall, and shall cause its Subsidiaries to, (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties (provided that the failure to take any action prohibited by any specific subclause of Section 6.1(a) shall not be a breach of the covenant, and agreements, in this clause (x)) and (y) shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect Subsidiary wholly owned by Company payable to another direct or indirect Subsidiary wholly owned by Company or payable to Company, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any Equity Securities of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Securities of Company or (C) purchase, redeem or otherwise acquire any Equity Securities of Company (other than the acquisition of shares upon the exercise or settlement of Company Options outstanding on the Measurement Date in accordance with their terms in effect on the Measurement Date or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Company Option in effect on the Measurement Date), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Company’s wholly owned Subsidiaries, actions or transactions solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries;

(ii) issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any Lien, or otherwise authorize the issuance, delivery, sale, transfer, pledge or encumbrance of, any Equity Securities (other than (A) in connection with the settlement or exercise of Company Options outstanding as of the Measurement Date in accordance with their terms in effect on Measurement Date or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Company Options in effect on the Measurement Date, (B) as required under the terms of any Company Benefit Plan in effect on the date of this Agreement, as permitted by this Agreement, or pursuant to Section 3.1(b) of this Agreement and (C) solely with respect to the capital stock or other securities of Company’s wholly owned Subsidiaries, transactions solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries), or enter into any agreement with respect to the voting of, any of Company’s capital stock;

(iii) other than (including with respect to equipment and inventory) in the ordinary course of business consistent with past practice: (A)(1) amend or waive any material provision of any Company Material Contract, (2) enter into any contract that would have been a Company Material Contract had it been in effect as of the date of this Agreement or (3) renew any Company Material Contract (other than on terms that are no less favorable, in the aggregate, to Company), (B) other than the expiration of any Company Material Contract in accordance with the terms and conditions contained therein, terminate any Company Material Contract or (C) acquire any material assets;

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(iv) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation;

(v) transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber (except for Permitted Liens), divest, cancel, abandon, allow to lapse or otherwise dispose of any material tangible or intangible assets (including any material Intellectual Property) except (A) for transactions solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries, or (B) the non-exclusive license of Intellectual Property in the ordinary course of business consistent with past practice;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for additional indebtedness incurred in the ordinary course of business consistent with past practice after the date of this Agreement under Company’s current borrowing agreements that does not, at any time, exceed $2,000,000 in the aggregate and (B) for any inter-company indebtedness solely between Company and its wholly owned Subsidiaries, or among Company’s wholly owned Subsidiaries;

(vii) other than any Action with respect to Taxes (which shall be governed by Section 6.1(a)(viii)), settle, pay, discharge or satisfy any Action, other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 7.12) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Company or its Subsidiaries of not more than $250,000 individually or $1,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), individually or in the aggregate for all such Actions (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Company or any of its Subsidiaries and the payment of monies by Company and its Subsidiaries that are not more than $250,000 individually or $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), (2) is limited to Actions which arise in the ordinary course of business, consistent with past practice, and (3) does not involve any admission of guilt or impose any non de-minimis restrictions or non de-minimis limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Company or any of its Subsidiaries, whether before, on or after the Effective Time;

(viii) (A) make, change or revoke any material Tax election, (B) change any Tax accounting period or adopt or change any material method of Tax accounting, (C) settle, adjust or compromise, or enter into any closing agreement with respect to, any audit, examination, investigation, claim or other Action relating to a material amount of Taxes, (D) file any material amended Tax Return, (E) extend or waive (or request to extend or waive) any statute of limitations period for the assessment or collection of any material Tax, (F) surrender any claim for a refund of a material amount of Taxes or (G) prepare and file any material Tax Return in a manner materially inconsistent with past practice;

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(ix) except as set forth on Section 6.1(a)(ix) of the Company Disclosure Letter or as required under the terms of any Company Benefit Plan or Labor Agreement applicable to Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, and subject to Section 6.1(a)(ii), (A) (I) increase the compensation or increase the benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $175,000 and which increase is no more than 5% of such individual’s current compensation; provided that such increase does not result in an increase to any such service provider’s equity or equity-based compensation or opportunities, or (II) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, (B) enter into, adopt, amend, terminate or modify any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any current or former officer, director, employee or other individual service provider any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein, including adding participants to any Company severance plan maintained for employees at the level of vice president and above, (F) hire, promote or terminate any individual, except for new hires or terminations in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $175,000, (G) forgive any loans or advances to any current or former officer, director, employee or other individual service provider, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of Company or any Subsidiary of Company; or (H) announce or commit to take any of the actions set forth in this Section 6.1(a)(ix); provided, however, that the foregoing clauses (A) and (H) shall not restrict Company or any of its Subsidiaries from entering into, in the ordinary course of business, any offer letter with any newly hired employee to fill a critical vacant position whose annualized base compensation will be less than $175,000, provided that the compensation and benefits provided pursuant to such offer letter contains terms substantially similar to the terms provided to similarly situated employees of Company and does not contain any change in control, equity or severance benefits;

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(xi) make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than $125,000 individually or $500,000 in the aggregate;

(xii) voluntarily terminate, suspend, abrogate, amend or modify any Company Permit in a manner materially adverse to Company and its Subsidiaries;

(xiii) (A) amend the Certificate of Incorporation of Company or Bylaws of Company or any similar organizational documents of Company’s Subsidiaries, (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(xiv) (A) amend, modify, extend, terminate, or enter into any material Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Company or its Subsidiaries; or

(xv) authorize, or commit or agree to take, any of the foregoing actions.

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(b) No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law. Prior to the Effective Time, each of Parent, Merger Sub and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.2 No Solicitation by Company.

(a) Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than Parent or Merger Sub and their Representatives) that may be ongoing with respect to a proposal for an Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Company or its Subsidiaries (provided that Company shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an Alternative Transaction to the Company Board on a confidential nonpublic basis and solely to the extent the Company Board determines in good faith that the failure to do so would be a breach of the Company Board’s fiduciary duties under Applicable Law, so long as Company promptly (and in any event within twenty-four (24) hours) notifies Parent in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing.

(b) If, after the date hereof but at any time prior to obtaining the Company Stockholder Approval, Company receives a bona fide written proposal that did not result from a breach of Section 6.2(a) the consummation of which would constitute an Alternative Transaction, and the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that such proposal constitutes a Superior Offer, subject to compliance with Section 6.2(d), Company and its Representatives may (i) furnish information with respect to Company and its Subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable to Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (A) include any provision calling for an exclusive right to negotiate with Company or (B) provide for the reimbursement by Company or any of its Subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit Company from complying with its obligations under this Agreement, and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than Parent and its Subsidiaries (such person (or group of persons), an “Company Third Party”), or the direct or indirect stockholders of such Company Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Company Common Stock or other Equity Securities of Company representing 20% or more of the equity or voting power of Company (or the resulting company), (2) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Company and any entity surviving any merger or combination including any of them) or businesses of Company or any of its Subsidiaries representing 20% or more of the revenues, net income, earnings, or assets (in each case on a consolidated basis) of Company and its Subsidiaries taken as a whole, or (3) any disposition of assets to a Company Third Party representing 20% or more of the revenues, net income, earnings, or assets (in each case on a consolidated basis) of Company and its Subsidiaries, taken as a whole. Company agrees that any violations of the restrictions set forth in this Section 6.2 by any of its officers (or its officers’ direct reports) or directors, or any investment banker or financial advisor, retained by and acting on behalf of Company will be deemed to be a breach of this Section 6.2 by Company.

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(c) Except as permitted by this Section 6.2(c) and Section 6.2(f), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, (iii) fail to include in the Company Proxy Statement/Prospectus the recommendation of the Company Board in favor of this Agreement and the Merger, (iv) fail to publicly, within five Business Days after the commencement of a tender or exchange offer relating to shares of Company Common Stock (or, if earlier, at least two Business Days prior to the Company Stockholders Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of Company Common Stock and reaffirm its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within five Business Days of Parent’s written request to do so (or, if earlier, at least two Business Days prior to the Company Stockholders’ Meeting) following the public announcement of any Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that Parent shall not be entitled to make such written request, and the Company Board shall not be required to make such reaffirmation, more than once with respect to any particular Alternative Transaction and each material modification thereof (any action or failure to act in clauses (i), (iii), (iv) and (v) being referred to as an “Company Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Company Stockholder Approval, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that it has received a Superior Offer, the Company Board may effect a Company Recommendation Change if (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under Applicable Law, (B) Company has notified Parent in writing that it intends to effect a Company Recommendation Change pursuant to this Section 6.2(c), (C) Company has provided Parent with a copy of the proposed definitive agreements and other proposed transaction documentation between Company and the person making such Superior Offer and the identity of the person making such Superior Offer, (D) for a period of five (5) Business Days following the notice delivered pursuant to clause (B) of this Section 6.2(c), Company shall have discussed and negotiated in good faith and made Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the proposal no longer constitutes an Superior Offer (it being understood and agreed that any amendment to any material term or condition of any Superior Offer shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three (3) Business Days following delivery of such new notice from Company to Parent and (II) the expiration of the original five (5) Business Day period described above in this clause (D)), and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that (x) the Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Superior Offer and (y) the failure to take such action would still be inconsistent with the fiduciary duties of the Company Board under Applicable Law. Neither the Company Board nor any committee thereof shall cause or permit Company or any of its controlled Affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction or requiring, or reasonably likely to cause, Company to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 6.2(a) or a Specified Agreement pursuant to the conditions in Section 9.1(e)).

(d) In addition to the obligations of Company set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c), Company shall promptly, and in any event within twenty-four hours of receipt by a member of the Company Board or an executive officer of Company (or if received by another Representative of Company, the time such person became aware thereof), advise Parent orally and in writing of any request for information, proposal or inquiry relating to an Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Company shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Company or its Subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.

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(e) Nothing contained in this Section 6.2 shall prohibit Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the Company stockholders that is required by Applicable Law, or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Company Recommendation Change shall be subject to the provisions of Section 6.2(c); provided, further, that a “stop, look and listen” communication by Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Recommendation Change so long as any such communication states that the recommendation of the Company Board in favor of this Agreement and the Merger continues to be in effect (unless, prior to the time of such public disclosure, a Company Recommendation Change has been made in compliance with Section 6.2(c)).

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to make the Company Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under Applicable Law; (ii) Company has notified Parent in writing that it intends to effect a Company Recommendation Change pursuant to this Section 6.2(f), describing the Intervening Event in reasonable detail; (iii) for a period of five (5) Business Days following the notice delivered pursuant to clause (B) of this Section 6.2(f), the Company shall have discussed and negotiated in good faith and made Company’s Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent’s Representatives, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the requirement to make a Company Recommendation Change; and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its financial advisors and outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under Applicable Law. For the avoidance of doubt, the provisions of this Section 6.2(f) shall also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to five (5) Business Days shall instead be three (3) Business Days).

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1 Form S-4 and Company Proxy Statement; Stockholders Meetings.

(a) As soon as reasonably practicable following the date of this Agreement, Company and Parent shall prepare the Form S-4 and the Company Proxy Statement/Prospectus, and Parent shall file the Form S-4, which shall include the Company Proxy Statement/Prospectus as a prospectus, with the SEC, with such filing to be within fifteen (15) Business Days, following the date of this Agreement. The parties shall consult each other in connection with setting a preliminary record date for the Company Stockholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Company and Parent shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Company Proxy Statement/Prospectus received from the SEC. Parent and Company shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Company Proxy Statement/Prospectus prior to filing such with the SEC. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Company Proxy Statement/Prospectus will be made by Company, in each case without providing the other with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Company Proxy Statement/Prospectus, this right of review and comment shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity or the transactions contemplated hereby; and provided, further, that this review and comment right shall not apply with respect to information relating to a Company Recommendation Change. Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus to be mailed to Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Company Proxy Statement/Prospectus or comments on the Form S-4 or the Company Proxy Statement/Prospectus and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by Company or Parent that should be set forth in an amendment or supplement to any of the Form S-4 or the Company Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Company and Parent.

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(b) Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the DGCL and the rules of the NASDAQ for the purpose of obtaining the Company Stockholder Approval and shall, subject to the provisions of Section 6.2(c), through its Board of Directors, recommend to its stockholders the adoption of this Agreement and the Merger. Company may only postpone or adjourn the Company Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Company has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Company prior to the Company Stockholders Meeting. Company shall use reasonable best efforts to hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement; provided that, with respect to postponements or adjournments in accordance with the preceding clauses (i) and (ii), Company shall not postpone or adjourn the Company Stockholder Meeting without Parent’s prior written consent for a period of more than ten (10) Business Days after the date on which the Company Stockholder Meeting was originally scheduled or (y) ten (10) Business Days before the Outside Date. Company shall, if requested by Parent (to the extent permitted by Applicable Laws), adjourn or postpone the Company Stockholder Meeting for the absence of quorum or to allow additional solicitation of votes in order to obtain the Company Stockholder Approval; provided that Company shall not be required pursuant to this sentence to adjourn the Company Stockholder Meeting more than two (2) times or for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting.

(c) Subject to the terms and conditions of this Agreement, including Section 6.2, Company shall use reasonable best efforts to (i) solicit from Company’s stockholders proxies in favor of the Company Stockholder Approval, respectively, and (ii) take other action necessary or advisable to secure the Company Stockholder Approval. Company shall use reasonable best efforts to keep Parent updated with respect to proxy solicitation efforts and tallies as reasonably requested by Parent.

(d) The only matters to be voted upon at the Company Stockholders Meeting are (i) the Merger, (ii) compensatory arrangements between Company and its executive officers relating to the Merger (on a non-binding, advisory basis), and (iii) any adjournment or postponement of the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if deemed necessary by Company, and (iv) any other matters that are (A) required by Applicable Law or the Bylaws of Company, as applicable, or (B) if so desired and mutually agreed on, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement.

(e) Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to this Section 7.1 to hold the Company Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other person of any Alternative Transaction or the making of a Company Recommendation Change.

(f) Each of Company and Parent agrees that none of the information supplied or to be supplied by such party (or its Subsidiaries) for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Company Proxy Statement/Prospectus will, at the date it is first mailed to Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Company and Parent will cause the Form S-4 and the Company Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no covenant is made by either Company or Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the other party (or its Subsidiaries) for inclusion or incorporation by reference in the Form S-4 or the Company Proxy Statement/Prospectus.

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Section 7.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and Applicable Law, and solely for the purposes of furthering the Merger, Company shall, and shall cause its Subsidiaries to, afford to Parent and its officers, employees and Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of Company), and during such period, Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its and their business, properties and personnel as Parent or its Representatives may reasonably request; provided that the foregoing shall not require Company or Parent to disclose any information pursuant to this Section 7.2 to the extent that (i) such disclosure contravenes any Applicable Law or Order, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Company shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 7.2 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 7.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent and Company will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and cause the conditions to the Merger set forth in ARTICLE VIII to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by this Agreement, including the Merger) as promptly as reasonably practicable: (i) obtaining all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity that are necessary in order to consummate and make effective the Merger, (ii) preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are necessary in order to consummate and make effective the Merger, (iii) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments that are reasonably necessary, proper or advisable to carry out fully the purposes of this Agreement. Each of Parent and Company shall, in consultation and cooperation with the other make any filings required in connection with the conditions set forth on Section 8.1(b) as promptly as reasonably practicable after such determination that any such filings are required. Neither Parent nor Company will withdraw any such filings or applications without the prior written consent of the other party. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company, nor any of their respective Subsidiaries, shall be required to (and Company shall not, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)), pay any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-Governmental Entity third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

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(b) In connection with and without limiting the efforts referenced in Section 7.3(a), Parent and Company shall jointly develop, and Parent and Company shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, filings, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any Action, or seeking of any consent, approval, order or authorization, under or relating to any Antitrust Law; provided, however, that if there is any disagreement regarding the foregoing, Parent shall ultimately control strategy or decisions in connection with any Action, or seeking of any consent, approval, order or authorization, under or relating to any Antitrust Law. Each of Parent and Company shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any such filing, submission, document or communication and (iii) cooperate in making an appropriate response as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity, or, in connection with any Action initiated by a private party, to any other person. Each of Parent and Company shall promptly make an appropriate response to any request for information, documentation, other material, or testimony by any Governmental Entity, including by using reasonable best efforts to promptly make an appropriate response to any request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Entity in connection with such filings, submissions or in connection with any Actions under or relating to any Antitrust Law. Each of Parent and Company shall, in connection with the transactions contemplated by this Agreement, promptly inform and consult with the other in advance of any meeting, conference or material communication with any Governmental Entity, or, in connection with any Action by a private party, with any other person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, reasonably consult with the other party in advance of any such meeting, conference or material communication, and give the other party a reasonable opportunity to attend and participate therein, and if the other party does not participate, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings (excluding any Notification and Report Form under the HSR Act and any attachments thereto, if required), submissions, correspondence and communications between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity (or any other person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.

(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries or Affiliates shall be required, either pursuant to this Section 7.3 or otherwise, to (and, without Parent’s prior written consent, Company shall not, nor shall it permit any of its Representatives to) (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines or businesses of Parent, Company or any of their respective Subsidiaries or Affiliates, (ii) terminate any existing relationships, contractual rights or obligations of Parent, Company or any of their respective Subsidiaries or Affiliates, (iii) terminate any joint venture or other arrangement of Parent, Company or any of their respective Subsidiaries or Affiliates, (iv) create any relationship, contractual rights or obligations of Parent, Company or any of their respective Subsidiaries or Affiliates, (v) effectuate any other change or restructuring of Parent, Company or any of their respective Subsidiaries or Affiliates and (vi) otherwise take or commit to take any actions, including agreeing to prior approval restrictions, with respect to the businesses, product lines or assets of Parent, Company or any of their respective Subsidiaries or Affiliates; provided that Company shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Company only in the event the Closing occurs.

(d) Company will use commercially reasonable efforts to obtain all third-party consents or approvals, and provide all notices to third-parties, in each case to the extent reasonably requested by Parent in writing and required in connection with the Merger under any contract of the Company or any of its Subsidiaries or Affiliates.

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Section 7.4 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions or other matter occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, members, managers, employees or agents of Company or any Subsidiary of Company (determined as of the Effective Time) (the “Existing Indemnified Parties”) as provided in the organizational documents of Company and any of its Subsidiaries or any indemnification contract between such directors or officers and Company (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the organizational documents of Company and any of its Subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Existing Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law, the current or former directors or officers of Company or any Subsidiary of Company (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent shall, and Parent shall cause the Surviving Corporation to, also promptly advance reasonable costs and expenses (including attorney’s fees) as incurred to the fullest extent permitted under Applicable Law (subject to the execution of an undertaking by or on behalf of the D&O Indemnified Party to repay such amount if it shall ultimately be determined, by final judicial decision from a court of competent jurisdiction which there is no further right to appeal, that the D&O Indemnified Party is not entitled to be indemnified under this Section 7.4(b)). In the event of any such actual or alleged Action, Parent and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such actual or alleged Action. None of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Action for which indemnification may be sought by an D&O Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such Action.

(c) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), at its option, (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance or (ii) purchase a six (6)-year prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as Company’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 7.4(c), the Surviving Corporation shall not be obligated to (A) pay an amount per year in excess of 300% of the amount paid by Company for coverage for its last full fiscal year prior to the date hereof for the D&O Insurance (the “Maximum Premiums”) or (B) incur an aggregate cost for the Tail Policy in excess of the Maximum Premiums. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premiums or the aggregate cost for such Tail Policy exceeds the Maximum Premiums, then the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premiums or an aggregate cost for such Tail Policy not exceeding the Maximum Premiums from an insurance carrier with the same or better credit rating as Company’s current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, Company may, prior to the Effective Time, and, at Parent’s request, shall use reasonable best efforts to, purchase the Tail Policy; provided that the aggregate cost for such Tail Policy shall not exceed the Maximum Premiums. If Company purchases the Tail Policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

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(d) The covenants contained in this Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing contained in this Section 7.4 shall be construed or interpreted to release, waive or impair any other right to director and officer liability insurance claims under any policy that is or has been in existence with respect to Company and its Subsidiaries and the rights contained in this Section 7.4 shall be deemed to be additional to, and not in lieu of or in substitution for any claims under any such policies or other rights to indemnification, advancement or contribution.

(e) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.4.

Section 7.5 Fees and Expenses. Except as set forth in this Section 7.5 and in Section 9.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger are consummated, except that each of Parent and Company shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Company Proxy Statement/Prospectus (including SEC filing fees), (b) the filings of the premerger notification and report forms (including filing fees) and (c) the filings and notices required to obtain the consents of any Governmental Entity required in connection with the conditions set forth in Section 8.1(b).

Section 7.6 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Company and Parent. Thereafter, Company and Parent shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first and second sentences of this Section 7.6 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) a Company Recommendation Change (or any responses thereto), or any communication regarding an Alternative Transaction in accordance with Section 6.2(e), (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (d) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby consistent in all material respects with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 7.6.

Section 7.7 NASDAQ Listing. Company and Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under ARTICLE III to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 7.8 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “antitakeover,” or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

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Section 7.9 Transfer Taxes. Company and Parent shall each use commercially reasonable efforts to cooperate in the preparation, execution and filing of all Tax Returns regarding any real property transfer, documentary, sales, use, transfer, value added, stock transfer, stamp, registration or other similar Taxes (collectively, “Transfer Taxes,” which shall exclude, for the avoidance of doubt, any income, capital gains, payroll or other similar Taxes) that become payable by either Company or Parent in connection with the transactions contemplated by this Agreement, which are required or permitted to be filed on or before the Effective Time. The payment of any Transfer Taxes incurred by any direct or indirect holder (prior to the Effective Time) of any share of Company Common Stock in connection with the Merger and any other transactions contemplated by this Agreement, and the filing of any related Tax Returns, shall be the sole responsibility of such holder.

Section 7.10 Employee Matters.

(a) With respect to each Continuing U.S. Employee, solely for purposes of determining eligibility to participate, vesting (other than vesting of future equity awards), future vacation accruals and severance amounts (but not (i) for purposes of benefit accrual, other than with respect to vacation benefits, or (ii) to the extent that such credit would result in a duplication of compensation or benefits) under each applicable Parent Benefit Plan, service by such Continuing U.S. Employee with Company or any of its Subsidiaries shall be treated as service with Parent to the same extent that such service was taken into account for such purposes under the analogous Company Benefit Plan immediately prior to the Effective Time.

(b) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries any right to continue in the employ or service of the Surviving Corporation, Company, Parent or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, modify or terminate any Company Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to establish, amend, modify or terminate any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, any right (including any third-party right), benefit or remedy of any nature whatsoever under or by reason of this Agreement. If a Parent Benefit Plan replaces a Company Benefit Plan that is a group health plan providing medical benefits during the twelve (12)-consecutive-month period commencing on the Closing Date, then Parent shall use commercially reasonable efforts to cause such Parent Benefit Plan to (A) waive any limitations on benefits relating to preexisting conditions to the same extent such limitations are waived under the Company Benefit Plan that is replaced by such Parent Benefit Plan prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing U.S. Employees in the calendar year in which the Effective Time occurs, in the case of each of clause (A) and (B), with respect to the Continuing U.S. Employees who are covered by such Company Benefit Plan at the time it is replaced; provided, however, that clause (B) shall not apply with respect to any Parent Benefit Plan that is a high-deductible health plan.

(c) Prior to the Closing Date, Company shall (a) amend the Company 401(k) Plan (the “Company 401(k) Plan”), with such amendment to be effective prior to the Closing Date, to eliminate future purchases of Company Common Stock (or, following the Closing, Parent Common Stock) by participants under the Company 401(k) Plan, (b) if requested by Parent at least five (5) Business Days prior the Closing Date, terminate the Company 401(k) Plan and such other Company Benefit Plans as Parent may request effective prior to the Closing Date, (c) provide Parent with evidence satisfactory to Parent that the Company 401(k) Plan has been so amended and, if requested by Parent, terminated effective prior to the Closing Date as described above pursuant to resolutions of the Company Board or other applicable governing body, and (d) provide Parent with evidence satisfactory to Parent that all other Company Benefit Plans that Parent has requested be terminated have been terminated effective prior to the Closing Date as described above pursuant to resolutions of the Company Board or other applicable governing body (the form and substance of the resolutions and amendments referred to herein shall be subject to the prior review and approval of Parent, which approval will not be unreasonably delayed, denied or conditioned).

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(d) Company and its Subsidiaries shall be liable for any accrued but unused personal, sick, vacation time or other paid time off balances to which any Continuing Employee is entitled pursuant to the policies or individual agreements, or other arrangements applicable to such Continuing Employee immediately prior to the Effective Time (the “PTO Policy”) and, if required pursuant to such PTO Policy, or Applicable Law, pay out, prior to the Effective Time, all such amounts accrued and owed to such Continuing Employee.

(e) Subject to the terms and conditions under the severance guidelines set forth in Section 7.10(e) of the Company Disclosure Letter and this Section 7.10(e), Parent shall provide, and shall cause the Surviving Corporation and their respective Affiliates to provide, cash severance to any applicable Continuing U.S. Employee that experiences a qualifying termination of employment (as defined in Section 7.10(e) of the Company Disclosure Letter) within ninety (90) days following the Closing; provided that (1) there shall be no duplication of benefits (it being understood that in no event shall the payment of any retention amounts, due under an arrangement in effect prior to the Closing, be duplicative of the payment of any severance amounts hereunder) and (2) Parent may, in its discretion, condition any such severance payments on the execution and non-revocation of a release of claims (including by waiting until such release of claims is effective before initiating any such severance payments).

Section 7.11 Section 16 Matters. Company shall take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith, by any individual who is a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.12 Certain Litigation. Company shall promptly notify and cooperate with Parent with respect to, any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”); provided that “Transaction Litigation” shall not include any litigation where the parties are adverse to each other or any litigation related to or arising out of a proposal with respect to an Alternative Transaction. Company shall (a) give Parent the opportunity to reasonably participate (at Parent’s expense) in (but not control) the defense and settlement of any Transaction Litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Transaction Litigation, and provide Parent with the opportunity to consult with Company regarding the defense of any such litigation, which advice Company shall consider in good faith, and (c) not, and cause its Subsidiaries not to, settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Following the Effective Time, the Existing Indemnified Parties shall be entitled to continue to retain Dentons US LLP or such other counsel selected by such Existing Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 7.13 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Company shall cooperate with Parent and use its reasonable best efforts to facilitate the commencement of the delisting of Company and of the shares of Company Common Stock from the NASDAQ as promptly as practicable after the Effective Time, and in any event no more than ten Business Days after the Effective Time, as well as the deregistration of Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting. Prior to the Effective Time, Company shall not voluntarily delist the Company Common Stock from the NASDAQ.

Section 7.14 Tax Matters.

(a) After the Closing Date, the parties hereto will prepare and file all U.S. federal income Tax Returns consistent with the Intended Tax Treatment, except as otherwise required by a change in Applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, none of Parent or any Affiliate of Parent (including Company and any of its Subsidiaries after the Closing) shall have any liability or obligation to any direct or indirect holder of any share of Company Common Stock or any direct or indirect holder of any share of Parent Common Stock if the Merger fails to qualify for the Intended Tax Treatment.

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(b) If, in connection with the preparation and filing of the Form S-4 or the Company Proxy Statement/Prospectus, the SEC requires that a tax opinion (such opinion, a “Tax Opinion”) be prepared and submitted, Company shall deliver to Parent a Tax Opinion of Dentons US LLP (or other counsel as may be reasonably acceptable to Parent), dated as of the Closing Date, to the effect that the Merger qualifies for the Intended Tax Treatment. Company and Parent will use commercially reasonable efforts to cooperate with one another in connection with the issuance to Company or Parent of any Tax Opinion regarding the Intended Tax Treatment, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Company or Parent, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such Tax Opinion. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, however, no Tax Opinion by any party’s counsel or advisor shall be a condition to any party’s obligation to effect the Merger.

Section 7.15 Merger Sub Stockholder Consent and Other Transaction Consents. Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. Parent shall take all necessary action to cause Merger Sub and the Surviving Corporation to perform their respective obligations under, and in accordance with the terms of, this Agreement.

Section 7.16 Notices of Certain Events. Subject to Applicable Law, Company shall promptly notify Parent promptly: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Transaction Litigation commenced, or to Company’s knowledge, threatened against, relating to, or involving or otherwise affecting Company or any of its Subsidiaries, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VIII of this Agreement to be satisfied; provided that the delivery of any notice pursuant to this Section 7.16 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 7.17 Resignations. At the written request of Parent, Company shall (a) cause each director of the Company or any director of any of Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time and (b) cause such Persons that do not resign to be removed from such positions so requested pursuant to the applicable governing documents and Applicable Law.

Section 7.18 Forms 5500. As soon as possible following the date of this Agreement, but in any event not later than thirty (30) days thereafter, with respect to the Company Welfare Benefit Plan, the Company Premium Conversion Plan, and the Company Health Flexible Spending Account Plan, the Company shall have prepared and filed for each such plan a Form 5500 Annual Report (for each year in which such filing was required due to the relevant plan having 100 or more participants or otherwise) with the U.S. Department of Labor (“DOL”) pursuant to the DOL’s Delinquent Filer Voluntary Compliance Program (“DFVCP”).  The Company shall provide Purchaser with a draft of such DFVCP application and draft Forms 5500 (for each plan and each year in which such filing was required) prior to submission with the DOL for Parent’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act. Any applicable waiting period (including any extensions thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby shall have expired or been terminated.

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(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary, preliminary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

(d) Registration Statement. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver by Parent, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company contained in Section 4.1 (Organization, Standing and Corporate Power), Section 4.2(a) (Corporate Authority), Section 4.2(b) (Non-Contravention), Section 4.3 (Capital Structure), Section 4.4 (Subsidiaries), Section 4.20 (Voting Requirements), Section 4.21 (Opinion of Financial Advisors) and Section 4.22 (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Company contained in Section 4.6(b) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date, and (iii) each of the representations and warranties of Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all covenants and agreements required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred after the date of this Agreement that is continuing.

(d) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by an authorized officer of Company to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) No Actions Pending. There shall not be (i) pending or threatened any Action brought by any Governmental Entity, or (ii) any statute, rule, regulation or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition in effect, in either case: (1) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by this Agreement, or seeking to obtain any damages in connection therewith; or (2) seeking to prohibit or impose any limitations on Parent or the Surviving Corporation’s ownership or operation of all or any portion of Company’s business or assets or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the assets of Company as a result of the consummation of the Merger or other transactions contemplated by this Agreement.

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Section 8.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is further subject to satisfaction or waiver by Company, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in ARTICLE V shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants and agreements required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Company shall have received an officer’s certificate duly executed by an authorized officer of Parent to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 9.1(d)) after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Company and Parent;

(b) by either Company or Parent, if:

(i) the Merger shall not have been consummated by September 30, 2025 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to December 31, 2025, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;

(ii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a party if a material breach by such party of any of its obligations under Section 7.3 has been the principal cause of or principally resulted in the issuance of such Order or the denial of such expiration, termination, authorization or consent;

(c) by Parent (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b)), if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) is incapable of being cured by Company or is not cured by the earlier of (x) the Outside Date and (y) thirty (30) days of written notice thereof from Parent;

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(d) by Company (provided that Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b)), if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) is incapable of being cured by Parent or is not cured by the earlier of (x) the Outside Date and (y) thirty (30) days of written notice thereof from Company;

(e) by Company at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of Section 6.2 with respect to such Superior Offer, (ii) the Company Board, after satisfying all of the requirements set forth in Section 6.2(c), shall have authorized Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) and (iii) Company shall have paid the Company Termination Fee, and have entered into the Specified Agreement, substantially concurrently with the termination of this Agreement pursuant to this Section 9.1(e); and

(f) by Parent, at any time prior to the Company Stockholders Meeting, if the Company Board or any committee thereof shall have made a Company Recommendation Change.

Section 9.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 9.2, the last sentence of Section 7.2, Section 7.5, and ARTICLE X shall survive any such termination of this Agreement and no such termination shall relieve any party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from any claim, liability, or damages for any fraud or Willful Breach of this Agreement prior to such termination.

(b) If this Agreement is terminated:

(i) by Parent pursuant to Section 9.1(f) (Company Recommendation Change), or by either Parent or Company pursuant to Section 9.1(b)(ii) (Company Stockholder No Vote) and, immediately prior to the Company Stockholders Meeting, Parent would have been entitled to terminate this Agreement pursuant to Section 9.1(f) (Company Recommendation Change);

(ii) by Company pursuant to Section 9.1(e) (Specified Agreement)

(iii) by Parent or Company pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(b)(ii) (Company Stockholder No Vote) and, in each case,

(A) at or prior to the Company Stockholders Meeting, in the case of a termination pursuant to Section 9.1(b)(ii) (Company Stockholder No Vote) or at or prior to the time of such termination, in the case of a termination pursuant to Section 9.1(b)(i) (Outside Date) there shall have been publicly made to the stockholders of Company generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Alternative Transaction; and

(B) within twelve (12) months of termination of this Agreement, Company or any of its Subsidiaries enters into a definitive agreement with any Company Third Party with respect to any Alternative Transaction or any Alternative Transaction is consummated;

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then Company shall pay to Parent, not later than, in the case of clause (i), two Business Days after the date of termination of this Agreement, in the case of clause (ii) concurrently with the termination of this Agreement, and in the case of clause (iii), two Business Days after the earlier of the date the agreement with respect to the Alternative Transaction is entered into and the date the Alternative Transaction is consummated, a termination fee of (x) one million dollars ($1,000,000), plus (y) the amount of all documented fees and expenses of Parent and its Affiliates incurred in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby, up to an amount of two million dollars ($2,000,000) (such aggregate dollar amount contemplated by the foregoing (x) and (y), the “Company Termination Fee”); provided that, for purposes of this Section 9.2(b), the term “Alternative Transaction” shall have the meaning assigned to the term in Section 6.2(a), except that all references to “20%” shall be deemed replaced with “50%”.

(c) The Company Termination Fee payable under Section 9.2(b) shall be payable in immediately available funds no later than the applicable date set forth therein. If Company fails to promptly pay to Parent any fee due under such Section 9.2(b), Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(d) In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 9.2(b), then, receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that the Company shall not be relieved or released from any liabilities or damages arising out of its Willful Breach prior to the termination of this Agreement. For purposes of this Agreement, “Willful Breach” means any breach of any of the covenants or agreements set forth in this Agreement that is the consequence of an action or omission by any party if such party knew that the taking of such action or the failure to take such action would reasonably be expected to result in a material breach of this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval; provided that any amendment of this Agreement that requires approval by the stockholders of Company or approval by the stockholders of Parent under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the Parent Board and the Company Board or a duly authorized committee thereof.

Section 10.2 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the first proviso of Section 10.1 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Company or Parent shall require the approval of the stockholders of Company or Parent, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 10.2 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.3 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

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Section 10.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub to: RadNet, Inc. 1510 Cotner Avenue Los Angeles, CA 90025 Attention: David J. Katz, EVP and Chief Legal Officer

with a copy (which shall not constitute notice) to: Perkins Coie LLP 1201 Third Ave Seattle, WA 98034 Attention: Andrew Moore David Martinez Email: AMoore@perkinscoie.com DMartinez@perkinscoie.com if to Company, to: iCAD, Inc. 98 Spit Brook Road, Suite 100 Nashua, NH 03062 Attention: Dana Brown, President, Chief Executive Officer and Chairman of the Board

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Jeffrey A. Baumel

                    Ilan Katz

Email: jeffrey.baumel@dentons.com

           ilan.katz@dentons.com

Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other electronic format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among Parent, Merger Sub and Company with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 7.4, and (ii) from and after the Effective Time, the right of the holders of Company Common Stock or Company Options to receive such consideration as provided for in ARTICLE III.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10    Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.11    Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.4 shall be effective service of process for any such action.

Section 10.12    Headings, etc.. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 10.13    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

RADNET, INC.

By:	/s/ Howard G. Berger, M.D.
Name: Howard G. Berger, M.D.
Title: President and Chief Executive Officer

TRIO MERGER SUB, INC.

By:	/s/ Howard G. Berger, M.D.
Name: Howard G. Berger, M.D.
Title: President and Chief Executive Officer

iCAD, INC.

By:	/s/ Dana Brown
Name: Dana Brown
Title: President and Chief Executive Officer

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Annex B

800 NICOLLET MALL, SUITE 900 MINNEAPOLIS, MN 55402 612 303-6843
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

April 15, 2025

Board of Directors

iCAD, Inc.

2 Townsend West, Suite 6

Nashua, NH 03062

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of iCAD, Inc. (the “Company”), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among RadNet, Inc. (“Parent”), Trio Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Parent, and the Company. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Parent or Merger Sub or any of their respective subsidiaries will be converted into the right to receive 0.0677 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of the Parent (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft labeled “Execution Copy” of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Parent which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company and the Parent concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects of the Company and the Parent before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and Parent Common Stock; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent available to Piper Sandler, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Parent and the Agreement.

B-1

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Parent or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Parent, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Parent or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Parent or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Parent Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Parent or the Merger.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Parent or entities that are affiliated with the Company or the Parent, for which we would expect to receive compensation.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.

B-2

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditors or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Parent Common Stock to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock who will receive Parent Common Stock in the Merger as of the date hereof.

Sincerely,

/s/ PIPER SANDLER & CO.

PIPER SANDLER & CO.

B-3

Annex C

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is entered into as of April 15, 2025, by and among RadNet, Inc., a Delaware corporation (“Parent”), Trio Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and [●] (“Stockholder”).

Recitals

A.Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock, par value of $0.01 per share, of iCAD, Inc., a Delaware corporation (the “Company”) (the “Company Common Stock”).

B.Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

C.The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth therein; (iii) determined that this Agreement is advisable to, and in the best interests of, the Company and its stockholders and approved this Agreement; and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL.

D.As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1.	CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Contract” means any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, stockholder agreement or voting trust, to which Stockholder is a party or by which the Subject Securities are bound.

(c) “Expiration Date” means the earliest to occur, without any notice or other action by any Person, of (i) the valid termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time.

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(d) Stockholder is deemed to “Own” (or to “Beneficially Own”) or to have acquired “Ownership” (or “Beneficial Ownership” of a security if Stockholder (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) “Subject Securities” means (i) all Company Common Stock Owned by Stockholder as of the date hereof and (ii) all additional Company Common Stock of which Stockholder acquires Ownership during the Support Period. For the avoidance of doubt, Company Options Beneficially Owned by Stockholder shall not be considered Subject Securities, and Company Common Stock issued upon the exercise of a Company Option during the Support Period shall be Subject Securities.

(f) “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(g) A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, gifts, hedges, encumbers, grants a Lien (other than any such Lien arising hereunder and any applicable restrictions on transfer under the Securities Act, collectively, “Permitted Liens”) on or an option with respect to, enters into any derivative arrangement with respect thereto, transfers or disposes of such security or any interest in such security or right therein to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, gift, hedge, encumbrance or Lien of, grant of an option with respect to, a derivative arrangement, transfer of or disposition of such security or any interest or right therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s Beneficial Ownership of or interest in or risk relating to such security or enters into a derivative arrangement with respect to such security.

SECTION 2.	TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3 below, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited or otherwise transferred into a voting trust or any voting agreement or arrangement is entered into with respect to the Subject Securities (other than this Agreement); (b) no proxy, power-of-attorney, consent right or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities (other than this Agreement); and (c) no action is taken or permitted that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or otherwise make any representation or warranty of Stockholder herein untrue or incorrect.

2.3 Permitted Transfers. Section 2.1 above shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the Applicable Laws of intestacy upon the death of Stockholder; (b) make Transfers or dispositions not involving a change in Beneficial Ownership; (c) if Stockholder is a trust, to any beneficiary of Stockholder or the estate of any such beneficiary; (d) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (e) by exercise of a Company Option (including a net or cashless exercise of such Company Option to purchase Company Common Stock); (f) to the Company to cover Tax withholding obligations of Stockholder in connection with any exercise of Company Options, provided that the underlying Subject Securities shall continue to be subject to the restrictions on Transfer set forth in this Agreement; or (g) pursuant to the Company’s 10b5-1 Plan up to that number of Subject Securities as permitted to be sold under such 10b5-1 Plan; provided, however, that a Transfer referred to in clauses “(a)” through “(d)” of this sentence shall be permitted only if (A) all of the representations and warranties in this Agreement with respect to Stockholder would be true and correct upon such Transfer, (B) as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (C) such Transfer occurs no later than three (3) Business Days prior to the Expiration Date.

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SECTION 3.	VOTING OF COMPANY Common Stock

3.1 Voting Covenant. Without in any way limiting Stockholder’s right to (a) vote in his or her capacity as a director of the Company or (b) vote his or her Subject Securities in his or her sole discretion on any other matters not set forth in this Section 3 that may be submitted to a stockholder vote, consent or other approval, at any annual, special meeting of stockholders of the Company including the Company Stockholder Meeting, however called, including any adjournment or postponement thereof, during the Support Period, Stockholder hereby irrevocably and unconditionally agrees that, at any annual or special meeting of the stockholders of the Company, including the Company Stockholder Meeting, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, Stockholder shall, in each case to the fullest extent that such Subject Securities are entitled to be voted therein: (1) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (2) be present (in person or by proxy) and vote (or cause to be voted) or deliver (or cause to be delivered) a written consent with respect to all of the Subject Securities, and unless otherwise directed in writing by Parent:

(a) in favor of: (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof; (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger and any other matters necessary to effect the Merger; (iii) each of the other transactions contemplated by the Merger Agreement; and (iv) any other transaction pursuant to which Parent or any Subsidiary thereof proposes to acquire the Company in which the stockholders of the Company would receive aggregate consideration per share equal to or greater than the consideration to be received by stockholders of the Company in the Merger;

(b) against any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger or this Agreement, including (i) any other extraordinary corporate transaction, including any proposal of any Person (other than Parent and Merger Sub) to acquire the Company or all or substantially all of the assets thereof, (ii) any amendment to the certificate of incorporation or bylaws of the Company, (iii) any material change to the capitalization of the Company, (iv) any change in a majority of the directors of the Company Board and (v) any action, proposal, or agreement that would reasonably be expected to result in the any breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or this Agreement; and

(c) against any Alternative Transaction and any action in furtherance of any Alternative Transaction.

During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in a manner inconsistent with clauses “(a)”, “(b)” or “(c)” of this Section 3.1.

3.2 Further Assurances. Stockholder shall not, and shall not permit any of its Affiliates to, enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder.

SECTION 4.	WAIVER OF APPRAISAL RIGHTS

4.1 During the term of this Agreement, Stockholder hereby (a) irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Company Common Stock, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub or the Company or any of their respective successors that challenges the validity of or seeks to enjoin, any provision of this Agreement or alleges breach of any fiduciary duty of any Person in connection with the negotiation of and entry into the Merger Agreement.

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SECTION 5.	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to each of Parent and Merger Sub as follows:

5.1 Authorization, etc. Stockholder has the authority and legal capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction in which it was organized. If Stockholder is married, and any of the Subject Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent and Merger Sub, is enforceable against Stockholder’s spouse in accordance with its terms, except as enforcement thereof may be limited by (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (a) assuming the compliance of each of the Company, Parent and Merger Sub, with all applicable Antitrust Laws, conflict with or violate any Applicable Law applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound; (b) if Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Stockholder; or (c) result in or constitute (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected, except, in each case, for any conflict, violation, breach, default or right which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any filing with or notification of, nor any permit, authorization, consent or approval of, any Person, other than under any applicable Antitrust Laws or where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Assuming the compliance of each of the Company, Parent and Merger Sub with all applicable Antitrust Laws, no consent or notification of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement, or where the failure to obtain such consents or make such registrations, declarations or filings would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

5.3 Title to Company Common Stock; Full Disclosure. Stockholder Owns, free and clear of any Lien (other than Permitted Liens or Liens that would not adversely affect in any material respect the ability of Stockholder to perform Stockholder’s obligations hereunder), the Subject Securities set forth opposite Stockholder’s name on Exhibit A to this Agreement. Except as set forth in Exhibit A hereto, neither Stockholder nor any of its Affiliates hold or have any Ownership interest in any other Company Common Stock or any performance-based stock awards, restricted stock, restricted stock units, options (including any granted pursuant to the Company Stock Incentive Plans) or warrants to acquire Company Common Stock, or other rights or securities convertible into or exercisable or exchangeable for Common Stock, Preferred Stock or other Equity Securities of the Company.

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5.4 No Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder's properties or assets that would reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder.

5.5 Merger Agreement. Stockholder and its Representatives have reviewed and understand the terms of this Agreement and the Merger Agreement, and Stockholder has had the opportunity to consult with Stockholder’s counsel in connection with this Agreement.

5.6 Voting Power. Stockholder has full voting power with respect to all the Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all the Subject Securities. None of the Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder.

5.7 Reliance. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

SECTION 6.	COVENANTS OF STOCKHOLDER

6.1 Stockholder Information; Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in any other publicly filed documents relating to the Merger or the transactions contemplated hereby) of: (a) Stockholder’s identity; (b) Stockholder’s Ownership of the Subject Securities; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, (including filing this Agreement as an exhibit to any publicly filed documents relating to the Merger or the transactions contemplated hereby), and any other information that Parent, Merger Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or the transactions contemplated hereby. Stockholder further agrees, as promptly as practicable, to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

6.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall (at Parent’s sole expense) take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

6.3 Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificated or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize Parent to direct the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and Transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

6.4 Public Announcement. Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, issue any press release, public announcement or make any other public statement or communication with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as may be required by Applicable Law, provided that, to the extent feasible, Stockholder shall notify Parent in advance of any public statement it intends to make without Parent approval because disclosure is required by Applicable Law.

6.5 Waiver of Certain Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in, any class action with respect to any Action or claim, derivative or otherwise, against Parent, Merger Sub or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any Action or claim seeking to enjoin or delay the Expiration Date or the Closing) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

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6.6 No Solicitation.

(a) Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, (i) (A) solicit, initiate, or propose the making, submission or announcement of, or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than Parent or Merger Sub and their Representatives) that may be ongoing with respect to a proposal for an Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Company or its Subsidiaries (provided that Company shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an Alternative Transaction to the Company Board on a confidential nonpublic basis and solely to the extent the Company Board determines in good faith that the failure to do so would be a breach of the Company Board’s fiduciary duties under Applicable Law, so long as Company promptly (and in any event within twenty-four (24) hours) notifies Parent in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing..

(b) During the Support Period Stockholder shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing of any request for information, proposal or inquiry relating to an Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Stockholder shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Stockholder or any of its Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry. Notwithstanding the foregoing, Stockholder shall not be required to notify Parent of any discussions or negotiations to the extent the Company has notified Parent thereof.

SECTION 7.	MISCELLANEOUS

7.1 Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or (b) Stockholder shall become the Beneficial Owner of any additional Company Common Stock, then the terms of this Agreement shall apply to the Company Common Stock held by Stockholder immediately following the effectiveness of the events described in the aforementioned clause (a) or Stockholder becoming the Beneficial Owner thereof as described in the aforementioned clause (b), as though, in either case, they were Subject Securities hereunder. In the event that Stockholder shall become the Beneficial Owner of any other Equity Securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 3 hereof, then the terms of Section 3 hereof shall apply to such other securities as though they were Subject Securities hereunder.

7.2 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

7.3 Expenses. Except as provided in Section 6.2 hereof, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties):

if to Stockholder:

at the address set forth on the signature page hereof;

and if to Parent or Merger Sub (or following the Effective Time, the Company):

RadNet, Inc. 1510 Cotner Avenue Los Angeles, CA 90025 Attention: David J. Katz, EVP and Chief Legal Officer

with a copy (which shall not constitute notice) to: Perkins Coie LLP 1201 Third Ave Seattle, WA 98034 Attention: Andrew Moore David Martinez Email: AMoore@perkinscoie.com DMartinez@perkinscoie.com

7.5 Notification of Certain Matters. During the Support Period Stockholder shall promptly deliver to Parent written notice upon becoming aware of (a) any injunction, writ or Order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (b) any Action pending or threatened with respect to the transactions contemplated hereby, in each such case if and only to the extent that such injunction, writ, Order or Action would cause any of the conditions set forth in Article VIII of the Merger Agreement not to be satisfied at such time.

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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7.7 Entire Agreement; Counterparts. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.8 Assignment; Binding Effect. No party may assign (by merger, operation of law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, that each of Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of Stockholder; provided, however, that no such assignment shall release Parent or Merger Sub of any of its obligations under this Agreement or enlarge any obligation of Stockholder hereunder. Any purported assignment in violation of this Agreement will be void ab initio.

7.9 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

7.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.10(c), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.10(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties); and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.4. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.10(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.10(b) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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7.11 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12 Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall be revoked, become null and void on and have no further effect as of the earlier of (a) the Expiration Date or (b) such time as shall be mutually agreed in writing by Parent and Stockholder. If (1) any change, waiver or amendment to the terms of the Merger Agreement is made without the prior written consent of Stockholder that (i) reduces the Merger Consideration or any consideration otherwise payable with respect to the Eligible Company Options beneficially owned by Stockholder, (ii) imposes any restriction on Stockholder’s right to receive the Merger Consideration or changes the timing of or the form of consideration payable in the Merger or any consideration otherwise payable with respect to any share of Company Common Stock beneficially owned by Stockholder or (iii) otherwise materially amends the Merger Agreement in a manner adverse to the stockholders of the Company; or (2) the Outside Date, is extended without the prior written consent of Stockholder, then in each case of the foregoing subsections (1) or (2), all obligations of the Stockholder with respect to Sections 2 and 3 hereof shall automatically terminate as of the occurrence of such event. Nothing in this Section 7.12 shall relieve any party from any liability for any Willful Breach of this Agreement occurring prior to the termination of this Agreement and the provisions of this Section 7 (other than Section 7.1) shall survive any termination of this Agreement. For the avoidance of doubt, the representations and warranties herein shall not survive the termination of this Agreement.

7.13 Directors and Officers. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s Representatives who is an officer or member of the Company Board from taking any action (or failure to act) in his or her capacity as an officer or member of the Company Board or from taking any action with respect to any Alternative Transaction solely in his or her capacity as such an officer or director or in the exercise of his or her fiduciary duties in his or her capacity as director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) Unless otherwise indicated all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement, as applicable.

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(e) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to effect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f) References to “$” refer to United States dollars unless otherwise noted.

7.15 No Ownership Interest. All rights, Ownership and economic benefits of and relating to the Subject Securities at a given time shall remain vested in and belong to Stockholder as of such time, and neither Parent nor Merger Sub shall have any authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities, except as otherwise specifically provided herein.

7.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

7.17 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, (i) in the case of an amendment, by each of (x) Parent and Merger Sub, on the one hand, and (y) Stockholder, on the other hand, or (ii) in the case of a waiver, by each party against whom such waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

[Remainder of page intentionally left blank]

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In Witness Whereof, each of Parent, Merger Sub and Stockholder has caused this Voting and Support Agreement to be executed as of the date first written above.

RADNET, INC.

By:
Name:
TItle:

TRIO MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

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In Witness Whereof, each of Parent, Merger Sub and Stockholder has caused this Voting and Support Agreement to be executed as of the date first written above.

STOCKHOLDER

Signature

Printed Name

Address:

Email:

[Signature Page to Voting and Support Agreement]

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Exhibit A

Subject Securities and Company Options

Stockholder: ___________________________	Total Number of Subject Securities (by type)
Company Common Stock
Company Options

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Law, Certificate of Incorporation, and Bylaws

The following provisions of Delaware law and RadNet’s Certificate of Incorporation and Bylaws govern the indemnification of RadNet’s directors and officers.

Section 145 of the DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation, or other person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, any such person we refer to as an indemnitee, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that the indemnitee is or was serving the corporation or another entity at the direction of the corporation, provided that the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by the indemnitee in connection with the defense or settlement of such an action or suit if the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if the indemnitee is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines that the indemnitee is fairly and reasonably entitled to indemnity for his or her expenses despite the adjudication of liability.

Section 145(g) of the DGCL also provides that a corporation may maintain insurance against liabilities even if the corporation would lack the power under the DGCL to indemnify against those liabilities.

Article Ninth of RadNet’s Certificate of Incorporation provides that a director is not liable to RadNet or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. It further obligates RadNet, with respect to its officers and directors, and permits RadNet, with respect to its employees and agents, to indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of RadNet, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that the person is or was a director or officer, or employee or agent, as the case may be, of RadNet, or is or was serving at the request of RadNet as a director or officer, or employee or agent, as the case may be, of another corporation or entity. RadNet may advance the expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding prior to its final disposition upon receipt of an undertaking by the recipient to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified as authorized by the DGCL and RadNet’s Certificate of Incorporation. To the fullest extent permitted by the DGCL, the indemnification provided in the certificate of incorporation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, RadNet may pay any of these expenses in advance of the final disposition of such action, suit or proceeding.

Except as described in this paragraph, Article VII of RadNet’s Bylaws contains provisions substantially similar to Article Ninth of RadNet’s Certificate of Incorporation. In addition, RadNet’s Bylaws obligate RadNet to indemnify each of its officers, directors, employees and agents in any action, suit or proceeding referred to above to the extent that person has been successful on the merits in defense thereof, or in defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. RadNet’s Bylaws obligate RadNet to advance expenses to its officers and directors, and require an undertaking to repay expenses under the specified conditions if required by applicable law.

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General

RadNet also maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any of RadNet’s officers or directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. RadNet pays the premiums for this insurance.

RadNet has also entered into separate indemnification agreements with its officers and directors, which indemnify the officer or director against all liabilities relating to his or her position as an officer or director of RadNet, or as an employee, agent, officer or director of any other entity if the officer or director is serving in that capacity at RadNet’s request, to the fullest extent permitted under applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to RadNet’s directors, officers or controlling persons pursuant to the foregoing provisions, RadNet has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of April 15, 2025, by and among RadNet, Inc., Trio Merger Sub, Inc. and iCAD, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement).

3.1	Certificate of Incorporation of RadNet, Inc. (incorporated by reference to Exhibit 3.1 to RadNet, Inc.’s Current Report on Form 8-K, filed on September 4, 2008).

3.2	Certificate of Amendment to Certificate of Incorporation of RadNet, Inc., dated September 2, 2008 (incorporated by reference to Exhibit 3.2 to RadNet, Inc.’s Current Report on Form 8-K, filed on September 4, 2008).

3.3	Amended and Restated Bylaws of RadNet, Inc. (incorporated by reference to Exhibit 3.1 to RadNet, Inc.’s Current Report on Form 8-K, filed on February 6, 2020).

5.1**	Opinion of Perkins Coie LLP.

8.1	Opinion of Dentons US LLP, regarding certain U.S. federal income tax matters.

10.1	Form of Voting and Support Agreement (included as Annex C to the proxy statement/prospectus that forms as part of this Registration Statement.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to RadNet, Inc.’s Current Report on Form 8-K, filed March 3, 2025).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of RadNet, Inc.

23.2	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm of iCAD, Inc.

23.3**	Consent of Perkins Coie LLP (included in Exhibit 5.1).

23.4	Consent of Dentons US LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (included in the signature page to this Registration Statement).

99.1	Form of Proxy Card of iCAD, Inc.

99.2	Consent of Piper Sandler & Co.

107**	Filing Fee Table.

*	The annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. RadNet agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request; provided, that RadNet may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any annexes, schedules or exhibits so furnished.
**	Previously filed.

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ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 19, 2025.

RADNET, INC.

By:	/s/ HOWARD G. BERGER, M.D.
Name: Howard G. Berger, M.D.
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below, on May 19, 2025.

Name	Title

/s/ Howard G. Berger, M.D.	President, Chief Executive Officer and Director
Howard G. Berger, M.D.	(Principal Executive Officer)

*	Director
Gregory E. Spurlock

*	Director
Alma Gregory Sorensen

*	Director
David L. Swartz

*	Director
Lawrence L. Levitt

*	Director
Laura P. Jacobs

*	Chief Financial Officer
Mark D. Stolper	(Principal Financial Officer and Principal Accounting Officer)

*By: /s/ Howard G. Berger, M.D.
Howard G. Berger, M.D.
Attorney-in-Fact

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